As filed with the Securities and Exchange Commission on August 11, 2014

Registration No. 333-197059

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LIBERTY GLOBAL PLC

(Exact name of registrant as specified in its charter)

England and Wales	4841	98-1112770
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

38 Hans Crescent
12300 Liberty Boulevard	London SW1X 0LZ
Englewood, CO 80112	United Kingdom
(303) 220-6600	+44.20.7190.6449

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Bryan H. Hall

Executive Vice President

Liberty Global plc

38 Hans Crescent

London SW1X 0LZ

United Kingdom

+44.20.7190.6449

(Name, address, including zip code, and telephone number including area code, of agent for service)

with a copy to:
Robert W. Murray Jr., Esq. Baker Botts L.L.P. 30 Rockefeller Plaza New York, New York 10112 (212) 408-2500	Tim M.S. Stevens, Advocaat Allen & Overy LLP Apollolaan 15, 1077 AB Amsterdam The Netherlands +31 20 674 1000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.   ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)   ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)   ☒

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus/offer to exchange may be changed. Neither Liberty Global plc nor the Offeror may complete the offer to exchange and issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus/offer to exchange is not an offer to sell these securities and neither Liberty Global plc nor the Offeror is soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

Subject to completion, dated August 11, 2014

Offer to Exchange

Each Outstanding Ordinary Share

of

Ziggo N.V.

by

LGE HoldCo VII B.V.

LGE HoldCo VII B.V. (the Offeror), a private limited liability company incorporated under the laws of the Netherlands and an indirect wholly-owned subsidiary of Liberty Global plc (Liberty Global), is offering to exchange (the Offer) cash and Liberty Global’s class A ordinary shares, nominal value $0.01 per share (Liberty Global A Shares), and Liberty Global’s class C ordinary shares, nominal value $0.01 per share (Liberty Global C Shares), for all issued and outstanding ordinary shares, nominal value €1.00 per share (Ziggo ordinary shares), of Ziggo N.V. (Ziggo), a public limited liability company incorporated under the laws of the Netherlands, not owned by the Offeror or its affiliates or to which the Offeror is entitled (gekocht maar niet geleverd) at the Acceptance Closing Date (as defined below). In this prospectus/offer to exchange, we refer to holders of Ziggo ordinary shares as Ziggo shareholders.

On January 27, 2014, the Offeror, Ziggo and Liberty Global entered into an agreement called a merger protocol, which sets forth the rights and obligations of the parties with respect to the Offer and Liberty Global’s intention to acquire all of the outstanding Ziggo ordinary shares. As of the date of this prospectus/offer to exchange, Liberty Global owns 28.5% of the issued and outstanding Ziggo ordinary shares.

The Offeror is offering to exchange for each Ziggo ordinary share that is validly tendered and not properly withdrawn:

•	0.2282 of a Liberty Global A Share;

•	0.5630 of a Liberty Global C Share; and

•	€11.00 in cash (without interest),

subject to the terms and conditions of this prospectus/offer to exchange. In this prospectus/offer to exchange, we refer to the 0.2282 of a Liberty Global A Share and 0.5630 of a Liberty Global C Share as the Share Consideration and the €11.00 cash (without interest) as the Cash Consideration. Together, they constitute the Offer Consideration.

No fractional Liberty Global A Share or Liberty Global C Share will be delivered in connection with the Offer. Instead, each Ziggo shareholder who participates in the Offer that would otherwise be entitled to a fraction of a Liberty Global A Share or Liberty Global C Share will receive instead cash in an amount equal to his or her pro rata share of the net proceeds from a sale by the Exchange Agent in the public market of the aggregate fractional Liberty Global A Shares and Liberty Global C Shares, as applicable, otherwise deliverable in the Offer.

The Offer commenced at 9:00 a.m., Central European Time, on July 2, 2014 and will, unless extended, expire at 5:40 p.m., Central European Time, on September 10, 2014 (such date, the Initial Acceptance Closing Date, and the final such date (as it may be extended), the Acceptance Closing Date). Ziggo ordinary shares tendered into the Offer may be withdrawn at any time prior to the Acceptance Closing Date. See “The Offer—Withdrawal Rights.” Subject to the satisfaction or, to the extent permissible, waiver of the conditions to the Offer contained in the merger protocol and described in this prospectus/offer to exchange, the Offer will be declared unconditional within three Dutch business days after the Offer expires. Once the Offer has been declared unconditional, the Offeror’s obligation to accept and pay for all shares tendered becomes irrevocable. The Offeror will pay for the Ziggo ordinary shares tendered into the Offer no later than five Dutch business days after the Offer is declared unconditional.

The Offeror’s obligation to declare the Offer unconditional is subject to a number of conditions, including that the total number of Ziggo ordinary shares tendered into the Offer meets a minimum 95% Acceptance Level (as defined herein) which will be reduced to an 80% Acceptance Level if the Asset Sale and Liquidation Resolutions (as defined herein) are adopted at the extraordinary general meeting of Ziggo shareholders referred to below and remain in full force and effect. The Offeror and Ziggo each reserve the right to waive certain conditions to the Offer to the extent permitted by law and the terms of the merger protocol. We describe the conditions to the Offer in the section entitled “The Merger Protocol—Conditions to the Offer.”

Ziggo will hold an extraordinary general meeting of shareholders (the EGM) on August 26, 2014 at 10:00 a.m., Central European Time, at the Ziggo Dome, located at De Passage 100, 1101AX, Amsterdam, the Netherlands, to, among other things, discuss the Offer and vote on the Asset Sale and Liquidation Resolutions, as required by section 18(1) of the Dutch Decree on Public Takeover Bids (Besluit openbare biedingen Wft) (the Decree).

The Liberty Global A Shares and Liberty Global C Shares are listed on the NASDAQ Global Select Market (NASDAQ) under the trading symbols “LBTYA” and “LBTYK.” On August 8, 2014, the closing prices of LBTYA and LBTYK were $41.56 per share and $40.24 per share, respectively. Ziggo ordinary shares are listed on Euronext Amsterdam in Amsterdam, the Netherlands (Euronext Amsterdam), under the trading symbol “ZIGGO.” Ziggo shareholders are urged to obtain current market quotations for the Liberty Global A Shares, Liberty Global C Shares and Ziggo ordinary shares.

On August 8, 2014, the Noon Buying Rate in New York City for cable transfers in Euros as certified for customs purposes by the Federal Reserve Bank of New York was $1.34 per euro.

FOR A DISCUSSION OF RISKS AND OTHER FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH THE OFFER, PLEASE CAREFULLY READ THE SECTION OF THIS PROSPECTUS/OFFER TO EXCHANGE ENTITLED “RISK FACTORS” BEGINNING ON PAGE 31.

This prospectus/offer to exchange is not a “prospectus” as referred to in article 5:2 of the Dutch Act on Financial Supervision (Wet op het financieel toezicht, the Wft). The Netherlands Authority for the Financial Markets (Autoriteit Financiële Markten), or the AFM, has approved an offer memorandum (biedingsbericht) (the Dutch Offer Memorandum) containing the information required by section 5:76 of the Wft in conjunction with section 8 paragraph 1 of the Decree in connection with the Offer, including information equivalent to that of a prospectus in order to meet the criteria as laid down in Article 4 of European Union (E.U.) Directive 2003/71/EC as amended (the Prospectus Directive) and has been prepared in accordance with Chapter 5.1 of the Wft and the rules promulgated thereunder. However, this prospectus/offer to exchange has not been reviewed or approved by the AFM.

This prospectus/offer to exchange amends and supersedes information included in the prospectus/offer to exchange we filed with the U.S. Securities and Exchange Commission (SEC) on June 27, 2014, which we refer to as the original prospectus/offer to exchange, as amended by the prospectus/offer to exchange we filed with the SEC on July 24, 2014.

Neither the SEC nor any state securities commission has approved or disapproved of the Offer or the Share Consideration to be issued in the Offer or determined whether this prospectus/offer to exchange is truthful or complete. Any representation to the contrary is a criminal offense.

The Offer is being made for the securities of a foreign company organized in the Netherlands. The Offer is subject to disclosure and procedural requirements of the Netherlands that are different from those of the United States.

You should be aware that the Offeror and Liberty Global may purchase securities of Ziggo otherwise than under the Offer, such as in open market or privately negotiated transactions. Any such purchases will be made outside the United States, and the Offeror will increase the cash portion of the Offer Consideration to the extent the price paid for such securities is in excess of the value of the Offer Consideration as determined under Dutch law.

THIS PROSPECTUS/OFFER TO EXCHANGE IS NOT AN OFFER TO SELL SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY SECURITIES, NOR SHALL THERE BE ANY SALE OR PURCHASE OF SECURITIES PURSUANT HERETO, IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED OR WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE LAWS OF ANY SUCH JURISDICTION. IF YOU ARE IN ANY DOUBT AS TO YOUR ELIGIBILITY TO PARTICIPATE IN THE OFFER, YOU SHOULD CONTACT YOUR PROFESSIONAL ADVISOR IMMEDIATELY.

The date of this prospectus/offer to exchange is [—], 2014.

i

THIS PROSPECTUS/OFFER TO EXCHANGE INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT LIBERTY GLOBAL FROM DOCUMENTS FILED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION, OR THE SEC, THAT HAVE NOT BEEN INCLUDED IN OR DELIVERED WITH THIS PROSPECTUS/OFFER TO EXCHANGE. THIS INFORMATION IS AVAILABLE AT THE INTERNET WEB SITE THE SEC MAINTAINS AT WWW.SEC.GOV, AS WELL AS FROM OTHER SOURCES. PLEASE SEE THE SECTION OF THIS PROSPECTUS/OFFER TO EXCHANGE ENTITLED “WHERE YOU CAN FIND MORE INFORMATION.” YOU ALSO MAY REQUEST COPIES OF THESE DOCUMENTS, WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST TO THE INFORMATION AGENT AT ITS ADDRESS OR TELEPHONE NUMBER SET FORTH ON THE BACK COVER OF THIS PROSPECTUS/OFFER TO EXCHANGE. IN ORDER TO RECEIVE TIMELY DELIVERY OF THE DOCUMENTS, YOU MUST MAKE YOUR REQUEST NO LATER THAN FIVE BUSINESS DAYS PRIOR TO THE ACCEPTANCE CLOSING DATE.

The Offer is being made for the equity securities of a Dutch foreign private issuer in compliance with applicable U.S. tender/exchange offer rules and federal securities laws, and is subject to disclosure and procedural requirements in the Netherlands. These procedural requirements, including with respect to withdrawal rights, waiver of the minimum tender condition, offer timetable, settlement procedures and timing of payments, are different from those applicable to a U.S. exchange offer for equity securities of a U.S. registrant.

The Offeror and Liberty Global have also prepared the Dutch Offer Memorandum, which has been made publicly available in the Netherlands. Under Dutch securities laws, we are required to make an offering memorandum publicly available in the Netherlands that contains information about the Offeror, Liberty Global and Ziggo and the terms of the Offer and which complies with Dutch disclosure and procedural requirements. A copy of the Dutch Offer Memorandum is available, free of charge, upon written or oral request to the Information Agent at its address or telephone number set forth on the back cover of this prospectus/offer to exchange. A copy of the Dutch Offer Memorandum is also available on the website of Liberty Global at http://www.libertyglobal.com/ir-ziggo-offer.html. Information contained on Liberty Global’s website is not incorporated by reference in this prospectus/offer to exchange.

To the extent permissible under applicable law, the Offeror, Liberty Global or its affiliates may from time to time, and other than pursuant to the Offer, purchase or arrange to purchase in open market or privately negotiated transactions Ziggo ordinary shares that are the subject of the Offer or any securities that are convertible into or exchangeable or exercisable for such shares. Any such purchases will be made outside the United States. To the extent information about such purchases is made public in the Netherlands, such information will be disclosed by means of a press release or other means reasonably calculated to inform U.S. shareholders of Ziggo of such information. If the amount paid for Ziggo ordinary shares outside the Offer during the Offer Period or the Post-Closing Acceptance Period exceeds the Offer Consideration, the Offeror will increase the cash portion of the Offer Consideration by the amount of the excess, announce the increase to the Offer Consideration by means of a press release and otherwise comply with applicable U.S. and Dutch law. The determination of whether any such purchases or arrangements to purchase require an increase to the Offer Consideration will be made in compliance with U.S. and Dutch law. In addition, the Exchange Agent and the financial advisors to the Offeror and Liberty Global may engage in ordinary course trading activities in securities of Ziggo, which may include purchases or arrangements to purchase such securities.

CURRENCIES

In this prospectus/offer to exchange, unless otherwise specified or the context otherwise requires:

•	“U.S. dollars,” “USD,” “dollars” or “$” each refer to the lawful currency of the United States; and

•	“euro,” “EUR” or “€” each refer to the single currency of the participating Member States of the European Community’s Economic and Monetary Union.

We publish our financial statements in U.S. dollars. Certain Liberty Global financial information included in this prospectus/offer to exchange has been translated using company-specific exchange rates. In preparing its financial statements, Liberty Global translated the results of operations of its foreign subsidiaries into U.S. dollars using average exchange rates during each period presented. Balance sheet accounts have been translated into U.S. dollars using exchange rates at the end of each period presented. We are not making any representation to you regarding those translated amounts. Please see the section of this prospectus/offer to exchange entitled “Exchange Rate Information” for additional information regarding exchange rates between the euro and the U.S. dollar.

QUESTIONS AND ANSWERS ABOUT THE OFFER

This section includes some of the questions that you, as a Ziggo shareholder, may have regarding the Offer, along with answers to those questions. This section and the one that follows together provide a summary of the material terms of the Offer. These sections highlight selected information from this prospectus/offer to exchange, but do not contain all of the information that may be important to you. To better understand the Offer, you should read this entire prospectus/offer to exchange, including Annex A, carefully as well as the documents incorporated by reference or referred to in this prospectus/offer to exchange. You may obtain the documents incorporated by reference into this prospectus/offer to exchange by following the instructions in the section entitled “Incorporation by Reference.”

The Offeror is a private limited liability company organized under the laws of the Netherlands and an indirect wholly-owned subsidiary of Liberty Global. Liberty Global is a public limited company organized under the laws of England and Wales. As a result of a series of mergers that were completed on June 7, 2013, Liberty Global became the publicly-held parent company of the successors by merger of Liberty Global, Inc. (the predecessor to Liberty Global) and Virgin Media Inc. (Virgin Media). In this prospectus/offer to exchange, the terms “we,” “our,” “our company” and “us” may refer, as the context requires, to the Offeror or its parent Liberty Global (or its predecessor) or collectively to Liberty Global (or its predecessor) and its subsidiaries. References in this prospectus/offer to exchange to Dutch business days means any day other than a Saturday or Sunday on which banks, Euronext Amsterdam and NASDAQ are generally open in the Netherlands and in the United States for normal business.

Q:	What are the Offeror, Liberty Global and Ziggo proposing?

A:	The Offeror, Liberty Global, and Ziggo have entered into an agreement called a merger protocol, pursuant to which the Offeror is making the Offer. Pursuant to the Offer, we are offering to exchange cash and Liberty Global A Shares and Liberty Global C Shares for all issued and outstanding Ziggo ordinary shares, except for those already owned by the Offeror or its affiliates or to which the Offeror or its affiliates are entitled (gekocht maar niet geleverd) at the Acceptance Closing Date. When we refer to Ziggo ordinary shares to which the Offeror or its affiliates are entitled (gekocht maar nog niet geleverd), we are referring to Ziggo ordinary shares which have been purchased outside the Offer and which, as of the date of determination, have not yet been delivered. The merger protocol provides for, among other things, the terms and conditions of the Offer. A copy of the merger protocol is attached to this prospectus/offer to exchange as Annex A. Liberty Global has guaranteed the payment and performance when due of all amounts payable by and obligations of the Offeror under the merger protocol, including payment of the Offer Consideration.

Q:	Why is the Offeror making the Offer?

A:	The Offeror is making the Offer in order to acquire all of Ziggo. We believe combining the operations of Ziggo with Liberty Global’s Dutch subsidiary UPC Nederland B.V. (the Liberty Global Dutch Business) will result in a strategic combination (the Joint Dutch Operations) that will provide approximately 10 million video, broadband internet and fixed-line telephony services to over four million unique customers in the Netherlands through a fibre-rich cable network. We expect the Joint Dutch Operations to be a leading provider of communication services across the Netherlands. See “Background and Reasons for the Offer.”

Q:	What will Ziggo shareholders receive pursuant to the Offer in exchange for their Ziggo ordinary shares?

A:	In the Offer, Ziggo shareholders will receive the Offer Consideration for each Ziggo ordinary share held by them, which consists of:

•	0.2282 of a Liberty Global A Share;

•	0.5630 of a Liberty Global C Share; and

•	€11.00 per share in cash (without interest),

subject to the terms and conditions of the Offer set forth in this prospectus/offer to exchange. See “The Offer—Offer Conditions.” The Offer Consideration is subject to adjustment for any dividends or distributions made by Liberty Global in respect of the Liberty Global A Shares or Liberty Global C Shares or by Ziggo in respect of the Ziggo ordinary shares.

On March 3, 2014, Liberty Global effected a share split in the form of a dividend, which constitutes a bonus issue under Liberty Global’s articles of association and English law, to all holders of each class of its outstanding ordinary shares, consisting of one Liberty Global C Share for each Liberty Global A Share, Liberty Global class B ordinary share, nominal value $0.01 per share (Liberty Global B Shares), and Liberty Global C Share owned on the record date of February 14, 2014 (the 2014 C Share Dividend). In accordance with the terms of the merger protocol, the Share Consideration referred to above has been adjusted to take into account this dividend by increasing the fraction of a Liberty Global C Share included in the Share Consideration from the initial 0.1674 of a share included in the merger protocol to 0.5630 of a share.

Q:	How do I tender my Ziggo ordinary shares under the Offer?

A:	Ziggo shareholders must tender their Ziggo ordinary shares under the Offer through a bank, broker or other financial intermediary that is either a member of Euronext Amsterdam (an Admitted Institution) (aangesloten instellingen) or holds shares through an institution that is an Admitted Institution. Ziggo shareholders must make their acceptance of the Offer known to the Exchange Agent through their bank, broker or other financial intermediary by no later than 5:40 p.m., Central European time, on September 10, 2014 (the Initial Acceptance Closing Date), unless the Offer Period is extended. Your bank, broker or other financial intermediary may set an earlier deadline for you to communicate your acceptance to it so that it may, in turn, communicate your acceptance to the Exchange Agent in a timely manner. Accordingly, you should contact your bank, broker or other financial intermediary to obtain information about the deadline by which you must communicate your acceptance of the Offer to them, as such deadline may differ from the deadline set forth in this prospectus/offer to exchange. See “The Offer—Acceptance by Ziggo Shareholders.”

Q:	If I have previously tendered my Ziggo ordinary shares in the Offer, do I need to take any action?

A:	No. If you have already validly accepted the Offer prior to the date of this prospectus/offer to exchange, you do not have to take any further action.

Q:	Will Ziggo shareholders have to pay any fees or commissions if they participate in the Offer?

A:	No costs will be charged by the Offeror to Ziggo shareholders or any Admitted Institution in connection with the delivery of and payment for Ziggo ordinary shares tendered in the Offer. However, the Admitted Institution that tenders your Ziggo ordinary shares in the Offer on your behalf may charge you a fee for doing so. You should consult your bank, broker, or other financial intermediary to determine whether any charges will apply.

Q:	If Ziggo pays any dividend or other distribution in respect of the Ziggo ordinary shares, will there be an adjustment to the Offer Consideration?

A:	Ziggo has agreed in the merger protocol not to pay any dividend or other distributions in respect of the Ziggo ordinary shares until the earlier of the payment of the Offer Consideration to those Ziggo shareholders who tender their Ziggo ordinary shares in the Offer (Settlement and the date of such payment, the Settlement Date) or April 27, 2015 (the date that is 15 months after the date of the merger protocol) (the Long Stop Date). However, if Ziggo does not comply with this obligation, the Offeror may, in addition to other remedies available to it, reduce the Cash Consideration by the per share amount of such dividend or distribution paid to Ziggo shareholders.

Q:	Have the Ziggo management and supervisory boards approved the Offer?

A:

Yes. The Ziggo management and supervisory boards (the Ziggo Boards) unanimously support and recommend the Offer, recommend that you tender your Ziggo ordinary shares into the Offer and recommend that you vote in favor of all resolutions relating to the Offer at the EGM. See “Background and

Reasons for the Offer” and “The Merger Protocol—Approval and Recommendation of each of the Ziggo Boards.” The recommendation of the Ziggo Boards is contained in a Position Statement of Ziggo (the Position Statement), which has been published by Ziggo in the Netherlands for the sole purpose of providing information to Ziggo shareholders regarding the Offer pursuant to Article 18 of the Dutch Public Takeover Offer Decree (Besluit openbare biedingen Wft) (the Decree).

Q:	Why should I tender my shares?

A:	The Offeror believes the Offer represents an attractive opportunity for Ziggo shareholders. As of the date the merger protocol was entered into on January 27, 2014, the Offer represented:

•	a premium of 22% to the closing price per Ziggo ordinary share of €29.24 on October 15, 2013, the day before Ziggo first publicly announced it had received a preliminary proposal regarding a potential offer from Liberty Global;

•	a premium of 47% to the “unaffected” closing price of Ziggo ordinary shares of €24.30 on March 27, 2013, the day before Liberty Global acquired its initial 12.65% stake in Ziggo; and

•	a premium of 38% to the closing price per Ziggo ordinary share of €25.85 on March 18, 2013, the day before two private equity shareholders, who were majority shareholders, sold their Ziggo ordinary shares.

The above premiums are based on the volume weighted average closing price of a Liberty Global A Share and a Liberty Global C Share over the 10 trading day period ending January 24, 2014 (the last trading day before the execution of the merger protocol), implying an Offer Consideration of €35.74 per Ziggo ordinary share. Ziggo shareholders are urged to obtain current market quotations for the Liberty Global A Shares, Liberty Global C Shares and Ziggo ordinary shares.

Q:	Is the financial condition of Liberty Global relevant to my decision to tender into the Offer and does the Offeror have the financial resources to make the payment in respect of the Cash Consideration?

A:	Yes, because Ziggo ordinary shares accepted in the Offer will be partially exchanged for Liberty Global A Shares and Liberty Global C Shares, you should consider Liberty Global’s financial condition before you decide to tender your Ziggo ordinary shares in the Offer. In considering Liberty Global’s financial condition, you should review carefully the information in this prospectus/offer to exchange and the documents incorporated by reference herein because they contain detailed business, financial and other information about Liberty Global. The Offer is not subject to any financing condition. The Offeror will finance the maximum total amount of the Cash Consideration of approximately €1,600,000,000 (and, if the Ziggo ordinary shares pledged under the Ziggo Collar (as defined and described below) are borrowed by the counterparty and tendered under the Offer rather than returned to Liberty Global, an additional amount of approximately €220,000,000) through cash on hand and a debt financing and has, subject to customary conditions, secured fully committed acquisition debt financing from a syndicate of banks. The Offeror has no reason to believe that the conditions to its debt financing will not be satisfied on or prior to the Settlement Date. See “Where You Can Find More Information,” “Incorporation by Reference,” and “The Offer—Financing.”

Q:	Will Ziggo hold a meeting of shareholders to discuss the Offer?

A:	Yes. Ziggo will hold the EGM on August 26, 2014, at 10:00 a.m., Central European Time, at the Ziggo Dome, located at De Passage 100, 1101AX, Amsterdam, the Netherlands, to, among other things, discuss the Offer and vote, subject to the Offer being declared unconditional and effective as of the Settlement Date, on the Asset Sale and Liquidation Resolutions as required by section 18(1) of the Decree. See “Merger Protocol—Extraordinary Shareholders Meeting” and “Ziggo Extraordinary General Meeting.”

Q:	How long will it take to complete the Offer?

A:	The Offer Period commenced at 9:00 a.m., Central European Time, on July 2, 2014 and is scheduled to expire at 5:40 p.m., Central European Time, on September 10, 2014, unless extended (the last day of the Offer, as it may be extended, is referred to herein as the Acceptance Closing Date). Admitted Institutions may set an earlier deadline for Ziggo shareholders to accept the Offer and tender their Ziggo ordinary shares in order for such acceptances to be communicated to the Exchange Agent in a timely manner. Accordingly, Ziggo shareholders whose Ziggo ordinary shares are held, directly or indirectly, through an Admitted Institution should comply with the deadline communicated by them, as such deadline may differ from the deadline set forth in this prospectus/offering to exchange.

Subject to the satisfaction or, to the extent permissible, waiver of the conditions to the Offer contained in the merger protocol and described in this prospectus/offer to exchange, the Offer will be declared unconditional within three Dutch business days after the Acceptance Closing Date. Once the Offer has been declared unconditional, the Offeror’s obligation to accept and pay for all shares tendered becomes irrevocable. The Offeror will pay for the Ziggo ordinary shares tendered into the Offer on the Settlement Date, which will be no later than five Dutch business days after the Offer is declared unconditional. See “The Offer—Offer Period.”

Q:	What are the conditions to the Offer?

A:	There are a number of conditions (the Offer Conditions) that must be satisfied or, where permissible, waived before the Offeror will be obligated to pay for the Ziggo ordinary shares tendered into the Offer, including the following:

•	the number of Ziggo ordinary shares validly tendered into the Offer and not properly withdrawn, together with the number of Ziggo ordinary shares owned, directly or indirectly, or which have been committed in writing to the Offeror or its affiliates or to which the Offeror is entitled (gekocht maar niet geleverd) (the Acceptance Level), represents at least 95% of all Ziggo ordinary shares issued and outstanding as of the Acceptance Closing Date (geplaatst en uitstaand kapitaal) (excluding shares held by Ziggo), on a fully-diluted basis, which will be reduced to 80% if the Asset Sale and Liquidation Resolutions Condition (as defined below) has been met (the Minimum Acceptance Level Condition);

•	resolutions relating to the Asset Sale and Liquidation (the Asset Sale and Liquidation Resolutions) have been adopted at the EGM and are in full force and effect (the Asset Sale and Liquidation Resolutions Condition);

•	competition clearance has been obtained from the European Commission;

•	neither of the Ziggo Boards has revoked, modified, amended or qualified its recommendation in favor of the Offer, and neither of the Ziggo Boards has taken or authorized any action that prejudices or frustrates the Offer;

•	the Registration Statement on Form S-4 of which this prospectus/offer to exchange forms a part has been declared effective by the SEC under the Securities Act of 1933, as amended (the Securities Act), no stop order suspending the effectiveness of such registration statement has been issued and no proceedings for that purpose have been initiated; and

•	the Liberty Global A Shares and Liberty Global C Shares to be issued as part of the Share Consideration have been approved for listing on NASDAQ.

See “The Merger Protocol—Conditions to the Offer” for information regarding all of the conditions to the Offeror’s obligation to pay for Ziggo ordinary shares tendered into the Offer and which conditions may be waived by the Offeror. As of the date of this prospectus/offer to exchange, the Offeror and Liberty Global own 28.5% of the issued and outstanding Ziggo ordinary shares.

Q:	What will happen if the Offer Conditions are not satisfied?

A:	Generally, if any of the Offer Conditions are not satisfied on or before the Acceptance Closing Date, the Offeror is not obligated to declare the Offer unconditional, which is required for the Offer to be completed. There is one exception, in which case the merger protocol provides for an automatic waiver of the applicable condition: the Asset Sale and Liquidation Resolutions Condition will be waived if the Acceptance Level on the Acceptance Closing Date represents at least 95% of all Ziggo ordinary shares issued and outstanding as of that date (geplaatst en uitstaand kapitaal) (excluding shares held by Ziggo), on a fully-diluted basis. See “The Merger Protocol—Conditions to the Offer.” If the Offer is not completed a termination fee could become payable by either Ziggo or the Offeror. See “The Merger Protocol—Termination Fee and Reverse Termination Fee.”

Q:	How will I be notified if the Offer is declared unconditional, and what is the Post-Closing Acceptance Period?

A:	If the Offeror declares the Offer unconditional, a public announcement will be made no later than three Dutch business days following the Acceptance Closing Date. Within three Dutch business days after declaring the Offer unconditional, we will publicly announce a subsequent offering period (a Post-Closing Acceptance Period) of at least three business days and no more than two weeks. During this period, the Offeror will accept for payment all Ziggo ordinary shares validly tendered by Ziggo shareholders who did not tender their shares during the Offer Period, and shall pay for such tendered shares promptly and in any event within three Dutch business days of the shares being tendered. The Offer Consideration paid during the Post-Closing Acceptance Period will be the same as that paid during the Offer Period. See “The Offer—Post-Closing Acceptance Period.”

Q:	What will happen if the Offeror acquires at least 95% of the outstanding Ziggo ordinary shares?

A:	If, on the Acceptance Closing Date, the Acceptance Level represents at least 95% of all Ziggo ordinary shares issued and outstanding as of that date (geplaatst en uitstaand kapitaal) (excluding shares held by Ziggo), on a fully-diluted basis, and all other Offer Conditions have been satisfied or waived, the Offeror will declare the Offer unconditional. If, following the Settlement Date and the Post-Closing Acceptance Period, the Offeror and its affiliates hold at least 95% of the Ziggo ordinary shares, the Offeror has agreed with Ziggo under the merger protocol that it will acquire the remaining Ziggo ordinary shares not tendered by means of a statutory buy-out procedure (uitkoopprocedure) (a Statutory Buy-Out) in accordance with section 2:92a, section 2:201a or section 2:359c of the Dutch Civil Code (the DCC). See “The Merger Protocol—Post-Closing Restructuring: Delisting, Statutory Squeeze-Out Proceedings, Asset Sale and Liquidation and Other Post-Closing Measures—Statutory Buy Out.”

Q:	What will happen if the Offeror acquires less than 95% of the outstanding Ziggo ordinary shares?

A:	If, on the Acceptance Closing Date, (i) the Acceptance Level represents less than 95%, but at least 80%, of all issued and outstanding Ziggo ordinary shares (geplaatst en uitstaand kapitaal) (other than shares held by Ziggo), on a fully diluted basis, and (ii) the other Offer Conditions have been satisfied (including the Asset Sale and Liquidation Resolutions Condition) or, where permissible, waived by the Offeror, the Offeror has agreed with Ziggo that it will declare the Offer unconditional. If, at 5:40 p.m., Central European Time, on the Initial Acceptance Closing Date, the Acceptance Level represents less than 80% of all issued and outstanding Ziggo ordinary shares (geplaatst en uitstaand kapitaal) (other than those held by Ziggo), on a fully diluted basis, and (b) the other Offer Conditions have been satisfied or, where permissible, waived, the Offeror may, subject to the terms of the merger protocol:

•

declare the Offer unconditional, provided that if the Acceptance Level represents less than 65% of all issued and outstanding Ziggo ordinary shares (geplaatst en uitstaand kapitaal) (other than shares held by Ziggo), on a fully diluted basis, the consent of Ziggo is required to waive the Minimum Acceptance Level Condition and such a waiver would also require a waiver from the lenders under the Offeror’s debt financing for the Offer;

•	extend the Offer Period (insofar as relevant and possible under the Decree and within the terms set forth in “The Merger Protocol—Conditions to the Offer”); or

•	terminate the Offer.

If the Offer is declared unconditional and the Offeror and its affiliates own less than 95% but more than 80% of the issued and outstanding Ziggo ordinary shares (other than shares held by Ziggo) and the Asset Sale and Liquidation Resolutions Condition is satisfied, the Offeror may, and currently intends to, pursue the Asset Sale and Liquidation or another restructuring of Ziggo’s group for the purpose of achieving an optimal operational, legal, financial and fiscal structure in accordance with the Decree and the Dutch Act on Financial Supervision (collectively, the Bidding Rules) and Dutch law in general (the Post-Closing Measures). See “The Merger Protocol—Post-Closing Restructuring: Delisting, Statutory Squeeze-Out Proceedings, Asset Sale and Liquidation and Other Post-Closing Measures.”

Q:	Can the Offeror waive or reduce the Minimum Acceptance Level Condition?

A:	The Offeror has reserved the right, subject to the provisions of the merger protocol, to waive or reduce the Minimum Acceptance Level Condition to as low as a majority of all Ziggo ordinary shares issued and outstanding as of the Acceptance Closing Date (geplaatst en uitstaand kapitaal) (excluding shares held by Ziggo), on a fully-diluted basis. See “The Merger Protocol—Conditions to the Offer.” In accordance with the U.S. tender offer rules, if the Offeror might waive or reduce the Minimum Acceptance Level Condition after the expiration of the Offer it will, not less than five U.S. business days prior to the Acceptance Closing Date, announce that it may effect such waiver or reduction of the Minimum Acceptance Level Condition. The Offeror will make this announcement in a press release in the Netherlands and the United States, which will state the exact percentage to which such Minimum Acceptance Level Condition may be waived or reduced, which may be not less than a majority of the issued and outstanding Ziggo ordinary shares, on a fully-diluted basis. The announcement will further state that such waiver or reduction is possible and advise Ziggo shareholders to withdraw their tendered shares immediately if their willingness to tender into the Offer would be affected by such waiver or reduction of the Minimum Acceptance Level Condition. However, the Offeror will not by virtue of issuing such an announcement be obliged to waive or reduce the Minimum Acceptance Level Condition. During the period commencing when the Offeror makes such an announcement and ending on the Acceptance Closing Date, Ziggo shareholders may continue to tender their shares in the Offer and those Ziggo shareholders that have already tendered their shares in the Offer will be entitled to withdraw them. The Offeror does not intend to extend the Acceptance Closing Date in connection with any such waiver or reduction. Any such waiver or reduction will only occur on or after the Acceptance Closing Date and only if the other Offer Conditions will be satisfied, fulfilled or, to the extent permitted, waived at such time. Once the Offer Period has ended, Ziggo shareholders will not be entitled to withdraw their tendered shares except as described in “The Offer—Withdrawal Rights.” The Offeror will provide a Post-Closing Acceptance Period of at least five U.S. business days following any such waiver or reduction. The Offeror will disclose any actual waiver or reduction of the Minimum Acceptance Level Condition at the time it is required to do so in accordance with Dutch law and regulations. For information regarding the impact that waiving or reducing the Minimum Acceptance Level Condition may have on Ziggo shareholders at different Acceptance Levels, see “The Offer—Consequences to Ziggo Shareholders at Different Acceptance Levels.”

Q:	What is the Asset Sale and Liquidation and what is its purpose?

A:

The Offeror’s willingness to pursue the Offer is predicated on its desire to acquire 100% of the issued and outstanding Ziggo ordinary shares. Absent our acquiring all of Ziggo, the Joint Dutch Operations will be unable to achieve certain anticipated operational, commercial and financial benefits. Therefore, subject to the Acceptance Level representing at least 80% of all Ziggo ordinary shares issued and outstanding as of the Acceptance Closing Date (geplaatst en uitstaand kapitaal) (excluding shares held by Ziggo), on a fully-

diluted basis, and the Asset Sale and Liquidation Resolutions Condition being satisfied, Ziggo has agreed in the merger protocol that, if requested by Liberty Global, it will enter into a sale and purchase agreement with Liberty Global and its subsidiary LGE HoldCo V B.V. (the Asset Sale Agreement), the terms of which have been previously agreed and the form of which is included as Schedule 7 to the merger protocol, which is attached to this prospectus/offer to exchange as Annex A. Under the Asset Sale Agreement, Ziggo would transfer to LGE HoldCo V B.V. all of its assets and liabilities (the Asset Sale) for an agreed purchase price consisting of a loan note, cash and an exchangeable bond (the Asset Sale Consideration), following which Ziggo would be dissolved (ontbinding) and liquidated (vereffening) in accordance with Section 2.19 of the DCC (together with the Asset Sale, the Asset Sale and Liquidation).

A portion of the Asset Sale Consideration, consisting of cash and exchangeable bonds, would be distributed to Ziggo minority shareholders that do not participate in the Offer or the Post-Closing Acceptance Period, on a pro rata basis, by way of an advance liquidation payment in an amount equal to the Offer Consideration for each Ziggo ordinary share owned by them immediately prior to the Asset Sale, without interest and minus applicable tax. Immediately upon receipt of the exchangeable bonds by those Ziggo shareholders, the exchangeable bonds would automatically be exchanged into the Share Consideration. The Offeror, Liberty Global and their affiliates would be distributed the remainder of the Asset Sale Consideration, consisting of the loan note (in lieu of cash) and exchangeable bonds. The exchangeable bonds distributed to Liberty Global and its affiliates would lose their exchange feature.

If Liberty Global waives or reduces the Minimum Acceptance Level Condition to less than 80% of all Ziggo ordinary shares issued and outstanding as of the Acceptance Closing Date (geplaatst en uitstaand kapitaal) (excluding shares held by Ziggo), on a fully-diluted basis, and declares the Offer unconditional, the Ziggo Boards (as constituted following the Settlement Date) have the right to re-evaluate the Asset Sale and Liquidation in light of the then prevailing circumstances and the Ziggo Boards will no longer be under any obligation to cooperate with the Asset Sale and Liquidation. See “The Merger Protocol—Post Closing Restructuring: Delisting, Statutory Squeeze-Out Proceedings, Asset Sale and Liquidation and other Post-Closing Measures—Asset Sale and Liquidation.” For information regarding the impact that waiving or reducing the Minimum Acceptance Level Condition to less than 80% of all Ziggo ordinary shares issued and outstanding may have on Ziggo shareholders, see “The Offer—Consequences to Ziggo Shareholders at Different Acceptance Levels.”

Q:	May I withdraw shares I previously tendered in the Offer?

A:	You may withdraw previously tendered Ziggo ordinary shares at any time prior to the Acceptance Closing Date. After the Acceptance Closing Date, withdrawal rights will be suspended during the counting of tendered shares provided all Offer Conditions other than the Minimum Acceptance Level Condition have been satisfied or waived. Withdrawal rights will be reinstated immediately after that process unless the Offer is declared unconditional and tendered shares are accepted for payment. Ziggo ordinary shares tendered during the Post-Closing Acceptance Period may not be withdrawn.

If the Initial Acceptance Closing Date is extended, you do not need to tender your Ziggo ordinary shares again—any Ziggo ordinary shares previously tendered and not withdrawn will remain subject to the Offer. See “The Offer—Withdrawal Rights.”

Q:	How do I withdraw previously tendered shares?

A:	You must instruct the Admitted Institution or other financial intermediary you initially instructed to tender your shares to arrange for their withdrawal. For a withdrawal of Ziggo ordinary shares to be effective, a written notice of withdrawal must be timely received by the Exchange Agent at one of its addresses included in this prospectus/offer to exchange. See “The Offer—Withdrawal Rights.”

Q:	Under what circumstances can or must the Offeror extend the Offer?

A:	If one or more of the Offer Conditions is not satisfied or waived at the Initial Acceptance Closing Date, the Offeror may extend the Offer Period for a minimum period of two weeks and a maximum period of ten weeks following the Initial Acceptance Closing Date so that the Offer Conditions may be satisfied or, to the extent permitted by law and the terms of the merger protocol, waived, subject to article 15 of the Decree. Applicable U.S. tender offer regulations require that the Offeror extend the Offer Period if, within ten U.S. business days of the then scheduled Acceptance Closing Date, the Offeror changes: (i) the price; (ii) the amount of Ziggo ordinary shares sought; or (iii) the dealer’s soliciting fee pursuant to the Offer, such that the Offer will expire no less than ten U.S. business days after the publication of such change. The Offeror may also be required to extend the Offer for no less than five U.S. business days after it announces any other material change to the Offer.

Under the Decree, the Offer Period may only be extended once unless a third party makes an offer for Ziggo prior to the expiration of the Offer Period (as described in article 15(5) of the Decree), in which case the Offeror may extend the Offer until the expiration of such third party offer, or the Netherlands Authority for the Financial Markets (the AFM) grants dispensation for further extensions, which will only be given in exceptional circumstances.

Ziggo ordinary shares tendered under the Offer may be withdrawn at any time during an extension of the Offer Period and up to the Acceptance Closing Date. See “The Offer—Extension.”

Q:	How will I be notified if the Offer is extended?

A:	If the Offeror extends the Offer, a press release will be issued within three Dutch business days after the day on which the Offer was previously scheduled to expire setting forth the new expiration time and date of the Offer. See “The Offer—Extension.”

Q:	If the Offer is completed, when will I receive the Offer Consideration for my tendered Ziggo ordinary shares?

A:	Once the Offer has been declared unconditional, the Offeror’s obligation to pay for all shares tendered becomes irrevocable. The Offeror will pay the Offer Consideration for the Ziggo ordinary shares tendered into the Offer on the Settlement Date, which will be no later than five Dutch business days after the Offer is declared unconditional. See “The Offer—Settlement.”

Q:	How will I receive the Share Consideration?

A:	The Liberty Global A Shares and Liberty Global C Shares are issued in registered form. On the Settlement Date, the Share Consideration will be delivered in book-entry form through Liberty Global’s transfer agent, Computershare. Computershare has its address at Computershare, 250 Royall Street, Canton MA 02021, United States. The Liberty Global A Shares and Liberty Global C Shares are expected to be eligible for the direct registry system of the Depository Trust Company.

The Liberty Global A Shares and Liberty Global C Shares trade on NASDAQ under the symbols “LBTYA” and “LBTYK.”

Q:	Will I receive fractional Liberty Global A Shares or Liberty Global C Shares?

A:	No. The Offeror will only deliver whole Liberty Global A Shares and Liberty Global C Shares. To the extent a Ziggo shareholder would be entitled to a fractional share as a result of the application of the exchange ratio, it shall instead receive an amount in cash (in euro, rounded down to the nearest eurocent) equal to the product of the fraction of the Liberty Global A Share or Liberty Global C Share, as applicable, it would have otherwise been entitled to receive and the volume weighted average price (net of related fees and expenses) at which the Exchange Agent sells the aggregated fractions of the Liberty Global A Shares and the Liberty Global C Shares on the third U.S. business day preceding the Settlement Date, converted into euro at the applicable EUR/USD exchange rate at the time of such sales. See “The Offer—Fractional Shares.”

Q:	If the Offer is completed, will Ziggo continue as a public company?

A:	If the Minimum Acceptance Level Condition is satisfied and the Offer is declared unconditional, Ziggo ordinary shares will be delisted from Euronext Amsterdam as soon as possible and Ziggo may cease to be required to comply with applicable Dutch rules relating to publicly-held companies. The listing of the Ziggo ordinary shares on Euronext Amsterdam may also be terminated as a result of the Asset Sale and Liquidation or any other Post-Closing Measure we may pursue (as discussed below). If the Offer is completed at an Acceptance Level of less than 80%, the Ziggo ordinary shares will continue to be listed on Euronext Amsterdam although the size of the free float would be significantly reduced, and the liquidity, trading values and volatility of Ziggo ordinary shares would likely be adversely affected. See “The Offer—Consequences to Ziggo Shareholders at Different Acceptance Levels” and “The Merger Protocol—Post-Closing Restructuring: Delisting, Statutory Squeeze-Out Proceedings, Asset Sale and Liquidation and Other Post-Closing Measures.”

Q:	If the Offer is successfully completed, what will happen to the composition of the Ziggo Boards?

A:	At the EGM, the following members of the supervisory board will resign, effective as of the Settlement Date: Mr. Andrew Sukawaty, Mr. David Barker, Mr. Joseph Schull, Mr. Dirk-Jan van den Berg, Mr. Anne Willem Kist and Mrs. Pamela Boumeester. After the Settlement Date, the Ziggo supervisory board will consist of five members. Three of the members, who will be appointees of the Offeror, will be Mr. Diederik Karsten, Mr. Ritchy Drost and Mr. Jim Ryan. The remaining two members will be Mr. Rob Ruijter, who is a current member of the Supervisory Board, and, as required under Dutch law, a member who is nominated by the Works Council, who will be Mr. Huub Willems (together, the Independent Members).

The Ziggo management board will consist of at least four members: Baptiest Coopmans, who has been proposed for nomination and appointment as CEO and a member of the management board by Liberty Global as of the Settlement Date, Bert Groenewegen, who will continue as Ziggo’s CFO, and the other members will be nominated or appointed in accordance with the integration process agreed in the merger protocol. Ziggo has received works council advice allowing the nomination and appointment of Mr. Coopmans as CEO and a member of the management board effective as of the Settlement Date. See “The Merger Protocol—Non-Financial Covenants—Composition and Other Matters regarding the Ziggo Boards and the Board of Directors of the Joint Dutch Operations.”

Q:	What happens to my unvested Ziggo conditional performance shares?

A:	All conditional performance shares granted under the Ziggo long term incentive plans (LTIP), other than those granted to Ziggo’s current CEO René Obermann, will be cancelled as of the Settlement Date, and

•	50% of the conditional shares granted under the 2012 and 2013 LTIP will be treated as if they had vested as of the Settlement Date and will be eligible to participate in the Offer; and

•	100% of the conditional shares granted under the 2014 LTIP will be replaced with Liberty Global Restricted Stock Units and be subject to the standard Liberty Global vesting schedule.

See “Executive Officers and Directors of Ziggo—Interests of Ziggo Management and Members of Ziggo Boards in the Offer” and “The Merger Protocol—Treatment of Ziggo Equity Awards.”

Q:	If I decide not to tender, what will happen to my shares?

A:

If you decide not to tender your Ziggo ordinary shares under the Offer and the Offer is successful, you will continue to own your shares. However, this may change as a result of a Statutory Buy-Out, the Asset Sale and Liquidation or any other Post-Closing Measure. In addition, if the Offer is declared unconditional, the purchase of the Ziggo ordinary shares tendered in the Offer by the Offeror will reduce the number of Ziggo shareholders, as well as the number of Ziggo ordinary shares that might otherwise be traded publicly, and will thus adversely affect the liquidity and, potentially, the market value of the Ziggo ordinary shares not tendered. Ziggo shareholders should also be aware that the Offeror intends, should the Offer be declared unconditional, to the extent permitted under the Applicable Rules, to delist the Ziggo ordinary shares from Euronext Amsterdam as soon as reasonably practicable under applicable rules and regulations. See “Risk Factors.”

If the Offer is successful, the Offeror intends to effect a corporate restructuring of Ziggo in order to acquire the remaining Ziggo ordinary shares. If, following the Settlement Date and the Post-Closing Acceptance Period, the Offeror and its affiliates, alone or together with Ziggo, hold at least 95% of the Ziggo ordinary shares, the Offeror has agreed with Ziggo to acquire the remaining Ziggo ordinary shares not tendered by means of a Statutory Buy-Out. If the Offer is declared unconditional, and the Offeror and its affiliates own less than 95% but more than 80% of the Ziggo ordinary shares (other than shares held by Ziggo) and the Asset Sale and Liquidation Resolutions Condition is satisfied, the Offeror may, and currently intends to, pursue the Asset Sale and Liquidation, or any other Post-Closing Measure. See “The Merger Protocol—Post-Closing Restructuring: Delisting, Statutory Squeeze Out Proceedings, Asset Sale and Liquidation and Other Post-Closing Measures.”

For information regarding the impact on Ziggo shareholders that do not tender their Ziggo ordinary shares under the Offer if the Offer is completed at different Acceptance Levels, see “The Offer—Consequences to Ziggo Shareholders at Different Acceptance Levels.”

Q:	Do Ziggo shareholders have appraisal rights in the Offer with respect to their Ziggo ordinary shares?

A:	No. Ziggo shareholders are not entitled to appraisal rights, under Dutch law or otherwise, with respect to the Offer. However, in the event the Offeror and its affiliates own at least 95% of the issued and outstanding Ziggo ordinary shares, the Offeror or the remaining Ziggo shareholders may initiate takeover sell-out proceedings in accordance with article 2:359d of the DCC, in which case a Dutch court will determine the price to be paid for the outstanding Ziggo ordinary shares, which may be higher or lower than the Offer Consideration. See “The Offer—Appraisal Rights.”

Q:	What are the Dutch tax consequences of the Offer?

A:	In general, if a Ziggo shareholder is an individual who is resident or deemed to be resident in the Netherlands for Dutch taxation purposes and does not hold nor is deemed to hold a Substantial Interest (meaning a substantial interest (aanmerkelijk belang) in Ziggo or deemed substantial interest (fictief aanmerkelijk belang) in Ziggo, which, generally, arises if a person, alone or, where such person is an individual, together with his or her partner (as defined under Dutch law), directly or indirectly, holds or is deemed to hold (A) an interest of 5% or more of the total issued capital of Ziggo or of 5% or more of the issued capital of a certain class of shares of Ziggo, (B) rights to acquire, directly or indirectly, such interest or (C) certain profit sharing rights or rights to liquidation proceeds in Ziggo), or who has opted to be taxed as a resident of the Netherlands for Dutch taxation purposes: (a) such Ziggo shareholder is subject to Dutch income tax on the gains realized upon disposal of the Ziggo ordinary shares under the Offer at progressive rates (up to 52%—rate for 2014); or (b) if the Ziggo ordinary shares are regarded as a passive investment, such Ziggo shareholder is subject to Dutch income tax at a rate of 30% (rate for 2014) on a deemed return of 4% of such individual’s qualifying net assets (including the Ziggo ordinary shares), regardless of the actual gain realized upon disposal of the Ziggo ordinary shares. In general, if a Ziggo shareholder is an entity which is resident or deemed to be resident in the Netherlands for Dutch taxation purposes, such entity will be subject to Dutch corporate income tax with respect to the gains realized upon disposal of the Ziggo ordinary shares under the Offer. The Dutch corporate income tax rate is 20% for the first €200,000 of taxable income and 25% for taxable income exceeding €200,000 (rates applicable for 2014). See “Material Tax Consequences of the Offer and Related Transactions.”

Q:	What are the Dutch tax consequences of the Statutory Buy-Out and the Asset Sale and Liquidation?

A:

The Dutch income tax consequences of the Statutory Buy-Out are in principle the same as the Dutch income tax consequences of the Offer. See “Material Tax Consequences of the Offer and Related Transactions.”

Should a Statutory Buy-Out be implemented, no Dutch dividend withholding tax (dividendbelasting) is due upon a disposal of Ziggo ordinary shares under the Statutory Buy-Out. Should the Asset Sale and Liquidation be effected, the Dutch income tax consequences of the Asset Sale and Liquidation are in principle the same as the Dutch income tax consequences of the Offer. See “Material Tax Consequences of the Offer and Related Transactions.” The Liquidation Distribution (meaning the distribution of the advance liquidation distribution and, if applicable, the final liquidation distribution) will generally be subject to 15% Dutch dividend withholding tax (dividendbelasting) to the extent such Liquidation Distribution in respect of each of the Ziggo ordinary shares exceeds the average paid-in capital (as recognized for Dutch dividend withholding tax purposes) of each of the Ziggo ordinary shares on which the Liquidation Distribution takes place. A disposal of the Ziggo ordinary shares pursuant to the Offer in the Offer Period or the Post-Closing Acceptance Period should not be subject to Dutch dividend withholding tax. See “Material Tax Consequences of the Offer and Related Transactions.”

Q:	What are the U.S. tax consequences of the Offer?

A:	A U.S. Holder (as defined below under “Material Tax Consequences of the Offer and Related Transactions”) should generally recognize gain or loss upon the receipt of the Offer Consideration in exchange for such U.S. Holder’s Ziggo ordinary shares in connection with the Offer in an amount equal to the difference between: (a) the sum of (i) the fair market value of the Share Consideration received and (ii) the U.S. dollar value of cash received determined based on the spot rate on the date payment is received and (b) the U.S. Holder’s adjusted tax basis in the Ziggo ordinary shares exchanged as part of the Offer. Gain or loss must be calculated separately for each block of Ziggo ordinary shares (i.e., shares acquired at the same cost in a single transaction) exchanged in connection with the Offer. Such gain or loss will generally be capital gain or loss. Any such gain or loss will generally be long-term capital gain or loss if the U.S. Holder’s holding period for such Ziggo ordinary shares exceeds one year at the time of the exchange. Long-term capital gains of non-corporate U.S. Holders are currently subject to reduced rates of taxation. The deductibility of capital losses is subject to limitations. See “Material Tax Consequences of the Offer and Related Transactions.”

Q:	What are the U.S. tax consequences of the Statutory Buy-Out and the Asset Sale and Liquidation?

A:	A U.S. Holder whose Ziggo ordinary shares are acquired for cash in accordance with a Statutory Buy-Out or any U.S. Holder who receives a cash distribution as a result of an Asset Sale and Liquidation will recognize gain or loss in an amount equal to the difference between: (a) the U.S. dollar value of cash received determined based on the spot rate on the date payment is received and (b) the U.S. Holder’s adjusted tax basis in the Ziggo ordinary shares. Gain or loss must be calculated separately for each block of Ziggo ordinary shares (i.e., shares acquired at the same cost in a single transaction) exchanged in connection with the Offer. Such gain or loss will generally be capital gain or loss. Any such gain or loss will generally be long-term capital gain or loss if the U.S. Holder’s holding period for such Shares exceeds one year at the time of the exchange. Long-term capital gains of non-corporate U.S. Holders are currently subject to reduced rates of taxation. The deductibility of capital losses is subject to limitations. See “Material Tax Consequences of the Offer and Related Transactions.”

Q:	What are the U.K. tax consequences of the Offer?

A:	In general, if a Ziggo shareholder is an individual resident in the U.K. for U.K. tax purposes, holds the Ziggo ordinary shares as a capital asset and tenders their Ziggo ordinary shares pursuant to the Offer, that individual shareholder would generally be treated as making a disposal of their Ziggo ordinary shares for U.K. capital gains tax purposes. The rates of U.K. capital gains tax are 18% (for basic rate tax payers) and 28% (for higher and additional rate taxpayers). Certain reliefs may, depending on an individual shareholder’s circumstances, be available to reduce or eliminate any U.K. capital gains tax liability, such as allowable expenditure, the annual exemption and certain tax losses.

In general, if a corporate shareholder is resident in the U.K. and holds the Ziggo ordinary shares on capital account it will be within the scope of U.K. corporation tax and if it tenders its Ziggo ordinary shares pursuant to the Offer, it will be treated as making a disposal of its Ziggo ordinary shares, potentially giving rise to a chargeable gain or an allowable loss for the purposes of U.K. corporation tax on chargeable gains. Such chargeable gain for the purposes of U.K. corporation tax will generally be treated in the same way and under the same circumstances as indicated above in relation to U.K. capital gains tax, save as described below. The main rate of U.K. corporation tax for the financial years 2014 and 2015 will be 21% and 20% respectively. A corporate shareholder may be entitled to an indexation allowance in computing the amount of any chargeable gain accruing on the disposal of its shares, which provides relief for the effects of inflation by reference to movements in the U.K. retail prices index. If a corporate shareholder has held a “substantial shareholding” in Ziggo throughout a 12-month period beginning not more than two years before the day on which the Offer becomes effective, the disposal will generally not be chargeable to U.K. corporation tax on chargeable gains. Ordinarily, a corporate shareholder will not be regarded as holding a substantial shareholding in Ziggo unless it (whether alone or together with other group companies) holds not less than 10% of Ziggo’s ordinary share capital. There is no annual exemption.

Q:	What are the U.K. tax consequences of the Statutory Buy-Out and the Asset Sale and Liquidation?

A:	The U.K. tax consequences of the Statutory Buy-Out should generally be the same as the U.K. tax consequences of the Offer. The U.K. tax consequences of an Asset Sale and Liquidation will depend on the precise steps taken for the purposes thereof.

Q:	Does Liberty Global or the Offeror or any of their respective directors or executive officers own any Ziggo ordinary shares?

A:	Liberty Global currently beneficially owns 28.5% of the issued and outstanding Ziggo ordinary shares. None of Liberty Global’s directors or executive officers beneficially owns any Ziggo ordinary shares. Neither the Offeror nor any of its directors or executive officers beneficially own any Ziggo ordinary shares. See “Beneficial Ownership.”

Q:	Who is the Exchange Agent for the Offer?

A:	The Exchange Agent for the Offer is ING Bank N.V.:

ING Bank N.V. (Attention: Sjoukje Hollander/Remko Los)

Bijlmerdreef 888

1102 MG Amsterdam

The Netherlands

Telephone: + 31 20 563 6546 / + 31 20 563 6619

Fax: + 31 20 563 6959

E-mail: iss.pas@ing.nl

Q:	Who can I talk to if I have questions about the Offer?

A:	Questions or requests for assistance may be directed to the Information Agent for the Offer, Georgeson, at:

Westplein 11, 3016 BM, Rotterdam, Netherlands

480 Washington Boulevard, 26th Floor, Jersey City, NJ 07310 USA

Toll-Free Number for European Retail Shareholders: 00 800 3814 3814

European Bank and Broker Helpline: +44 (0) 870 703 6357

Toll-Free Number for Institutional and U.S. Shareholders: (877) 507-1756

Email: ziggo@georgeson.com

SUMMARY

The following is a summary of the information about the Offer contained in this prospectus/offer to exchange. This summary may not contain all of the information about the Offer that is important to you. For a more complete description of the Offer, we encourage you to read carefully this entire prospectus/offer to exchange, including the attached Annex A. In addition, we encourage you to read the information incorporated by reference into this prospectus/offer to exchange, which includes important business and financial information about Liberty Global. You may obtain the information incorporated by reference into this prospectus/offer to exchange without charge by following the instructions in the section of this prospectus/offer to exchange entitled “Incorporation by Reference.”

The Offer and the Merger Protocol

Liberty Global, the Offeror and Ziggo have agreed to the Offer under the terms of an agreement called the merger protocol, which was entered into on January 27, 2014. A copy of the merger protocol is attached to this prospectus/offer to exchange as Annex A and is described in this prospectus/offer to exchange. See “The Merger Protocol.”

Upon the terms and subject to the conditions to the Offer described in the merger protocol and in this prospectus/offer to exchange, we will offer to exchange for each Ziggo ordinary share that is validly tendered and not properly withdrawn, (i) 0.2282 of a Liberty Global A Share, (ii) 0.5630 of a Liberty Global C Share and (iii) €11.00 in cash (without interest). The Offer Consideration is subject to adjustment for any dividends or distributions made by Liberty Global in respect of the Liberty Global A Shares or Liberty Global C Shares or made by Ziggo in respect of the Ziggo ordinary shares.

Parties to the Offer

LGE HoldCo VII B.V. (Offeror)

Boeing Avenue 53

1119 PE Schiphol-Rijk

The Netherlands

Liberty Global plc (parent of Offeror)

38 Hans Crescent

London SW1Z 0LZ

The Offeror. The Offeror is a private limited liability company incorporated under the laws of the Netherlands, with its corporate seat in Amsterdam, the Netherlands and registered with the Trade Register with number 59416580. The Offeror was incorporated for the purpose of making the Offer and has not carried on any business prior to the date of this prospectus/offer to exchange, other than with respect to the Offer and related debt financing arrangements. The Offeror is an indirect wholly-owned subsidiary of Liberty Global.

Liberty Global. Liberty Global is an international provider of video, broadband internet, fixed-line telephony and mobile services, with consolidated operations at June 30, 2014, serving 24 million customers across 14 countries. Through Virgin Media and Unitymedia KabelBW GmbH (Unitymedia KabelBW), each a wholly-owned subsidiary, and Telenet Group Holding NV (Telenet), a 57.2%-owned subsidiary, we provide video, broadband internet, fixed-line telephony and mobile services in the U.K., Germany and Belgium, respectively. Through UPC Holding BV (UPC Holding), also a wholly-owned subsidiary, we provide video, broadband internet and fixed-line telephony services in nine European countries and mobile services in three European countries. Our broadband communications operations in Chile are provided through our subsidiary, VTR GlobalCom SpA.

Through VTR Wireless SpA we offer mobile services in Chile. Our consolidated operations also include broadband communications operations in Puerto Rico that we conduct through a 60%-owned subsidiary, Liberty Cablevision of Puerto Rico. At December 31, 2013, we owned programming interests in Europe and Latin America that were held through Chellomedia BV (Chellomedia). Certain of Chellomedia’s subsidiaries and affiliates provide programming services to certain of our broadband communications operations, primarily in Europe. On January 31, 2014, we completed the sale of substantially all of Chellomedia’s assets. As a result of a series of mergers that were completed on June 7, 2013, Liberty Global became the publicly-held parent company of the successors by merger of Liberty Global, Inc. (the predecessor to Liberty Global) and Virgin Media.

Ziggo N.V.

Atoomweg 100

3542 AB Utrecht

The Netherlands

Ziggo is a public company with limited liability incorporated under the laws of the Netherlands on April 1, 2011, with its statutory seat in Utrecht, the Netherlands. Ziggo was established on February 1, 2007 following the merger of @Home, Casema and Multikabel; since May 2008, these three companies have operated under the Ziggo brand name. Ziggo is the largest cable operator in the Netherlands based on number of customers, serving as of June 30, 2014 around 2.8 million households, 2.0 million broadband internet subscribers, over 2.3 million digital television subscribers and 1.6 million fixed-line telephone subscribers. Ziggo provides standard TV, digital pay TV, high-speed broadband internet and telephony services to consumers and businesses.

Recommendation of the Ziggo Boards

The Ziggo Boards unanimously support and recommend the Offer, recommend that holders of Ziggo ordinary shares tender their Ziggo ordinary shares into the Offer and unanimously recommend that Ziggo shareholders vote in favor of all resolutions relating to the Offer to be taken at the EGM. The recommendation of the Ziggo Boards is contained in the Position Statement of Ziggo, which has been published by Ziggo in the Netherlands pursuant to Article 18 of the Decree. See also “Background and Reasons for the Offer” and “The Merger Protocol—Approval and Recommendation of each of the Ziggo Boards” in this prospectus/offer to exchange.

Reasons for the Offer

Liberty Global. The Offer is being made in order to acquire all of Ziggo. We believe combining the operations of Ziggo with the Liberty Global Dutch Business will achieve operational, commercial and financial benefits for the Joint Dutch Operations, as well as result in a strategic combination that will provide approximately 10 million video, broadband internet and fixed-line telephony services to over four million unique customers in the Netherlands through a fibre-rich cable network. We expect the Joint Dutch Operations to be a leading provider of communication services across the Netherlands. See “Background and Reasons for the Offer.”

Ziggo. Ziggo’s reasons for authorizing and approving the merger protocol and for recommending that Ziggo shareholders accept the Offer are set forth in the Position Statement, as required by the Decree. See also “The Merger Protocol—Approval and Recommendation of each of the Ziggo Boards.”

Interests of Members of the Ziggo Boards in the Offer

When you consider the Ziggo Boards’ recommendation that Ziggo shareholders tender their Ziggo ordinary shares into the Offer, you should be aware that some members of those boards may have interests in the Offer that may be different from, or in addition to, those of Ziggo’s shareholders generally. These interests include employment arrangements with the Joint Dutch Operations, severance payments, appointment to the management or supervisory board of the Joint Dutch Operations, indemnification arrangements and accelerated vesting of Ziggo conditional performance shares granted pursuant to the Ziggo LTIP. These interests are described in more detail in the sections entitled “Executive Officers and Directors of Ziggo—Interests of Ziggo Management and Members of Ziggo Boards in the Offer” and “The Merger Protocol—Treatment of Ziggo Equity Awards.”

If the Offer is declared unconditional, it will result in a change of control of Ziggo. If (i) René Obermann, Ziggo’s current CEO and a member of its management board, gives notice of termination to Ziggo within 12 months following the Settlement Date or (ii) Ziggo gives Mr. Obermann notice of termination in relation to the change in control as a result of the settlement of the Offer (other than for cause) within 12 months following the Settlement Date, then Mr. Obermann will become entitled to (a) a termination fee of €750,000 (gross of income taxes), (b) a signing bonus in the amount of €2.45 million (gross of income taxes), which was initially agreed with Mr. Obermann upon his appointment as CEO of Ziggo on January 1, 2014 (and which would otherwise be conditional upon his continued employment until December 31, 2016 and payable on such date), (c) a cash bonus at 100% target level (being €750,000 (gross of income taxes)) and (d), because the change in control will have occurred within the first three years after his appointment as CEO, any unvested LTIP award granted in 2014 at 100% target level, comprising 52,480 conditional performance shares. The purpose of the signing bonus was to cover the expected (partial) loss relating to rights under his contract with his previous employer, to the extent such loss occurs. In the event members of the management board (other than Mr. Obermann) resign and, in addition, their employment with Ziggo is terminated, they will receive a severance payment equal to one year’s base salary in accordance with the Dutch Corporate Governance Code, being €360,000 (gross of income taxes) in the case of Paul Hendriks and €300,000 (gross of income taxes) in the case of Hendrik de Groot. Mr. de Groot will also receive compensation for unvested LTIP performance shares with a value of €140,000. Mr. Hendriks, Chief Technology Officer, will step down as of September 1, 2014. The members of the Ziggo supervisory board will not receive any severance payments in the event of their termination following completion of the Offer.

Ziggo Boards Following the Offer

All members of the Ziggo supervisory board who are not remaining on the supervisory board will resign pursuant to the merger protocol such that following the Settlement Date, the Ziggo supervisory board will consist of five members, two of which will be current members of the supervisory board, with one being nominated pursuant to the binding recommendation by the works counsel of Ziggo (as required under Dutch law), and three of whom will be nominated or appointed by Liberty Global.

After the Settlement Date, the Ziggo management board will consist of at least four members: Baptiest Coopmans, who has been proposed for nomination and appointment by Liberty Global as CEO and a member of the management board as of the Settlement Date, Bert Groenewegen, who will continue as Ziggo’s CFO, and two other members who will be appointed in accordance with the integration process agreed in the merger protocol. See “The Merger Protocol—Non-Financial Covenants—Composition and Other Matters regarding the Ziggo Boards and the Board of Directors of the Joint Dutch Operations.”

Ziggo Meeting of Shareholders

Ziggo has agreed to convene the EGM in compliance with Dutch law, to be held on August 26, 2014, at 10:00 a.m., Central European Time, at the Ziggo Dome, located at De Passage 100, 1101AX, Amsterdam, the Netherlands, to discuss the Offer and to recommend to Ziggo’s shareholders that they accept the Offer and vote in favor of the resolutions described below.

At the EGM, the Ziggo shareholders will be asked to approve resolutions for the following extraordinary actions, which will be contingent upon the Offer being declared unconditional (gestanddoening) and the number of Ziggo ordinary shares being tendered for acceptance during the Offer Period and the Post-Closing Acceptance Period representing an Acceptance Level of less than 95% but at least 80% of Ziggo’s aggregate issued and outstanding share capital (geplaatst en uitstaand kapitaal) (excluding shares held by Ziggo):

•	approve the Asset Sale as required under section 2:107a of the DCC; and

•	upon the transfer of all assets and liabilities to the Offeror or its affiliates pursuant to the Asset Sale, dissolve (ontbinden) and liquidate (vereffenen) Ziggo in accordance with section 2:19 of the DCC, and appoint the liquidator (vereffenaar) of Ziggo in accordance with section 2:19 of the DCC.

At the EGM, the Ziggo shareholders will also be requested to take the following actions, which will be contingent upon the Offer being declared unconditional (gestanddoening) and will be effective as of the Settlement Date:

•	appoint the persons identified by the Offeror pursuant to the merger protocol as supervisory board members;

•	accept the resignation of, and, in accordance with the merger protocol, give discharge to, all resigning supervisory board members; and

•	approve an amendment to the articles of association of Ziggo substantially in accordance with the draft agreed in the merger protocol.

See “The Merger Protocol—Extraordinary Shareholders Meeting” and “Ziggo Extraordinary General Meeting.”

What is Needed to Complete the Offer

Our obligation to pay for Ziggo ordinary shares tendered for exchange in the Offer is subject to the satisfaction of a number of conditions, some of which may be waived by us. These conditions include:

•	the number of Ziggo ordinary shares validly tendered into the Offer and not properly withdrawn, together with the number of Ziggo ordinary shares owned, directly or indirectly, or which have been committed in writing to the Offeror or its affiliates or to which the Offeror or its affiliates are entitled (gekocht maar niet geleverd), represents at least 95% of all Ziggo ordinary shares issued and outstanding as of the Acceptance Closing Date (geplaatst en uitstaand kapitaal) (excluding shares held by Ziggo), on a fully-diluted basis, which will be reduced to 80% if the Asset Sale and Liquidation Resolutions Condition has been met;

•	resolutions relating to the Asset Sale and Liquidation have been adopted at the EGM and are in full force and effect;

•	competition clearance has been obtained from the European Commission;

•	neither of the Ziggo Boards has revoked, modified, amended or qualified its recommendation in favor of the Offer, and neither of the Ziggo Boards has taken or authorized any action that prejudices or frustrates the Offer;

•	the Registration Statement on Form S-4 of which this prospectus/offer to exchange forms a part has been declared effective by the SEC under the Securities Act, no stop order suspending the effectiveness of such registration statement has been issued and no proceedings for that purpose have been initiated; and

•	the Liberty Global A Shares and Liberty Global C Shares to be issued as part of the Share Consideration have been approved for listing on NASDAQ.

If all of the conditions to the Offer are satisfied or, in our sole discretion, waived (as to those conditions that may be waived by us), we will declare the Offer unconditional within three Dutch business days following the Acceptance Closing Date. See “The Merger Protocol—Conditions to the Offer” for a discussion of all conditions to the Offer and which conditions may be waived by us.

Procedure for Tendering

Ziggo shareholders must tender their Ziggo ordinary shares under the Offer through a bank, broker or other financial intermediary that either is an Admitted Institution or holds shares through an Admitted Institution. Tenders of Ziggo ordinary shares are to be made to ING Bank N.V., which has been appointed as Exchange Agent for the Offer. Unless the Offer is extended, Ziggo ordinary shares must be tendered by no later than the Initial Acceptance Closing Date, which is 5:40 p.m., Central European Time, on September 10, 2014. If you directly or indirectly own your Ziggo ordinary shares through an Admitted Institution and they tender your Ziggo ordinary shares on your behalf, they may set an earlier deadline for tendering into the Offer to allow communication of your tender to the Exchange Agent in a timely manner. Ziggo shareholders may be requested to make customary representations to the Admitted Institution they tender through if they wish to tender their Ziggo ordinary shares into the Offer.

Admitted Institutions may tender Ziggo ordinary shares for acceptance only to the Exchange Agent and only in writing. In submitting tenders, the Admitted Institutions must certify that (i) the Ziggo shareholders on whose behalf they are tendering shares have agreed to fully comply with the terms and conditions outlined in this prospectus/offer to exchange, (ii) they have the Ziggo ordinary shares in their administration and (iii) they bind themselves to deliver such shares by no later than the Settlement Date, which will be within five Dutch business days after the Offer is declared unconditional.

Extension of the Offer Period

If any Offer Condition is not satisfied or waived by the Initial Acceptance Closing Date that remains capable of being satisfied, the Offeror may extend the Offer Period in its discretion for a minimum period of two weeks and a maximum period of ten weeks. If the Offer Condition relating to the receipt of competition clearance is not satisfied or waived by the Initial Acceptance Closing Date, the Offeror has agreed in the merger protocol to seek to extend the Offer Period for such period as the Offeror and Ziggo reasonably believe is necessary to allow such condition to be satisfied. Under the Decree, the Offer Period may only be extended once unless the AFM grants dispensation for further extensions, which will only be given in exceptional circumstances.

If the Offer Period is extended, a public announcement to that effect will be made no later than the third Dutch business day following the previously scheduled Acceptance Closing Date in accordance with the provisions of section 15(1) and (2) of the Decree. The Acceptance Closing Date will be extended to the latest time and date to which the Offeror extends the Offer Period.

If the Offer Consideration is adjusted due to the declaration by Ziggo of a cash distribution during the Offer Period (as described in “The Offer—Distributions”), the Offer will remain open for at least ten U.S. business days after the Offeror announces the adjustment to the Offer Consideration.

Post-Closing Acceptance Period

If the Offer is declared unconditional following the Acceptance Closing Date, we will announce a subsequent offering period called a Post-Closing Acceptance Period (na-aanmeldingstermijn) of not less than three Dutch business days nor more than two weeks. The Post-Closing Acceptance Period is different from an extension, as it is an additional period of time, following the Acceptance Closing Date, during which Ziggo shareholders may tender Ziggo ordinary shares in exchange for the Offer Consideration. Withdrawal rights will not be available during the Post-Closing Acceptance Period. We will deliver the Offer Consideration in exchange for shares tendered during this period promptly, and in any event within three Dutch business days of the shares being tendered.

Post-Closing Restructuring

The Offeror is making the Offer in order to acquire all of the outstanding Ziggo ordinary shares. Following the completion of the Offer, certain events may happen, including the Delisting, the Statutory Buy-Out, the Asset Sale and Liquidation and other post-closing measures that will be undertaken in an effort to fully integrate 100% of Ziggo into the Liberty Global Dutch Business (any such event, the Post-Closing Restructuring). Each of these potential events is described in more detail under “The Merger Protocol—Post-Closing Restructuring: Delisting, Statutory Squeeze Out Proceedings, Asset Sale and Liquidation and Other Post-Closing Measures” below. For information regarding the impact on Ziggo shareholders if the Offer is completed at different Acceptance Levels, see “The Offer—Consequences to Ziggo Shareholders at Different Acceptance Levels.”

Withdrawal Rights

You may withdraw previously tendered Ziggo ordinary shares at any time prior to the Acceptance Closing Date. After the Acceptance Closing Date, withdrawal rights will be suspended during the counting of tendered shares provided all Offer Conditions other than the Minimum Acceptance Level Condition have been satisfied or waived. Withdrawal rights will be reinstated immediately after that process unless the Offer is declared unconditional and tendered shares are accepted for payment. Ziggo ordinary shares tendered during the Post-Closing Acceptance Period may not be withdrawn.

If the Offer Period is extended you do not need to withdraw and re-tender your Ziggo ordinary shares—any Ziggo ordinary shares previously tendered and not withdrawn will remain subject to the Offer.

To withdraw previously tendered shares, Ziggo shareholders must instruct the Admitted Institution they tendered their shares through to arrange for the withdrawal of such shares by the timely delivery of a written or facsimile transmission notice of withdrawal to the Exchange Agent at the appropriate address set forth on the back cover of this prospectus/offer to exchange.

Exchange of Ziggo Ordinary Shares; Delivery of Offer Consideration

If the terms and conditions of the Offer are satisfied or waived (where permissible) and the Offer is declared unconditional, we will accept for exchange all Ziggo ordinary shares validly tendered and not properly withdrawn. The payment and delivery of the Offer Consideration will be effected by us on the Settlement Date, which will be within five Dutch business days after the Offer is declared unconditional. We reserve the right in our sole discretion to accept any Ziggo ordinary shares tendered for acceptance, even if they have not been validly tendered pursuant to the Offer.

The Offeror will cause the Share Consideration to be made available to Ziggo shareholders who participate in the Offer on the Settlement Date. It is expected that the Liberty Global A Shares and Liberty Global C Shares forming the Share Consideration will be listed and admitted to trading on NASDAQ no later than three Dutch business days prior to the Settlement Date. These shares will be issued as fully paid in exchange for the Ziggo ordinary shares and will carry the same rights as those granted to the holders of then outstanding Liberty Global A Shares and Liberty Global C Shares and will be entitled to all dividend and other distributions declared or paid by Liberty Global by reference to a record date that falls on or after the Settlement Date, but not otherwise.

The Liberty Global A Shares and Liberty Global C Shares are issued in registered form. Upon completion of the Offer, the Liberty Global A Shares and Liberty Global C Shares will be issued in book-entry form through Liberty Global’s transfer agent, Computershare. Computershare has its address at Computershare, 250 Royall Street, Canton MA 02021, United States. The Liberty Global A Shares and Liberty Global C Shares delivered in connection with the completion of the Offer are expected to be eligible for inclusion in the direct registry systems of the Depository Trust Company. The Offer Consideration will be adjusted for any dividends or distributions made by Liberty Global during the period commencing on the execution of the merger protocol and ending on the Settlement Date.

Ziggo is Prohibited from Considering Other Offers

Ziggo has agreed in the merger protocol not to initiate, enter into or continue discussions or negotiations with, or provide any non-public information relating to Ziggo or its affiliates or their respective businesses or assets or personnel to, or otherwise approach solicit, encourage, induce or engage in discussions with other parties regarding the sale of its ordinary shares or a merger, association, acquisition or other similar transaction concerning Ziggo or its subsidiaries unless the merger protocol has been terminated in accordance with its terms. However, in the event of any unsolicited competing offer that in terms of the consideration offered is substantially better for Ziggo and its shareholders than the Offer, Ziggo shall be permitted to consider such competing offer and engage in discussions or negotiations, subject to the Offeror being given the right to match the competing offer. See “The Merger Protocol—Exclusivity and Competing Offers.”

Liberty Global, the Offeror and Ziggo May Terminate the Merger Protocol

Liberty Global, the Offeror and Ziggo may agree jointly to terminate the merger protocol at any time. In addition, Liberty Global and the Offeror, on the one hand, or Ziggo, on the other, may terminate the merger protocol by written notice to the other:

•	if any of the Offer Conditions has not been satisfied (or waived by the permitted party) by the Long Stop Date and the reason therefor is not due to the breach by the terminating party of any of its obligations under the merger protocol or any agreement resulting from it; or

•	if the other party has breached the terms of the merger protocol, and such breach (a) has or could reasonably be expected to have a material adverse consequence for Ziggo or the Offer and (b) is incapable of being or has not been remedied within ten Dutch business days of the receipt of such written notice (or, if earlier, the Long Stop Date).

Liberty Global or the Offeror may also terminate the merger protocol by written notice to Ziggo if the Ziggo Boards revoke, modify, amend or qualify their recommendation in favor of the Offer or if Ziggo breaches its obligations under the merger protocol with respect to its receipt of a competing offer. See “The Merger Protocol—Termination of the Merger Protocol.”

The Offeror or Ziggo May Be Required to Pay a Termination Fee or Reverse Termination Fee

Pursuant to the merger protocol, Ziggo will pay the Offeror a termination fee of €69.5 million if the merger protocol is terminated by the Offeror due to Ziggo’s breach of the merger protocol, in certain situations relating to competing offers, or in the event either of the Ziggo Boards revoke, modify, amend or qualify their recommendation in favor of the Offer. If either of the Ziggo Boards revoke, modify, change or qualify their recommendation in favor of the Offer because a Liberty Global Stock Event has occurred, and a written notice is served on the Offeror stating the reason therefor is due to the occurrence of such event, Liberty Global and the Offeror may, but will not be required to, terminate the merger protocol and Ziggo will not be obligated to pay the termination fee. The term Liberty Global Stock Event is defined in the merger protocol to mean that as of the closing of the seventh NASDAQ trading day before the Acceptance Closing Date, the blended price of the Liberty Global A Shares and the Liberty Global C Shares (calculated as the sum of (i) 0.577 multiplied by the sum of the volume weighted average prices (VWAP) over the preceding 10 NASDAQ trading days of each of the Liberty Global A Shares and the Liberty Global C Shares plus (ii) 0.423 multiplied by the VWAP over the same period of the Liberty Global Series C Shares multiplied by 2), both (1) is lower than $66.23 and (2) has underperformed, since January 24, 2014, an index of ten specified companies (which includes Liberty Global) by 20% or more. See “The Merger Protocol—Termination of the Merger Protocol.” In addition, the Offeror will pay Ziggo a reverse termination fee of €200 million if the merger protocol is terminated by either the Offeror or Ziggo because the condition to the Offer that competition clearance be obtained is not satisfied or a reverse termination fee of €69.5 million if the merger protocol is terminated by Ziggo due to the Offeror’s or Liberty Global’s breach of the merger protocol.

The Offer May be Taxable for Netherlands Income Tax Purposes for Dutch Individuals

In general, if a Ziggo shareholder is an individual who is resident or deemed to be resident in the Netherlands for Dutch taxation purposes and does not hold nor is deemed to hold a Substantial Interest, or who has opted to be taxed as a resident of the Netherlands for Dutch taxation purposes, (a) such Ziggo shareholder is subject to Dutch income tax on the gains realized upon disposal of the Ziggo ordinary shares under the Offer at progressive rates (up to 52%; rate for 2014); or (b) if the Ziggo ordinary shares are regarded as a passive investment, such Ziggo shareholder is subject to Dutch income tax at a rate of 30% (rate for 2014) on a deemed return of 4% of such individual’s qualifying net assets (including the Ziggo ordinary shares) regardless of the actual gain realized upon disposal of the Ziggo ordinary shares. In general, if a Ziggo shareholder is an entity which is resident or deemed to be resident in the Netherlands for Dutch taxation purposes, such entity will be subject to Dutch corporate income tax with respect to the gains realized upon disposal of the Ziggo ordinary shares under the Offer. The Dutch corporate income tax rate is 20% for the first €200,000 of taxable income and 25% for taxable income exceeding €200,000 (rates applicable for 2014).

The Offer May be Taxable for U.S. Income Tax Purposes for U.S. Individuals

A U.S. Holder should generally recognize gain or loss upon the receipt of the Offer Consideration in exchange for such U.S. Holder’s Ziggo ordinary shares in connection with the Offer in an amount equal to the difference between: (a) the sum of (i) the fair market value of the Share Consideration received and (ii) the U.S. dollar value of cash received determined based on the spot rate on the date payment is received and (b) the U.S. Holder’s adjusted tax basis in the Ziggo ordinary shares exchanged as part of the Offer. Gain or loss must be calculated separately for each block of Ziggo ordinary shares (i.e., shares acquired at the same cost in a single transaction) exchanged in connection with the Offer. Such gain or loss will generally be capital gain or loss. Any such gain or loss will generally be long-term capital gain or loss if the U.S. Holder’s holding period for such Ziggo ordinary shares exceeds one year at the time of the exchange. Long-term capital gains of non-corporate U.S. Holders are currently subject to reduced rates of taxation. The deductibility of capital losses is subject to limitations.

The Offer May be Taxable for U.K. Income Tax Purposes for U.K. Individuals

In general, if a Ziggo shareholder is an individual resident in the U.K. for U.K. tax purposes, holds the Ziggo ordinary shares as a capital asset and tenders their Ziggo ordinary shares pursuant to the Offer, that individual shareholder would generally be treated as making a disposal of their Ziggo ordinary shares for U.K. capital gains tax purposes. The rates of U.K. capital gains tax are 18% (for basic rate tax payers) and 28% (for higher and additional rate taxpayers). Certain reliefs may, depending on an individual shareholder’s circumstances, be available to reduce or eliminate any U.K. capital gains tax liability, such as allowable expenditure, the annual exemption and certain tax losses.

In general, if a corporate shareholder is resident in the U.K. and holds the Ziggo ordinary shares on capital account it will be within the scope of U.K. corporation tax and if it tenders its Ziggo ordinary shares pursuant to the Offer, it will be treated as making a disposal of its Ziggo ordinary shares, potentially giving rise to a chargeable gain or an allowable loss for the purposes of U.K. corporation tax on chargeable gains. Such chargeable gain for the purposes of U.K. corporation tax will generally be treated in the same way and under the same circumstances as indicated above in relation to U.K. capital gains tax, save as described below. The main rate of U.K. corporation tax for the financial years 2014 and 2015 will be 21% and 20% respectively. A corporate shareholder may be entitled to an indexation allowance in computing the amount of any chargeable gain accruing on the disposal of its shares, which provides relief for the effects of inflation by reference to movements in the U.K. retail prices index. If a corporate shareholder has held a “substantial shareholding” in Ziggo throughout a 12-month period beginning not more than two years before the day on which the Offer becomes effective, the disposal will generally not be chargeable to U.K. corporation tax on chargeable gains. Ordinarily, a corporate shareholder will not be regarded as holding a substantial shareholding in Ziggo unless it (whether alone or together with other group companies) holds not less than 10% of Ziggo’s ordinary share capital. There is no annual exemption.

Accounting Treatment of the Offer

We will account for the purchase of Ziggo shares in the Offer using the acquisition method of accounting for business combinations in accordance with United States generally accepted accounting principles.

The Liberty Global A Shares and Liberty Global C Shares Will Be Listed on the NASDAQ Global Select Market

The Liberty Global A Shares and Liberty Global C Shares forming the Share Consideration will be listed and admitted for trading on the NASDAQ Global Select Market. Liberty Global’s ordinary shares are not listed or admitted for trading on any other market or securities exchange.

Regulatory Filings and Approvals Required to Complete the Offer

The Offer involves certain regulatory filings and requires certain antitrust approvals pursuant to Dutch law. On March 14, 2014, the Offeror submitted a merger notification with the European Commission. On May 8, 2014, the European Commission opened an in-depth Phase II investigation into the transactions contemplated by the merger protocol. The timing is contingent on various factors. The deadline for a decision by the European Commission regarding the Phase II investigation was October 17, 2014; however, on August 4, 2014, the European Commission announced that it had suspended the deadline of its review of the transaction under Article 11(3) pending receipt of additional information regarding the transaction from the Offeror. Therefore, this deadline will be extended. For a description of these regulatory and antitrust matters, please see “The Merger Protocol—Regulatory Filings and Dutch Offer Memorandum; Antitrust Matters.”

Other than (i) the merger notification submitted with the European Commission, (ii) the SEC declaring effective the Registration Statement on Form S-4 of which this prospectus/offer to exchange forms a part, (iii) NASDAQ confirming the Share Consideration is eligible for trading on the NASDAQ Global Select Market prior to the Settlement Date and (iv) the approval by the AFM of the draft Dutch Offer Memorandum under section 5:76 of the Dutch Act on Financial Supervision (which approval was obtained prior to commencement of the Offer), we do not believe that any additional material governmental filings or approvals are required with respect to the Offer. However, governmental authorities, and in some cases, private individuals, could challenge the Offer at any time. See “The Merger Protocol—Regulatory Filings and Dutch Offer Memorandum; Antitrust Matters.”

Appraisal Rights

Dutch law does not recognize the concept of appraisal or dissenters’ rights, and, accordingly, Ziggo shareholders have no appraisal rights for their ordinary shares under Dutch law in connection with the Offer. However, at such time as the Offeror holds, together with its affiliates, 95% or more of the Ziggo ordinary shares, a minority Ziggo shareholder may initiate takeover sell-out proceedings in accordance with article 2:359d of the DCC. In those proceedings, a Dutch court would determine the price to be paid for the remaining Ziggo ordinary shares, which may be higher or lower than the Offer Consideration. As the Offeror has committed itself in the merger protocol to effect a Statutory Buy-Out, if the Offeror, together with its affiliates, holds at least 95% of the Ziggo ordinary shares, as described in more detail under “The Merger Protocol—Post-Closing Restructuring: Delisting, Statutory Squeeze Out Proceedings, Asset Sale and Liquidation and other Post-Closing Measures,” we believe it is unlikely that any Ziggo shareholder would initiate such proceedings.

Financing for the Offer

In compliance with Article 7(4) of the Decree, by joint press release dated January 27, 2014, Liberty Global and Ziggo announced that the Offeror had taken all necessary measures to secure the funding of the Offer.

The Offeror will finance the maximum total amount of the Cash Consideration of approximately €1,600,000,000 (and, if the maximum number of Ziggo ordinary shares pledged under the Ziggo Collar (as defined and described below) are borrowed by the counterparty and tendered under the Offer rather than returned to Liberty Global, an additional amount of approximately €220,000,000) through cash on hand and a debt financing and has secured fully committed acquisition debt financing from a syndicate of banks. The financing is subject to customary conditions, including delivery to the banks of (i) confirmation that the Offer has been declared unconditional at an Acceptance Level of at least 65%, (ii) evidence that the pledge of certain Ziggo ordinary shares in connection with the Ziggo Collar Loan has been released, (iii) an executed security agreement, (iv) a copy of any amendment to the merger protocol that changes the terms of the financing, which may not be materially adverse to the lenders absent requisite lender consent, and (v) a certificate establishing certain financial ratios after giving pro forma effect to the financing and the use of proceeds therefrom. The Offeror has no reason to believe that the conditions to the debt financing will not be satisfied on or prior to the Settlement Date.

The Share Consideration will be funded through the issuance by Liberty Global of Liberty Global A Shares and Liberty Global C Shares. Liberty Global will issue approximately 32,664,000 Liberty Global A Shares and approximately 80,586,000 Liberty Global C Shares in connection with the Offer. These figures assume that all of the Ziggo ordinary shares currently outstanding (including conditional performance shares under the LTIP that are eligible to participate in the Offer but excluding Ziggo ordinary shares held by the Offeror or its affiliates) are tendered under the Offer. An affiliate of Liberty Global has entered into the Ziggo Collar, including the Ziggo Collar Loan, under which the counterparty may borrow, for hedging purposes, up to 19,965,600 Ziggo ordinary shares that secure the Ziggo Collar. Assuming all of the Ziggo ordinary shares securing the Ziggo Collar are lent by Liberty Global to that counterparty and all such Ziggo ordinary shares are tendered under the Offer rather than returned to Liberty Global, then Liberty Global would issue an additional approximately 4,556,000 Liberty Global A Shares and approximately 11,241,000 Liberty Global C Shares. This would result in a maximum total issuance of approximately 37,220,000 Liberty Global A Shares and approximately 91,827,000 Liberty Global C Shares. The issuance of the Liberty Global A Shares and Liberty Global C Shares does not require shareholder authorization or further corporate approvals.

Indicative Timetable

Expected date and time	Event

June 27, 2014	Press release announcing the availability of the original prospectus/offer to exchange, the Dutch Offer Memorandum and the Position Statement and the commencement of the Offer.

Expected date and time	Event

July 2, 2014, 9:00 a.m., Central European Time	Commencement of the Offer Period in accordance with section 14(2) of the Decree.

August 26, 2014, 10:00 a.m., Central European Time	Extraordinary General Meeting of Ziggo shareholders to be held at the Ziggo Dome, located at De Passage 100, 1101AX, Amsterdam, the Netherlands, in which, among other matters, the Offer will be discussed and Ziggo shareholders will vote on the Asset Sale and Liquidation Resolutions in accordance with the provisions of section 18(1) of the Decree.

September 10, 2014, 5:40 p.m., Central European Time	Initial Acceptance Closing Date: Deadline for Ziggo shareholders wishing to tender Ziggo ordinary shares, unless extended in accordance with section 15(2) of the Decree.

Within three Dutch business days after the Acceptance Closing Date	Unconditional Date: The date on which the Offeror shall publicly announce whether the Offer is declared unconditional (gestand wordt gedaan) in accordance with section 16(1) of the Decree.

Within three Dutch business days after the Unconditional Date

Post-Closing Acceptance Period:

The Offeror will announce the duration of the Post-Closing Acceptance Period, which will be at least three Dutch business days and no less than two weeks.

During the Post-Closing Acceptance Period, Ziggo shareholders that have not yet tendered their Ziggo ordinary shares under the Offer will be given the opportunity to do so for the Offer Consideration, in accordance with section 17 of the Decree.

Within five Dutch business days after the Unconditional Date

Settlement Date:

The date on which, in accordance with the terms of the Offer, the Offeror shall pay the Offer Consideration per Ziggo ordinary share to the Ziggo shareholders who during the Offer Period have validly tendered, or defectively tendered provided that such defect has been waived by the Offeror, and transferred their Ziggo ordinary shares under the Offer.

Promptly and in any event within five Dutch business days after the end of any Post-Closing Acceptance Period

Settlement date for shares tendered during Post-Closing Acceptance Period:

The date on which the Offeror shall pay the Offer Consideration per Ziggo ordinary share to the Ziggo shareholders who have validly tendered, or defectively tendered provided that such defect has been waived by the Offeror, and transferred their Ziggo ordinary shares during any Post-Closing Acceptance Period.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF LIBERTY GLOBAL

The following tables present selected historical financial information of Liberty Global and its consolidated subsidiaries for the six months ended June 30, 2014 and 2013 and for each of the years in the five-year period ended December 31, 2013. The following selected financial data was derived from our audited consolidated financial statements as of and for the years ended December 31, 2013, 2012, 2011, 2010 and 2009 and the unaudited condensed consolidated financial statements for the quarter ended June 30, 2014. This information is only a summary and should be read together with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and consolidated financial statements included in Liberty Global’s Annual Report on Form 10-K/A, as amended by Amendment No. 1 and Amendment No. 2 thereto, for the fiscal year ended December 31, 2013, as filed with the SEC on February 13, 2014, April 3, 2014 and June 4, 2014, respectively, as updated by Liberty Global’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2014, as filed with the SEC on August 5, 2014, and subsequent filings by Liberty Global with the SEC that are incorporated by reference in this prospectus/offer to exchange. See “Where You Can Find More Information.” The financial information for interim periods presented below are not necessarily indicative of results for the full year.

	June 30, 2014	December 31,
		2013	2012	2011	2010	2009
	in millions
Summary Balance Sheet Data(a):
Property and equipment, net	$23,820.6	$23,974.9	$13,437.6	$12,868.4	$11,112.3	$12,010.7
Goodwill	$23,950.5	$23,748.8	$13,877.6	$13,289.3	$11,734.7	$13,353.8
Total assets	$65,529.4	$67,714.3	$38,307.7	$36,409.2	$33,328.8	$39,899.9
Debt and capital lease obligations, including current portion	$42,560.2	$44,704.3	$27,524.5	$24,757.9	$22,462.6	$25,852.6
Total equity	$10,787.6	$11,541.5	$2,085.1	$2,931.4	$3,457.7	$6,497.1

	Six months ended June 30,		Year ended December 31,
	2014	2013	2013	2012	2011	2010	2009
	in millions, except per share amounts
Summary Statement of Operations Data(a):
Revenue	$9,135.9	$5,729.7	$14,474.2	$9,930.8	$9,118.3	$7,995.2	$6,944.3
Operating income	$1,251.2	$973.3	$2,012.1	$1,983.1	$1,822.9	$1,443.9	$919.6
Earnings (loss) from continuing operations(b)	$(654.0)	$33.0	$(882.0)	$(583.9)	$(801.5)	$(977.3)	$(255.2)
Loss from continuing operations attributable to Liberty Global shareholders	$(662.2)	$(9.9)	$(937.6)	$(623.7)	$(841.0)	$(889.8)	$(80.6)
Basic and diluted loss from continuing operations attributable to Liberty Global shareholders per share—Class A, Class B and Class C ordinary shares(c)	$(0.84)	$(0.02)	$(1.39)	$(1.17)	$(1.59)	$(1.93)	$(0.47)

(a)	We acquired Virgin Media on June 7, 2013, OneLink Communications on November 8, 2012, Kabel BW GmbH (KBW) on December 15, 2011, Aster Sp. z.o.o. on September 16, 2011 and Unitymedia KabelBW

on January 28, 2010. We sold substantially all of Chellomedia’s assets (the Chellomedia Disposal Group) on January 31, 2014, Austar United Communications Limited (Austar) on May 23, 2012 and our ownership interests in three of our subsidiaries (the J:COM Disposal Group) that held our ownership interests in a broadband communications provider in Japan on February 18, 2010. Accordingly, our summary statement of operations data presents the Chellomedia Disposal Group, Austar, the J:COM Disposal Group and a less significant entity as discontinued operations during the applicable periods. We also completed a number of less significant acquisitions during the years presented. For information regarding our acquisitions and dispositions during the past three years, see notes 3 and 4 to our consolidated financial statements.
(b)	Includes earnings from continuing operations attributable to noncontrolling interests of $8.2 million, $42.9 million, $55.6 million, $39.8 million, $39.5 million, $87.5 million and $174.6 million, respectively.
(c)	Basic and diluted loss from continuing operations attributable to Liberty Global shareholders per share give retroactive effect to the 2014 C Share Dividend for all periods presented.

EXCHANGE RATE INFORMATION

The following table shows, for the periods indicated, information concerning the exchange rate between U.S. dollars and euro. The information in the following table is expressed in U.S. dollars per euro and is based on the noon buying rate in New York City for cable transfers in euro as certified for customs purposes by the Federal Reserve Bank of New York. The average rates for the annual periods presented in these tables were calculated by taking the simple average of the Noon Buying Rates on the last day of each month during the relevant period.

On August 8, 2014, the latest practicable date for which such information was available prior to the date of this prospectus/offer to exchange, the Noon Buying Rate was $1.34 per €1.00. These translations should not be construed as a representation that the U.S. dollar amounts actually represent, or could be converted into, euro at the rates indicated.

	Period- end Rate	Average Rate	High	Low
Annual Data (Year ended December 31,)
2013	1.38	1.33	1.38	1.28
2012	1.32	1.29	1.35	1.21
2011	1.30	1.39	1.49	1.29
2010	1.33	1.33	1.45	1.20
2009	1.43	1.39	1.51	1.25

COMPARATIVE MARKET PRICE AND DIVIDEND INFORMATION

The Liberty Global A Shares and Liberty Global C Shares constituting the Share Consideration are listed and traded on NASDAQ under the symbols “LBTYA” and “LBTYK.” The Ziggo ordinary shares are listed and traded on Euronext Amsterdam under the trading symbol “ZIGGO.”

The following table sets forth, for the periods indicated, the per share high and low sales prices of LBTYA and LBTYK on NASDAQ, and Ziggo on Euronext Amsterdam, as well as the dividends declared thereon. Prices for LBTYA and LBTYK for periods prior to the completion of the acquisition of Virgin Media in a stock and cash merger on June 7, 2013, represent market prices for shares of Liberty Global Inc.’s Series A (LBTYA) and Series C (LBTYK) common stock. No cash dividends were paid by either company during the periods indicated, except Ziggo paid a cash dividend of €0.55 per share in the third quarter of 2012 and a cash dividend of €0.90 and €0.95 per share in the second and third quarter of 2013, respectively.

	LBTYA ($)(1)		LBTYK ($)(1)		ZIGGO (€)
	High	Low	High	Low	High	Low
2012
First quarter	27.03	21.37	25.36	20.36	23.39	21.00
Second quarter	26.64	23.33	25.05	22.02	26.12	21.90
Third quarter	31.71	25.21	28.96	23.51	27.20	23.50
Fourth quarter	33.24	28.10	30.39	25.78	27.63	23.41
2013
First quarter	38.20	32.60	34.99	29.36	27.44	22.02
Second quarter (through June 7)	41.13	37.28	37.60	34.05	29.01	25.73
Second quarter (after June 7)	39.91	35.78	36.68	32.80	31.51	28.07
Third quarter	42.89	37.76	39.99	34.60	31.75	26.98
Fourth quarter	46.52	38.84	43.19	36.15	33.98	28.57
2014
First quarter	47.27	40.01	44.35	38.43	34.00	31.01
Second quarter	45.61	38.49	43.59	37.38	34.66	30.83
Third quarter (through August 8)	44.93	41.48	43.35	39.71	34.65	33.56

(1)	The LBTYA and LBTYK prices give retroactive effect to the 2014 C Share Dividend for all periods presented.

The following table shows the closing price of LBTYA and LBTYK on NASDAQ and the closing price of ZIGGO on Euronext Amsterdam on each of the following dates:

•	October 15, 2013, the last full trading day before the public announcement by Ziggo that it had received a preliminary proposal regarding a potential offer by Liberty Global;

•	January 24, 2014, the last full trading day before the public announcement of the execution of the merger protocol; and

•	August 8, 2014, the last full trading day before the printing of this prospectus/offer to exchange.

The table also presents the implied U.S. dollar equivalent value of the Offer Consideration per Ziggo ordinary share for the dates presented in the table. The implied equivalent value was calculated by taking the sum of (x) the product of the closing price per Liberty Global A Share on NASDAQ and 0.2282 (the exchange ratio per Ziggo ordinary share or Class A exchange ratio), and (y) the product of the closing price per Liberty Global C Share on NASDAQ and 0.5630 (the exchange ratio per Ziggo ordinary share or Class C exchange ratio), and then adding to that sum the cash portion of the Offer Consideration of €11.00 per share. In calculating the implied equivalent value for each date in the table below, amounts in U.S. dollars have been translated into euro at the applicable exchange rate on the date presented.

	LBTYA ($)(1)	LBTYK ($)(1)	ZIGGO (€)	Implied Equivalent Value of Offer Consideration per Ziggo ordinary share (€)(1)(2)
October 15, 2013	40.02	37.14	29.23	33.12
January 24, 2014	43.29	40.13	33.25	34.74
August 8, 2014	41.56	40.24	33.78	34.98

(1)	The LBTYA and LBTYK prices and the Class C exchange ratio give retroactive effect to the 2014 C Share Dividend for all periods presented.
(2)	Reflects the market value of the Offer Consideration per Ziggo ordinary share, calculated by adding (a) the Cash Consideration, or €11.00, plus (b) the closing price of LBTYA as of the specified date, translated to euro as of the specified date, multiplied by the Class A exchange ratio plus (c) the closing price of LBTYK as of the specified date, translated to euro as of the specified date, multiplied by the Class C exchange ratio.

The market prices of LBTYA, LBTYK and ZIGGO are likely to fluctuate during the Offer Period and cannot be predicted. We urge you to obtain current market price information before deciding whether to tender your Ziggo ordinary shares under the Offer.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This prospectus/offer to exchange, including documents incorporated by reference herein, includes certain forward-looking statements, including statements regarding the anticipated consequences of the Offer and the consequences and benefits of our acquisition of Ziggo, the future results, performance, prospects and opportunities of Liberty Global and the Joint Dutch Operations, competitive, regulatory and economic factors, the anticipated impacts of new legislation, anticipated revenue decreases or cost increases, liquidity, credit risks, foreign currency risks and target leverage levels and other information and statements that are not historical fact. In some cases, you can identify these statements by our use of forward-looking words such as “may,” “will,” “should,” “anticipate,” “estimate,” “expect,” “plan,” “believe,” “predict,” “potential,” “intend” and other terms of similar substance used in connection with any discussion of the future operations or financial performance of our company or the Joint Dutch Operations. To the extent that statements in this prospectus/offer to exchange (or incorporated by reference herein) are not recitations of historical fact, such statements constitute forward-looking statements, which, by definition, involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements.

You should be aware that any forward-looking statements in this prospectus/offer to exchange, including documents incorporated by reference herein, only reflect our expectations and are not guarantees of performance. These statements involve risks, uncertainties and assumptions. Many of these risks, uncertainties and assumptions are beyond our control and may cause actual results and performance to differ materially from our expectations.

Known risk factors that could cause results or events to differ from current expectations are identified and discussed under “Risk Factors” and in our filings with the SEC, including our most recent Forms 10-K/A and 10-Q/A. Some, but not all, of the factors that could cause actual results or events relating to Liberty Global and/or the Joint Dutch Operations to differ materially from anticipated results or events include the following:

•	economic and business conditions and industry trends in the countries in which we operate;

•	the competitive environment in the industries in the countries in which we operate, including competitor responses to their respective products and services;

•	fluctuations in currency exchange rates and interest rates;

•	instability in global financial markets, including sovereign debt issues and related fiscal reforms;

•	consumer disposable income and spending levels, including the availability and amount of individual consumer debt;

•	changes in consumer television viewing preferences and habits;

•	consumer acceptance of our existing service offerings, including digital video, broadband internet, fixed-line telephony, mobile and business service offerings, and of new technology, programming alternatives and other products and services that we may offer in the future;

•	our ability to manage rapid technological changes;

•	our ability to maintain or increase the number of subscriptions to our digital video, broadband internet, fixed-line telephony and mobile service offerings and the average revenue per household;

•	our ability to provide satisfactory customer service, including support for new and evolving products and services;

•	our ability to maintain or increase rates to our subscribers or to pass through increased costs to subscribers;

•	our ability to maintain revenue from channel carriage arrangements, particularly in Germany;

•	the impact of our future financial performance, or market conditions generally, on the availability, terms and deployment of capital;

•	changes in, or failure or inability to comply with, government regulations in the countries in which we operate and adverse outcomes from regulatory proceedings;

•	government intervention that opens our broadband distribution networks to competitors, such as the obligations imposed in Belgium;

•	our ability to obtain regulatory approval and satisfy other conditions necessary to close acquisitions, including the Offer, and dispositions and the impact of conditions imposed by competition and other regulatory authorities in connection with acquisitions, including the impact of the present and any future conditions imposed in connection with the acquisition of KBW on its operations in Germany;

•	our ability to successfully acquire new businesses and, if acquired, to integrate, realize anticipated efficiencies from, and implement its business plan with respect to, the businesses it has or may acquire, such as the Virgin Media acquisition and the acquisition of Ziggo;

•	changes in laws or treaties relating to taxation, or the interpretation thereof, in the U.S. or in countries in which we operate;

•	changes in laws and government regulations that may impact the availability and cost of credit and the derivative instruments that hedge certain of our financial risks;

•	the ability of suppliers and vendors to timely deliver quality products, equipment, software and services;

•	the availability of attractive programming for our digital video services and the costs associated with such programming, including retransmission and copyright fees payable to public and private broadcasters;

•	uncertainties inherent in the development and integration of new business lines and business strategies;

•	our ability to adequately forecast and plan future network requirements;

•	the availability of capital for the acquisition and/or development of telecommunications networks and services;

•	problems we may discover post-closing with the operations, including the internal controls and financial reporting process, of businesses it acquires;

•	leakage of sensitive customer data;

•	the outcome of any pending or threatened litigation;

•	the loss of key employees and the availability of qualified personnel;

•	changes in the nature of key strategic relationships with partners and joint venturers; and

•	events that are outside of our control, such as political unrest in international markets, terrorist attacks, malicious human acts, natural disasters, pandemics and other similar events.

The broadband distribution services industries are changing rapidly and, therefore, the forward-looking statements of expectations, plans and intent contained or incorporated in this prospectus/offer to exchange are subject to a significant degree of risk and you should not assume that such expectations, plans or intent will result or be achieved or accomplished. These forward-looking statements and the above-described risks, uncertainties and other factors speak only as of the date of this prospectus/offer to exchange, and we expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained or incorporated herein, to reflect any change in our expectations with regard thereto, or any other change in events, conditions or circumstances on which any such statement is based, except to the extent required by applicable law. Readers are cautioned not to place undue reliance on any forward-looking statement contained in this prospectus/offer to exchange or in any documents incorporated by reference herein.

RISK FACTORS

By accepting the Offer, Ziggo shareholders will be choosing to invest in Liberty Global ordinary shares. In considering whether to accept the Offer, you should consider carefully the following risk factors, and the other risks and information contained in this prospectus/offer to exchange and in the documents incorporated herein by reference.

Risk Factors Related to Liberty Global’s Business and Ordinary Shares

For a discussion of general risks related to Liberty Global’s business and ordinary shares, see the discussion under “Risk Factors” in Liberty Global’s Annual Report on Form 10-K/A, as amended by Amendment No. 1 and Amendment No. 2 thereto, for the year ended December 31, 2013, as filed with the SEC on February 13, 2014, April 3, 2014 and June 4, 2014, respectively, as updated by subsequent filings by Liberty Global with the SEC that are incorporated by reference in this prospectus/offer to exchange. See “Where You Can Find More Information.”

Risk Factors Relating to the Offer

The following risk factors relate specifically to the Offer, and are in addition to risks related to Liberty Global’s business and ordinary shares generally.

The value of the Liberty Global A Shares and the Liberty Global C Shares that Ziggo shareholders will receive as partial consideration for their Ziggo ordinary shares is subject to stock market and exchange rate fluctuations. Because the Class A exchange ratio and the Class C exchange ratio are each fixed, the value of the Offer Consideration paid to Ziggo shareholders on the Settlement Date may differ from the value of the Offer Consideration on the date they tender their Ziggo ordinary shares into the Offer. Ziggo shareholders who tender their shares into the Offer will receive the Offer Consideration, which consists of a fixed number of Liberty Global A Shares and Liberty Global C Shares plus €11.00 in cash, rather than a number of shares plus cash with a particular market value. There is no provision in the merger protocol for a “floor” or “collar” on the overall value of the Offer Consideration, although either of the Ziggo Boards may revoke, modify or qualify their recommendation of the Offer (but Ziggo may not terminate the merger protocol) if, as of the seventh NASDAQ trading day prior to the Acceptance Closing Date, the “Liberty Global Blended Price” (as defined in the merger protocol) both falls below $66.23 and underperforms by at least 20% a basket of peer group companies. Hence, and pursuant to the terms of the Offer, the Class A exchange ratio is fixed at 0.2282 of a Liberty Global A Share, the Class C exchange ratio is fixed at 0.5630 of a Liberty Global C Share and the Cash Consideration is fixed at €11.00 (without interest). The Offer Consideration will only be adjusted for any dividends or other distributions made by Liberty Global during the period between signing of the merger protocol and the Settlement Date, and may be adjusted downward for any dividends or other distributions made by Ziggo during this period.

The market value of Liberty Global A Shares, Liberty Global C Shares and Ziggo ordinary shares at the Settlement Date, or the date on which Ziggo shareholders receive an advance liquidation distribution as part of any Post-Closing Restructuring, may vary significantly from their prices on the date the merger protocol was first publicly announced, the date of this prospectus/offer to exchange, the date of the EGM or the date on which Ziggo shareholders tender their Ziggo ordinary shares into the Offer. See “The Merger Protocol—Post-Closing Restructuring: Delisting, Statutory Squeeze-Out Proceedings, Asset Sale and Liquidation and Other Post-Closing Measures” for information on the Post-Closing Restructuring that is intended to take place subject to the Acceptance Level representing at least 80% of all Ziggo ordinary shares issued and outstanding as of the Acceptance Closing Date (geplaatst en uitstaand kapitaal) (excluding shares held by Ziggo), on a fully-diluted basis, and the Asset Sale and Liquidation Resolutions Condition being satisfied. Because the exchange ratios will not be adjusted to reflect any changes in the market price of Liberty Global shares, the value of the Share Consideration received by the Ziggo shareholders who tender their shares in the Offer may be higher or lower than the market value of those shares on earlier dates. Changes in share prices may result from a variety of factors that are beyond our and Ziggo’s control, including changes in our respective businesses, operations and prospects, regulatory considerations, governmental actions, and legal proceedings and developments. Market assessments of the benefits of the combination of our operations and of the likelihood that the combination will be completed and general and industry specific market and economic conditions may also have an effect on prices. Neither we nor Ziggo may terminate the merger protocol solely because of changes to the market price of either party’s shares.

In addition, any fluctuation in the EUR/USD exchange rate between the date of the signing of the merger protocol and the Settlement Date and any Post-Closing Restructuring will increase or decrease the euro cash value of the Liberty Global A Shares and the Liberty Global C Shares that Ziggo shareholders will receive in exchange for their shares.

Also, it is possible that the Asset Sale and Liquidation or any other Post-Closing Restructuring may not be completed until a significant period of time has passed after the EGM and the Settlement Date. As a result, the market value of the Liberty Global A Shares and the Liberty Global C Shares at the time of such an event may vary significantly from the market value of those shares at the time of the EGM and on the Settlement Date.

Whether or not the Offer is completed, the announcement and prospect of the completion of the Offer could cause disruptions in our business, Ziggo’s business or both. Whether or not the Offer is completed, the announcement and prospect of the completion of the Offer could cause disruptions to our Dutch operations and/or Ziggo. Specifically if the Offer succeeds, some current and prospective employees of Ziggo and/or the Liberty Global Dutch Business may experience uncertainty about their future roles within the combined company, which may adversely affect our and Ziggo’s abilities to retain or recruit key managers and other employees. The Liberty Global Dutch Business and Ziggo have numerous strategic relationships and business alliances with other companies to deliver and market their products and services to our respective customers. As a result of the Offer, some of these relationships may change in a manner adverse to the Liberty Global Dutch Business and Ziggo and, accordingly, the Joint Dutch Operations if the Offer closes. Although we and Ziggo have not experienced any material change in customers’ purchasing decisions since the announcement of the merger protocol as of the date of this prospectus/offer to exchange, and our respective strategic relationships and business alliances have not been negatively affected in any material way, our and Ziggo’s customers, in response to the announcement of the Offer or due to any ongoing uncertainty about the Offer and the combination of our Dutch operations, may delay or defer purchasing decisions or elect to switch to other carriers. Any delay, deferral or change in purchasing decisions by our or Ziggo’s customers could seriously harm the Liberty Global Dutch Business or Ziggo’s business and our expectations with respect to future growth prospects. If we or Ziggo fail to manage these risks effectively, our, Ziggo’s or the combined Joint Dutch Operations’ business, financial condition and results of operations could be adversely affected and the market price of the Liberty Global A Shares and the Liberty Global C Shares may fall.

If the Offer is completed, Liberty Global and the Offeror may not acquire all of the outstanding Ziggo ordinary shares, which may have an adverse impact on remaining Ziggo shareholders and Liberty Global’s integration plans. The Offer may be declared unconditional, and therefore completed, but the Ziggo ordinary shares tendered in the Offer may be less than all of the outstanding shares of Ziggo. In this event, the size of the free float in Ziggo ordinary shares will be substantially reduced and the liquidity, trading volumes and volatility of Ziggo ordinary shares will be adversely affected. Other than the Post-Closing Acceptance Period, the Offeror does not intend to set up a liquidity mechanism following the Settlement Date for any Ziggo ordinary shares that are not tendered under the Offer. While the Offeror may initiate one of the Post-Closing Measures, as set forth in the “The Merger Protocol—Post-Closing Restructuring: Delisting, Statutory Squeeze-Out Proceedings, Asset Sale and Liquidation and Other Post-Closing Measures” following completion of the Offer, it is not required to do so.

If the Acceptance Level on the Acceptance Closing Date represents at least 95% of all Ziggo ordinary shares issued and outstanding as of that date (geplaatst en uitstaand kapitaal) (excluding shares held by Ziggo), on a fully-diluted basis, or we acquire at least 95% of the outstanding Ziggo ordinary shares after the Acceptance Closing Date and Post-Closing Acceptance Period, we intend to de-list the Ziggo ordinary shares from Euronext Amsterdam, such that there will no longer be a public market for Ziggo ordinary shares. Based on the current policy of Euronext Amsterdam, we may commence such a delisting procedure once we have obtained 95% or more of the issued and outstanding Ziggo ordinary shares. In addition, if the Acceptance Level on the Acceptance

Closing Date represents at least 95% of all Ziggo ordinary shares issued and outstanding as of that date (geplaatst en uitstaand kapitaal) (excluding shares held by Ziggo), on a fully-diluted basis, the Offeror has agreed with Ziggo in the merger protocol to initiate a Statutory Buy-Out under Dutch law. In such circumstances, the price to be paid for the remaining Ziggo ordinary shares would be paid in cash only, in an amount determined by the Enterprise Chamber of the Amsterdam Court of Appeals, which may be an amount that is substantially more or less than the Offer Consideration.

The Offeror and Ziggo anticipate that the integration of Ziggo and the Liberty Global Dutch Business will deliver substantial operational, commercial, organizational and financial benefits. Such benefits could not be, or could only be partially, achieved if Ziggo were to continue as a standalone entity with a minority shareholder base.

For information regarding the impact on Ziggo shareholders if the Offer is completed at different Acceptance Levels, see “The Offer—Consequences to Ziggo Shareholders at Different Acceptance Levels.”

Additional taxes may be payable by Ziggo shareholders whose shares are purchased pursuant to a Post-Closing Restructuring of Ziggo rather than pursuant to the Offer. In the Post-Closing Restructuring, Ziggo shareholders that do not tender their Ziggo ordinary shares in the Offer will generally receive the same consideration that they would have received had they tendered their Ziggo ordinary shares in the Offer. It is currently anticipated that any distribution made to Ziggo shareholders pursuant to the Asset Sale and Liquidation or any other Post-Closing Restructuring will generally be subject to a 15% Dutch dividend withholding tax, provided that if such distribution takes the form of a liquidating distribution, it will generally only be subject to Dutch dividend withholding tax to the extent it exceeds the average paid-in capital (as recognized for Dutch dividend withholding tax purposes) of the Ziggo ordinary shares on which the distribution takes place. Application of the Dutch dividend withholding tax could cause the net value of the consideration received by Ziggo shareholders in the Asset Sale and Liquidation or any other Post-Closing Restructuring to be less than the net value of the Offer Consideration such Ziggo shareholders would have received had they tendered their shares in the Offer. In addition, if the Asset Sale and Liquidation or any other Post-Closing Restructuring is the subject of litigation, the consummation of the Asset Sale and Liquidation or any other Post-Closing Restructuring could be delayed or prohibited. In the event of delay, the value of the Liberty Global A Shares and Liberty Global C Shares received in the Asset Sale and Liquidation when it is completed may be higher or lower than the value of such shares on the Settlement date of the Offer.

Please see “Material Tax Consequences of the Offer and Related Transactions” for information on the tax consequences of the Asset Sale and Liquidation.

Delays in completing, or the inability to successfully complete, the Asset Sale and Liquidation or any other Post-Closing Measures could delay or reduce the cost savings and revenue benefits to the combined business. Liberty Global anticipates there will be significant synergies and savings resulting from the integration of the Liberty Global Dutch Business and Ziggo. Achieving these expected benefits and synergies will depend, to a large extent, on Liberty Global owning 100% of the outstanding Ziggo ordinary shares so the Liberty Global Dutch Business and the Ziggo business can be integrated in an efficient and effective manner. The process of integrating these two businesses may be disruptive to both businesses and may take longer than anticipated. Any delay in owning 100% or inability to own 100% of the Ziggo ordinary shares could result in further delay, or reduce these benefits and synergies or make them unachievable. Also, it is possible that additional transaction expenses, one-off costs or future operating expenses could arise. It is also possible that we may not able to realize the expected benefits of the transaction at all.

There will be material differences between your current rights as a holder of Ziggo ordinary shares and the rights you can expect as a shareholder of Liberty Global. Under the terms of the Offer, a portion of the Offer Consideration consists of the Share Consideration. If you tender your shares into the Offer and it becomes unconditional, you will become a Liberty Global shareholder. Liberty Global is organized under and subject to the laws of the U.K. and its articles of association, while Ziggo is organized under and subject to laws of the

Netherlands and its articles of association. There are material differences between the rights of Ziggo shareholders and the rights of Liberty Global shareholders. For example, each holder of a Ziggo ordinary share has the right to cast one vote at a general meeting of shareholders. Each holder of a Liberty Global A Share also has the right to cast one vote at a meeting of shareholders, but holders of the Liberty Global C Shares may not vote at a meeting of shareholders. Liberty Global also has issued and outstanding Liberty Global B Shares, which are entitled to ten votes per share at a meeting of shareholders except in certain limited circumstances. In order to constitute a quorum for the transaction of business at a meeting of Liberty Global shareholders, holders of a majority of the voting rights of all of the shareholders entitled to vote shall be present in person or by proxy; under Dutch law, a quorum will be deemed present at a meeting of Ziggo shareholders if at least one ordinary share entitled to vote is present in person or by proxy. Liberty Global shareholders may requisition general meetings and may propose certain resolutions for consideration, including nominations of persons for election to the Liberty Global board of directors; there is no equivalent provision in Ziggo’s articles or under Dutch law. Preference shares may be issued by English companies, giving the holders rights of priority over ordinary shareholders; there is no equivalent provision in Ziggo’s articles of association or under Dutch law. For a detailed discussion of these material differences, see “Comparison of Shareholders’ Rights.”

Execution risk could cause the market price of the Liberty Global A Shares and C Shares to decline. The market price of the Liberty Global A Shares and Liberty Global C Shares may decline as a result of the Offer, among other reasons, if:

•	the integration of Ziggo’s business is delayed or unsuccessful;

•	we do not achieve the expected benefits of our acquisition of Ziggo as rapidly or to the extent anticipated by us, financial analysts or investors, or at all;

•	the effect of our acquisition of Ziggo on our financial results is not consistent with the expectations of financial analysts or investors;

•	former Ziggo shareholders sell a significant number of Liberty Global shares after completion of the Offer; or

•	we fail to acquire all of the Ziggo ordinary shares in the Offer or through a subsequent Post-Closing Restructuring.

Assuming full acceptance of the Offer, we would issue to Ziggo shareholders approximately 32,664,000 Liberty Global A Shares and approximately 80,586,000 Liberty Global C Shares, representing approximately 15.2% and 14.5%, respectively, of the outstanding shares of each class as of July 30, 2014. In the event 19,965,600 Ziggo ordinary shares that we have pledged to secure the Ziggo Collar are borrowed by the counterparty as permitted thereunder and tendered under the Offer rather than returned to us, we would issue an additional approximately 4,556,000 Liberty Global A Shares and approximately 11,241,000 Liberty Global C Shares, representing an additional approximately 2.1% and 2.0%, respectively, of the outstanding shares of each class as of July 30, 2014. Accordingly, in such case, a maximum total number of approximately 37,220,000 Liberty Global A Shares and a maximum total number of approximately 91,827,000 Liberty Global C Shares would be issued. If a significant portion of Liberty Global ordinary shares issued in connection with the Offer were to be sold within a short period after completion of the Offer, this could create selling pressure in the market or a perception that such selling pressure may develop, either of which may adversely affect the market for, and the market price of, the Liberty Global Class A Shares and the Liberty Global Class C Shares.

The Joint Dutch Operations will have substantially greater leverage than Ziggo has historically had, and its substantial leverage and debt service obligations could adversely affect the Joint Dutch Operationss, including its ability to engage in additional transactions, incur additional indebtedness, or maintain flexibility in managing its business. The net indebtedness of Ziggo as of June 30, 2014 was approximately €3.20 billion. On the basis that we intend to incur up to €1.4 billion in additional indebtedness at Ziggo if the Offer is completed and we combine our Dutch operations and Ziggo, the combined business will have a substantially higher leverage ratio (debt and capital lease obligations divided by operating cash flow, as customarily defined by us) than Ziggo has had on a standalone basis prior to the transaction. In addition, our substantial leverage and debt service obligations could adversely affect the combined business, including its ability to engage in additional transactions, incur additional indebtedness, or maintain flexibility in managing its business.

The Joint Dutch Operations substantial indebtedness could have important adverse consequences, including the following:

•	reducing the combined business’s flexibility in planning for, or reacting to, changes in its businesses, the competitive environment and the industries in which it operates, and to technological and other changes;

•	reducing access to capital and increasing borrowing costs for any additional indebtedness to finance future operating and capital expenses of the Joint Dutch Operations and for general corporate purposes;

•	reducing funds available for operations, capital expenditures and other activities; and

•	creating competitive disadvantages relative to Dutch competitors with lower debt levels.

We and Ziggo will be subject to contractual restrictions while the Offer is pending, which could adversely affect our and Ziggo’s respective businesses. The merger protocol restricts Ziggo and, to a lesser extent, us, from making certain acquisitions or disposals or taking other specified actions without the other party’s consent, until the earlier of the Settlement Date or the date on which the merger protocol is terminated. These restrictions may prevent us or Ziggo from pursuing otherwise attractive business opportunities and making other changes to our or its businesses that may arise before the Offer is completed or the merger protocol is terminated.

We must obtain governmental and regulatory consents to complete the Offer, which, if delayed, not granted or granted with onerous conditions, may jeopardize or delay the Offer, result in additional expenditures of money and resources and/or reduce the anticipated benefits of the acquisition. The Offer is subject to the Offer Conditions, which include, among other things, the receipt of regulatory approvals from regulators with jurisdiction over our and Ziggo’s operations. To that end, on March 14, 2014, the Offeror submitted a merger notification with the European Commission. On May 8, 2014, the European Commission opened an in-depth Phase II investigation into the transactions contemplated by the merger protocol. The timing is contingent on various factors. The deadline for a decision by the European Commission regarding the Phase II investigation was October 17, 2014; however, on August 4, 2014, the European Commission announced that it had suspended the deadline of its review of the transaction under Article 11(3) pending receipt of additional information regarding the transaction from the Offeror. Therefore, this deadline will be extended. The governmental agencies from which we seek these approvals have discretion in administering the governing regulations. As a condition to their approval, agencies may impose requirements, limitations or costs or require divestitures or place restrictions on the conduct of the combined Joint Dutch Operations. These requirements, limitations, costs, divestitures or restrictions could jeopardize or delay the consummation of the Offer or may reduce the anticipated benefits of our acquisition of Ziggo. Furthermore, we may not be able to obtain the required consents and approvals and, if so, the required conditions of the Offer may not be satisfied. Even if all of the required consents and approvals are obtained and the conditions to the consummation of the Offer are satisfied, we will not necessarily be able to control the terms, conditions and timing of the approvals. If we agree to any material requirements, limitations, costs, divestitures or restrictions in order to obtain any approvals required to consummate the Offer, these requirements, limitations, costs, divestitures or restrictions could adversely affect the two companies’ ability to integrate their operations or reduce the anticipated benefits of the proposed acquisition of Ziggo to the Joint Dutch Operations. This could result in a delay in completion of, or a decision not to complete, the Offer or have a material adverse effect on the business and results of operations of the Joint Dutch Operations. See “The Offer—Regulatory Approvals” for a description of the material regulatory approvals that must be received in connection with our proposed acquisition of Ziggo.

As the Offer involves two listed companies, the opportunity to conduct due diligence was limited and may not have revealed all relevant facts about Ziggo. As the Offer involves two listed companies on which substantial financial and other information is available in the public domain, there was, as is customary for this type of transaction, limited opportunity to conduct due diligence. Accordingly, there may be risks and liabilities associated with Ziggo and its business that are only uncovered after completion of the Offer and the integration of our two business, and the public disclosure of any such risks or liabilities could cause the market price of the Liberty Global A Shares and Liberty Global C Shares to decline. Also, Liberty Global has not been granted any indemnities in respect of Ziggo, because the acquisition takes the form of a Dutch recommended public offer. We cannot exclude the possibility that unexpected risks or liabilities relating to Ziggo exist, and that had we been aware of such risks, we would not have made a public offer for Ziggo on the terms and conditions on which the Offer is being made or at all. Conversely, Ziggo and its shareholders are subject to the same risks in relation to us, as Ziggo had limited opportunity to conduct due diligence on us.

The exchange of Ziggo ordinary shares for the Offer Consideration will be a taxable transaction for United States federal income tax purposes and may be a taxable transaction for Netherlands income tax purposes. The exchange of Ziggo ordinary shares for the Offer Consideration will be a taxable transaction for U.S. federal income tax purposes. Each U.S. holder will be required to include in taxable income the excess of the fair market value of the Liberty Global ordinary shares and cash received in the exchange over such shareholder’s tax basis in the Ziggo ordinary shares exchanged. Special rules apply to non-U.S. holders. See “Material Tax Consequences of the Offer and Related Transactions” for a discussion of the U.S. federal income tax consequences of the Offer to Ziggo shareholders.

The exchange of Ziggo ordinary shares for the Offer Consideration may be a taxable transaction for Dutch private or corporate income tax purposes. A Dutch holder may be required to include in its taxable income the excess of the fair market value of the Liberty Global ordinary shares and cash received in the exchange over such shareholder’s tax base in the Ziggo ordinary shares exchanged. Special rules apply for non-Dutch holders. See “Material Tax Consequences of the Offer and Related Transactions” for a discussion of the Dutch private and corporate income tax consequences of the Offer to Ziggo shareholders.

The exchange of Ziggo ordinary shares for the Offer Consideration may be a taxable transaction for U.K. private or corporation income tax purposes. A U.K. holder may be required to include in its taxable income the excess of the fair market value of the Liberty Global ordinary shares and cash received in the exchange over such shareholder’s tax base in the Ziggo ordinary shares exchanged. Special rules apply for non-U.K. holders. See “Material Tax Consequences of the Offer and Related Transactions” for a discussion of the U.K. private and corporation income tax consequences of the Offer to Ziggo shareholders.

Ziggo may not terminate the merger protocol even if the market prices of the Liberty Global A Shares and Liberty Global C Shares falls dramatically. Ziggo may not terminate the merger protocol solely due to a decline in the market price of the Share Consideration, absent payment of a termination fee to Liberty Global. Rather, either of the Ziggo Boards may revoke, change or qualify their recommendation in favour of the Offer due to the occurrence of a “Liberty Global Stock Event,” and if Liberty Global and the Offeror thereafter choose to terminate the merger protocol, Ziggo will not be obligated to pay the termination fee. The term “Liberty Global Stock Event” is defined in the merger protocol and is meant to capture a significant fall not only in the trading price of the Liberty Global A Shares and the Liberty Global C Shares but also compared to a peer group of companies. Please see “The Merger Protocol—Approval and Recommendation of each of the Ziggo Boards,” “The Merger Protocol—Termination of the Merger Protocol” and “The Merger Protocol—Termination Fee and Reverse Termination Fee.”

As holders of Liberty Global A Shares and Liberty Global C Shares, former Ziggo shareholders that have accepted the Offer may be subject to exchange rate risk as a result of adverse movements in the value of their local currencies against the U.S. Dollar. If the Offer is completed, the Liberty Global A Shares and Liberty Global C Shares that Ziggo shareholders receive in exchange for their Ziggo ordinary shares will be quoted and traded on NASDAQ in U.S. Dollars. In addition, any cash dividends that Liberty Global may pay will be declared and paid in U.S. Dollars. Accordingly, Ziggo shareholders who are non-U.S. residents will be subject to risks arising from adverse movements in the value of their local currencies against the U.S. Dollar, which may reduce the value to them of the Liberty Global A Shares and Liberty Global C Shares, as well as that of any cash dividends paid by Liberty Global.

The market price of the Liberty Global A Shares and the Liberty Global C Shares may be affected by factors different from those currently affecting the price of Ziggo ordinary shares. If the Offer is completed, Ziggo shareholders will become holders of Liberty Global A Shares and Liberty Global C Shares. Our business differs from that of Ziggo, and our results of operations, as well as the price of Liberty Global A Shares and Liberty Global C Shares, may be affected by factors different from those affecting Ziggo’s results of operations and the price of Ziggo ordinary shares.

BACKGROUND AND REASONS FOR THE OFFER

Background of the Offer

On March 21, 2012, the Ziggo ordinary shares began trading on Euronext Amsterdam on an “if-and-when-issued” basis.

On March 28, 2013, Liberty Global acquired a 12.65% stake in Ziggo. Between March 28 and July 25, 2013, Liberty Global and its affiliates increased their shareholding in Ziggo by acquiring, through a combination of private purchases from financial institutions and open market purchases, 57,000,738 Ziggo ordinary shares, representing approximately 28.50% of the issued and outstanding Ziggo ordinary shares.

In July 2013, Liberty Global’s wholly-owned subsidiary, Liberty Global Incorporated Limited (Liberty Global Limited), entered into a collar agreement with a financial institution covering, and secured by, 24,957,000 Ziggo ordinary shares (the Ziggo Collar), comprised of: (i) purchased European put options exercisable by Liberty Global Limited; and (ii) sold European call options exercisable by the counterparty. The Ziggo Collar hedged the value of a portion of Liberty Global’s investment in Ziggo from losses due to market price decreases below the put option strike price while retaining a portion of the gains from market price increases up to the call option strike price. A related loan facility (the Collar Loan), secured by the Ziggo Collar and the 24,957,000 Ziggo ordinary shares, also allowed Liberty Global to finance the purchase of a portion of its Ziggo ordinary shares.

On August 1, 2013, Liberty Global made an indicative proposal to Ziggo contemplating a public bid, consisting of cash and an exchange offer. After preliminary discussions, the proposal was rejected by Ziggo on August 5, 2013, on the basis that it did not contain a compelling value proposition for Ziggo’s shareholders and did not cover all aspects of the transaction that Ziggo wanted to understand.

On August 12, 2013, Liberty Global provided written answers to questions raised by Ziggo, following further conversations between Michael T. Fries, Liberty Global’s President and Chief Executive Officer, and Andy Sukawaty and Bernard Dijkhuizen, the Chairman and then Chief Executive Officer of Ziggo, respectively.

Liberty Global put forward to Ziggo a revised and improved proposal on August 23, 2013. Although the Ziggo Boards concluded the revised proposal was still insufficient with respect to, inter alia, value, form of consideration, transaction risk and other stakeholder issues, the Ziggo Boards authorized a clarification meeting at management level, subject to the parties entering into a confidentiality agreement. Liberty Global was then provided the opportunity to improve its proposal, which was communicated by Mr. Sukawaty to Mr. Fries and confirmed by letter on September 4, 2013.

On September 12, 2013, Liberty Global and Ziggo entered into a confidentiality agreement (the Confidentiality Agreement), pursuant to which Liberty Global and Ziggo exchanged confidential information. The next day, on September 13, 2013, a clarification meeting took place among senior executives of Liberty Global and members of the management board of Ziggo. In the following weeks, management of Liberty Global and Ziggo and their advisors discussed the terms of a potential public bid.

On October 16, 2013, Ziggo issued a press release stating that it had received from Liberty Global a preliminary proposal regarding a potential offer to acquire the rest of Ziggo, and that it considered the proposal to be inadequate. Ziggo further stated there was no certainty that Ziggo would receive a revised offer.

Thereafter, beginning at the end of November and continuing into December 2013, discussions between Liberty Global and Ziggo intensified, as the parties sought to resolve open issues between them before entering into in-depth negotiations looking towards a final public offer. These discussions, which included senior management of each company and members of the Ziggo Boards, in particular the management board of Ziggo and the chairman of the supervisory board of Ziggo, and their respective advisors, covered a range of items, including offer price, form of consideration, regulatory approvals, break fees, financing and non-financial covenants (strategy, integration governance, security and privacy, employees etc.). Mr. Obermann, who became Ziggo’s CEO and a member of its management board on January 1, 2014, did not take part in these discussions due to a potential conflict of interest with respect to a severance payment he would become entitled to were Ziggo to be acquired. See “Executive Officers and Directors of Ziggo.” During this period, each company also undertook a limited due diligence investigation of the other.

On December 12, 2013, in response to market rumors, Ziggo issued a press release announcing that it was currently in discussions with Liberty Global regarding a potential offer for the company by Liberty Global.

On December 17, 2013, Ziggo and Liberty Global entered into a supplemental agreement to the Confidentiality Agreement, which included a standstill agreement. On this basis, both Ziggo and Liberty Global allowed each other to undertake a further due diligence investigation, subject to applicable laws and regulations.

In the second half of December 2013, Liberty Global and Ziggo held negotiations with respect to a public offer by the Offeror, the consideration to be paid, the merger protocol and the other aspects of the contemplated public offer, such as the business strategy that served as the rationale for the public offer, non-financial covenants, the Asset Sale and Liquidation and the Post-Closing Measures (each as further described in “The Merger Protocol”). The negotiations took place at the offices of Freshfields Bruckhaus Deringer LLP in Amsterdam, and included senior executives of Ziggo and its legal advisor, Freshfields Bruckhaus Deringer, and its financial advisors, JP Morgan and Perella Weinberg and Partners, on the one hand, and senior executives of Liberty Global and its legal advisor, Allen & Overy, and its financial advisors, Bank of America Merrill Lynch and Morgan Stanley, on the other hand. Discussions on a proposed debt financing in connection with the Offer, which would require internal Ziggo approvals, were held separately. Also, various separate discussions took place between the legal advisors of Liberty Global (Allen & Overy), Ziggo (Freshfields Bruckhaus Deringer) and the Supervisory Board of Ziggo (Stibbe) in respect of the Asset Sale and Liquidation. The final phase of the negotiations took place at the offices of Allen & Overy in Amsterdam. On January 26, 2014 and early the following morning, the last details of the merger protocol were negotiated.

On January 27, 2014, Liberty Global and Ziggo issued a joint press release, pursuant to the provisions of Section 5 paragraph 1 and Section 7 paragraph 1 of the Decree, announcing they had entered into the merger protocol. The press release summarized the terms of the merger protocol and the recommended Offer, and stated the transaction valued Ziggo at approximately $13.7 billion.

On March 14, 2014, the Offeror submitted a merger notification for the transaction with the European Commission, and on May 8, 2014, the European Commission opened an in-depth Phase II investigation into the transactions contemplated by the merger protocol. The timing is contingent on various factors. The deadline for a decision by the European Commission regarding the Phase II investigation was October 17, 2014; however, on August 4, 2014, the European Commission announced that it had suspended the deadline of its review of the transaction under Article 11(3) pending receipt of additional information regarding the transaction from the Offeror. Therefore, this deadline will be extended.

Position Statement; Recommendation of Ziggo Boards

Ziggo has published a Position Statement, pursuant to Article 18 of the Decree, for the purpose of providing information to Ziggo shareholders regarding the Offer.

As stated in the Position Statement, and after taking into account the considerations described in detail therein, both Ziggo Boards have reached the conclusion that the Offer provides a fair price from a financial point of view and is in the best interests of Ziggo, Ziggo shareholders and other stakeholders. The Ziggo Boards unanimously support and recommend the Offer, recommend that holders of Ziggo ordinary shares tender their Ziggo ordinary shares into the Offer and recommend that holders of Ziggo ordinary shares vote in favor of all resolutions relating to the Offer at the EGM.

Our Strategic Rationale for the Offer

We entered into the merger protocol and are making the Offer due to our belief that there are significant strategic benefits to combining Ziggo with the Liberty Global Dutch Business. The Joint Dutch Operations are expected to realize the following operational and commercial benefits:

•	reach approximately seven million or over 90% of Dutch homes; the Joint Dutch Operations will provide approximately 10 million video, broadband internet and fixed-line telephony services to over four million unique customers through a fibre-rich cable network. With approximately €2.5 billion in total revenue, the Joint Dutch Operations will be a leading provider of communication services across the Netherlands;

•	create a leading challenger in the mobile and enterprise businesses; with the emergence of a nationwide cable operator, the Joint Dutch Operations will be able to compete more effectively against other operators thereby ensuring sustainable infrastructure competition throughout the Netherlands, benefiting the Dutch economy and society as a whole;

•	provide continued investment and innovation to benefit Dutch consumers; the increased scale of the Joint Dutch Operations are expected to drive efficiencies and enhance the ability to invest in the development of cutting-edge products and services;

•	leverage Ziggo’s strong brand nationwide and capitalize on the deep bench of talented professionals at both companies; the Joint Dutch Operations will be well-positioned to deliver operational excellence with best-in-class customer service;

•	centralize Dutch operations at Ziggo’s Utrecht headquarters; the Joint Dutch Operations are expected to act as a centre of excellence for Liberty Global’s other international operations, offering national and international employment opportunities; and

•	realize significant synergy opportunities; the Joint Dutch Operation are expected to realize scale advantages across core functional areas and will be able to leverage Liberty Global’s pan-European platform and integration expertise.

As the benefits outlined above would be hampered by an inability to obtain 100% of Ziggo’s outstanding share capital, Ziggo has agreed in the merger protocol that, subject to the Acceptance Level representing at least 80% of all Ziggo ordinary shares issued and outstanding as of the Acceptance Closing Date (geplaatst en uitstaand kapitaal) (excluding shares held by Ziggo), on a fully-diluted basis, and the Asset Sale and Liquidation Resolutions Condition being satisfied, at Liberty Global’s request it will enter into the Asset Sale Agreement and effect the Asset Sale and Liquidation. See “The Merger Protocol—Post-Closing Restructuring; Delisting, Statutory Squeeze-Out Proceedings, Asset Sale and Liquidation and other Post-Closing Measures.”

THE OFFER

Purpose of the Offer

Liberty Global, the Offeror and Ziggo have entered into the merger protocol, pursuant to which the Offeror is making a public offer to acquire all of the outstanding Ziggo ordinary shares, except for those owned by the Offeror or its affiilates or to which the Offeror or its affiliates is entitled (gekocht maar niet geleverd) at the Acceptance Closing Date and those held in treasury by Ziggo. When we refer to Ziggo ordinary shares to which the Offeror or its affiliates are entitled (gekocht maar nog niet geleverd), we are referring to Ziggo ordinary shares which have been purchased outside the Offer and which, as of the date of determination, have not yet been delivered. We believe combining the operations of Ziggo with the Liberty Global Dutch Business will result in a strategic combination that will provide approximately 10 million video, broadband internet and fixed-line telephony services to over four million unique customers in the Netherlands through a fibre-rich cable network. We expect the Joint Dutch Operations to be a leading provider of communication services across the Netherlands.

The Offer

The Offeror will exchange, for each Ziggo ordinary share tendered under the Offer, the Offer Consideration, which will consist of the Share Consideration and the Cash Consideration, on the terms and subject to the conditions contained in this prospectus/offer to exchange. The Offer Consideration is offered for each Ziggo ordinary share validly tendered pursuant to the Offer (or defectively tendered, provided that such defect has been waived by the Offeror) and transferred (geleverd), subject to the Offer being declared unconditional (gestanddoening).

Share Consideration

The Offeror will exchange, for each tendered Ziggo ordinary share and in addition to the Cash Consideration, the Share Consideration. The Share Consideration consists of 0.2282 of a Liberty Global A Share and 0.5630 of a Liberty Global C Share.

Liberty Global will apply for the listing of the Liberty Global A Shares and Liberty Global C Shares issuable in the Offer on NASDAQ, and it is expected that such listing will be approved and become effective no later than three Dutch business days prior to the Settlement Date. The Liberty Global A Shares and Liberty Global C Shares issuable in the Offer will carry the same rights as the Liberty Global A Shares and the Liberty Global C Shares already issued, and they will have the same CUSIP and ISIN codes attributed to the Liberty Global A Shares and the Liberty Global C Shares currently trading on NASDAQ, respectively.

The Share Consideration will be funded through the issuance by Liberty Global of Liberty Global A Shares and Liberty Global C Shares. Liberty Global will issue approximately 32,664,000 Liberty Global A Shares and approximately 80,586,000 Liberty Global C Shares in connection with the Offer. These figures assume that all of the Ziggo ordinary shares currently outstanding (including conditional performance shares granted under the LTIP that are eligible to participate in the Offer, but excluding Ziggo ordinary shares held by the Offeror or its affiliates) are tendered under the Offer. An affiliate of Liberty Global has entered into the Ziggo Collar, including the Ziggo Collar Loan, which currently relates to 19,965,600 Ziggo ordinary shares. The Ziggo Collar is secured by an equal number of Liberty Global’s Ziggo ordinary shares, a portion of which the counterparty may borrow for hedging purposes. Assuming that all of the Ziggo ordinary shares pledged to secure the Ziggo Collar are borrowed by the counterparty and tendered under the Offer rather than returned to Liberty Global, then Liberty Global would issue an additional approximately 4,556,000 Liberty Global A Shares and approximately 11,241,000 Liberty Global C Shares in connection with the Offer. This would result in a maximum total issuance of approximately 37,220,000 Liberty Global A Shares and approximately 91,827,000 Liberty Global C Shares. The issuance of the Liberty Global A Shares and Liberty Global C Shares does not require shareholder authorization or further corporate approvals.

The Offer Consideration will be (and has been) adjusted for any dividends or distributions made by Liberty Global or Ziggo during the period between the signing of the merger protocol and the Settlement Date. See “—Distributions” below.

Cash Consideration

The Offeror will exchange, for each tendered Ziggo ordinary share and in addition to the Share Consideration, the Cash Consideration. The Cash Consideration consists of an amount of €11.00 (without interest) for each tendered Ziggo ordinary share.

Fractional Shares

The Offeror will only deliver whole Liberty Global A Shares and Liberty Global C Shares. To the extent Ziggo shareholders would be entitled to a fractional share due to the application of the Class A exchange ratio or the Class C exchange ratio, Ziggo shareholders will instead receive an amount in cash (in euro, rounded down to the nearest eurocent) equal to the product of the fraction of a Liberty Global A Share or Liberty Global C Share, as applicable, it would have been entitled to receive and the volume weighted average price (net of related fees and expenses, such as brokerage fees in connection with trades on NASDAQ) at which the Exchange Agent sells the aggregated fractions of the Liberty Global A Shares and the Liberty Global C Shares, as applicable, on the third Dutch business day preceding the Settlement Date, converted at the applicable EUR/USD exchange rate at the time of such sale.

Treatment of Conditional Performance Shares

All conditional performance shares granted under the Ziggo LTIP will be cancelled as of the Settlement Date, and

•	50% of the conditional shares granted under the 2012 and 2013 LTIP will be treated as if they had vested as of the Settlement Date and will be eligible to participate in the Offer; and

•	100% of the conditional shares granted under the 2014 LTIP will be replaced with Liberty Global Restricted Stock Units and be subject to the standard Liberty Global vesting schedule.

The above will not apply to any conditional performance shares granted under the LTIP to Mr. Obermann, which will be treated under a separate arrangement. See “Executive Officers and Directors of Ziggo—Interests of Ziggo Management and Members of Ziggo Boards in the Offer” and “The Merger Protocol—Treatment of Ziggo Equity Awards.”

Distributions

The Offer Consideration per Ziggo ordinary share tendered is before dividends. Ziggo has agreed not to declare or pay any (interim) dividend or make or agree to make any distribution in kind, whether from capital, profits or reserves (each, a Distribution) during the period from January 27, 2014 (the date the merger protocol was signed) until the earlier of the Settlement Date and the Long Stop Date. Should Ziggo make or agree to make a Distribution, the Offeror may, in its sole discretion and in addition to any other remedies available to it, elect to reduce the Cash Consideration by the full amount of any such Distribution made by Ziggo in respect of each Ziggo ordinary share (before any applicable withholding tax).

Liberty Global, the Offeror and Ziggo have also agreed in the merger protocol that the Offer Consideration will be adjusted for any dividends or other distributions by Liberty Global during the period from January 27, 2014 until the Settlement Date to ensure that the economic value of the Share Consideration for the Ziggo ordinary shares tendered in the Offer remains equivalent. On March 3, 2014, Liberty Global effected a share split in the form of a dividend, which constitutes a bonus issue under Liberty Global’s articles of association and English law, to all holders of each class of its outstanding ordinary shares, consisting of one Liberty Global C Share for each Liberty Global A Share, Liberty Global B Share and Liberty Global C Share owned on the record date of February 14, 2014. In accordance with the terms of the merger protocol, the Share Consideration has been adjusted to take into account this dividend by increasing the fraction of a Liberty Global C Share included in the Share Consideration from the initial 0.1674 of a share included in the merger protocol to 0.5630 of a share.

Any future adjustment to the Offer Consideration will be communicated by press release, as described below under “—Announcements.”

Acceptance by Ziggo Shareholders

Acceptance by Ziggo Shareholders through Admitted Institutions

Ziggo shareholders must make their acceptance of the Offer known to the Exchange Agent through their bank, broker or other financial intermediary by no later than 5:40 p.m., Central European time, on September 10, 2014 (the Initial Acceptance Closing Date), unless the Offer Period is extended as set forth below under “—Extension.” Your bank, broker or other financial intermediary may set an earlier deadline for you to communicate your acceptance to it so that it may, in turn, communicate your acceptance to the Exchange Agent in a timely manner. Accordingly, you should contact your bank, broker or other financial intermediary to obtain information about the deadline by which you must communicate your acceptance of the Offer to them, as such deadline may differ from the deadline set forth in this prospectus/offer to exchange.

Only Admitted Institutions may tender Ziggo ordinary shares for acceptance to the Exchange Agent, and they must do so in writing. In submitting tenders, the Admitted Institutions must certify that:

•	they hold the tendered Ziggo ordinary shares in their administration;

•	each Ziggo shareholder for which the Admitted Institution is communicating acceptance of the Offer has irrevocably represented and warranted that the Ziggo ordinary shares tendered by him are being tendered in compliance with the restrictions set forth below under “Restrictions”; and

•	they undertake to transfer such tendered Ziggo ordinary shares to the Offeror on or before the Settlement Date, provided that the Offer has been declared unconditional (gestand wordt gedaan).

Subject to the withdrawal rights set forth below under “—Withdrawal Rights,” the tendering of Ziggo ordinary shares under the Offer shall constitute irrevocable instructions (i) to block any attempt to transfer the tendered shares, such that on or prior to the Settlement Date no transfer of such tendered shares may be effected (other than to the Exchange Agent on or prior to the Settlement Date if the Offer has been declared unconditional (gestand wordt gedaan) and such tendered shares have been accepted for purchase), and (ii) to debit the securities account in which such tendered shares are held on the Settlement Date in respect of all of the Ziggo ordinary shares tendered in the Offer against payment by the Exchange Agent of the Offer Consideration in respect of such shares.

General

To the extent permitted by applicable law and without prejudice to the Offeror’s right to reject defective tenders, the Offeror reserves the right at its sole discretion to accept any Ziggo ordinary shares tendered for acceptance, even if such tender has not been effected in the manner described below under “Acceptance by Ziggo Shareholders.”

Undertakings, Representations and Warranties by Tendering Ziggo Shareholders

Each Ziggo shareholder tendering Ziggo ordinary shares under the Offer undertakes, represents and warrants by such tender to the Offeror, on the date that such shares are tendered and during the period following the date of tender up to and including the Settlement Date that:

•	the tender of its Ziggo ordinary shares constitutes an acceptance by such Ziggo shareholder of the Offer on, and subject to, the terms and conditions of the Offer;

•	such Ziggo shareholder has full power and authority to tender, sell and transfer, and has not entered into any other agreement to tender, sell or transfer the Ziggo ordinary shares stated to have been tendered to any party other than the Offeror (together with all rights attaching thereto) and, when the same are purchased by the Offeror, the Offeror will acquire such Ziggo ordinary shares, with full title guarantee and free and clear of all third party rights and restrictions of any kind;

•	such Ziggo ordinary shares are being tendered in compliance with the restrictions described in “—Restrictions” below and the securities laws and other applicable laws and regulations of the jurisdiction in which such Ziggo shareholder is located or of which it is a resident and no registration, approval or filing with any regulatory authority of such jurisdiction is required in connection with the tendering of such Ziggo ordinary shares; and

•	such Ziggo shareholder acknowledges and agrees that having tendered its Ziggo ordinary shares, such Ziggo shareholder shall, as from the Settlement Date, be deemed to have waived any and all rights or entitlements that such Ziggo shareholder may have in its capacity as a Ziggo shareholder or otherwise in connection with its shareholding in Ziggo towards Ziggo and its affiliates and any member of the Ziggo Boards.

Offer Period

The Offer Period will expire at 5:40 p.m., Central European Time, on September 10, 2014, unless extended as set forth below under “—Extension.”

If all Offer Conditions are satisfied or, where permissible, waived, the Offeror will accept all Ziggo ordinary shares that have been validly tendered, or defectively tendered provided that such defect has been waived by the Offeror, and not previously validly withdrawn, on the terms of the Offer in accordance with the procedures set forth above under “—Acceptance by Ziggo Shareholders.”

Any acceptance of the Offer and tender of Ziggo ordinary shares after the end of the Offer Period may be deemed to constitute an acceptance of the Offer and a tendering of Ziggo ordinary shares into the Offer at the sole discretion of the Offeror.

Offer Conditions

The Offer shall be declared unconditional (wordt gestand gedaan) if the Offer Conditions as set forth in “The Merger Protocol—Conditions to the Offer” are satisfied or, if permitted by the merger protocol, waived by the party entitled to the protection of the condition. We refer to the date the Offer is declared unconditional as the Unconditional Date.

No later than on the third Dutch business day following the most recently scheduled Acceptance Closing Date, the Offeror will determine whether the Offer Conditions have been satisfied or are to be waived. In addition, the Offeror will announce by such third Dutch business day, in accordance with section 16(1) of the Decree, whether:

•	the Offer is declared unconditional;

•	the Offer will be extended in accordance with section 15 of the Decree; or

•	the Offer is terminated as a result of the Offer Conditions not having been satisfied or waived.

Extension

If any Offer Condition is not satisfied or waived on the Initial Acceptance Closing Date that remains capable of being satisfied, the Offeror may extend the Offer Period at its discretion for a minimum period of two weeks and a maximum period of ten weeks in order to have such Offer Conditions satisfied. If the Offer Condition relating to competition clearance from the European Commission (as described in more detail under “The Merger Protocol—Conditions to the Offer”) is not satisfied or waived by the Initial Acceptance Closing Date, the Offeror shall seek to extend the Offer Period for such period of time as the Offeror and Ziggo reasonably believe is necessary to obtain such competition clearance.

An extension of the Offer Period may only occur once. Any additional extension requires an exemption from the AFM, which is only given in exceptional circumstances.

If the Offer is extended, all references in this prospectus/offer to exchange to 5:40 p.m. Central European Time, on the Acceptance Closing Date shall, unless the context requires otherwise, be changed to the latest date and time to which the Offer Period has been so extended.

If the Offer Period is extended, such that the obligation pursuant to section 16 of the Decree to announce whether the Offer is declared unconditional is postponed, a public announcement to that effect will be made on the third Dutch Business Day following the previously scheduled Acceptance Closing Date in accordance with the provisions of section 15(1) and (2) of the Decree. The Acceptance Closing Date will be extended to the latest time and date to which the Offeror extends the Offer Period.

If, due to the declaration of any Distribution by Ziggo or for any other reason, the Offer Consideration is adjusted, the Offeror will ensure that the Offer will remain open for at least ten U.S. business days after the Offeror announces the adjustment to the Offer Consideration.

During any extension of the Offer Period, any Ziggo ordinary shares previously tendered and not withdrawn will remain subject to the Offer, and will remain subject to the withdrawal rights described below.

Withdrawal Rights

A Ziggo shareholder may withdraw Ziggo ordinary shares tendered under the Offer at any time prior to the Acceptance Closing Date. After the Acceptance Closing Date, withdrawal rights will be suspended during the counting of tendered shares provided all Offer Conditions other than the Minimum Acceptance Level Condition have been satisfied or waived. Withdrawal rights will be reinstated immediately after that process unless the Offer is declared unconditional and tendered shares are accepted for payment.

To withdraw previously tendered shares, Ziggo shareholders must instruct the Admitted Institution they tendered their shares through to arrange for the withdrawal of such shares by a written or facsimile transmission notice of withdrawal, which must be timely received by the Exchange Agent prior to the Acceptance Closing Date at the appropriate address set forth on the back cover of this prospectus/offer to exchange. Any notice of withdrawal must specify the name of the person having tendered the Ziggo ordinary shares to be withdrawn, the number of tendered Ziggo ordinary shares to be withdrawn and the name of the holder of the tendered Ziggo ordinary shares to be withdrawn, if different from that of the person who tendered such shares.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Offeror, in its sole discretion, which determination will be final and binding. No withdrawal of tendered Ziggo ordinary shares will be deemed to have been properly made until all defects and irregularities have been cured or waived. None of the Offeror or any of its affiliates or assignees, the Exchange Agent, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tenders of Ziggo ordinary shares may not be rescinded, and any Ziggo ordinary shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Ziggo ordinary shares may be re-tendered by following the procedure for tendering shares described in “—Acceptance by Ziggo Shareholders” above.

If the Offeror extends the Offer, delays its acceptance of Ziggo ordinary shares tendered in the Offer, or is unable to accept any Ziggo ordinary shares tendered under the Offer, for any reason, then, without prejudice to the Offeror’s rights under the Offer, the Exchange Agent may nevertheless, on the Offeror’s behalf, retain tendered Ziggo ordinary shares, and such shares may not be withdrawn except to the extent that tendering Ziggo shareholders exercise withdrawal rights as described in this section or as otherwise required by Rule 14e-1(c) under the Exchange Act.

Withdrawal rights will not be available during the Post-Closing Acceptance Period.

The Offeror has reserved the right, subject to the provisions of the merger protocol, to waive or reduce the Minimum Acceptance Level Condition to as low as a majority of all Ziggo ordinary shares issued and outstanding as of the Acceptance Closing Date (geplaatst en uitstaand kapitaal) (excluding shares held by Ziggo), on a fully-diluted basis. See “The Merger Protocol—Conditions to the Offer.” In accordance with U.S. tender offer rules, if the Offeror might waive or reduce the Minimum Acceptance Level Condition after the expiration of the Offer it will, not less than five U.S. business days prior to the Acceptance Closing Date, announce that it may effect such waiver or reduction of the Minimum Acceptance Level Condition. The Offeror will make this announcement in a press release in the Netherlands and the United States, which will state the exact percentage to which the Minimum Acceptance Level Condition may be waived or reduced, which may be not less than a majority of the issued and outstanding Ziggo ordinary shares, on a fully-diluted basis. The announcement will further state that such waiver or reduction is possible and advise Ziggo shareholders to withdraw their tendered shares immediately if their willingness to tender into the Offer would be affected by such waiver or reduction of the Minimum Acceptance Level Condition. However, the Offeror will not by virtue of issuing such an announcement be obliged to waive or reduce the Minimum Acceptance Level Condition. During the period commencing when the Offeror makes such an announcement and ending on the Acceptance Closing Date, Ziggo shareholders may continue to tender their Ziggo ordinary shares in the Offer and those Ziggo shareholders that have already tendered their Ziggo ordinary shares in the Offer will be entitled to withdraw them. The Offeror does not intend to extend the Acceptance Closing Date in connection with any such waiver or reduction. Any such waiver or reduction will only occur on or after the Acceptance Closing Date and only if the other Offer Conditions will be satisfied, fulfilled or, to the extent permitted, waived at such time. Once the Offer Period has ended, Ziggo shareholders will not be entitled to withdraw their tendered shares except to the extent described in “The Offer—Withdrawal Rights.” The Offeror will provide a Post-Closing Acceptance Period of at least five U.S. business days following any such waiver or reduction. The Offeror will disclose any actual waiver or reduction of the Minimum Acceptance Level Condition at the time it is required to do so in accordance with Dutch law and regulations. For information regarding the impact that waiving or reducing the Minimum Acceptance Level Condition may have on Ziggo shareholders at different Acceptance Levels, see “—Consequences to Ziggo Shareholders at Different Acceptance Levels.”

Post-Closing Acceptance Period

If the Offeror declares the Offer unconditional (gestand wordt gedaan) after the Acceptance Closing Date, the Offeror will, in accordance with section 17 of the Decree and within three Dutch business days after declaring the Offer unconditional, publicly announce a subsequent Post-Closing Acceptance Period (na-aanmeldingstermijn), of not less than three Dutch business days nor more than two weeks. The Post-Closing Acceptance Period enables Ziggo shareholders who did not tender their Ziggo ordinary shares during the Offer Period to tender their Ziggo ordinary shares for the Offer Consideration.

The Offeror shall continue to accept all Ziggo ordinary shares validly tendered (or defectively tendered, provided that such defect has been waived by the Offeror, or cured) during the Post-Closing Acceptance Period and shall pay for such tendered Ziggo ordinary shares promptly and in any event with three Dutch business days of the Ziggo ordinary shares being tendered.

The Offeror will publicly announce the results of the Post-Closing Acceptance Period and the total amount and total percentage of Ziggo ordinary shares held by it in accordance with section 17(4) of the Decree on the third Dutch business day following the last day of the Post-Closing Acceptance Period.

Settlement

If the Offeror declares the Offer unconditional (gestand wordt gedaan), Ziggo shareholders who have validly tendered (or defectively tendered provided that such defect has been waived by the Offeror, or cured) and transferred (geleverd) their Ziggo ordinary shares for acceptance pursuant to the Offer on or prior to the Acceptance Closing Date will be paid within five Dutch business days following the Unconditional Date the Offer Consideration in respect of each tendered Ziggo ordinary share. Settlement will only take place if the Offer is declared unconditional (gestand wordt gedaan).

The Offeror will cause the Share Consideration to be made available to Ziggo shareholders who participate in the Offer on the Settlement Date. It is expected that the Liberty Global A Shares and Liberty Global C Shares forming the Share Consideration will be listed and admitted to trading on NASDAQ no later than three Dutch business days prior to the Settlement Date. These shares will be issued as fully paid in exchange for the Ziggo ordinary shares and will carry the same rights as those granted to the holders of then outstanding Liberty Global A Shares and Liberty Global C Shares and will be entitled to all dividend and other distributions declared or paid by Liberty Global by reference to a record date that falls on or after the Settlement Date, but not otherwise.

The Liberty Global A Shares and Liberty Global C Shares are issued in registered form. Upon completion of the Offer, the Liberty Global A Shares and Liberty Global C Shares will be issued in book-entry form through Liberty Global’s transfer agent, Computershare. Computershare has its address at Computershare, 250 Royall Street, Canton MA 02021, United Sates.

The Liberty Global A Shares and Liberty Global C Shares delivered in connection with the completion of the Offer are expected to be eligible for inclusion in the direct registry system of the Depository Trust Company.

The Cash Consideration will be made available to Admitted Institutions that deliver Ziggo ordinary shares into the Offer, for deposit in the accounts of tendering Ziggo shareholders.

Distributions Following the Settlement Date

Following the Settlement Date, the current dividend policy of Ziggo may be discontinued. Distributions made in respect of Ziggo ordinary shares after the Settlement Date will be deducted from the price per Ziggo ordinary share for purposes of establishing such price in any post-Settlement restructuring measure.

Withholding

The Offeror is entitled to deduct and withhold from the Offer Consideration such amounts that it is required to deduct and withhold with respect to the making of such payment under any provision of applicable tax or social security law. To the extent that amounts are so withheld by the Offeror, such amounts shall be treated for all purposes as having been paid to the Ziggo shareholders, on behalf of whom such deduction and withholding is made by the Offeror.

Commission

Admitted Institutions will receive from the Exchange Agent on behalf of the Offeror a commission in the amount of €0.00653 in respect of each tendered Ziggo ordinary share up to a maximum of €1,000 per Ziggo shareholder tender. The commission must be claimed from the Offeror through the Exchange Agent within 30 days of the Settlement Date.

No costs will be charged to Ziggo shareholders by the Offeror or by Ziggo for the transfer and payment of any tendered Ziggo ordinary share if only an Admitted Institution is involved. However, Ziggo shareholders may be charged certain fees by their banks or brokers. Costs may also be charged to Ziggo shareholders by or on behalf of a foreign institution involved in the transfer and payment of the tendered Ziggo ordinary shares and the transfer of the Share Consideration. Ziggo shareholders should consult their banks and brokers regarding any such fees.

Announcements

Any announcements declaring whether the Offer is declared unconditional and announcements in relation to an extension of the Offer Period (if any) will be made by press release. Following the Settlement Date, the Offeror will announce the results of the Offer by means of a press release, including the aggregate number of Liberty Global A Shares and Liberty Global C Shares issued in exchange for Ziggo ordinary shares tendered in the Offer following both the Unconditional Date and the Post-Closing Acceptance Period, and the Offeror’s resulting ownership of Ziggo. Any joint press release issued by the Offeror and Ziggo will be made available on the websites of Liberty Global and Ziggo, www.libertyglobal.com and www.ziggo.com, respectively. Information contained on the Liberty Global and Ziggo websites is not incorporated by reference in this prospectus/offer to exchange.

Subject to any applicable requirements of the Bidding Rules and other applicable laws and without limiting the manner in which the Offeror may choose to make any public announcement, the Offeror will have no obligation to communicate any public announcement other than as described above.

Regulatory Filings and Approvals Required to Complete the Offer

The Offer involves certain regulatory filings and requires certain antitrust approvals pursuant to Dutch law. On March 14, 2014, the Offeror submitted a merger notification with the European Commission. On May 8, 2014, the European Commission opened an in-depth Phase II investigation into the transactions contemplated by the merger protocol. The timing is contingent on various factors. The deadline for a decision by the European Commission regarding the Phase II investigation was October 17, 2014; however, on August 4, 2014, the European Commission announced that it had suspended the deadline of its review of the transaction under Article 11(3) pending receipt of additional information regarding the transaction from the Offeror. Therefore, this deadline will be extended. For a description of these regulatory and antitrust matters, please see “The Merger Protocol—Regulatory Filings and Dutch Offer Memorandum; Antitrust Matters.”

Other than (i) the merger notification submitted with the European Commission, (ii) the SEC declaring effective the Registration Statement on Form S-4 of which this prospectus/offer to exchange forms a part, (iii) NASDAQ confirming the listing of the Liberty Global A Shares and the Liberty Global C Shares to be issued as the Share Consideration on the NASDAQ Global Select Market and (iv) the approval by the AFM of the draft Dutch Offer Memorandum under section 5:76 of the Dutch Act of the Financial Supervision (which approval was obtained prior to commencement of the Offer), we do not believe that any additional material governmental filings or approvals are required with respect to the Offer. However, governmental authorities, and in some cases, private individuals, could challenge the Offer at any time. See “The Merger Protocol—Regulatory Filings and Dutch Offer Memorandum; Antitrust Matters.”

Appraisal Rights

Dutch law does not recognize the concept of appraisal or dissenters’ rights, and, accordingly, Ziggo shareholders have no appraisal rights for their ordinary shares under Dutch law in connection with the Offer. However, at such time as the Offeror holds, together with its affiliates, 95% or more of the Ziggo ordinary shares, a minority Ziggo shareholder may initiate takeover sell-out proceedings in accordance with article 2:359d of the DCC. In those proceedings, a Dutch court would determine the price to be paid for the remaining Ziggo ordinary shares, which may be higher or lower than the Offer Consideration. As the Offeror has committed itself in the merger protocol to effect a Statutory Buy-Out, if the Offeror, together with its affiliates, holds at least 95%

of the Ziggo ordinary shares, as described in more detail under “The Merger Protocol—Post-Closing Restructuring: Delisting, Statutory Squeeze Out Proceedings, Asset Sale and Liquidation and other Post-Closing Measures,” we believe it is unlikely that any Ziggo shareholder would initiate such proceedings.

Offer Financing

With reference to Article 7(4) of the Decree, on January 27, 2014, the Offeror announced in its initial announcement regarding the merger protocol that it had taken all necessary measures to secure the funding of the Offer.

The Offeror will finance the maximum total amount of the Cash Consideration of approximately €1,600,000,000 (and, if all Ziggo ordinary shares securing the Ziggo Collar are lent to the bank counterparty and are tendered under the Offer rather than returned to Liberty Global, an additional amount of approximately €220,000,000) through cash on hand and a debt financing and has secured fully committed acquisition debt financing from a syndicate of banks. The financing is subject to customary conditions, including delivery to the banks of (i) confirmation that the Offer has been declared unconditional at an Acceptance Level of at least 65%, (ii) evidence that the pledge of certain Ziggo ordinary shares in connection with the Ziggo Collar Loan has been released, (iii) an executed security agreement, (iv) a copy of any amendment to the merger protocol that changes the terms of the financing, which may not be materially adverse to the lenders absent requisite lender consent, and (v) a certificate establishing certain financial ratios after giving pro forma effect to the financing and the use of proceeds therefrom. The Offeror has no reason to believe that the conditions to the debt financing will not be satisfied on or prior to the Settlement Date.

The Share Consideration will be funded through the issuance by Liberty Global of Liberty Global A Shares and Liberty Global C Shares. Liberty Global will issue approximately 32,664,000 Liberty Global A Shares and approximately 80,586,000 Liberty Global C Shares in connection with the Offer. These figures assume that all of the Ziggo ordinary shares currently outstanding (including allocated performance shares under the LTIP but excluding those held by the Offeror or its affiliates) are tendered under the Offer. An affiliate of Liberty Global has entered into the Ziggo Collar and the Ziggo Collar Loan. Under the Ziggo Collar, among other things, the counterparty may borrow a portion of the underlying Ziggo ordinary shares from Liberty Global for hedging purposes. Assuming that all of the Ziggo ordinary shares pledged to secure the Ziggo Collar are borrowed by the counterparty and tendered under the Offer rather than returned to Liberty Global, then Liberty Global would issue an additional approximately 4,556,000 Liberty Global A Shares and approximately 11,241,000 Liberty Global C Shares. This would result in a maximum total issuance of approximately 37,220,000 Liberty Global A Shares and a maximum total issuance of approximately 91,827,000 Liberty Global C Shares. The issuance of the Liberty Global A Shares and Liberty Global C Shares does not require shareholder authorization or further corporate approvals.

Post-Closing Restructuring

The Offeror is making the Offer in order to acquire all of the outstanding Ziggo ordinary shares. Following the completion of the Offer, certain Post-Closing Restructuring events may happen, including the Delisting, the Statutory Buy-Out, the Asset Sale and Liquidation and other post-closing measures that will be undertaken in an effort to fully integrate 100% of Ziggo into the Liberty Global Dutch Business. Each of these potential events is described in more detail under “The Merger Protocol—Post-Closing Restructuring: Delisting, Statutory Squeeze Out Proceedings, Asset Sale and Liquidation and Other Post-Closing Measures” below.

Consequences to Ziggo Shareholders if the Offer is Declared Unconditional at Different Acceptance Levels

If the Offeror declares the Offer unconditional, following the Settlement Date and the Post-Closing Acceptance Period, pursuant to the merger protocol and Dutch law, there are various actions that the Offeror may take with respect to integrating the Liberty Global Dutch Business and Ziggo. Those actions will depend, in part, on the Acceptance Level obtained following the Offer Period and the Post-Closing Acceptance Period. The Offeror has reserved the right, subject to the provisions of the merger protocol, to waive or reduce the Minimum Acceptance Level Condition to as low as a majority of all Ziggo ordinary shares issued and outstanding as of the Acceptance Closing Date (geplaatst en uitstaand kapitaal) (excluding shares held by Ziggo), on a fully-diluted basis. In the event the Acceptance Level represents less than 65% of all issued and outstanding Ziggo ordinary shares (geplaatst en uitstaand kapitaal) (other than shares held by Ziggo), on a fully diluted basis, the Offeror may only waive the Minimum Acceptance Level Condition with the consent of Ziggo. Waiver of the Minimum Acceptance Level Condition would also require a waiver from the lenders under the Offeror’s debt financing for the Offer.

In the event the Offeror declares the Offer unconditional, then after the Settlement Date, pursuant to the merger protocol and regardless of the Acceptance Level, the Offeror and Ziggo will use their respective reasonable best efforts to ensure that the supervisory board will be composed of four new members, Mr. Diederik Karsten, Mr. Ritchy Drost, Mr. Jim Ryan and Mr. Huub Willems (the Works Council Nominee as required under the mitigated large company regime under Dutch law), and one current member of the supervisory board, Mr. Rob Ruijter. After the Settlement Date, the Ziggo management board will consist of at least four members: Baptiest Coopmans, who has been proposed for nomination and appointment by Liberty Global as CEO and a member of the management board as of the Settlement Date, Bert Groenewegen, who will continue as Ziggo’s CFO and two other members who will be appointed in accordance with the integration process agreed in the merger protocol.

If Liberty Global or its affiliates make any purchases of Ziggo ordinary shares following the Post-Closing Acceptance Period, but prior to June 27, 2015, those purchases generally may not be for more valuable consideration that that offered pursuant to the Offer. If the Offer is terminated, unless a third party initiates a public offer for Ziggo, Liberty Global and its affiliates may not make another public offer for Ziggo ordinary shares for 6 months.

Acceptance Level of at least 95%

If, following the Settlement Date and the Post-Closing Acceptance Period, the Offeror and its affiliates hold at least 95% of the Ziggo ordinary shares, pursuant to the merger protocol, the Offeror will seek to procure the termination of Ziggo’s listing on Euronext Amsterdam and will acquire by means of the Statutory Buy-Out the remaining Ziggo ordinary shares not tendered in the Offer or the Post Closing Acceptance Period. In the Statutory Buy-Out, remaining minority Ziggo shareholders will receive an amount in cash equal to the value of the Offer Consideration on the Acceptance Closing Date. U.S. minority shareholders of Ziggo will be included and treated the same way as other remaining minority Ziggo shareholders in the Statutory Buy-Out. The Offeror expects to commence the Statutory Buy-Out as promptly as practicable under Dutch law following the Post Closing Acceptance Period. Absent legal opposition from minority Ziggo shareholders in the Statutory Buy-Out proceedings, on average and as an estimate, Statutory Buy-Outs in the Netherlands customarily require approximately one year to complete.

The remaining Ziggo shareholders may also initiate takeover sell-out proceedings in accordance with article 2:359d of the DCC. This claim must be filed with the Dutch court within three months following the Acceptance Closing Date. In those proceedings, a Dutch court would determine the price to be paid for the Ziggo ordinary shares in the same manner as for the Statutory Buy-Out, which may be higher or lower than the Offer Consideration. Under Dutch law, there is a presumption that the value of the Offer Consideration is fair if at least 90% of the outstanding Ziggo ordinary shares, exclusive of those held by Liberty Global and its affiliates, accept the Offer. As the Offeror has agreed in the merger protocol to effect a Statutory Buy-Out, the Offeror believes it is unlikely that any shareholder would initiate takeover sell-out proceedings.

Following the Post Closing Acceptance Period and the termination of Ziggo’s listing on Euronext Amsterdam, it is unlikely there would be any trading market for the Ziggo ordinary shares and the Offeror does not intend to set up a liquidity mechanism.

Following the Statutory Buy-Out or takeover sell-out proceedings, the Offeror will hold all of the issued and outstanding Ziggo ordinary shares and the businesses of Ziggo and the Liberty Global Dutch Operations would be integrated after obtaining the advice of the works council of each of the Liberty Global Dutch Business and Ziggo.

Acceptance Level of at least 80% but less than 95%

If, following the Settlement Date and the Post-Closing Acceptance Period, the Offeror and its affiliates hold at least 80%, but less than 95%, of the Ziggo ordinary shares and the Asset Sale and Liquidation Resolutions Condition is satisfied, pursuant to the merger protocol, the Offeror may, and currently intends to, pursue the Asset Sale and Liquidation. It also reserves the right to pursue any other Post-Closing Measure.

The terms of the Asset Sale and Liquidation have been previously agreed and the form of the Asset Sale Agreement is included as Schedule 7 to the merger protocol, which is attached to this prospectus/offer to exchange as Annex A. Under the Asset Sale Agreement, Ziggo would transfer to LGE HoldCo V B.V. all of its assets and liabilities for the Asset Sale Consideration, following which Ziggo would be dissolved (ontbinding) and liquidated (vereffening) in accordance with Section 2.19 of the DCC. A portion of the Asset Sale Consideration, consisting of cash and exchangeable bonds, would be distributed to Ziggo minority shareholders that did not participate in the Offer or the Post-Closing Acceptance Period, on a pro rata basis, by way of an advance liquidation payment in an amount equal to the Offer Consideration for each Ziggo ordinary share owned by them immediately prior to the Asset Sale, without interest and minus applicable tax. Immediately upon receipt of the exchangeable bonds by those Ziggo shareholders, the exchangeable bonds would automatically be exchanged into the Share Consideration. The Offeror, Liberty Global and their affiliates would be distributed the remainder of the Asset Sale Consideration, consisting of the loan note (in lieu of cash) and exchangeable bonds. The exchangeable bonds distributed to Liberty Global and its affiliates would lose their exchange feature. Around the time of the Asset Sale, but prior to the Liquidation, the Offeror will seek to procure the termination of Ziggo’s listing on Euronext Amsterdam. The Offeror expects that it would commence the Asset Sale and Liquidation process as promptly as practicable under Dutch law following the Post-Closing Acceptance Period. Absent legal opposition from minority Ziggo shareholders challenging the Asset Sale and Liquidation in court, the advance liquidation distribution payment to the remaining minority Ziggo shareholders is expected to be completed within a week following the Post-Closing Acceptance Period.

If the Offeror proceeds with any other Post-Closing Measure, under Dutch law remaining minority shareholders of Ziggo would be entitled to receive an amount in cash and/or another form of consideration that is fair but which generally cannot be more valuable than that offered pursuant to the Offer. U.S. minority shareholders of Ziggo will be included and treated the same way as other remaining minority Ziggo shareholders in the Asset Sale and Liquidation or any other Post-Closing Measure.

Following the Post-Closing Acceptance Period and pending the termination of Ziggo’s listing on Euronext Amsterdam around the time of the Asset Sale (or the conclusion of another Post-Closing Measure), no assurance can be given that there will a public market for the Ziggo ordinary shares. The size of the free float in any such market would be significantly reduced, and the liquidity, trading values and volatility of Ziggo ordinary shares would likely be adversely affected.

Following the Asset Sale and Liquidation or other Post-Closing Measure, the Offeror will hold all of the issued and outstanding Ziggo ordinary shares and the businesses of Ziggo and the Liberty Global Dutch Operations would be integrated after obtaining the advice of the works council of each of the Liberty Global Dutch Business and Ziggo.

Acceptance Level of at least 65% but less than 80%

If the Offeror waives or reduces (in its sole discretion) the Minimum Acceptance Level Condition, declares the Offer unconditional, and following the Settlement Date and the Post-Closing Acceptance Period, the Offeror

and its affiliates hold at least 65% but less than 80% of Ziggo’s aggregate issued and outstanding ordinary share capital (geplaatst en uitstaand kapitaal) (excluding shares held by Ziggo), the Offeror may continue to pursue the Asset Sale and Liquidation or any other Post-Closing Measures to obtain ownership of 100% of the issued and outstanding ordinary share capital of Ziggo. However, under the merger protocol, if the Offeror and its affiliates hold less than 80% of Ziggo’s aggregate issued and outstanding ordinary shares after the Post-Closing Acceptance Period, the Ziggo Boards will have the right to re-evaluate the Asset Sale and Liquidation in light of the then prevailing circumstances and the Ziggo Boards and their individual members will no longer be under an obligation to cooperate with the Asset Sale and Liquidation. In addition, as the shareholder vote at the EGM on the Asset Sale and Liquidation Resolutions is conditioned on an 80% Acceptance Level following the Post-Closing Acceptance Period, Ziggo would be required to convene a new shareholders meeting to approve any Post-Closing Measure (including the Asset Sale and Liquidation).

Any Post-Closing Measure (including the Asset Sale and Liquidation) that the Offeror wishes to pursue would require the approval of the Ziggo Boards. In considering any Post-Closing Measure, the Ziggo Boards, including the Independent Members, would need to take into consideration fiduciary duties owed to the remaining minority shareholders of Ziggo under Dutch law. In connection with any Post-Closing Measure, among other things:

•	the Offeror must have a compelling business rationale to pursue the Post-Closing Measure;

•	the Ziggo Boards must act with due care and give consideration to the interests of minority Ziggo shareholders and other stakeholders;

•	Ziggo minority shareholders must be timely and adequately informed as to the steps to be taken in connection with any Post-Closing Measure and associated consequences;

•	the Offeror and Ziggo must take sufficient measures to avoid a conflict of interest in decision making, implementation and representation; and

•	the Offeror will be required to offer an exit value that is fair under Dutch law, and for a period of one year after the publication of the Dutch Offer Memorandum on June 27, 2014, any exit value offered cannot generally be for more valuable consideration than that offered pursuant to the Offer.

Pursuant to Dutch law, minority Ziggo shareholders may petition the Dutch Enterprise Court in connection with any Post-Closing Measure to initiate an inquiry into the affairs of Ziggo, including a request for immediate relief, or may request the District Court for injunctive relief. A petition for investigation proceedings in the Enterprise Court may be filed by (i) shareholders holding alone or together at least 1% of the issued and outstanding Ziggo ordinary shares or (ii) shareholders holding alone or together Ziggo ordinary shares representing a market value of at least EUR 20 million.

Under Dutch law, shareholder approval is required to pursue any corporate restructuring other than a Statutory Buy-Out. Ziggo would therefore need to convene a general or extraordinary meeting of Ziggo shareholders to obtain shareholder approval of any Post-Closing Measure (including the Asset Sale and Liquidation). Approval would require the vote of the holders of a majority of the outstanding Ziggo ordinary shares. Liberty Global and its affiliates would be permitted to vote their Ziggo ordinary shares at such a meeting, and hence would be able to approve, by themselves, any Post-Closing Measure that is presented at such a meeting.

No assurance can be given as to the timing of any action by the Offeror to pursue a Post-Closing Measure if the Acceptance Level following the Post-Closing Acceptance Period is at least 65% but less than 80%, or that the Offeror will pursue any Post-Closing Measure at that Acceptance Level. Following the Post-Closing Acceptance Period, the size of the free float for the Ziggo ordinary shares would be significantly reduced, and the liquidity, trading values and volatility of Ziggo ordinary shares would likely be adversely affected. In the event the Offeror pursues a Post-Closing Measure if the Acceptance Level following the Post-Closing Acceptance Period is at least 65% but less than 80%, it is anticipated that U.S. minority shareholders of Ziggo would be included and treated the same way as other minority Ziggo shareholders.

Absent approval of any Post-Closing Measure by the Ziggo Boards and the Ziggo shareholders, (i) the Offeror would not be able to pursue a Post-Closing Measure, (ii) Ziggo would remain listed on Euronext Amsterdam, and (iii) the Offeror would be unable to completely integrate the businesses of Ziggo and the Liberty Global Dutch Operations. In operating Ziggo’s business, the Ziggo Boards would be required to observe the interests of the minority shareholders as continuing stakeholders. Furthermore, Ziggo would continue to incur costs that it would not otherwise incur were it fully integrated with the Liberty Global Dutch Operations, including for the preparation of standalone annual accounts under IFRS, quarterly updates and semi-annual financial statements, maintaining a corporate governance framework compliant with the Dutch Corporate Governance Code, including the in-control requirements, and complying with the listing requirements of Euronext Amsterdam. In addition, the benefits and synergies that Liberty Global expects will result from the integration of the Liberty Global Dutch Business and Ziggo, depends, to a large extent, on Liberty Global owning 100% of the outstanding Ziggo ordinary shares so the Liberty Global Dutch Business and the Ziggo business can be integrated in an efficient and effective manner. Any delay in owning 100% of the issued and outstanding Ziggo ordinary shares or inability to own 100% of such Ziggo ordinary shares could reduce these benefits and synergies or make them unachievable. See “Background and Reasons for the Offer—Our Strategic Rationale for the Offer.”

Acceptance Level of at least 50% but less than 65%

In the event the Acceptance Level represents less than 65% of all issued and outstanding Ziggo ordinary shares (geplaatst en uitstaand kapitaal) (other than shares held by Ziggo), on a fully diluted basis, the Offeror may only waive the Minimum Acceptance Level Condition with the consent of Ziggo. Waiver of the Minimum Acceptance Level Condition would also require a waiver from the lenders under the Offeror’s debt financing for the Offer. Were the Offeror to declare the Offer unconditional, and following the Settlement Date and the Post-Closing Acceptance Period, the Offeror and its affiliates hold at least 50% but less than 65% of the issued and outstanding Ziggo ordinary shares, the consequences to minority Ziggo shareholders would be the same as those described under “—Acceptance Level of at least 65% but less than 80%” above, except that the Offeror’s ability to pursue any Post-Closing Measures and to integrate the businesses of the Liberty Global Dutch Operations and Ziggo could be considerably more difficult due to the presence of a larger minority shareholder base at Ziggo and the need to take into account the interests of those minority shareholders.

While the Offeror and Ziggo reserve the right to waive certain conditions to the Offer, including the Minimum Acceptance Level Condition, as permitted by law and the merger protocol, they do not currently intend to do so.

The table below sets forth a summary of selected information assuming Liberty Global declares the Offer unconditional at an Acceptance Level of 80% or greater, 65% or 50.1%.

	Assumed Liberty Global ownership of Ziggo
	100.0% (1)	65.0% (2)	50.1% (3)
Ziggo ordinary shares acquired	142,999,262	72,999,262	43,199,262
Liberty Global shares issued:
Class A	32,632,432	16,658,432	9,858,072
Class C	80,508,585	41,098,585	24,321,185
Offer Consideration (in millions):
Cash Consideration (4)	$2,107.8	$1,076.0	$636.8
Share Consideration (5)	4,577.1	2,336.5	1,382.7

Total Offer Consideration	$6,684.9	$3,412.5	$2,019.5

Ziggo shareholders’ economic interest in Liberty Global (6)	12.7%	6.9%	4.2%

Ziggo shareholders’ voting interest in Liberty Global (7)	9.4%	5.0%	3.0%

(1)	Assumes that following the Settlement Date and the Post-Closing Acceptance Period, the Statutory Buy-Out or the Asset Sale and Liquidation, as applicable, is consummated and the Offeror and its affiliates hold 100.0% of the issued and outstanding Ziggo share capital, all of which is acquired for the Offer Consideration. This scenario is expected to occur if, following the Settlement Date and the Post-Closing Acceptance Period, (a) the Offeror and its affiliates hold at least 95.0% of the Ziggo ordinary shares or (b) the Offeror and its affiliates hold at least 80.0% of the Ziggo ordinary shares and the Asset Sale and Liquidation Resolutions Condition is satisfied.
(2)	Assumes that following the Settlement Date and the Post-Closing Acceptance Period, the Offeror and its affiliates hold Ziggo ordinary shares representing 65.0% of the outstanding Ziggo ordinary shares and all of such shares are acquired for the Offer Consideration. The Offeror has the right, in its sole discretion and subject to applicable rules and regulations, to waive or reduce the Minimum Acceptance Level Condition to as low as 65.0%.
(3)	Assumes that following the Settlement Date and the Post-Closing Acceptance Period, the Offeror and its affiliates hold Ziggo ordinary shares representing 50.1% of the outstanding Ziggo ordinary shares and all of such shares are acquired for the Offer Consideration. The Offeror may only waive the Minimum Acceptance Level Condition, subject to applicable rules and regulations, below 65% with the consent of Ziggo. Such a waiver would also require a waiver from the lenders under the Offeror’s debt financing for the Offer.
(4)	Represents the assumed Cash Consideration to be paid for the Ziggo ordinary shares, calculated by multiplying the number of Ziggo ordinary shares to be acquired by €11.00 per share. The Cash Consideration has been translated into U.S. dollars using an exchange rate of $1.34 per euro, which represents the Noon Buying Rate on July 30, 2014. The Cash Consideration for the assumed 50.1% and 65.0% ownership levels is expected to be entirely funded with new debt and the Cash Consideration for the 100% ownership level is expected to be funded with a combination of (a) an estimated $1,687.6 million of new debt, (b) an estimated $300.0 million of Ziggo’s existing cash and (c) an estimated $120.2 million of Liberty Global’s existing cash.
(5)	Represents the assumed Share Consideration to be delivered at the assumed ownership levels, which is the sum of: (a) the aggregate number of Liberty Global A Shares to be issued multiplied by $41.60, the Liberty Global A Share price on July 30, 2014, and (b) the number of Liberty Global C Shares to be issued multiplied by $39.99, the Liberty Global C Share price on July 30, 2014.
(6)	Represents the economic interest that Ziggo shareholders would have in Liberty Global at the assumed ownership levels, which is calculated by taking the number of Liberty Global A Shares and Liberty Global C Shares assumed to be issued, divided by the sum of the Liberty Global A Shares, Liberty Global B Shares and Liberty Global C Shares outstanding as of July 30, 2014 and the incremental Liberty Global A Shares and Liberty Global C Shares assumed to be issued at each of the assumed ownership levels.
(7)	Represents the voting interest that Ziggo shareholders would have in Liberty Global at the assumed ownership levels, which is calculated by dividing the total voting power associated with the Liberty Global A Shares assumed to be issued as Share Consideration by the total voting power associated with the sum of (a) the Liberty Global A Shares and Liberty Global B Shares outstanding as of July 30, 2014 and (b) the Liberty Global A Shares assumed to be issued as Share Consideration, based on one vote for each Liberty Global A Share and ten votes for each Liberty Global B Share.

For further information on possible consequences to Ziggo shareholders arising out of the Offer, see “Risk Factors—If the Offer is completed, Liberty Global and the Offeror may not acquire all of the outstanding Ziggo ordinary shares, which may have an adverse impact on remaining Ziggo shareholders and Liberty Global’s integration plans; and —Delays in completing, or the inability to successfully complete, the Asset Sale and Liquidation or any other Post-Closing Measures could delay or reduce the cost savings and revenue benefits to the combined business” and “The Merger Protocol—Post-Closing Restructuring: Delisting, Statutory Squeeze-Out Proceedings, Asset Sale and Liquidation and Other Post-Closing Measures; and —Non-Financial Covenants.”

Accounting Treatment of the Offer

We will account for the purchase of Ziggo shares in the Offer using the acquisition method of accounting for business combinations in accordance with United States generally accepted accounting principles.

Restrictions

The Offer is being made on the terms and conditions, and subject to the restrictions, included in this prospectus/offer to exchange.

Without prejudice to the Offeror’s right to reject defective tenders, the Offeror reserves the right to accept any tender under the Offer that is made by, or on behalf of, a Ziggo shareholder, even if it has not been effected in the manner set forth under “—Acceptance by Ziggo Shareholders.”

General

The Offer is being made in, and from, the Netherlands and the U.S. with due observance of the statements, conditions and restrictions included in this prospectus/offer to exchange. Without prejudice to the Offeror’s right to reject defective tenders, the Offeror reserves the right at its sole discretion to accept any tender under the Offer, which is made by, or on behalf of, a Ziggo shareholder, even if it has not been made in the manner described in this prospectus/offer to exchange.

The Offer is not being made, and the Ziggo ordinary shares will not be accepted for purchase from or on behalf of any Ziggo shareholder, in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the securities or other laws or regulations of such jurisdiction or would require any registration, approval or filing with any regulatory authority other than in the Netherlands or the United States. Persons obtaining this prospectus/offer to exchange are required to take due note and observe all such restrictions and obtain any necessary authorizations, approvals or consents (to the extent applicable). Persons in any doubt as to their eligibility to participate in the Offer should consult their professional advisor(s) immediately. Outside of the Netherlands and the United States, no actions have been taken (nor will actions be taken) to make the Offer possible in any jurisdiction where such actions would be required. In addition, this prospectus/offer to exchange has not been filed with the authorities of any other jurisdiction.

Ziggo shareholders are urged to read the Dutch Offer Memorandum, the Registration Statement on Form S-4, as amended, of which this prospectus/offer to exchange forms a part, and the other documents Liberty Global files with the SEC because they contain important information about Liberty Global, Ziggo and the Offer. Ziggo shareholders may obtain free copies of these documents and other documents filed by Liberty Global with the SEC at the SEC’s web site at www.sec.gov. In addition, Ziggo shareholders may obtain free copies of the documents filed with the SEC by Liberty Global by going to Liberty Global’s investor relations page on its corporate website at http://www.libertyglobal.com/ir-sec-filings.html. See also “Where You Can Find More Information.”

The release, publication or distribution of any documentation regarding the Offer or the making of the Offer in jurisdictions other than the Netherlands and the U.S. may be restricted by law and therefore persons into whose possession such documentation comes should inform themselves about and observe such restrictions. Any failure to comply with any such restriction may constitute a violation of the law of any such jurisdiction. None of the Offeror, Liberty Global or any of their advisors accept any liability for any violation by any person of any such restriction.

United States of America

The Offer is being made for the securities of a Dutch company and is subject to Dutch disclosure and procedural requirements, which differ from those of the United States. The Offer is being made pursuant to applicable U.S. tender offer rules and federal securities laws and otherwise in accordance with the applicable regulatory requirements in the Netherlands. The Offer is subject to procedural requirements, including with respect to withdrawal rights, waiver of the minimum tender condition, offer timetable, settlement procedures and timing of payments, that are different from those applicable under U.S. domestic tender offer procedures and law for equity securities of a U.S. registrant.

The receipt of cash pursuant to the Offer by a U.S. holder of Ziggo ordinary shares will be a taxable transaction for U.S. federal income tax purposes and may be a taxable transaction under applicable state and local, as well as foreign and other tax laws. Each holder of Ziggo ordinary shares is urged to consult his independent professional advisor immediately regarding the tax consequences of acceptance of the Offer. See “Material Tax Consequences of the Offer and Related Transactions—United States of America.”

In accordance with standard Dutch practice and pursuant to Rule 14e-5(b) of the Exchange Act, the Offeror or its nominees, or its brokers (acting as agents), or affiliates of the Offeror’s financial advisors, may from time to time make certain purchases of, or arrangements to purchase, Ziggo ordinary shares that are the subject of the Offer or any securities that are convertible into or exchangeable or exerciseable for such shares outside of the U.S., other than pursuant to the Offer, before or during the period in which the Offer remains open for acceptance. These purchases may occur either in the open market at prevailing prices or in private transactions at negotiated prices. To the extent required in the Netherlands, any information about such purchases will be announced by press release in accordance with Article 13 of the Decree and posted on the website of Liberty Global at www.libertyglobal.com. If the amount paid for shares outside the Offer exceeds the Offer Consideration, the Offeror will increase the cash portion of the Offer Consideration by the amount of the excess, announce the increase to the Offer Consideration by means of a press release and otherwise comply with applicable U.S. and Dutch law. The determination of whether any such purchases or arrangements to purchase require an increase to the Offer Consideration will be made in compliance with U.S. and Dutch law.

Canada and Japan

The Offer and any solicitation in respect thereof is not being made, directly or indirectly, in or into Canada or Japan, or by use of the mails, or by any means or instrumentality of interstate or foreign commerce, or any facilities of a national securities exchange, of Canada or Japan. This includes, but is not limited to, post, facsimile transmission, telex or any other electronic form of transmission and telephone. Accordingly, copies of any documentation with respect to the Offer, including this prospectus/offer to exchange and the Dutch Offer Memorandum and any related press announcements, acceptance forms and other documents are not being sent and must not be mailed or otherwise distributed or sent in, into or from Canada or Japan or, in their capacities as such, to custodians, nominees or trustees holding Ziggo ordinary shares for persons residing in Canada or Japan. Persons receiving such documents must not distribute or send them in, into or from Canada or Japan, or use such mails or any such means, instrumentality or facilities for any purpose in connection with the Offer; so doing will invalidate any purported acceptance of the Offer. The Offeror will not accept any tender by any such use, means, instrumentality or facility from within Canada or Japan.

Tender and transfer of Ziggo ordinary shares constitutes a representation and warranty that the person tendering the Ziggo ordinary shares (a) has not received or sent copies of the prospectus/offer to exchange, the Dutch Offer Memorandum or any related documents in, into or from Canada or Japan and (b) has not otherwise utilized in connection with the Offer, directly or indirectly, the mails or any means or instrumentality including, without limitation, facsimile transmission, telex and telephone of interstate or foreign commerce, or any facility of a national securities exchange of, Canada or Japan. The Offeror reserves the right to refuse to accept any purported acceptance that does not comply with the foregoing restrictions, and any such purported acceptance will be null, void and without effect.

MATERIAL TAX CONSEQUENCES OF THE OFFER AND RELATED TRANSACTIONS

THE NETHERLANDS

Introduction

The following summary outlines certain principal Dutch tax consequences of the disposal of the Ziggo ordinary shares in connection with the Offer and certain Post-Closing Restructurings, but does not purport to be a comprehensive description of all Dutch tax considerations that may be relevant. For purposes of Dutch tax law, a Ziggo shareholder may include an individual or entity who does not have the legal title of these Ziggo ordinary shares, but to whom nevertheless the Ziggo ordinary shares or the income thereof is attributed based on specific statutory provisions or on the basis of such individual or entity having an interest in the Ziggo ordinary shares or the income thereof. This summary is intended as general information only and each prospective investor should consult a professional tax advisor with respect to the tax consequences of the disposal of the Ziggo ordinary shares and the Post-Closing Restructuring.

This summary is based on tax legislation, published case law, treaties, regulations and published policy, in each case as in force as of the date of this prospectus/offer to exchange, and it does not take into account any developments or amendments thereof after that date whether or not such developments or amendments have retroactive effect.

This summary does not address the Dutch tax consequences for:

•	investment institutions (fiscale beleggingsinstellingen);

•	pension funds, exempt investment institutions (vrijgestelde beleggingsinstellingen) or other entities that are not subject to or exempt from Dutch corporate income tax;

•	corporate Ziggo shareholders which qualify for the participation exemption (deelnemingsvrijstelling). Generally speaking, a shareholding is considered to qualify as a participation for the participation exemption if it represents an interest of 5% or more of the nominal paid-up share capital;

•	Ziggo shareholders holding a substantial interest (aanmerkelijk belang) or deemed substantial interest (fictief aanmerkelijk belang) in Ziggo and Ziggo shareholders in which a certain related person holds a substantial interest in Ziggo. Generally speaking, a substantial interest in Ziggo arises if a person, alone or, where such person is an individual, together with his or her partner (statutory defined term), directly or indirectly, holds or is deemed to hold (A) an interest of 5% or more of the total issued capital of Ziggo or of 5% or more of the issued capital of a certain class of shares of Ziggo, (B) rights to acquire, directly or indirectly, such interest or (C) certain profit sharing rights or rights to liquidation proceeds in Ziggo;

•	persons to whom the Ziggo ordinary shares and the income from the Ziggo ordinary shares are attributed based on the separated private assets (afgezonderd particulier vermogen) provisions of the Dutch Income Tax Act 2001 (Wet inkomstenbelasting 2001) and the Dutch Gift and Inheritance Tax Act 1956 (Successiewet 1956);

•	entities who are residents of Aruba, Curacao or Sint Maarten that have an enterprise which is carried on through a permanent establishment or a permanent representative on Bonaire, Sint Eustatius or Saba and the Ziggo ordinary shares are attributable to such permanent establishment or permanent representative;

•	Ziggo shareholders who are not considered the beneficial owner (uiteindelijk gerechtigde) of these Ziggo ordinary shares or the benefits derived from or realized in respect of these Ziggo ordinary shares; and

•	individuals to whom Ziggo ordinary shares or the income therefrom are attributable to employment activities which are taxed as employment income in the Netherlands.

Where this summary refers to the Netherlands or Dutch tax law, such references are restricted to the part of the Kingdom of the Netherlands that is situated in Europe and the legislation applicable in that part of the Kingdom.

The Offer

Dutch dividend withholding tax

Gains realized upon the disposal of the Ziggo ordinary shares in connection with the Offer will not be subject to withholding or deduction for any taxes of whatsoever nature imposed, levied, withheld or assessed by the Netherlands or any political subdivision or taxing authority thereof or therein.

Corporate income tax and individual income tax

Residents of the Netherlands

If a Ziggo shareholder is a resident of the Netherlands or deemed to be a resident of the Netherlands for Dutch corporate income tax purposes and is fully subject to Dutch corporate income tax or is only subject to Dutch corporate income tax in respect of an enterprise to which the Ziggo ordinary shares are attributable, income derived from the Ziggo ordinary shares and gains realized upon the redemption or disposal of the Ziggo ordinary shares are generally taxable in the Netherlands (at up to a maximum rate of 25%).

If an individual is a resident of the Netherlands or deemed to be a resident of the Netherlands for Dutch individual income tax purposes or has opted to be treated as a resident of the Netherlands for individual income tax purposes, income derived from the Ziggo ordinary shares and gains realized upon the redemption or disposal of the Ziggo ordinary shares is taxable at the progressive rates (up to a maximum rate of 52%) under the Dutch Income Tax Act 2001 if:

•	the individual is an entrepreneur (ondernemer) and has an enterprise to which the Ziggo ordinary shares are attributable or the individual has, other than as a shareholder, a co-entitlement to the net worth of an enterprise (medegerechtigde), to which enterprise the Ziggo ordinary shares are attributable; or

•	such income or gains qualify as income from miscellaneous activities (resultaat uit overige werkzaamheden), which includes activities with respect to the Ziggo ordinary shares that exceed regular, active portfolio management (normaal, actief vermogensbeheer).

If neither of the conditions listed above applies, an individual who holds the Ziggo ordinary shares must determine taxable income with regard to the Ziggo ordinary shares on the basis of a deemed return on savings and investments (sparen en beleggen), rather than on the basis of income actually received or gains actually realized. This deemed return on savings and investments has been fixed at a rate of 4% of the individual’s yield basis (rendementsgrondslag) at the beginning of the calendar year (January 1), insofar as the individual’s yield basis exceeds a certain threshold (heffingvrij vermogen). The individual’s yield basis is determined as the fair market value of certain qualifying assets held by the individual less the fair market value of certain qualifying liabilities on January 1. The fair market value of the Ziggo ordinary shares will be included as a qualifying asset in the individual’s yield basis. The 4% deemed return on savings and investments is taxed at a rate of 30%.

Non-residents of the Netherlands

If a person is not a resident of the Netherlands, is not deemed to be a resident of the Netherlands for Dutch corporate or individual income tax purposes, and has not opted to be treated as a resident of the Netherlands for individual income tax purposes, such person is not liable to Dutch income tax in respect of income derived from the Ziggo ordinary shares and gains realized upon the redemption or disposal of the Ziggo ordinary shares, unless:

•

the person is not an individual and such person (1) has an enterprise that is, in whole or in part, carried on through a permanent establishment or a permanent representative in the Netherlands to which permanent establishment or a permanent representative the Ziggo ordinary shares are attributable, or (2) is (other than by way of securities) entitled to a share in the profits of an enterprise or a co-entitlement to the net worth of an enterprise, which is effectively managed in the Netherlands and to which enterprise the Ziggo ordinary shares are attributable.

This income is subject to Dutch corporate income tax at up to a maximum rate of 25%.

•	the person is an individual and such individual (1) has an enterprise or an interest in an enterprise that is, in whole or in part, carried on through a permanent establishment or a permanent representative in the Netherlands to which permanent establishment or permanent representative the Ziggo ordinary shares are attributable, or (2) realizes income or gains with respect to the Ziggo ordinary shares that qualify as income from miscellaneous activities in the Netherlands which include activities with respect to the Ziggo ordinary shares that exceed regular, active portfolio management, or (3) is other than by way of securities entitled to a share in the profits of an enterprise that is effectively managed in the Netherlands and to which enterprise the Ziggo ordinary shares are attributable.

Income derived from the Ziggo ordinary shares as specified under (1) and (2) by an individual is subject to individual income tax at progressive rates up to a maximum rate of 52%. Income derived from a share in the profits of an enterprise as specified under (3) that is not already included under (1) or (2) will be taxed on the basis of a deemed return from savings and investments (as described above under “—Residents of the Netherlands”). The fair market value of the share in the profits of the enterprise (which includes the Ziggo ordinary shares) will be part of the individual’s Dutch yield basis.

Gift and inheritance tax

In general, no gift tax (schenkbelasting) or inheritance tax (erfbelasting) will be due as a result of the disposal of Ziggo ordinary shares in connection with the Offer.

Value Added Tax

In general, no Dutch value added tax will arise in respect of payments in consideration for the disposal of Ziggo ordinary shares in connection with the Offer.

Other Taxes and Duties

No registration tax, customs duty, transfer tax, stamp duty, capital tax or any other similar documentary tax or duty will be payable in the Netherlands by a Ziggo shareholder in respect of the disposal of the Ziggo ordinary shares in connection with the Offer.

Statutory Buy-Out

Dutch dividend withholding tax

No Dutch dividend withholding tax (dividendbelasting) is due upon a disposal of the Ziggo ordinary shares under the Statutory Buy-Out.

Corporate income tax and individual income tax consequences

The Dutch corporate income tax and individual income tax consequences of the disposal of the Ziggo ordinary shares by means of a Statutory Buy-Out are the same as for the disposal of the Ziggo ordinary shares under the Offer. See “—The Offer—Corporate income tax and individual income tax.”

Asset Sale and Liquidation

In the event that the Asset Sale is effected, following completion of the Asset Sale, Ziggo will be dissolved (ontbonden) and liquidated (vereffend) in accordance with section 2:19 of the DCC. See “The Merger Protocol—

Post-Closing Restructuring: Delisting, Statutory Squeeze-Out Proceedings, Asset Sale and Liquidation and Other Post-Closing Measures—Asset Sale and Liquidation” for a more detailed description. The following is a general summary of certain Dutch tax consequences in connection with the Asset Sale and Liquidation.

Dutch dividend withholding tax

The Asset Sale will not be subject to withholding or deduction for any taxes of whatsoever nature imposed, levied, withheld or assessed by the Netherlands or any political subdivision or taxing authority thereof or therein.

Should the Asset Sale and Liquidation be effected, the Dutch income tax consequences of the Asset Sale and Liquidation are in principle the same as the Dutch income tax consequences of the Offer. The distribution of the advance liquidation distribution and, if applicable, the final liquidation distribution (the Liquidation Distribution) will generally be subject to 15% Dutch dividend withholding tax (dividendbelasting) to the extent such Liquidation Distribution in respect of each of the Ziggo ordinary shares exceeds the average paid-in capital (as recognized for Dutch dividend withholding tax purposes) of each of the Ziggo ordinary shares on which the Liquidation Distribution takes place.

Corporate and Individual Income Tax

Asset Sale

The Asset Sale has no direct Dutch corporate and individual income tax consequences for the Ziggo shareholders.

Liquidation

The Dutch corporate and individual income tax consequences of the Liquidation are in principle similar to the tax treatment of the disposal of the Ziggo ordinary shares in connection with the Offer. See “—The Offer—Corporate income tax and individual income tax.”

Gift and inheritance tax

In general, no gift tax (schenkbelasting) or inheritance tax (erfbelasting) will be due as a result of the Asset Sale and Liquidation.

Value-added tax

In general, no Dutch value added tax will be payable in relation to the Asset Sale and Liquidation.

Other Taxes and Duties

No registration tax, customs duty, transfer tax, stamp duty, capital tax or any other similar documentary tax or duty will be payable in the Netherlands by a Ziggo shareholder in respect of the Asset Sale and Liquidation.

UNITED STATES OF AMERICA

United States Federal Income Taxation

The following is a general discussion of the material U.S. federal income tax consequences of participation in the Offer and the ownership and disposition of the Liberty Global A Shares and Liberty Global C Shares that may be relevant to you if you are a U.S. Holder (as defined below). This summary is based on the U.S. Internal Revenue Code of 1986 (the Code), final, temporary and proposed U.S. Treasury regulations, and administrative and judicial interpretations, all of which are subject to change, possibly with retroactive effect. Because this discussion does not consider any specific circumstances of any particular Ziggo shareholder or shareholder of Liberty Global A Shares and Liberty Global C Shares, persons who are subject to U.S. taxation are strongly urged to consult their own tax advisors as to the overall U.S. federal, state and local tax consequences, as well as the foreign tax consequences, of the ownership and disposition of Ziggo ordinary shares or Liberty Global A Shares and Liberty Global C Shares. In particular, additional or different rules may apply to U.S. expatriates, banks and other financial institutions, regulated investment companies, real estate investment trusts, traders in securities who elect to apply a mark-to-market method of accounting, dealers in securities or currencies, tax-exempt entities, insurance companies, broker-dealers, investors liable for alternative minimum tax, investors that hold Ziggo ordinary shares as part of a straddle, hedging or conversion transaction, holders whose functional currency is not the U.S. dollar, partnerships or other pass through entities, persons who acquired Ziggo ordinary shares or Liberty Global A Shares and Liberty Global C Shares pursuant to the exercise of employee stock options or otherwise as compensation and persons who hold directly, indirectly or by attribution, 10% or more of the voting power of the outstanding Ziggo ordinary shares or of the outstanding Liberty Global A Shares and Liberty Global C Shares. This discussion generally applies only to U.S. Holders who hold the Ziggo ordinary shares or Liberty Global A Shares and Liberty Global C Shares as a capital asset (generally, for investment purposes), and whose functional currency is the U.S. dollar.

For purposes of this discussion, a U.S. Holder is a beneficial owner of Ziggo ordinary shares or Liberty Global A Shares and Liberty Global C Shares who is:

•	an individual who is a citizen or resident of the United States for U.S. federal income tax purposes;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or a state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust (a) subject to the primary supervision of a U.S. court and the control of one or more U.S. persons or (b) that has a valid election in place to be treated as a U.S. person.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds Ziggo ordinary shares or Liberty Global A Shares and Liberty Global C Shares, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. Partners in a partnership that holds Ziggo ordinary shares are urged to consult their own tax advisor regarding the specific tax consequences of the owning and disposing of such Ziggo ordinary shares, Liberty Global A Shares or Liberty Global C Shares by the partnership.

Consequences of Participation in the Offer

A U.S. Holder should generally recognize gain or loss upon the receipt of the Liberty Global A Shares and Liberty Global C Shares and cash in exchange for such U.S. Holder’s Ziggo ordinary shares in connection with the Offer in an amount equal to the difference between: (a) the sum of (i) the fair market value of the Liberty Global A Shares and Liberty Global C Shares received and (ii) the USD value of cash received determined based on the spot rate on the date payment is received and (b) the U.S. Holder’s adjusted tax basis in the Ziggo ordinary shares exchanged as part of the Offer.

A U.S. Holder whose Ziggo ordinary shares are acquired for cash in accordance with a Statutory Buy-Out or any U.S. Holder who receives a cash distribution as a result of an Asset Sale and Liquidation will recognize gain or loss in an amount equal to the difference between: (a) the USD value of cash received determined based on the spot rate on the date payment is received and (b) the U.S. Holder’s adjusted tax basis in the Ziggo ordinary shares.

Gain or loss must be calculated separately for each block of Ziggo ordinary shares (i.e., shares acquired at the same cost in a single transaction) exchanged in connection with the Offer. Such gain or loss will generally be capital gain or loss. Any such gain or loss will generally be long-term capital gain or loss if the U.S. Holder’s holding period for such Ziggo ordinary shares exceeds one year at the time of the exchange. Long-term capital gains of non-corporate U.S. Holders are currently subject to reduced rates of taxation. The deductibility of capital losses is subject to limitations. Gain or loss, if any, recognized by a U.S. Holder of Ziggo ordinary shares will generally be treated as U.S. source income or loss for U.S. foreign tax credit purposes. U.S. Holders should consult their own tax advisors regarding the applicability and operation of the foreign tax credit generally.

The discussion set out in the preceding paragraphs assumes that Ziggo does not constitute, and has not in the past constituted, a passive foreign investment company (PFIC) for U.S. federal income tax purposes. If this assumption is incorrect, the U.S. federal income tax consequences of participation in the Offer to a U.S. Holder of Ziggo ordinary shares will differ from those set forth above. While it is not expected that Ziggo has constituted or does constitute a PFIC, no investigation or representation has been or is being made in that regard.

A U.S. Holder’s initial tax basis in the Liberty Global A Shares and Liberty Global C Shares will be the fair market value of such Liberty Global A Shares and Liberty Global C Shares on the date of receipt. The holding period for the Liberty Global A Shares and Liberty Global C Shares will begin on the day following the day the Offer closes. A U.S. Holder’s tax basis in Euros received will equal the USD value of those Euros using the same spot rate used to determine the amount of gain or loss recognized.

A U.S. Holder that subsequently converts Euros received in connection with participation in the Offer into USD will generally recognize exchange gain or loss equal to the difference between the U.S. Holder’s basis in the Euros (as described above) and the USD received in exchange therefor. Exchange gain or loss will generally be treated as U.S. source ordinary income or loss.

Ownership of the Liberty Global A Shares and Liberty Global C Shares

This discussion assumes that Liberty Global is not, and will not become, a PFIC, as described below.

U.S. Tax Residence of Liberty Global

Liberty Global, which is a U.K. public limited company should be classified as a foreign corporation (and, therefore, a non-U.S. tax resident) under general rules of U.S. federal income taxation. Section 7874 of the Code, however, contains rules that result in a foreign corporation being taxed as a U.S. corporation for U.S. federal income tax purposes. These rules are relatively new, their application is complex and there is little guidance regarding their application. Liberty Global was a party to a series of transactions in 2013 that could have caused Liberty Global to be subject to Section 7874 of the Code.

Under Section 7874 of the Code, a corporation created or organized outside the United States (i.e., a foreign corporation) will be treated as a U.S. corporation for U.S. federal income tax purposes (and, therefore, a U.S. tax resident and subject to U.S. federal income tax on its worldwide income) when (i) the foreign corporation acquires, directly or indirectly, substantially all of the assets held, directly or indirectly, by a U.S. corporation, (ii) after the acquisition, the shareholders of the acquired U.S. corporation hold at least 80% (by vote or value) of the shares of the foreign corporation by reason of holding shares of the U.S. acquired corporation, and (iii) after the acquisition, the foreign corporation’s expanded affiliated group does not have substantial business activities in the foreign corporation’s country of organization or incorporation when compared to the expanded affiliated group’s total business activities. For this purpose, “expanded affiliated group” means the foreign corporation and all subsidiaries in which the foreign corporation owns, directly or indirectly, more than 50% of the stock (by vote or value).

Liberty Global will be treated as a U.S. corporation for U.S. federal income tax purposes (pursuant to Section 7874 of the Code) unless the Liberty Global expanded affiliated group is treated as having substantial business activities in the U.K. For this purpose, “expanded affiliated group” generally includes Virgin Media and its subsidiaries, and “substantial business activities” generally means at least 25% of employees (by number and compensation), assets and gross income of its expanded affiliated group are based, located and derived, respectively, in the U.K. Liberty Global expects to satisfy this 25% test because substantially all of the operations of Virgin Media occur in the U.K., and some of its other operations occur in the U.K. (with its remaining operations occurring throughout Europe and Latin America). Liberty Global cautions, however, that there could be adverse changes to the relevant facts and circumstances which could become known in the future. In addition, there have been legislative proposals to expand the scope of U.S. corporate tax residence and there could be changes to Section 7874 of the Code or the Treasury Regulations promulgated thereunder that could result in Liberty Global being treated as a U.S. corporation.

If it were determined that Liberty Global should be taxed as a U.S. corporation for U.S. federal income tax purposes, Liberty Global could be liable for substantial additional U.S. federal income tax. For U.K. tax purposes, Liberty Global is expected, regardless of any application of Section 7874 of the Code, to be treated as a U.K. resident company since Liberty Global is incorporated under English law.

The remaining discussion assumes that Liberty Global will be treated as a foreign corporation for U.S. federal income tax purposes and that Liberty Global will not be subject to Section 7874 of the Code.

Dividends

U.S. Holders of Liberty Global A Shares and Liberty Global C Shares will be required to include in gross income, as an item of ordinary income, the full amount (including the amount of any withholding tax) of a dividend paid with respect to the Liberty Global A Shares or Liberty Global C Shares at the time that such dividend is received by the U.S. Holder. For this purpose, a “dividend” will include any distribution paid by Liberty Global with respect to the Liberty Global A Shares or Liberty Global C Shares (other than certain pro rata distributions of Liberty Global capital stock) paid out of the current or accumulated earnings and profits of Liberty Global, as determined under U.S. federal income tax principles. To the extent the amount of a distribution by Liberty Global exceeds its current and accumulated earnings and profits, such excess will first be treated as a tax-free return of capital to the extent of a U.S. Holder’s tax basis in the Liberty Global A Shares and Liberty Global C Shares (with a corresponding reduction in such tax basis), and thereafter will be treated as capital gain, which will be long-term capital gain if the U.S. Holder held the Liberty Global A Shares and Liberty Global C Shares for more than one year. Under the Code, dividend payments by Liberty Global on the Liberty Global A Shares and Liberty Global C Shares are not eligible for the dividends received deduction generally allowed to corporate shareholders. Dividend income in respect of the Liberty Global A Shares and Liberty Global C Shares will constitute income from sources outside the United States for U.S. foreign tax credit purposes.

With respect to non-corporate U.S. Holders (including individuals), certain dividends received from a qualified foreign corporation will be subject to U.S. federal income tax at a maximum rate of 20%. As long as Liberty Global’s shares are listed on NASDAQ (or certain other exchanges) and/or Liberty Global qualifies for benefits under the tax treaty between the United States and the U.K., Liberty Global will be treated as a qualified foreign corporation. This reduced rate will not be available in certain circumstances, and U.S. Holders should consult their own tax advisors regarding the availability of the reduced rate based on their particular situation.

The USD value of any distribution made by the Liberty Global in foreign currency must be calculated by reference to the exchange rate in effect on the date of receipt of such distribution by the U.S. Holder, regardless of whether the foreign currency is in fact converted into USD. If the foreign currency so received is converted into USD on the date of receipt, such U.S. Holder generally will not recognize foreign currency gain or loss on such conversion. If the foreign currency so received is not converted into USD on the date of receipt, such U.S. Holder will have a basis in the foreign currency equal to its USD value on the date of receipt. Any gain on a subsequent conversion or other disposition of the foreign currency generally will be treated as ordinary income or loss to such U.S. holder and generally will be income or loss from sources within the U.S. for foreign tax credit limitation purposes.

Sale or Other Taxable Disposition

Upon a sale or other taxable disposition of the Liberty Global A Shares or Liberty Global C Shares, U.S. Holders generally will recognize capital gain or loss in an amount equal to the difference between the USD value of the amount realized on the disposition and the U.S. Holder’s tax basis (determined in USD) in such Liberty Global A Shares and Liberty Global C Shares. This capital gain or loss generally will be U.S. source gain or loss and will be treated as long-term capital gain or loss if the holding period in the shares exceeds one year. In the case of certain U.S. Holders (including individuals), any long term capital gain generally will be subject to U.S. federal income tax at preferential rates. The deductibility of capital losses is subject to significant limitations under the Code.

Passive Foreign Investment Company Rules

The treatment of U.S. Holders of Liberty Global A Shares and Liberty Global C Shares in some cases could be materially different from that described above if, at any relevant time, Liberty Global was a PFIC for U.S. federal income tax purposes.

For U.S. federal income tax purposes, a foreign corporation is classified as a PFIC for any taxable year if either (i) 75% or more of its gross income is “passive income” (as defined for such purposes) or (ii) the average percentage of assets held by such corporation which produce passive income or which are held for the production of passive income is at least 50%. For purposes of applying the tests in the preceding sentence, the foreign corporation is deemed to own its proportionate share of the assets, and to receive directly its proportionate share of the income, of any other corporation of which the foreign corporation owns, directly or indirectly, at least 25% (by value) of the stock.

Liberty Global believes that it was not a PFIC for the taxable year ended December 31, 2013 and should not be a PFIC for the current or future taxable years. The tests for determining PFIC status are applied annually, and it is difficult to accurately predict future income and assets relevant to this determination. Accordingly, Liberty Global cannot assure U.S. Holders that Liberty Global will not be or will not become a PFIC. If Liberty Global was to be treated as a PFIC, then, unless a U.S. Holder elects to be taxed annually on a mark-to-market basis with respect to the Liberty Global A Shares and Liberty Global C Shares, gain realized on any sale or other disposition of the Liberty Global A Shares and Liberty Global C Shares and certain distributions with respect to the Liberty Global A Shares and Liberty Global C Shares could be subject to additional U.S. federal income taxes, plus an interest charge on certain taxes treated as having been deferred under the PFIC rules. In addition, dividends that a U.S. Holder receives from Liberty Global would not be eligible for the reduced U.S. federal income tax rates applicable to certain dividends received from qualified foreign corporations if Liberty Global is treated as a PFIC with respect to such U.S. Holder either in the taxable year of the dividend or the preceding taxable year, but instead would be subject to U.S. federal income tax rates applicable to ordinary income.

United States Information Reporting and Backup Withholding

Dividend payments with respect to Liberty Global A Shares and Liberty Global C Shares and proceeds from the sale, exchange or other disposition of shares received in the United States or through U.S.-related financial intermediaries may be subject to information reporting to the Internal Revenue Service (IRS) and possible U.S. backup withholding. Certain exempt recipients are not subject to these information reporting and backup withholding requirements. Backup withholding will not apply to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification or who is otherwise exempt from backup withholding. Any U.S. Holders required to establish their exempt status generally must provide a properly-executed IRS Form W-9 (Request for Taxpayer Identification Number and Certification). Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a U.S. Holder’s U.S. federal income tax liability, and a U.S. Holder may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

Certain individual U.S. Holders (and under proposed regulations, certain entities controlled by individuals) may be required to report to the IRS certain information with respect to their beneficial ownership of the Liberty Global A Shares and Liberty Global C Shares not held through an account with a financial institution. U.S. Holders who fail to report required information could be subject to substantial penalties.

Medicare Tax

A U.S. holder that is an individual or estate, or a trust that does not qualify for exemption, will be subject to a 3.8% tax, which the Offeror refers to in this discussion as the Medicare tax, on the lesser of (i) the U.S. holder’s “net investment income” for the relevant taxable year and (ii) the excess of the U.S. holder’s modified adjusted gross income for the taxable year over a certain threshold (which, in the case of individuals, will be between $125,000 and $250,000 depending on the individual’s circumstances). A U.S. holder’s net investment income will generally include dividends received on the Liberty Global A Shares and Liberty Global C Shares and net gains from the disposition of Liberty Global A Shares and Liberty Global C Shares unless such dividend income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). A U.S. Holder that is an individual, estate or trust should consult its own tax advisor regarding the applicability of the Medicare tax to the U.S. Holder’s dividend income and gains in respect of the U.S. Holder’s investment in the Liberty Global A Shares and Liberty Global C Shares.

TO ENSURE COMPLIANCE WITH IRS CIRCULAR 230, EACH TAXPAYER IS HEREBY NOTIFIED THAT: (A) ANY TAX DISCUSSION HEREIN IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED BY THE TAXPAYER FOR THE PURPOSE OF AVOIDING U.S. FEDERAL INCOME TAX PENALTIES THAT MAY BE IMPOSED ON THE TAXPAYER; (B) ANY SUCH TAX DISCUSSION WAS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) THE TAXPAYER SHOULD SEEK ADVICE BASED ON THE TAXPAYER’S PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

UNITED KINGDOM

Introduction

The following statements are intended to apply only as a general guide to certain U.K. tax considerations, and are based on current U.K. tax law and current published practice of HM Revenue and Customs (HMRC), both of which are subject to change at any time, possibly with retrospective effect. They relate only to certain limited aspects of the U.K. taxation treatment of Ziggo shareholders who are resident and, in the case of individuals, domiciled in (and only in) the U.K. for U.K. tax purposes (except to the extent that the position of non-U.K. resident shareholders is expressly referred to), who hold the Ziggo ordinary shares as investments (other than under an individual savings account or a self-invested personal pension) and who are the beneficial owners of both the Ziggo ordinary shares and any dividends paid on them. The statements may not apply to certain classes of Ziggo shareholders such as (but not limited to) persons who acquired their Ziggo ordinary shares in connection with an office or employment, dealers in securities, insurance companies and collective investment schemes.

Ziggo shareholders who are in any doubt as to their tax position regarding the offer or who are subject to tax in a jurisdiction other than the U.K. are strongly recommended to consult their own tax advisors.

The Offer

Capital Gains Tax

At the time at which the Offer, the Asset Sale and Liquidation and all transactions contemplated therewith (the merger) become unconditional, an individual Ziggo shareholder who is resident in the U.K. will be within the scope of U.K. capital gains tax. If an individual Ziggo shareholder has ceased to be resident in the U.K. and the merger takes place during the period of non-residence, such Ziggo shareholder may be within the scope of U.K. capital gains tax on his or her return to the U.K. in respect of a disposal of Ziggo ordinary shares pursuant to the merger under certain anti-avoidance rules. An individual Ziggo shareholder who is not resident in the U.K. should otherwise not be within the scope of U.K. capital gains tax unless he or she carries on (whether solely or in partnership) a trade, profession or vocation in the U.K. through a branch or agency to which the Ziggo ordinary shares are attributable. The comments below apply only to individual Ziggo shareholders who are within the scope of U.K. capital gains tax as regards the holding of Ziggo ordinary shares.

Liberty Global A Shares and Liberty Global C Shares

The Offeror does not expect that the tender of Ziggo ordinary shares in accordance with the Offer in return for the Share Consideration and the Cash Consideration will be treated as a reorganization of share capital for U.K. capital gains tax purposes by virtue of Section 135 Taxation of Chargeable Gains Act 1992 (TCGA). Therefore, any Ziggo shareholder who tenders their Ziggo ordinary shares should be treated as making a full disposal of those Ziggo ordinary shares for U.K. capital gains tax purposes. The aggregate of the market value of the Liberty Global A Shares and Liberty Global C Shares received and the Cash Consideration received will constitute the disposal proceeds for the purposes of computing his or her U.K. capital gains tax liability.

Any Ziggo shareholder whose Ziggo ordinary shares are acquired for cash in accordance with a Statutory Buy-Out, or any Ziggo shareholder who receives a distribution as a result of an Asset Sale and Liquidation, should generally be treated as having made a full disposal of his or her Ziggo ordinary shares for U.K. capital gains tax purposes.

Ziggo shareholders who are within the scope of U.K. capital gains tax, rather than U.K. corporation tax (as to which see below), should note that the rates of U.K. capital gains tax for the tax year 2013/14 (which began on April 6, 2013), are 18% (for basic rate taxpayers) and 28% (for higher and additional rate taxpayers). Certain reliefs may, depending on an individual Ziggo shareholder’s circumstances, be available to reduce or eliminate any U.K. capital gains tax liability, such as the annual exemption and certain tax losses.

Income Tax

The transfer of Ziggo ordinary shares pursuant to the Offer should not be treated as giving rise to a distribution which will be chargeable to income tax for U.K. tax purposes. Individual Ziggo shareholders will be treated in the manner described above for U.K. capital gains tax purposes.

Corporation Tax

At the effective time of the merger, a corporate Ziggo shareholder that is resident in the U.K. will be within the scope of U.K. corporation tax in respect of the merger. A corporate Ziggo shareholder that is not resident in the U.K. will not be within the scope of U.K. corporation tax on chargeable gains accruing on the disposal of its Ziggo ordinary shares unless it carries on (whether solely or in partnership) a trade in the U.K. through a permanent establishment to which the Ziggo ordinary shares are attributable. The remainder of this subsection applies only to a corporate Ziggo shareholder that is within the scope of U.K. corporation tax with respect to the holding of Ziggo ordinary shares.

A corporate Ziggo shareholder that is within the scope of U.K. corporation tax will be treated as making a full disposal of its Ziggo ordinary shares pursuant to the merger, potentially giving rise to a chargeable gain or an allowable loss for the purposes of U.K. corporation tax on chargeable gains. Such chargeable gain for the purposes of U.K. corporation tax will be treated in the same way and under the same circumstances as indicated above in relation to U.K. capital gains tax, save as described below.

The main rate of U.K. corporation tax is 21% for the financial year 2014. The main rate of U.K. corporation tax for the financial year 2015 will be 20%. A corporate Ziggo shareholder will generally be entitled to an indexation allowance in computing the amount of any chargeable gain accruing on the disposal of its Ziggo ordinary shares, which provides relief for the effects of inflation by reference to movements in the U.K. retail prices index.

If the conditions of the substantial shareholding exemption described in Section 192A and Schedule 7AC of the TCGA are satisfied in relation to a gain or loss accruing to a corporate Ziggo shareholder, any such gain will not be a chargeable gain, and any such loss will not be an allowable loss for U.K. corporation tax purposes. Whether the conditions of the substantial shareholding exemption will be satisfied will depend, amongst other issues, on the particular circumstances of the corporate Ziggo shareholder. One of the conditions of the substantial shareholding exemption that must be satisfied is that the Ziggo shareholder must have held a substantial shareholding in Ziggo throughout a 12-month period beginning not more than two years before the day on which the disposal takes place. Ordinarily, a corporate Ziggo shareholder will not be regarded as holding a substantial shareholding in Ziggo unless it (whether alone or together with other group companies) holds not less than 10% of Ziggo’s ordinary share capital.

Material U.K. Tax Consequences of Holding Liberty Global A Shares and Liberty Global C Shares

Taxation of Dividends

Withholding Tax

Dividends paid by Liberty Global will not be subject to any withholding or deduction for or on account of U.K. tax, irrespective of the residence or particular circumstances of the Ziggo shareholders of Liberty Global A Shares and Liberty Global C Shares.

Income Tax

An individual holder of Liberty Global A Shares and Liberty Global C Shares who is resident in the U.K. may, depending on his or her particular circumstances, be subject to U.K. income tax on dividends received from Liberty Global. An individual holder of Liberty Global A Shares and Liberty Global C Shares who is not resident in the U.K. should not be chargeable to U.K. income tax on dividends received from Liberty Global, unless he or she carries on (whether solely or in partnership) any trade, profession or vocation in the U.K. through a branch or agency to which the Liberty Global A Shares and Liberty Global C Shares are attributable. Subject to certain conditions, an individual holder of Liberty Global A Shares and Liberty Global C Shares who is resident in the U.K. will be entitled to a tax credit equal to one-ninth of the amount of dividend received from Liberty Global.

Dividends will be subject to U.K. income tax at the rate of 10% on the aggregate amount of the dividend and any associated one-ninth tax credit in the hands of an individual holder of Liberty Global A Shares and Liberty Global C Shares who is liable to U.K. income tax at the basic rate. This means that the tax credit will generally satisfy in full the U.K. income tax liability of such a U.K. resident individual shareholder with respect to such a dividend.

An individual holder of Liberty Global A Shares and Liberty Global C Shares who is liable to U.K. income tax at the higher rate will generally be subject to U.K. income tax at the rate of 32.5% on the aggregate amount of the dividend and any associated one-ninth tax credit. The tax credit will only partially satisfy that U.K. resident individual shareholder’s U.K. income tax liability with respect to such a dividend and, accordingly, such shareholders will generally be liable for additional tax of 22.5% of the amount of the dividend and any associated one-ninth tax credit or 25% of the cash dividend received.

An individual holder of Liberty Global A Shares and Liberty Global C Shares who is liable to U.K. income tax at the additional rate will generally be subject to U.K. income tax at the rate of 37.5% on the aggregate amount of the dividend and any associated one-ninth tax credit. The tax credit will only partially satisfy that U.K.

resident individual shareholder’s U.K. income tax liability with respect to such a dividend and, accordingly, such shareholders will generally be liable for additional tax of 27.5% of the amount of the dividend and any associated one-ninth tax credit or 30.56% of the cash dividend received.

Dividend income is treated as the top slice of the total income chargeable to U.K. income tax. Whether an individual holder of Liberty Global A Shares and Liberty Global C Shares who is liable to U.K. income tax in respect of a dividend is liable to that tax at the higher or additional rate or not will depend on the particular circumstances of that shareholder.

There will be no repayment of the tax credit (or any part of it) associated with dividends paid by Liberty Global to an individual who is resident in the U.K.

Corporation Tax

On the basis that such dividends would normally be expected to fall within an exempt class and meet certain other conditions, a corporate holder of Liberty Global A Shares and Liberty Global C Shares that is either resident in the U.K., or that carries on a trade in the U.K. through a permanent establishment to which the Liberty Global A Shares and Liberty Global C Shares are attributable, will not normally be liable to U.K. corporation tax on any dividends received in respect of those Liberty Global A Shares and Liberty Global C Shares.

Taxation of Capital Gains

Capital Gains Tax

A disposal of Liberty Global A Shares and Liberty Global C Shares by an individual holder who is resident in the U.K. may, depending on his or her particular circumstances (including the tax base cost of the Liberty Global A Shares and Liberty Global C Shares and any available exemptions or reliefs), give rise to a chargeable gain or allowable loss for the purposes of U.K. capital gains tax. An individual holder of Liberty Global A Shares and Liberty Global C Shares who ceases to be resident in the U.K. and disposes of his or her Liberty Global A Shares and Liberty Global C Shares during the period of non-residence may be liable to U.K. capital gains tax on his or her return to the U.K. in respect of a chargeable gain accruing on the disposal under certain anti-avoidance rules. An individual holder of Liberty Global A Shares and Liberty Global C Shares who is not resident in the U.K. should otherwise not be chargeable to U.K. capital gains tax on chargeable gains arising on the disposal of his or her Liberty Global A Shares and Liberty Global C Shares unless the shareholder carries on (whether solely or in partnership) a trade, profession or vocation in the U.K. through a branch or agency to which the Liberty Global A Shares and Liberty Global C Shares are attributable.

The rates of U.K. capital gains tax for the tax year 2014/15 (which began on April 6, 2014) are 18% (for basic rate taxpayers) and 28% (for higher and additional rate taxpayers). Certain reliefs may, depending on an individual holder’s particular circumstances, be available to reduce or eliminate any U.K. capital gains tax liability, such as the annual exemption and certain tax losses.

Corporation Tax

A disposal of Liberty Global A Shares and Liberty Global C Shares by a corporate shareholder that is resident in the U.K. may, depending on its particular circumstances (including the tax base cost of the Liberty Global A Shares and Liberty Global C Shares and any available exemptions or reliefs), give rise to a chargeable gain or an allowable loss for the purposes of U.K. corporation tax. A corporate holder of Liberty Global A Shares and Liberty Global C Shares that is not resident in the U.K. should not be liable to U.K. corporation tax on chargeable gains accruing on the disposal of its Liberty Global A Shares and Liberty Global C Shares unless it carries on (whether solely or in partnership) a trade in the U.K. through a permanent establishment to which the Liberty Global A Shares and Liberty Global C Shares are attributable.

The main rate of U.K. corporation tax is 21% for the financial year 2014. The main rate of U.K. corporation tax for the financial year 2015 will be 20%. A corporate holder of Liberty Global A Shares and Liberty Global C Shares will generally be entitled to an indexation allowance in computing the amount of chargeable gain accruing on the disposal of Liberty Global A Shares and Liberty Global C Shares, which provides relief for the effects of inflation by reference to movements in the U.K. retail prices index.

If the conditions of the substantial shareholding exemption described in Section 192A and Schedule 7AC of the TCGA are satisfied in relation to a gain or loss accruing to a corporate holder of Liberty Global A Shares and Liberty Global C Shares, any such gain will not be a chargeable gain, and any such loss will not be an allowable loss for U.K. corporation tax purposes. Whether the conditions of the substantial shareholding exemption will be satisfied will depend, amongst other things, on the particular circumstances of the corporate holder of Liberty Global A Shares and Liberty Global C Shares. One of the conditions of the substantial shareholding exemption that must be satisfied is that the corporate holder must have held a substantial shareholding in Liberty Global throughout a 12-month period beginning not more than two years before the day on which the disposal takes place. Ordinarily, a corporate holder will not be regarded as holding a substantial shareholding in Liberty Global unless it (whether alone or together with other group companies) directly holds not less than 10% of Liberty Global’s ordinary share capital.

Stamp Duty and Stamp Duty Reserve Tax

The discussion below relates to holders of Liberty Global A Shares and Liberty Global C Shares wherever resident (but not to holders such as market makers, brokers, dealers and intermediaries, to whom special rules apply).

The transfer on sale of an interest in Liberty Global A Shares and Liberty Global C Shares by means of a written instrument will generally be liable to U.K. stamp duty at a rate of 0.5% of the consideration paid (rounded up to the nearest multiple of £5) unless the instrument is not executed in the U.K. and remains at all times outside the U.K. and the transfer does not relate to any matter or thing done or to be done in the U.K. An exemption from U.K. stamp duty is available for a written instrument transferring an interest in Liberty Global A Shares and Liberty Global C Shares where the amount or value of the consideration is £1,000 or less, and it is certified on the instrument that the transaction effected by the instrument does not form part of a larger transaction or series of transactions for which the aggregate consideration exceeds £1,000. A charge to U.K. stamp duty reserve tax will also arise (at the rate of 0.5% of the consideration paid) on an agreement to transfer an interest in Liberty Global A Shares and Liberty Global C Shares otherwise than through a clearance service or depository receipt system (which qualifies as such for stamp duty reserve tax purposes and has been made an election under section 97A of the Finance Act 1986), although the liability will be cancelled and a claim for repayment of any U.K. stamp duty reserve tax already paid, generally with interest, may be made provided that an instrument transferring the interest in Liberty Global A Shares and Liberty Global C Shares is executed in pursuance of the agreement and that instrument is duly stamped within six years of the date on which the agreement was made or, if the agreement was conditional, the date on which the agreement became unconditional.

An issue or transfer of Liberty Global A Shares and Liberty Global C Shares to a person whose business is or includes the provision of clearance services (or its nominee) or issuing depository receipts (or its nominee or agent) may give rise to a charge to U.K. stamp duty or U.K. stamp duty reserve tax at the rate of 1.5% of the amount or value of the consideration payable or, in certain circumstances, the value of the Liberty Global A Shares and Liberty Global C Shares. This liability for U.K. stamp duty or U.K. stamp duty reserve tax will strictly be accountable by the depository or clearance service operator or its nominee or agent, as the case may be, but will, in practice, generally be reimbursed by participants in the clearance service or depository receipt system. Following litigation, HMRC has confirmed that it will no longer seek to apply the 1.5% U.K. stamp duty reserve tax charge to issues of U.K. shares to clearance services (or their nominee) or depository receipt issuers (or their nominee or agent) or to transfers of U.K. shares to such entities that are an integral part of an issue of share capital. However, this does not have any impact on a transfer of Liberty Global A Shares and Liberty Global C Shares such entities where such transfer is not an integral part of an issue of share capital and, accordingly, the 1.5% charges discussed in this paragraph will continue to apply to transfers of Liberty Global A Shares and Liberty Global C Shares to such entities which are not an integral part of an issue of share capital.

Therefore, a transfer of title in Liberty Global A Shares and Liberty Global C Shares or an agreement to transfer such shares from such a clearance service operator out of the clearing system, and any subsequent transfers or agreements to transfer outside the clearing system, will generally attract a charge to U.K. stamp duty and/or U.K. stamp duty reserve tax at a rate of 0.5% of any consideration. Any such duty must be paid (and the relevant transfer document stamped by HMRC) before the transfer can be registered in the books of Liberty Global. Holders of Liberty Global A Shares and Liberty Global C Shares should note in particular that a redeposit of Liberty Global A Shares and Liberty Global C Shares into a clearing system or depository service, including by means of an initial transfer into a depository receipt system, will generally attract U.K. stamp duty and/or U.K. stamp duty reserve tax at the higher rate of 1.5%.

THE MERGER PROTOCOL

The following describes the material provisions of the merger protocol, which was entered into on January 27, 2014. The merger protocol is governed by Dutch law. The provisions of the merger protocol are complicated and not easily summarized. This summary may not contain all of the information about the merger protocol that is important to you. The merger protocol is attached to this prospectus/offer to exchange as Annex A and is incorporated by reference into this prospectus/offer to exchange, and we encourage you to read it carefully in its entirety for a more complete understanding of the merger protocol.

The Offer

Subject to the conditions of the merger protocol, we will offer for each Ziggo ordinary share tendered into the Offer (a) 0.2282 of a Liberty Global A Share, (b) 0.5630 of a Liberty Global C Share and (c) a cash amount of €11.00 (without interest). The Offer Consideration will be (and has been) adjusted for any dividends or distributions by Liberty Global during the Offer Period until the Settlement Date.

We will only deliver whole Liberty Global A Shares or Liberty Global C Shares. To the extent Ziggo shareholders would be entitled to a fractional Liberty Global A Share or a fractional Liberty Global C Share as a result of the application of the exchange ratios with respect to the Share Consideration, each such Ziggo shareholder shall instead receive an amount in cash (in euro, rounded down to the nearest eurocent) equal to the product of the fraction of the Liberty Global A Share or Liberty Global C Share it would otherwise be entitled to receive and the value weighted average price (net of related fees and expenses) at which the Exchange Agent sells the aggregated fractions of the Liberty Global A Shares and the Liberty Global C Shares on the third Dutch business day preceding the Settlement Date, converted into EUR at the applicable EUR/USD exchange rate at the moment of such sale(s) of aggregated fractions by the Exchange Agent.

Subject to the satisfaction or waiver of the conditions set forth in the merger protocol and provided that the merger protocol is not terminated, the Offer commenced at 9:00 a.m., Central European Time, on July 2, 2014, and will terminate at 5:40 p.m. Central European Time on September 10, 2014, unless otherwise extended by us in accordance with the provisions of the merger protocol. If we declare the Offer unconditional (gestand wordt gedaan), we shall publicly announce this within three Dutch business days of the Acceptance Closing Date. The Acceptance Closing Date means the date and time on which the period during which Ziggo shareholders can tender their Ziggo ordinary shares to us under the Offer ends, which in any event will be at least 20 business days after the date the Offer is commenced. If and when we declare the Offer unconditional, our obligation to pay for all shares validly tendered, or defectively tendered, provided that such defect has been waived by us, becomes irrevocable, and we will acquire all Ziggo ordinary shares tendered in the Offer within five Dutch business days after we declare the Offer unconditional in exchange for amounts of cash and Liberty Global ordinary shares described above.

Regulatory Filings and Dutch Offer Memorandum; Antitrust Matters

We are obligated to prepare and file a registration statement on Form S-4, of which this prospectus/offer to exchange is a part, under the Securities Act, with the SEC as soon as reasonably possible following the date of the merger protocol to register the offer and sale of the ordinary shares of Liberty Global issued as Share Consideration pursuant to the Offer, and we are obligated to use our reasonable best efforts to ensure that the registration statement shall have been declared effective by the SEC under the Securities Act and that the Liberty Global A Shares and Liberty Global C Shares to be issued as part of the Share Consideration in the Offer will have been approved for listing on NASDAQ, in each case prior to the Acceptance Closing Date. We are also obligated to prepare a Dutch Offer Memorandum, which is to be made publicly available in the Netherlands. In addition, we are in principle obligated to make an AFM approved prospectus available under the Wft in relation to the recommended offer to the public in the Netherlands of ordinary shares of Liberty Global pursuant to the Offer. However, because the Offeror has included prospectus equivalent information in the Dutch Offer Memorandum, we have received an exemption to the prohibition to offer securities (the ordinary shares of

Liberty Global) to the public without publishing an AFM approved prospectus. We have received approval of the Dutch Offer Memorandum from the AFM, and have filed the registration statement on Form S-4 and Amendment No. 1 thereto with the SEC under the Securities Act. The declaration of effectiveness by the SEC of the registration statement under the Securities Act is a condition to the obligation of the Offeror to declare the Offer unconditional.

Pursuant to the merger protocol, Ziggo has prepared a Position Statement setting forth the unanimous recommendation of the Ziggo Boards in support of the Offer, recommending that holders of Ziggo ordinary shares tender their Ziggo ordinary shares into the Offer and recommending that holders of Ziggo ordinary shares vote in favor of all resolutions relating to the Offer at the EGM.

We have agreed to prepare and file any necessary notifications or other submissions required by any antitrust or similar laws or regulations with any applicable authorities as soon as practicable after the signing of the merger protocol. To that effect, on March 14, 2014, the Offeror submitted a merger notification with the European Commission. On May 8, 2014, the European Commission opened an in-depth Phase II investigation into the transactions contemplated by the merger protocol. The timing is contingent on various factors. The deadline for a decision by the European Commission regarding the Phase II investigation was October 17, 2014; however, on August 4, 2014, the European Commission announced that it had suspended the deadline of its review of the transaction under Article 11(3) pending receipt of additional information regarding the transaction from the Offeror. Therefore, this deadline will be extended. Ziggo has agreed in the merger protocol to furnish such necessary information and assistance as we may reasonably request in obtaining clearance from the European Commission. With respect to the condition to the Offer regarding antitrust approval, the Offeror agreed to have the primary responsibility for liaising with the applicable antitrust authorities in relation to the transaction, and has agreed with Ziggo that with the assistance of its advisors, it will make all necessary filings to obtain antitrust approvals as soon as permitted and practicably feasible under the relevant competition laws and shall use its reasonable best efforts to obtain the approvals of the relevant antitrust authorities.

Post-Closing Restructuring: Delisting, Statutory Squeeze-Out Proceedings, Asset Sale and Liquidation and Other Post-Closing Measures

Delisting

If, immediately after the Post-Closing Acceptance Period and the Settlement Date, the Offeror and its affiliates hold at least 95% of Ziggo’s aggregated issued share capital, as soon as possible following the completion of the Offer, the parties will seek to procure the termination of Ziggo’s listing on Euronext Amsterdam and to have the Offeror or its affiliates acquire all Ziggo ordinary shares not yet owned by it and cause Ziggo to operate as a wholly-owned subsidiary of Liberty Global. As long as it remains listed on Euronext Amsterdam, Ziggo shall continue to comply with the Dutch Corporate Governance Code (except for (i) current and future deviations from the aforementioned code in accordance with the “explain” requirement in respect of such deviations and (ii) deviations from the aforementioned code that find their basis in the merger protocol (subject to explanation at such time, as may be required), it being understood that deviation from the best practices in respect of conflict of interest as described in the Dutch Corporate Governance Code shall not be permitted). Foreseeable deviations include the independence of all members of the supervisory board of Ziggo, however, taking into account the specific arrangements set forth in the merger protocol.

Statutory Buy-Out

If, immediately after the Settlement Date and the Post-Closing Acceptance Period, the Offeror and its affiliates hold at least 95% of the Ziggo ordinary shares, the Offeror has agreed with Ziggo that it will commence a Statutory Buy-Out procedure (uitkoopprocedure) in accordance with article 2:92a or article 2:201a of the DCC or a Statutory Buy-Out procedure in accordance with Article 2:359c of the DCC to buy out the Ziggo shareholders that have not tendered their Ziggo ordinary shares under the Offer. The Offeror and its affiliates reserve the right to amend the Ziggo Articles of Association to the effect that the Ziggo ordinary shares shall no longer be registered shares (aandelen op naam) but bearer shares (aandelen aan toonder).

Asset Sale and Liquidation

The Offeror’s willingness to pay the Offer Consideration and pursue the Offer is predicated on the acquisition of 100% of the Ziggo ordinary shares. As stated in the merger protocol, the Offeror and Ziggo anticipate that full integration of Ziggo and the Liberty Global Dutch Business will deliver substantial operational, commercial, organizational and financial benefits. Such benefits could not, or only partially, be achieved if Ziggo were to continue as a standalone entity with a minority shareholder base. Therefore, and subject only to (i) the number of Ziggo ordinary shares having been tendered for acceptance in the Offer, together with (x) any Ziggo ordinary shares directly or indirectly held by the Offeror or its affiliates, (y) any Ziggo ordinary shares committed to the Offeror or its affiliates in writing and (z) any Ziggo ordinary shares to which the Offeror or its affiliates are entitled (gekocht maar niet geleverd) representing less than 95% but at least 80% of Ziggo’s aggregate issued and outstanding ordinary share capital (geplaatst en uitstaand kapitaal) (excluding any Ziggo ordinary shares then held by Ziggo) and (ii) the satisfaction of the Asset Sale and Liquidation Resolutions Condition, the Offeror and Ziggo have agreed to a restructuring of the Joint Dutch Operations in order to ensure full integration of the businesses of Ziggo and Liberty Global (the Asset Sale and Liquidation).

In the event that the Offeror and its affiliates shall hold less than 80% of Ziggo’s aggregate issued and outstanding ordinary share capital (geplaatst en uitstaand kapitaal) (excluding any Ziggo ordinary shares then held by Ziggo) immediately after settlement of all the Ziggo ordinary shares tendered in the Post-Closing Acceptance Period, the Ziggo Boards shall have the right to re-evaluate the Asset Sale and Liquidation in light of the then prevailing circumstances and the Ziggo Boards and the individual members of the Ziggo Boards shall no longer be under the obligation to cooperate with the Asset Sale and Liquidation.

To execute the Asset Sale (as defined below), Ziggo, Liberty Global and LGE HoldCo V B.V., a private limited liability company incorporated under the laws of the Netherlands and an indirect wholly-owned subsidiary of Liberty Global (LGE HoldCo V), will, at the Offeror’s request, enter into the Asset Sale Agreement, the terms of which have been previously agreed and the form of which is included as Schedule 7 to the merger protocol, which is attached to this prospectus/offer in exchange as Annex A. Under the Asset Sale Agreement, Ziggo would transfer to LGE HoldCo V all of its assets and liabilities (the Asset Sale) as soon as possible after the Post-Closing Acceptance Period. Simultaneously with the execution of the merger protocol, the Ziggo Boards resolved to approve the Asset Sale and Liquidation and the entry into the Asset Sale Agreement.

Rationale for the Asset Sale and Liquidation

The parties have agreed in the merger protocol as follows.

The Asset Sale and Liquidation is conditioned on the Acceptance Level representing at least 80% of all issued and outstanding Ziggo ordinary shares (geplaatst en uitstaand kapitaal) (other than those held by Ziggo), on a fully diluted basis, rather than 95% or any other higher Acceptance Level in order to limit the risk that the Offer is not consummated weighed against the interests of a relatively small minority that does not wish the Offer to succeed at all, or not at the Offer Price. If the Offer were not consummated, it would be a detriment to Ziggo, as well as the vast majority of Ziggo’s shareholders and its other stakeholders, and Liberty Global, as none of the benefits of the Offer would materialize and Liberty Global would have incurred significant transaction costs.

The business rationale of the contemplated transaction lies largely with the considerable potential synergies of the combined Dutch businesses. Realization of the synergies is highly dependent on a single clear strategy going forward, and the existence of a minority shareholder base of Ziggo limits the possibility that the Offeror could achieve those synergies, at least not to the same extent and within the contemplated timeframe. The Ziggo Boards would then be required to consider the interests of the minority shareholders as continuing stakeholders in the company which would lead to delays. Discussions would be held regarding allocation of the benefit and ownership of the synergies, as the minority shareholders will want to know how much they are entitled to.

In addition, if Ziggo were to remain listed on Euronext Amsterdam, and a substantial minority shareholder base with adequate liquidity and free float continued to exist, there is less certainty regarding Ziggo’s strategic future. The Ziggo Boards would have to consider the possibility that Liberty Global and its affiliates would, for instance, in the future sell the whole or part of its interest in Ziggo. This would mean that the Joint Dutch Operations, including all integration initiatives, would need to take into account the ability to reverse such initiatives or any decisions in order to retain the flexibility to return to stand-alone operations for the sake of business continuity.

The Offeror believes that financial and structuring efficiencies that arise as a result of the Offer would not be possible as long as there are significant minority shareholders in Ziggo. In such event, Liberty Global would lose the ability to optimize the financing structure of Ziggo in connection with Liberty Global’s and its affiliates’ practices. Also, under Dutch law, in order to consolidate entities in one fiscal entity, ownership of at least 95% of the outstanding securities is required. If implemented, the flexibility such a fiscal unity could provide could help in reducing the overall tax burden of the Joint Dutch Operations.

Finally, the continued presence of a minority shareholder base could mean that Ziggo cannot delist from Euronext Amsterdam. This results in additional costs for Ziggo, such as preparation of standalone annual accounts under IFRS, quarterly updates and semi-annual financial statements, a corporate governance framework compliant with the Dutch Corporate Governance Code, which includes, for instance, the in-control requirements, and the staff needed for servicing the obligations arising from being listed on Euronext Amsterdam.

If the Offeror elects to pursue the Asset Sale described below, and a Ziggo shareholder did not tender its Ziggo ordinary shares under the Offer, such Ziggo shareholder would receive the same Offer Consideration per Ziggo ordinary share that it would have received had it tendered its Ziggo ordinary shares under the Offer (without any interest and subject to any required withholding taxes). The withholding taxes and other taxes, if any, imposed on such Ziggo shareholder are different from, and greater than, the taxes imposed upon a Ziggo shareholder that tenders its Ziggo ordinary shares under the Offer. Consequently, if the Asset Sale is effected, the net amount received in the Asset Sale by a Ziggo shareholder of Ziggo ordinary shares that are not tendered under the Offer will depend upon such shareholder’s individual tax circumstances and the amount of any required withholding or other taxes. See “Material Tax Consequences of the Offer and Related Transactions.”

Description of the Asset Sale and Liquidation

Pursuant to the Asset Sale Agreement, Ziggo will transfer all its assets and liabilities to LGE HoldCo V in exchange for the Asset Sale Consideration (as defined below). Any liabilities that cannot be transferred will remain with Ziggo and will increase the Asset Sale Consideration by an amount equal to the cash amount needed to satisfy those liabilities.

If (A) the Offer is declared unconditional, (B) the Asset Sale and Liquidation Resolutions Condition is satisfied and (C) the number of Ziggo ordinary shares tendered during the Offer Period and the Post-Closing Acceptance Period, together with (i) any Ziggo ordinary shares directly or indirectly held by the Offeror or any of its affiliates, (ii) any Ziggo ordinary shares committed to the Offeror or any of its affiliates, in writing and (iii) any Ziggo ordinary shares to which the Offeror is entitled (gekocht maar niet geleverd) represents less than 95% but at least 80% of Ziggo’s aggregate issued and outstanding ordinary share capital (geplaatst en uitstaand kapitaal) (excluding any Ziggo ordinary shares held in treasury), the Offeror may, and currently intends to, pursue the Asset Sale and Liquidation pursuant to the Asset Sale Agreement or, as the case may be, any other Post-Closing Measure described below.

The Asset Sale and Liquidation means the post-closing restructuring consisting, in summary, of the following steps:

•	the adoption of the Asset Sale and Liquidation Resolutions at the EGM, which approve the Asset Sale as required under section 2:107a of the DCC, the Liquidation and the appointment of the liquidator (vereffenaar) of Ziggo in accordance with section 2:19 of the DCC (the Liquidator);

•	the execution of the Asset Sale Agreement by Ziggo, Liberty Global and LGE HoldCo V, pursuant to which LGE HoldCo V will acquire Ziggo’s assets and liabilities in exchange for cash, a loan note and an exchangeable bond (exchangeable for Liberty Global A Shares and Liberty Global C Shares) (the Asset Sale Consideration);

•	the sale and transfer of all assets and liabilities of Ziggo to LGE HoldCo V in exchange for payment of the Asset Sale Consideration;

•	the dissolution (ontbinding) and liquidation (vereffening) of Ziggo in accordance with section 2:19 of the DCC (the Liquidation) following the Asset Sale, including the intended payment of an advance liquidation distribution by Ziggo to the Ziggo shareholders, resulting in the payment of an amount equal to the Offer Consideration per Ziggo ordinary share (without interest and subject to withholding and other taxes). Upon the advance liquidation distribution:

•	Ziggo shareholders who have not tendered their Ziggo ordinary shares under the Offer and who are still Ziggo shareholders at the time of the Liquidation, will receive cash and the exchangeable bonds. The cash amount is expected to be an amount equal to the Cash Consideration, without interest and other taxes. Upon a Ziggo shareholder’s receipt of the liquidation payment, the exchangeable bonds will automatically and immediately exchange into a number of Liberty Global A Shares and Liberty Global C Shares equal to the Share Consideration, without interest and other taxes; and

•	the Offeror and its affiliates will receive the loan note (in lieu of cash) and exchangeable bonds which will automatically lose their right to exchange into Liberty Global A Shares and Liberty Global C Shares and remain outstanding as a receivable from LGE HoldCo V, which would be offset by a claim by LGE HoldCo V against the Offeror in connection with a loan.

The simplified structure charts below highlight the structure and effect of the Asset Sale.

Before Asset Sale

After Asset Sale

Upon completion of the Asset Sale, the Liquidation will be commenced by the Liquidator. The Liquidator shall, as soon as practicable after the Liquidation becomes effective, arrange for one or more advance liquidation distributions to the Ziggo shareholders. The initial advance liquidation distribution is intended to take place on or about the date of completion of the Asset Sale and result in a payment per Ziggo ordinary share equal to the Offer Consideration (without any interest and subject to withholding and other taxes). Any costs and expenses incurred by Ziggo in connection with the Asset Sale and Liquidation will be borne by the Offeror.

The distribution of the advance liquidation distribution and, if applicable, the final distribution, to the Ziggo shareholders under the Liquidation would generally be subject to a 15% Dutch dividend withholding (dividendbelasting) tax to the extent such distributions exceed the average paid-in capital (as recognized for Dutch dividend withholding tax purposes) of such Ziggo ordinary shares. The Dutch income tax consequences of the Liquidation are in principle the same as the Dutch income tax consequences of the Offer. See “Material Tax Consequences of the Offer and Related Transactions.”

Although it is intended that the Liquidator will make one single advance liquidation payment of an amount equal to the Offer Consideration per Ziggo ordinary share held by a Ziggo shareholder, pursuant to the Asset Sale Agreement the Liquidator may delay all or part of the payment as a result of material unforeseen circumstances.

Once the final distribution, if any, has occurred, Ziggo will be effectively liquidated and will cease to exist by operation of law.

Unless, in connection with the Liquidation, trading of the Ziggo ordinary shares on Euronext Amsterdam (or on any other trading platform on which Ziggo ordinary shares can be traded) is suspended three Dutch business days prior to the effective date of the Liquidation, Ziggo shareholders may continue to trade in the Ziggo ordinary shares until the effective date of the Liquidation. However, in the event any trades in the Ziggo ordinary shares executed within the three Dutch business days prior to the effective date of the Liquidation cannot be settled by delivery of the relevant Ziggo ordinary shares, the relevant clearing and settlement institution may settle such trades in cash and impose a penalty for the failure to deliver the relevant Ziggo ordinary shares.

Post-Closing Measures

Pursuant to the merger protocol, the Offeror reserves the right to use any other permitted method to acquire 100% of the Ziggo ordinary shares as an alternative to the Statutory Buy-Out or the Asset Sale and Liquidation. Subject to the Offer being declared unconditional and without prejudice to the Asset Sale and Liquidation, the Offeror shall be entitled to effect or cause to effect any other restructuring of Ziggo’s group for the purpose of achieving an optimal operational, legal, financial or fiscal structure in accordance with the Merger Rules and Dutch law in general, some of which may have the effect of diluting the interest of any remaining minority Ziggo shareholders (the Post-Closing Measures), including:

•	a sale of all, or substantially all, of the assets and liabilities of Ziggo to the Offeror or one of its affiliates;

•	a subsequent public offer for any Ziggo ordinary shares held by minority shareholders;

•	a statutory cross-border or domestic (bilateral or triangular) legal merger (juridische (driehoeks-)fusie) in accordance with article 2:309 et seq of the DCC between Ziggo, the Offeror, the Liberty Global Dutch Business and/or any other of the Offeror’s affiliates;

•	a statutory legal demerger (juridische splitsing) of Ziggo in accordance with article 2:334a et seq of the DCC;

•	a contribution of cash and/or assets by the Offeror or any of its affiliates in exchange for ordinary shares or preference shares in Ziggo’s share capital, in which circumstances the pre-emptive rights (voorkeursrechten), if any, of minority shareholders of Ziggo may be excluded;

•	a distribution of proceeds, cash and/or assets to the shareholders of Ziggo or share buybacks;

•	a sale and transfer of assets and liabilities by the Offeror or any of its affiliates to Ziggo or any of its affiliates, or a sale and transfer of assets and liabilities by Ziggo or any of its affiliates to the Offeror or any of its affiliates;

•	the conversion of Ziggo into a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid);

•	any transaction between Ziggo and the Offeror or their respective affiliates at terms that are not at arm’s length;

•	any transaction, including a sale and/or transfer of any material asset, between Ziggo and its affiliates or between Ziggo and the Offeror or their respective affiliates with the objective of utilizing any carry forward tax losses available to Ziggo, the Offeror or any of their respective affiliates;

•	any combination of the foregoing; or

•	any transactions, restructurings, share issues, procedures and/or proceedings in relation to Ziggo and/or one or more of its affiliates required to effect the aforementioned objectives.

In the implementation of any Post-Closing Measure, due consideration will be given to the interests of all stakeholders including any minority shareholders of Ziggo, and the requirement for the members of the supervisory board to form their independent view of the relevant matter. The supervisory board shall continue to have the right to engage, for the account of Ziggo, their own financial and legal advisors, if and to the extent they believe that the advice of such advisors is necessary to assist them in reviewing and assessing any matter that comes before the supervisory board.

Approval and Recommendation of each of the Ziggo Boards

The Ziggo Boards have each unanimously approved and consented to the Offer. Unless the merger protocol is terminated, the management board and the supervisory board of Ziggo have agreed to (a) unanimously support the Offer for the amounts of cash and Liberty Global ordinary shares described above and recommend it to the Ziggo shareholders and take all necessary corporate action to that effect and (b) make their unanimous recommendations in the Dutch Offer Memorandum and the Position Statement.

The Ziggo Boards, acting jointly, may revoke, modify, amend or qualify their recommendation if there shall have been any material event, development, circumstance or change in circumstances or facts (including any material change in probability or magnitude of circumstances) which first occurred (or of which the Ziggo Boards became first aware) after the date of the merger protocol, which was not foreseen by the Ziggo Boards, and they determine, acting in good faith and having consulted their financial and legal advisors, that failure to do so would be a breach of their fiduciary duties under Dutch law. In making their determination to revoke, modify, amend or qualify their recommendation, the Ziggo Boards shall ignore (i) any offer or proposal or a potential offer for all or part of the Ziggo ordinary shares or for the whole or part of the businesses or assets of Ziggo and its affiliates or any proposal involving the potential acquisition of a substantial interest in Ziggo or its affiliates, a legal merger or demerger involving Ziggo, a reverse takeover of Ziggo or a reorganization or recapitalization of Ziggo and/or its affiliates, except if the Ziggo Boards determine it to be a Competing Offer (as discussed and defined below under “—Exclusivity and Competing Offers”) in accordance with the provisions of the merger protocol and the Offeror has not used its Matching Right (as discussed and defined below under “—Exclusivity and Competing Offers”) and (ii) any depreciation in value of the Liberty Global A Shares and the Liberty Global C Shares, except to the extent that any such depreciation in value constitutes a Liberty Global Stock Event (as discussed below under “—Termination Fee and Reverse Termination Fee—Termination Fee”).

Conditions to the Offer

The obligation of the Offeror to declare the Offer unconditional is subject to the satisfaction or waiver of the following conditions on the Acceptance Closing Date:

1.	on the Acceptance Closing Date, the number of Ziggo ordinary shares tendered into the Offer, together with (i) any Ziggo ordinary shares directly or indirectly held by the Offeror or any of its affiliates on the Acceptance Closing Date; (ii) any Ziggo ordinary shares committed to the Offeror, or any of its affiliates, in writing, and (iii) any Ziggo ordinary shares to which the Offeror is entitled (gekocht maar niet geleverd) must represent at least (A) 95% of the aggregate issued and outstanding Ziggo ordinary shares (geplaatst en uitstaand kapitaal) (other than shares held by Ziggo), on a fully diluted basis or (B) 80% of the aggregate issued and outstanding Ziggo ordinary shares (geplaatst en uitstaand kapitaal) (other than shares held by Ziggo), on a fully diluted basis, if resolutions relating to the Asset Sale and Liquidation have been adopted at the EGM and are in full force and effect (the Minimum Acceptance Level Condition);

2.	competition clearance having been obtained;

3.	on or prior to the Acceptance Closing Date, resolutions relating to the Asset Sale and Liquidation have been adopted at the EGM and are in full force and effect (which condition is subject to waiver if the Acceptance Level on the Acceptance Closing Date represents at least 95% of all Ziggo ordinary shares issued and outstanding as of that date (geplaatst en uitstaand kapitaal) (excluding shares held by Ziggo), on a fully-diluted basis);

4.	Ziggo has not breached the terms of the merger protocol to the extent that any such breach (A) has or could reasonably be expected to have material adverse consequences for Ziggo, the Offeror or the Offer; and (B) is incapable of being remedied within ten business days after receipt by Ziggo of a written notice from the Offeror (or, if earlier, before the Acceptance Closing Date) or has not been remedied by Ziggo within ten business days after receipt by Ziggo of a written notice from the Offeror (or, if earlier, before the Acceptance Closing Date);

5.

the Offeror or Liberty Global has not breached the terms of the merger protocol to the extent that any such breach (A) has or could reasonably be expected to have material adverse consequences for Ziggo, the

Offeror, Liberty Global or the Offer; and (B) is incapable of being remedied within ten business days after receipt by the Offeror of a written notice from Ziggo (or, if earlier, before the Acceptance Closing Date) or has not been remedied by the Offeror within ten business days after receipt by the Offeror of a written notice from Ziggo (or, if earlier, before the Acceptance Closing Date);

6.	no Material Adverse Effect (as defined below) has occurred;

7.	no Competing Offer (as defined under “—Exclusivity and Competing Offers”) has been publicly announced;

8.	neither of the Ziggo Boards has revoked, modified, amended or qualified its recommendation in favor of the Offer and neither of the Ziggo Boards has taken or authorized any action that prejudices or frustrates the Offer;

9.	the Registration Statement on Form S-4 of which this prospectus/offer to exchange forms a part has been declared effective by the SEC under the Securities Act, no stop order suspending the effectiveness of such registration statement has been issued by the SEC and no proceedings for that purpose have been initiated, and the Liberty Global A Shares and Liberty Global C Shares to be issued as part of the Share Consideration have been approved for listing on NASDAQ;

10.	on or prior to the Unconditional Date, trading in the Ziggo ordinary shares on Euronext Amsterdam has not been suspended or ended as a result of a listing measure (noteringsmaatregel) taken by Euronext Amsterdam;

11.	on or prior to the Unconditional Date, no notification has been received from the AFM stating that investment firms are not allowed to co-operate with the Offer;

12.	no order, stay, judgment or decree has been issued by any court, arbitral tribunal, government, governmental authority or other regulatory or administrative authority that remains in force and effect, and no statute, rule, regulation, governmental order or injunction has been enacted, which in any such case prohibits the making and/or consummation of the Offer in accordance with the merger protocol in any material respect; and

13.	no order, stay, judgment or decree has been issued by any court, arbitral tribunal, government, governmental authority or other regulatory or administrative authority that remains in force and effect, and no statute, rule, regulation, governmental order or injunction has been enacted, which in any such case prohibits the execution, implementation and/or consummation of the Asset Sale and Liquidation in accordance with the merger protocol in any material respect.

For the purpose of the above conditions, Material Adverse Effect is defined in the merger protocol to mean any event, change, circumstance, discovery, announcement, occurrence, effect or state of facts (any such item an Effect) that, individually or in the aggregate (i) is or would reasonably be expected to be materially adverse to the business, assets, liabilities, financial condition or results of operations of Ziggo and its affiliates, taken as a whole; or (ii) would or would reasonably be expected to prevent or materially delay the ability of Ziggo or the Offeror to consummate the transactions such that the Offeror cannot reasonably be expected to declare the Offer unconditional, but, for purposes of clause (i) above only, except to the extent any such Effect results from:

a)	changes or conditions generally affecting the industries in which Ziggo and its affiliates operate, or the economy or the financial or securities markets in the Netherlands;

b)	the outbreak or escalation of war, armed hostilities or acts of terrorism;

c)	changes in law or generally accepted accounting principles or the interpretation or enforcement of either;

d)	the execution, performance (including the taking of any action required hereby or the failure to take any action prohibited hereby) or announcement of the merger protocol and the Offer, provided however that the exceptions in this d) shall not apply to any representation or warranty to the extent the express purpose of such representation or warranty (or any portion thereof) is to address the consequences resulting from the execution of the merger protocol or the performance by Ziggo of its obligations hereunder;

e)	fluctuations in the price or trading volume of the Ziggo ordinary shares, except that this e) shall not prevent or otherwise affect a determination that any Effect underlying such fluctuation (unless otherwise excluded under the other provisions of this definition) has resulted in, or contributed to, a Material Adverse Effect; or

f)	the failure of Ziggo to meet any published analyst estimates or expectations of revenue, earnings or other financial performance or results of operations for any period or any failure by Ziggo to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, except that this f) shall not prevent or otherwise affect a determination that any Effect underlying such failure (unless otherwise excluded under the other provisions of this definition) has resulted in, or contributed to, a Material Adverse Effect, provided, however, that the impact of any adverse Effect described in a), b) and c) above shall be included for purposes of determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur if such Effect has or would reasonably be expected to have a materially disproportionate adverse effect on Ziggo and its Affiliates, taken as a whole, as compared to similarly situated companies in the industries in which Ziggo and its Affiliates operate.

With respect to the condition to the Offer set forth above in 4, the Offeror and Ziggo have agreed on a binding advice procedure in the event the Offeror considers this condition to the Offer not satisfied and Ziggo disagrees. In such event, a binding advisor shall decide on the matter within ten Dutch business days after the dispute having been referred to the binding advisor or such shorter period as the Offeror and Ziggo may agree, it being understood that a decision shall be rendered no later than 12:00 p.m., Central European Time, the Dutch business day before the Unconditional Date. The binding advisor shall be the President of the Enterprise Chamber (Ondernemingskamer) of the Court of Appeals of Amsterdam or, if this person is not able (for whatever reason) to provide the binding advice on time, another independent lawyer from an international law firm of repute appointed by the President of the District Court of Amsterdam upon request of either the Offeror or Ziggo. The binding advice shall be final and binding upon the Offeror and Ziggo and each of the Offeror and Ziggo shall fully comply with the binding advice and the content thereof.

The conditions set forth above in 1, 2, 3, 4, 6, 7, 8, 10 and 13 may be waived by the Offeror (subject to certain conditions described below), the condition set forth above in 5 may be waived by Ziggo, and the conditions set forth above in 9, 11 and 12 cannot be waived. The Offeror may only waive the Minimum Acceptance Level Condition set forth above in 1 with the consent of Ziggo if the number of Ziggo ordinary shares having been tendered for acceptance on the Acceptance Closing Date, together with (i) any Ziggo ordinary shares directly or indirectly held by the Offeror or any of its affiliates at the Acceptance Closing Date; (ii) any Ziggo ordinary shares committed to the Offeror, or any of its affiliates, in writing and (iii) any Ziggo ordinary shares to which the Offeror is entitled (gekocht maar niet geleverd), represent less than 65% of Ziggo’s aggregate issued and outstanding ordinary share capital (geplaatst en uitstaand kapitaal) (excluding any Ziggo ordinary shares held by Ziggo at the Closing Date) on a fully diluted basis as at the Closing Date. The Offeror will waive the conditions set forth above in 3 and 13 if the Ziggo ordinary shares tendered on the Acceptance Closing Date, together with (i) any shares directly or indirectly held by the Offeror and its affiliates, (ii) any Ziggo ordinary shares committed to the Offeror or its affiliates in writing and (iii) any shares to which the Offeror or its affiliates are entitled (gekocht maar niet geleverd) represent at least 95% of Ziggo’s aggregate issued and outstanding ordinary share capital (geplaatst en uitstaand kapitaal) (excluding any shares held in treasury by Ziggo) on a fully diluted basis as of the Acceptance Closing Date.

Each of the Offeror and Ziggo have agreed to use its reasonable best efforts to fulfill the conditions set forth above as soon as reasonably practicable.

If any condition is not satisfied or waived on the Initial Acceptance Closing Date, the Offeror may, subject to prior consultation with Ziggo, extend the Offer Period once, provided that (a) such extension of the Offer Period shall be no less than two weeks and no more than ten weeks after the Initial Acceptance Closing Date and

(b) if the condition relating to antitrust approvals set forth in 2 above is not satisfied or waived on the Acceptance Closing Date, the Offeror must extend the Offer Period for one or more periods of time (subject to, in the case of an extension by more than one period, receipt of an exemption for the AFM) until such time as the Offeror and Ziggo reasonably believe is necessary to cause such condition to be satisfied.

Due Diligence and Information

Ziggo has agreed to give, upon reasonable written notice and during normal business hours, access to the Offeror and its advisors reasonable access to the directors, senior employees, premises, documents and advisors of its business, and provide as soon as reasonably practicable the Offeror and its advisors with regular updates on financial results and operational developments material to Ziggo and its affiliates, and all such information and documentation as may reasonably be required in connection with the Offer and the transactions. Ziggo shall also give the Offeror and its advisors access to such information and shall give such management and expert presentations as may reasonably be required by the Offeror or Liberty Global (i) to determine the acquisition and financing structure of the transactions, (ii) to complete any necessary filings and notifications, (iii) to allow its financing banks to obtain the necessary comfort and prepare the necessary financing and security documentation in connection with the Offer, (iv) to facilitate discussions with credit rating agencies in connection with the financing of the Offer, (v) for integration planning, benchmarking and preparation purposes and (vi) otherwise to progress the transactions.

For the preparation of the integration of Ziggo and the Liberty Global Dutch Businesses, the Offeror has agreed, upon reasonable written notice and during normal business hours, to provide Ziggo and its advisors with reasonable access to the directors, senior employees, premises, documents and advisors of its business and all such information and documentation as may reasonably be required in connection with the integration planning.

Conduct of Business and Other Actions of Ziggo and Liberty Global

From the date of the merger protocol until the earlier of the Settlement Date or the termination of the merger protocol, the Offeror and Ziggo shall:

•	consult each other in respect of any relevant matters related to the Offer, including on publicity and investor relations, subject to the terms of the merger protocol;

•	notify each other promptly of any event or circumstance it may become aware of and which would be likely to have material adverse consequences for the Offer, including any significant adverse impact on the satisfaction of the conditions set forth under “—Conditions to the Offer.”

From the date of the merger protocol until the earlier of the Settlement Date or the termination of the merger protocol, Ziggo shall:

•	conduct its business and shall cause its affiliates to conduct their businesses in the ordinary course of business and consistent with past practice;

•	inform the Offeror on a monthly basis about its financial performance;

•	manage its business along key performance indicators that are customary in the cable and telecommunications sector (including EBITDA), and sensibly consider and consult with the Offeror on possible adjustments of its capital and operational expenditure plans if the Ziggo financial performance measured by those key performance indicators falls below those budgeted in the budget for 2014 or 2015; and

•	refrain, and shall cause its affiliates to refrain, from taking any of the actions set forth on a schedule to the merger protocol without the prior written consent of the Offeror, provided that the Offeror shall be deemed to have given prior written consent to (i) any actions that Ziggo or its affiliates is obligated to do by applicable law and (ii) any actions expressly contemplated by the merger protocol.

From the date of the merger protocol until the earlier of the Settlement Date or the termination of the merger protocol, the Offeror shall:

•	conduct its business and shall cause its affiliates to conduct their businesses in the ordinary course of business and consistent with past practice; and

•	refrain, and shall cause its affiliates to refrain, from taking any of the actions set forth on a schedule to the merger protocol without the prior written consent of Ziggo, provided that Ziggo shall be deemed to have given prior written consent to (i) any actions that the Offeror or its affiliates is obligated to do by applicable law and (ii) any actions expressly contemplated by the merger protocol.

Non-Financial Covenants

In the merger protocol, the Offeror and Ziggo agreed to the following non-financial covenants.

Financing

At the Settlement Date, following completion of the refinancing, the Offeror anticipates that Ziggo will have a total debt divided by last two quarters’ annualized end of December 2013 EBITDA ratio (on a synergy adjusted basis, including a maximum of 50% of the attributable Opex synergies) of approximately 5.0x. The financing agreements entered into in connection with the Offer contain a covenant restriction requiring Ziggo to maintain a 5.5x ratio for total net debt divided by last two quarters’ annualized EBITDA (on a synergy adjusted basis) for every quarter.

In the merger protocol, the Offeror has agreed that during the Restricted Period (as defined below), it will not make distributions of profit or capital to shareholders and that it will not initiate or pursue a financial restructuring if, and to the extent, such distributions or such restructuring would result in a Consolidated Leverage Ratio of the Joint Dutch Operations exceeding 5.5x when tested on the notional total net debt of the Joint Dutch Operations on a pro forma basis across both businesses.

If at any time during the Restricted Period, the Offeror has breached its obligation described in the paragraph immediately above (a Covenant Event), then the Offeror has agreed to remedy such breach within 12 months.

Furthermore, in the merger protocol, the Offeror has undertaken to set up a financial framework, including sufficient levels of cash, that supports the realization of the strategy underlying the rationale for the transactions. The Joint Dutch Operations will continue to be a state of the art media and communications service provider (in terms of core values, quality, infrastructure, technology, commercial services among other things). The Offeror has agreed to respect Ziggo’s and its affiliates’ commitment to invest in its networks and services in the Netherlands at a level which, in terms of quality and service levels, is consistent with Ziggo’s current operational business plans.

In line with statements made in Liberty Global’s public filings, it is Liberty Global’s current policy to seek to maintain a consolidated group debt balance that is between four and five times its consolidated group operating cash flow, although no commitment can be given by Liberty Global that this policy will not be changed in the future.

For purposes of this section,

•	Consolidated Leverage Ratio broadly refers to a ratio for total net debt divided by the last two quarters’ annualized EBITDA, on a synergy-adjusted basis, for every quarter and excludes inter-company debt, as more specifically defined in Ziggo’s financing documents;

•	Restricted Period means the date commencing on the Settlement Date and ending on the Covenant Long Stop Date; and

•	Covenant Long Stop Date means the date falling two years after the Settlement Date, or, in case of a Covenant Event during the second year of such two year period, the earlier of (i) the date falling 12 months after the relevant Covenant Event and (ii) the date on which the relevant Covenant Event has been remedied.

Composition and Other Matters regarding the Ziggo Boards and the Board of Directors of the Joint Dutch Operations

Composition of the Supervisory Board

Pursuant to the Merger Protocol, the Offeror and Ziggo, including the supervisory board and all respective members thereof individually, agreed to use their respective reasonable best efforts, including through their vote in favor of any proposal for the agreed amendment of Ziggo’s articles of association or any other constitutional document, to vote in favor of any agreed proposal for the nomination or appointment of any person to the supervisory board, their vote in favor of any resignation from the supervisory board, to ensure that the supervisory board will as soon as possible following the Settlement Date be composed as follows:

•	four new members, being Mr. Diederik Karsten, Mr. Ritchy Drost, Mr. Jim Ryan and Mr. Huub Willems, who will be the Works Council nominee as required under the mitigated large company regime under Dutch law; and

•	one current member of the supervisory board, Rob Ruijter, who qualifies as independent within the meaning of the Dutch Corporate Governance Code and will continue to serve on the supervisory board (Mr. Ruijter, together with the Works Council nominee required under the mitigated large company regime, the Independent Members).

Pursuant to the merger protocol, to the extent applicable in deviation of the Dutch Corporate Governance Code, after the Settlement Date, persons that are employed by, or otherwise related to, Liberty Global and its affiliates can be appointed as members of the supervisory board, provided that the continuing members (or after their replacement any other person who (i) qualifies as independent director within the meaning of the Dutch Corporate Governance Code and (ii) is reasonably acceptable to the other supervisory directors including the continuing members) shall continue to serve on the supervisory board for at least three years following the Settlement Date.

At least two members of the supervisory board shall be Dutch nationals. It was furthermore agreed that, for three years following the Settlement Date, one continuing member shall be a member of the supervisory board’s audit committee and one continuing member shall be a member of the supervisory board’s remuneration/nomination committee.

Pursuant to the merger protocol, in their position as members of the supervisory board, the continuing members shall monitor and protect the interests of the Joint Dutch Operations and all of their stakeholders, including, in particular, monitoring compliance with specified covenants in the merger protocol and, when transactions between Ziggo and an affiliate of Liberty Global are considered, the fair treatment of minority shareholders of Ziggo (if any).

The non-financial covenants are made to Ziggo as well as, by way of irrevocable third party undertaking for no consideration (onherroepelijk derdenbeding om niet), to each of the two continuing members in their capacity as members of the supervisory board of Ziggo, it being understood that the non-financial covenants may only be enforced by Ziggo represented by the continuing members, acting jointly. In the merger protocol, the Offeror has agreed in advance to the assignment of the benefit of this undertaking by any continuing member to its successor.

From the Settlement Date, the supervisory board members who are not continuing members will resign from their positions as members of the supervisory board and each such member will confirm that he has no claim whatsoever against Ziggo in respect of loss of office or otherwise, except with respect to compensation duly accrued under any remuneration arrangement to the extent disclosed in the diligence performed by Liberty Global prior to execution of the merger protocol, in respect of services rendered to Ziggo during the relevant financial year and as to be otherwise agreed separately between Ziggo and Liberty Global. It was agreed that Liberty Global shall allow Ziggo to pay such compensation to the respective members of the supervisory board. Under the terms of the merger protocol, the Offeror undertakes to procure that on the effective date of his or her resignation, each resigning member of the supervisory board (i) is fully released from any duties in respect of his or her position as member of the supervisory board and (ii) will be granted full and final discharge and release from any and all liabilities in respect of his or her position as a former member of the supervisory board, provided that by the time of such resignation, no fraud, gross negligence or wilful misconduct or criminal behavior of such member has become apparent.

These provisions shall also apply to the supervisory board of the Joint Dutch Operations.

Composition of the Management Board

In the merger protocol, the Offeror and Ziggo, including the Ziggo Boards and all respective members thereof individually, agreed to use their respective best efforts, including through their vote in favor of any proposal for the agreed amendment of Ziggo’s articles of association or any other constitutional document, their vote in favor of any agreed nomination or appointment of any person to the management board, their vote in favor of any resignation from the management board, to ensure that the management board will as soon as possible following the Settlement Date consist of at least four members. The management board will be composed as follows:

•	Baptiest Coopmans, who has been proposed by Liberty Global to be nominated and appointed to serve as the CEO effective as of the Settlement Date;

•	Bert Groenewegen, Ziggo’s current CFO, will continue his role as CFO following the Settlement Date; and

•	the other initial composition of the management board will be determined in accordance with the integration process described in the merger protocol.

Ziggo has received works council advice allowing the nomination and appointment of Mr. Coopmans as member and CEO of the management board effective as of the Settlement Date. Once all of the members of the management board have been selected, the Offeror, Liberty Global and Ziggo have agreed in the merger protocol to (A) make a joint announcement with respect to the future composition of the management board and (B) initiate the applicable formal corporate procedures for the appointment of the relevant individuals, subject to the Offer being declared unconditional and effective as per the Settlement Date.

Under the terms of the merger protocol, any current member of the management board who will not be a member of the management board following the Settlement Date will resign from his or her position as member of the management board as of the Settlement Date (or such later date as will be agreed with the Offeror) and each such member will confirm that he or she has no claim whatsoever against Ziggo in respect of loss of office or otherwise, other than his or her contractual redundancy or termination entitlement in the amount as agreed prior to the date of the merger protocol but only to the extent disclosed in the diligence performed by Liberty Global prior to execution of the merger protocol. In the merger protocol, the Offeror has undertaken to allow Ziggo to pay such compensation to the respective members of the management board. The Offeror furthermore agreed to procure that any resigning member of the management board will be fully released from any duties in respect of his or her position as member of the management board as per the date of resignation and that such member will be granted full and final discharge and release from any and all liabilities in respect of his or her position as a former member of the management board, provided that by the time of such resignation, no fraud, gross negligence, willful misconduct or criminal behavior of such member has become apparent.

Post-Closing Restructuring

If any Post-Closing Measure could reasonably be expected to lead to a dilution of the shareholdings of the remaining minority Ziggo shareholders, other than pursuant to a rights issue or any other share issue where they have been offered a reasonable opportunity to subscribe pro rata to their then existing shareholding, or any Ziggo ordinary shares issued to a third party that is not an affiliate of the Offeror or Ziggo, a Statutory Buy-Out (uitkoopprocedure) in accordance with article 2:92a or 2:201a of the DCC or the takeover buy-out procedure in accordance with article 2:359c of the DCC, or any other form of unequal treatment which could prejudice or negatively affect the value of the Ziggo ordinary shares held by the remaining minority shareholders or their reasonable interests, then the affirmative vote of at least one continuing member (as defined below) shall be required prior to the implementation of any such Post-Closing Measure.

Strategy, Management and Organization

The joint strategy underlying the rationale for the transactions will focus, among other things, on (a) serving a large retail customer base in the fields of information, communication and entertainment, offering digital television, broadband internet and telephony; (b) serving business markets and business to business, offering telephony, data communications and electronic payment systems; (c) development of the current product offering to new solutions, including mobile functionality and convergence; (d) realizing maximum synergies and cost efficiencies by combining certain business operations of Ziggo, the Offeror and Liberty Global; and (e) aligning with Liberty Global’s long term strategy, which includes as one of its core pillars the delivery of organic growth through continued innovation and a commitment to ongoing investment. The Offeror shall support Ziggo and, following the Settlement Date, the Joint Dutch Operations with the pursuit of their realization of their business strategy. Pursuant to the merger protocol, Ziggo or the Joint Dutch Operations will continue to be a state-of-the-art media and communications services provider (in terms of core values, quality, infrastructure, technology, and commercial services, among other things) in the Netherlands and the Joint Dutch Operations will retain their material licenses (including operating licenses).

Pursuant to the merger protocol, as soon as possible after Settlement Date, Ziggo and its affiliates and the Liberty Global Dutch Business will be managed by a single management team which will maintain the following organisational and commercial principles and arrangements.

The composition of the management board and the management team of the Joint Dutch Operations will be identical to the management board and the management team of Ziggo as determined in accordance with the terms of the merger protocol.

Ziggo currently applies the full large company regime (volledig structuurregime), which is mandatory for companies meeting the applicable legal thresholds being (i) the company’s issued share capital and reserves equals or exceeds €16,000,000; (ii) a works council is instituted at the level of the company or a dependent company pursuant to statutory requirement; and (iii) at least 100 employees are regularly employed within the Netherlands by the company and its dependent companies. The Dutch large company regime includes the obligation to establish a supervisory board, the appointment of supervisory board members by the general meeting of shareholders with a nomination right of one third of the supervisory board (rounded down) for the works council and the appointment of the management board members by the supervisory board (unless the mitigated regime is applied).

Following the Settlement Date, Ziggo will adopt the mitigated large company regime (gemitigeerd structuurregime). If Ziggo ceases to exist after a corporate restructuring (including, for the avoidance of doubt, a transfer of the Ziggo business to Liberty Global or any of its affiliates) or a holding company is interposed above both Ziggo and the Liberty Global Dutch Business, the mitigated large company regime (gemitigeerd structuurregime) shall be established at the holding level of the Joint Dutch Operations. Ziggo or such holding company or successor company where the mitigated large company regime applies shall therefore continue to have a supervisory board, whereby one third of the supervisory board members shall be appointed on the basis of a nomination made by the Dutch Works Council. The mitigated large company regime differs from the full large company in the power to appoint and remove management board members; which is then vested in the general meeting of shareholders. As in the full large company regime, however, in the mitigated large company regime (i) institution of a supervisory board is mandatory, and (ii) the supervisory board holds a veto right in respect of certain management board resolutions.

In the merger protocol, it is agreed that Ziggo’s head office and relevant head office functions will remain in Utrecht, the Netherlands, which shall, following integration with the Liberty Global Dutch Business, be the head office for the Joint Dutch Operations. The Ziggo head office will be fully equipped with such functions and resources as will be necessary to implement and further develop and execute the strategy and to manage the Joint Dutch Operations, in line with the operating model used by Liberty Global and its affiliates, where the Joint Dutch Operations will use certain group-wide functions as shared services and may provide shared services to Liberty Global and its affiliates. Pursuant to the merger protocol, the Ziggo brand shall be the brand for the Joint Dutch Operations.

Integration

Ziggo, the Offeror and Liberty Global intend to integrate and align their respective Dutch businesses to fully benefit from their combined reach, scale and resources in order to provide a compelling growth platform, maximize the growth potential of the two businesses and enhance their capabilities to serve customers. In order to facilitate the integration, an integration committee will be formed consisting of six members, three of whom will be senior executives of Ziggo and three of whom will be senior executives of Liberty Global or its affiliates. The integration committee will develop a detailed integration plan which will describe the desired organizational structure and processes as well as the detailed steps to effect the integration. The integration committee will receive the input of both of the boards of the Offeror and Ziggo on the integration plan. Immediately following the Settlement Date, the board of the Offeror will formally approve the integration plan, the business plan and the strategy for the Joint Dutch Operations. The integration committee will be assisted by a consulting firm, appointed and paid for jointly by the Offeror and Ziggo.

Employees

Selection

The Offeror, Liberty Global and Ziggo agreed in the merger protocol that, following the Settlement Date, the nomination, selection and appointment of staff for functions within the integrated Joint Dutch Operations will, subject to applicable law, be based on the “best person for the job” principle, or, where not feasible or appropriate, on non-discriminatory, fair and business-oriented transparent set of criteria.

Subject to the provisions of the merger protocol governing the composition of the management board, the Offeror, Liberty Global and Ziggo agree that the senior management team and the direct reports to the senior management team of the Joint Dutch Operations will be selected under the supervision of the integration committee on the basis of an individual assessment, taking into account the new structure and new processes of the Joint Dutch Operations. The individual assessment process will be organized and conducted by the integration committee, assisted by a specialized professional advisory firm.

Employment policies

The Offeror and Ziggo acknowledge that the integration of their businesses may have potential consequences for the employees of the Joint Dutch Operations. The Offeror, Liberty Global and Ziggo agreed to assume responsibility for the related measures and costs thereof and to honor the redundancy arrangements, social plans and applicable contractual arrangements already made or to be made with the relevant employees. In the merger protocol, the Offeror and Ziggo agreed that any future social plans to be agreed in connection with the combination of the businesses of Liberty Global and Ziggo will be consistent with the social plans agreed and applied by Ziggo and the Liberty Global Dutch Business (as applicable) in connection with recent restructurings, subject to additional arrangements to address specific issues resulting from the combination and integration of the businesses of Liberty Global and Ziggo.

Pursuant to the merger protocol, the Works Council and the trade unions will be given the opportunity to exercise all of their rights pursuant to applicable law and the covenants entered into with them in relation to any redundancies and specific integration plans, including, if applicable, their right to provide advice. Furthermore, all other applicable employee information and consultation requirements in relation to any redundancies and specific integration plans will also be complied with at the relevant time.

The Works Council has been informed regarding (i) the Offer and the financing arranged therefor and (ii) the Asset Sale and Liquidation. Following the receipt or the Works Council’s advice, the Works Council consultation process in respect of the Offer and the financing thereof and the Asset Sale and Liquidation has been completed. The trade unions involved with the Offeror and Ziggo and the secretariat of the Social Economic Council (Sociaal Economische Raad) have been informed in writing of the Offer in accordance with the SER Merger Code 2000 (SER-besluit Fusiegedragsregels 2000).

Subject to the terms of the merger protocol described above in “—Employees—Selection”, the Offeror, Liberty Global and Ziggo agreed to ensure that the determination and choice of the redundancies arising from the integration will be made in a transparent and non-discriminatory manner (and therefore not making a distinction on the basis of current employer), irrespective of whether such redundancy occurs in connection with an integration with Liberty Global’s operations in Schiphol-Rijk, the Netherlands, or the Liberty Global Dutch Business.

To the extent required pursuant to existing or future social plans and/or redundancy plans, the Offeror, Liberty Global and Ziggo furthermore agreed to ensure that any vacancies that arise during the integration phase within the Joint Dutch Operations and within the same geographical area are first offered to employees of the Joint Dutch Operations who have or would have become redundant in connection with the Offer and the contemplated transactions, subject to such employees having the relevant skills and experience.

In the merger protocol, Liberty Global has undertaken to Ziggo to offer outplacement services to any employees of Ziggo or its affiliates who become redundant in connection with the Offer and the contemplated transactions, to the extent required pursuant to existing or future social plans and/or redundancy plans.

Under the terms of the merger protocol, after the Settlement Date and, if applicable, for the agreed duration of the respective arrangements, the Offeror has undertaken to Ziggo to respect and continue the current Ziggo employee consultation structure (i.e. Works Council and other existing employee representative bodies) until such time that the integration process of the Dutch businesses merits a unified employee consultation structure.

Also, the Offeror has undertaken to Ziggo that after the Settlement Date, it shall respect any and all existing rights and benefits of employees of Ziggo and its affiliates, including under any existing social plans, profit sharing schemes, covenants (including covenants with the Works Council) and collective labor agreements (including the employee benefits included in the terms thereof), as well as the terms of the individual employment agreements between Ziggo, its affiliates and their respective employees, for the agreed duration of these arrangements and agreements or, if earlier, as soon as any new harmonization or redundancy plans have been negotiated.

In the merger protocol, Liberty Global has undertaken to respect any and all existing pension rights of Ziggo’s and its affiliates’ current and former employees. The current financial obligations with respect to the funding of Ziggo’s pension funds will be respected.

Security and Privacy

In the merger protocol, the Offeror recognized the relevance of the Joint Dutch Operations to the national security of the Netherlands and the importance to the safety, well-being and privacy of persons in the Netherlands in maintaining the continuity, integrity and security of the cable infrastructure and cable services in the Netherlands. Therefore, the Offeror has undertaken in the merger protocol to be fully committed to Ziggo, and, after the Settlement Date, to the Joint Dutch Operations, to maintain all required and commercially reasonable measures to protect against the unauthorized disclosure of the contents of electronic communications, and to safeguard and warrant the continuity, integrity and security of its communication systems and networks and its compliance with all applicable laws and regulations in this respect.

The Offeror agreed to ensure that all the domestic communications infrastructure of the Joint Dutch Operations will (i) continue to be operated and controlled by the Joint Dutch Operations; (ii) continue to be located in the Netherlands (to the extent currently located in the Netherlands) and (iii) continue to be directed, controlled, supervised and managed by the Joint Dutch Operations, all in accordance with the requirements of applicable Dutch law and as otherwise necessary or conducive to conducting the Ziggo business in the Netherlands.

In the merger protocol, the Offeror has undertaken to Ziggo to ensure that the viability, integrity and security of Ziggo’s communication systems and networks will be maintained as well as appropriate security policies and procedures, each at a level which is at least equal to the current level, so as to ensure that all applicable laws, rules and regulations in this respect will continue to be complied with, including, but not limited to, those relating to privacy and to the retention, preservation or production of information and data.

Duration of Non-Financial Covenants

Although the Offeror currently has no intention of deviating from the covenants, confirmations and commitments described in “—Non-Financial Covenants,” the Offeror, Liberty Global and Ziggo agreed in the merger protocol that such covenants will expire on the third anniversary of the Settlement Date, except to the extent expressly provided otherwise in the merger protocol.

The Offeror, Liberty Global and Ziggo agreed that, in the event that Ziggo ceases to exist during the three years following the Settlement Date as a result of the integration of the businesses of Ziggo and the Liberty Global Dutch Business or for any other reason (such as pursuant to the Asset Sale and Liquidation), the non-financial covenants shall continue to apply to the holding company of the Joint Dutch Operations. In such case, it was agreed that all references to Ziggo in the non-financial covenants shall be deemed to refer to such holding company of the Joint Dutch Operations, its subsidiaries and its businesses.

Extraordinary Shareholders Meeting

On the launch date of the Offer, Ziggo has agreed to convene the EGM, in compliance with Dutch law, to be held on August 26, 2014, at 10:00 a.m., Central European Time, at the Ziggo Dome, located at De Passage 100, 1101AX, Amsterdam, the Netherlands, to provide the Ziggo shareholders with the necessary information concerning the Offer and recommend the Offer to Ziggo’s shareholders for acceptance and to recommend that the shareholders vote in favor of the resolutions described below.

At the EGM, the Ziggo shareholders shall be requested to, subject to (i) the Offer being declared unconditional (gestanddoening) and the number of Ziggo ordinary shares having been tendered for acceptance during the Offer Period and the Post-Closing Acceptance Period, together with (x) any Ziggo ordinary shares directly or indirectly held by the Offeror or any of its affiliates, (y) any Ziggo ordinary shares committed to the Offeror or any of its affiliates in writing and (z) any Ziggo ordinary shares to which the Offeror or its affiliates are entitled (gekocht maar niet geleverd) alone or together with Ziggo, represent less than 95% but more than 80% of Ziggo’s aggregate issued and outstanding ordinary share capital (geplaatst en uitstaand kapitaal) (excluding any Ziggo ordinary shares then held by Ziggo):

•	approve the Asset Sale as required under section 2:107a of the DCC; and

•	upon the transfer of all assets and liabilities to the Offeror or its affiliates pursuant to the Asset Sale, approve the dissolution (ontbinden) and liquidation (vereffenen) Ziggo in accordance with section 2:19 of the DCC, and the appointment of the liquidator (vereffenaar) of Ziggo in accordance with section 2:19 of the DCC.

At the EGM, the Ziggo shareholders shall also be requested to, subject to the Offer being declared unconditional (gestanddoening) and effective as per the Settlement Date:

•	approve the appointment of the persons identified by the Offeror pursuant to the merger protocol as supervisory board member(s);

•	accept the resignation of, and, in accordance with the merger protocol, give discharge to, all resigning supervisory board members; and

•	approve the amendment of the articles of association of Ziggo substantially in accordance with the drafts of the amended articles of association attached to the Dutch Offer Memorandum.

Exclusivity and Competing Offers

The exclusivity period is the period that commenced on the date of the merger protocol and ends on the date of termination of the merger protocol, unless the Offer has been made, in which case the exclusivity period shall end on the earlier of (i) the Settlement Date or (ii) the date of termination of the merger protocol.

During the Exclusivity Period:

•	except as permitted pursuant to the merger protocol and in the event of a Potential Competing Offer, Ziggo shall not, and shall ensure that none of its affiliates, nor any of their respective directors, officers, employees, agents, advisors or representatives, including without limitation, the members of the Ziggo Boards, shall not, directly or indirectly, initiate, enter into or continue discussions or negotiations with, or provide any non-public information relating to Ziggo or its affiliates or their respective businesses or assets or personnel to, or otherwise approach, solicit, encourage, induce or assist any third party with respect to a potential offer or proposal for a potential offer for all or part of the Ziggo ordinary shares or for the whole or part of the businesses or assets of Ziggo or its affiliates or any proposal involving the potential acquisition of a substantial interest in Ziggo or its affiliates, a legal merger or demerger involving Ziggo, a reverse takeover of Ziggo or a reorganization or re-capitalization of Ziggo and/or Ziggo and its affiliates (each an Alternative Proposal); and

•	Ziggo will notify the Offeror promptly (and in any event within 24 hours) if any communication, invitation, approach or enquiry, or any request for information is received by Ziggo, any of its affiliates or any of their respective directors, officers, employees, agents, advisors or representatives, from any third party in relation to an Alternative Proposal.

Ziggo and the members of the Ziggo Boards confirmed that at the date of signing of the merger protocol they are not in discussions and/or negotiations with any third party about any Alternative Proposal.

Notwithstanding the terms of the merger protocol described above, Ziggo is permitted to engage in discussions or negotiations with, and provide information to, a bona fide third party that makes an unsolicited approach to Ziggo and to investigate such approach and enter into discussions or negotiations with such third party, provided that Ziggo keeps the Offeror regularly updated on the status of those discussions or negotiations. Ziggo may however not provide non-public information to such third party.

A Potential Competing Offer means an unsolicited written proposal to make a (public) offer for all Ziggo ordinary shares or all or substantially all of the assets of Ziggo and its affiliates or a merger or reverse takeover of Ziggo, made by a party who, in the reasonable opinion of Ziggo (including the supervisory board), is a bona fide third party and which proposal in the reasonable opinion of Ziggo (including the supervisory board), having consulted its financial and legal advisors and considering, among others, level and character of consideration, certainty of financing, conditionality, integrity of the business and position of employees, could reasonably be expected to become a Competing Offer.

A Potential Competing Offer will become a Competing Offer if:

•	it is launched, or is binding on the offering party concerned in the sense that such offering party has (i) committed itself under customary conditions to Ziggo to launch a Competing Offer within eight (8) weeks and (ii) has publicly announced its intention to launch a Competing Offer, which announcement includes the proposed price per Ziggo ordinary share and the relevant conditions precedent in relation to such offer and the commencement thereof;

•	the consideration offered per Ziggo ordinary share is valued at an amount exceeding the Offer Consideration by eight percent (8%) or more and is in cash or in publicly traded equity securities. To the extent that the Potential Competing Offer is an offer for all or substantially all of the assets of Ziggo and its affiliates, the calculation shall be made on the basis of the net proceeds to be distributed to the shareholders of Ziggo resulting from such a transaction calculated on a per Ziggo ordinary share basis; and

•	it is determined by the Ziggo Boards, in accordance with the merger protocol, to be substantially more beneficial to Ziggo and its stakeholders than the Offer as contemplated in this merger protocol, specifically taking into account the identity and track record of such third party, the consideration to be received by shareholders, the likelihood of completion, the other terms and conditions of the Potential Competing Offer and the interests of all stakeholders of Ziggo; and

•	Ziggo has promptly (and in any event within 24 hours) notified the Offeror in writing and provided full details, to the extent available to it, of such offer.

In the event a Potential Competing Offer is made:

•	Ziggo shall be permitted to provide non-public information to the third party making the offer, but only if (a) the information was requested by such third party on its own initiative, (b) the information is reasonably required for such third party to conduct a due diligence investigation for the purpose of the proposed transaction and (c) such third party has entered into a confidentiality and standstill agreement with Ziggo on customary terms, provided that Ziggo shall not provide more information to a third party than it has provided to the Offeror;

•	Ziggo will promptly notify the Offeror if any Potential Competing Offer is received by Ziggo any of its affiliates or any of their respective directors, officers, employees, agents, advisors or representatives, from any third party, and provide full details, to the extent available to it, of such Potential Competing Offer and Ziggo shall keep the Offeror informed of any material developments in relation to such Potential Competing Offer;

•	Ziggo shall be permitted to consider such Potential Competing Offer and engage in discussions or negotiations regarding such Potential Competing Offer; and

•	Ziggo shall be permitted to make any public announcements in relation to the Potential Competing Offer to the extent required by applicable law.

In the event of a Competing Offer, the following shall apply:

•	Ziggo shall keep the Offeror informed of any material developments in relation to such Competing Offer;

•	the Offeror shall have a period of ten business days following announcement of the Competing Offer to decide whether or not it wants to revise its Offer and match the Competing Offer (the Matching Right);

•	if the Offeror exercises its Matching Right and its revised Offer is determined by the Ziggo Boards, having consulted their financial and legal advisors and acting in good faith and observing their obligations under Dutch law, to be at least equally beneficial to Ziggo and its stakeholders as the Competing Offer within five business days (a Matching Revised Offer), Ziggo shall not be entitled to accept the Competing Offer and/or to terminate the merger protocol, except in respect of any consecutive Competing Offer; and

•	if the Offeror has failed to timely inform Ziggo, or if the Offeror has not made a Matching Revised Offer or if the Offeror has informed Ziggo that it does not wish to exercise its Matching Right, Ziggo shall be entitled to accept the Competing Offer and the Ziggo Boards shall have the right, but shall not be obliged, to withdraw or, as applicable, modify its recommendation and the Position Statement. If Ziggo accepts the Competing Offer and this is communicated to the Offeror within ten business days following the expiration of the ten days in which the Offeror may exercise its Matching Right, each party to the merger protocol shall have the option to terminate the merger protocol. See “—Termination of the Merger Protocol” below.

If the Offeror has matched any Competing Offer, the consideration per Ziggo ordinary share of any other, consecutive or amended offer made by any bona fide third party for all of the outstanding Ziggo ordinary shares or all or substantially all of the assets of Ziggo and its affiliates or a merger of Ziggo (a Subsequent Higher Offer) must exceed the most recently offered consideration per Ziggo ordinary share by the Offeror after having exercised its Matching Right by at least eight percent (8%), in order for any such Subsequent Higher Offer to qualify as a Competing Offer.

Treatment of Ziggo Equity Awards

Pursuant to the merger protocol, Ziggo, the Offeror and Liberty Global agreed that any outstanding conditional performance shares granted pursuant to the Ziggo Long Term Incentive Plan, as well as any conditional performance shares granted in the years 2014 and 2015 (collectively, the LTIP Awards), other than those granted under the LTIP to Mr. Obermann, will be cancelled as of the Settlement Date without any compensation being due to the relevant person, provided that:

•	50% of the originally granted conditional performance shares for 2012 and 2013 will be treated as if they had vested on the Settlement Date in respect of which holders will be entitled to the Offer Consideration as if those persons had tendered those vested shares under the Offer;

•	Liberty Global shall or shall ensure that its relevant affiliates, subject to the Liberty Global 2014 Incentive Plan (Effective March 1, 2014) (the Liberty Global Plan) and without reflecting any of the terms included in the plan rules applicable to the LTIP Awards, replace 100% of the originally granted conditional shares under awards granted in 2014 (if any) per the first day of the month following the Settlement Date with Liberty Global restricted stock units (the Liberty Global Award) on the basis of the Incentive Share Consideration Mechanism (as defined below). Without prejudice to the rules of the Liberty Global Plan and the standard vesting arrangements as determined from time to time:

•	the Liberty Global Award will be subject to the following standard Liberty Global vesting schedule: (i) 12 1⁄2% of the Liberty Global Award vests after 6 months following the date of grant of the Liberty Global Award and (ii) the remaining 87 1⁄2% of the Liberty Global Award will vest quarterly during the following 3 1⁄2 year period in portions of 6 1⁄4% of the Liberty Global Award per quarter;

•	subject to applicable laws and regulations, no lock-up period applies in respect of restricted stock units as described above or parts thereof following the respective vesting date; and

•	holders will not be entitled to dividend equivalents as defined in the Liberty Global Plan.

Incentive Share Consideration Mechanism means the conversion of each originally granted conditional share during 2014 into: (i) a restricted stock unit comprising 0.3339 of a Liberty Global A Share and (ii) a restricted stock unit comprising 0.8239 of a Liberty Global C Share, both subject to rounding down to whole share units without further satisfaction.

Mr. Obermann’s conditional performance shares will be treated as described in “Excutive Officers and Directors of Ziggo—Interest of Members of the Ziggo Boards in the Offer—Payments to Members of the Ziggo Boards.”

Termination of the Merger Protocol

The merger protocol and the rights and obligations thereunder may be terminated:

•	if the Offeror and Ziggo so agree in writing;

•	by notice in writing given by any of the Offeror, Liberty Global or Ziggo (the Terminating Party) to the other party if (A) any of the conditions to the Offer have not been satisfied or waived by the relevant party in accordance with the merger protocol by the Long Stop Date, and (B) the non-satisfaction of the relevant conditions to the Offer is not due to a breach by the Terminating Party of any of its obligations under the merger protocol or any agreement resulting from it;

•	by notice in writing given by the Terminating Party to the other party in case of the other party having breached the terms of the merger protocol to the extent that any such breach:

•	has or could reasonably be expected to have material adverse consequences for Ziggo or the Offer; and

•	is incapable of being remedied within ten business days after receipt by the other party of a written notice from the Terminating Party (or, if earlier, before the Long Stop Date) or has not been remedied by the other party within ten business days after receipt by the other party of a written notice from the Terminating Party (or, if earlier, before the Long Stop Date);

•	by notice in writing by either Ziggo or the Offeror to the other party pursuant and subject to the terms and conditions set forth above in “—Exclusivity and Competing Offers”;

•	by notice in writing by the Offeror to the other party if the Ziggo Boards revoke, modify, amend or qualify their recommendation in favor of the Offer.

Any termination in accordance with the Merger Protocol shall not take effect until the expiration of ten business days following receipt of the written termination notice by the non-terminating party. The Offeror, Liberty Global and Ziggo acknowledge that during the period referred to in the previous sentence, they shall be entitled to seek remedies in accordance with the terms of the merger protocol, including but not limited to seeking provisional measures in summary proceedings (kort geding) to prevent such termination from taking effect.

For purposes of the termination provisions, the Offeror and Liberty Global are deemed to be one party.

Termination Fee and Reverse Termination Fee

Termination Fee

To induce the Offeror to enter into the merger protocol and to compensate the Offeror and its affiliates for loss of management time and other costs and expenses it has already incurred and will continue to incur in connection with the Offer, Ziggo has agreed to pay to the Offeror a termination fee of €69.5 million in cash, immediately upon first written request thereto from the Offeror and without defenses or set-off of any kind, as liquidated damages, if the merger protocol is terminated:

•	by the Offeror as Terminating Party pursuant to Ziggo’s breach of the merger protocol, it being understood that the Offeror’s entitlement to the termination fee pursuant to the merger protocol is without prejudice to any other rights or remedies of the Offeror, including a claim for specific performance (nakoming) or damages if these exceed the amount of that termination fee; or

•	pursuant to the terms set forth above in “—Exclusivity and Competing Offers” or in the event that the Ziggo Boards revoke, modify, amend or qualify their recommendation in favor of the Offer.

Ziggo will however have no liability to the Offeror as described in the paragraphs above if the Offeror terminates the merger protocol because the Ziggo Boards have revoked, modified, amended or qualified their recommendation in favor of the Offer as a result of the occurrence of a Liberty Global Stock Event, and the Ziggo Boards have served a written notice (the Liberty Global Stock Event Notice) on the Offeror of the revocation, modification, amendment or qualification of their recommendation in favor of the Offer as a result of the occurrence of such event.

Under the merger protocol, the term “Liberty Global Stock Event” means that, on the closing of the seventh NASDAQ trading day before the Acceptance Closing Date, the Liberty Global Blended Price is lower than $66.23 and (x) the number obtained by dividing the Liberty Global Blended Price by $82.79 is less than (y) the number obtained by subtracting 0.20 from the quotient of the Average Indexed Price divided by 100. For these purposes:

Liberty Global Blended Price means the sum of: (a) 0.577 multiplied by the sum of (i) the volume-weighted average price of a Liberty Global A Share on NASDAQ over a consecutive period of the preceding ten trading days (as reported on Bloomberg Financial Markets or, if not so reported, as reported by NASDAQ), and (ii) the volume-weighted average price of a Liberty Global C Share on NASDAQ over a consecutive period of the preceding ten trading days (as reported on Bloomberg Financial Markets or, if not so reported, as reported by NASDAQ); and (b) 0.423 multiplied by the volume-weighted average price of a Liberty Global C Share on the NASDAQ over a consecutive period of the preceding ten trading days (as reported on Bloomberg Financial Markets or, if not so reported, as reported by NASDAQ), multiplied by two.

Average Indexed Price means the the average of the Index Prices.

Indexed Price means, (i) with respect to Liberty Global, the Liberty Global Blended Price, multiplied by Liberty Global’s Multiplier and rounded to two decimal points, and (ii) with respect to each other company comprising the Index Group, the volume-weighted average price on the principal market for such company’s common stock over a consecutive period of the preceding ten trading days (as reported on Bloomberg Financial Markets or, if not so reported, as reported by the relevant stock exchange), multiplied by such company’s Multiplier and rounded to two decimal points.

Index Group means the group of companies listed in the definition of Multiplier below, the common stock of all of which shall be publicly traded and as to which there shall not have been, since January 27, 2014 and before the date of the Liberty Global Stock Event Notice, an announcement or Rumour of a proposal for the sale of a constituent company or any transformational business combination involving a constituent company. In the event of such announcement, or Rumour, or if the common stock of any such company ceases to be publicly traded, such company will be removed from the Index Group and replaced by a company from the Reserve List (as listed in the definition of Multiplier below) for purposes of determining the Average Indexed Price as follows:

•	At the last trading day prior to such announcement, or Rumour (the Removal Date), the share price of each constituent of the Index Group and the Reserve List is multiplied by their respective multiplier to derive a re-based share price (the Re-based Share Price) for each constituent. The performance of each constituent at the Removal Date is calculated by dividing the Re-based Share Price of each constituent by 100 and subtracting 1 (the Removal Date Performance).

•

At the Removal Date, the performance of the Index Group excluding the constituent companies which have been removed by the Removal Date (the Index Group Removal Date Performance) is calculated as the arithmetic average of the Removal Date Performance of its constituents. The

Reserve List Delta for each constituent of the Reserve List is calculated as the absolute difference between the Removal Date Performance of each constituent of the Reserve List and the Index Group Removal Date Performance.

The constituent of the Reserve List with the lowest Reserve List Delta is included in the Index Group.

Multiplier means with respect to each company constituent of the Index Group or the Reserve List, the number set forth opposite such company’s name below:

Index Group company name (ticker symbol)	Multiplier
Telenet Group Holding N.V. (TNET)	2.5130
Comcast Corporation (CMCSA)	2.0346
Time Warner Cable Inc. (TWC)	0.7502
Charter Communications, Inc. (CHTR)	0.7640
Cablevision Systems Corporation (CVC)	6.1010
British Sky Broadcasting Group plc (BSY)	12.4928
Sky Deutschland AG (SKYD)	12.7878
Numericable Group SA (NUM)	3.4474
Zon Optimus (ZON)	18.6854
Liberty Global plc (LBTYA/LBTYK blended)	1.2079

Reserve List company name (ticker symbol)	Multiplier
Belgacom SA (BELG)	4.8347
BT Group plc (BT)	27.0751
Deutsche Telekom AG (DTE)	8.7082
DIRECTV (DTV)	1.5009
DISH Network Corporation (DISH)	1.8482
Koninklijke KPN N.V. (KPN)	42.9712
Swisscom AG (SCMN)	0.2190

Rumour means a widespread rumour or market speculation relating to a possible proposal regarding a sale of a constituent company (or any material part of its business), or any transformational business combination involving a constituent company, which (i) necessitates a formal announcement being made by such constituent company (due to regulatory requirements or otherwise) confirming the basis of the rumour or (ii) which results in the volume-weighted average share price over a consecutive period of ten trading days immediately following the trading day of such rumour or speculation being at least 7.5% higher than the volume-weighted average share price over a consecutive period of ten trading days immediately preceding the trading day of such rumour or speculation.

Reverse Termination Fee

To induce Ziggo to enter into the merger protocol and to compensate Ziggo for loss of management time and other costs and expenses it has already incurred and will continue to incur in connection with the Offer, loss and damages to Ziggo’s business due to the announcement of the Offer and its effects on, among other things, employees, customers and suppliers, the Offeror has agreed to pay to Ziggo immediately upon first written request from Ziggo:

•	a termination fee of €69.5 million in cash, if the merger protocol is terminated by Ziggo pursuant to Liberty Global’s or the Offeror’s breach of the merger protocol and the reverse termination fee set forth below is not payable. Ziggo’s entitlement to this reverse termination fee is without prejudice to any other rights or remedies of Ziggo, including a claim for specific performance (nakoming) or damages, if these exceed the amount of that termination fee; or

•

a termination fee of €200 million in cash, if the merger protocol is terminated by either the Offeror or Ziggo because the condition to the Offer that antitrust clearance be obtained has not been satisfied, it being understood that in the event that Liberty Global has failed to use its reasonable best efforts to obtain the applicable antitrust clearance, Ziggo’s entitlement to the reverse termination fee pursuant to the merger protocol is without prejudice to any other rights or remedies of Ziggo, including a claim for damages, if these exceed the amount of that reverse termination fee.

Except as described in the provisions of the merger protocol, no party may claim any damages or losses in excess of the termination fees, save in respect of accrued rights and/or liabilities arising from the prior breach of the merger protocol. The provisions of article 6:92(1) and (3) of the DCC shall, to the maximum extent possible, not apply. The Offeror and Ziggo have waived any (potential) right they might have to request mitigation of their liability as described in this section in any manner (in legal proceedings or otherwise).

ZIGGO EXTRAORDINARY GENERAL MEETING

Ziggo has agreed, on the commencement date of the Offer, to convene an extraordinary shareholders meeting of Ziggo (the EGM), in compliance with Dutch law, to be held on August 26, 2014, at 10:00 a.m., Central European Time, at the Ziggo Dome, located at De Passage 100, 1101AX, Amsterdam, the Netherlands, to provide the Ziggo shareholders with the necessary information concerning the Offer and recommend the Offer to Ziggo’s shareholders for acceptance and to recommend that the shareholders vote in favor of the resolutions described below.

At the EGM, the Ziggo shareholders will be asked to approve resolutions for the following extraordinary actions, which will be contingent upon the Offer being declared unconditional (gestanddoening) and the Acceptance Level following the Offer Period and the Post-Closing Acceptance Period representing less than 95% but more than 80% of the issued and outstanding Ziggo ordinary shares (other than shares held by Ziggo), on a fully diluted basis:

•	approve the Asset Sale as required under section 2:107a of the DCC; and

•	upon the transfer of all assets and liabilities to the Offeror or its affiliates pursuant to the Asset Sale, dissolve (ontbinden) and liquidate (vereffenen) Ziggo in accordance with section 2:19 of the DCC, and appoint the liquidator (vereffenaar) of Ziggo in accordance with section 2:19 of the DCC.

At the EGM, the Ziggo shareholders will also be requested to take the following actions, which will be contingent upon the Offer being declared unconditional (gestanddoening) and will be effective as of the Settlement Date:

•	appoint the persons identified by the Offeror pursuant to the merger protocol as supervisory board member(s);

•	accept the resignation of, and, in accordance with the merger protocol, give discharge to, all resigning supervisory board members; and

•	approve an amendment to the articles of association of Ziggo substantially in accordance with the draft amended articles of association attached to the merger protocol.

ZIGGO BUSINESS DESCRIPTION

Ziggo is a public company with limited liability (naamloze vennootschap) incorporated under the laws of the Netherlands on April 1, 2011, with its statutory seat (statutaire zetel) in Utrecht, the Netherlands.

History of Ziggo

Ziggo was established on February 1, 2007, following the merger of @Home, Casema and Multikabel. Since May 2008, these three companies have operated under the Ziggo brand. Between February 2007 and May 2008, the group went by the holding name of Zesko.

@Home was one of the largest Dutch cable television providers, with 1.8 million subscribers in the north, east and south of the country. Since 1999, it had been one of the largest cable television operators in the Netherlands. @Home offered entertainment, communications and information through (digital) radio and television channels.

Casema was a leading Dutch cable television provider based in The Hague, with 1.3 million subscribers. It offered a range of electronic services and products through a modern network, including radio, digital radio and television, broadband Internet, IP television, telephony, corporate telephony and data communication.

Multikabel was based in Alkmaar and, with over 400 employees, was one of the largest employers in the region. Multikabel served homes, companies and institutions in the province of North Holland and beyond, and supplied radio and television programmes to approximately 320,000 subscribers.

Business Overview

Ziggo is the largest cable operator in the Netherlands based on number of customers, serving as of June 30, 2014 approximately 2.8 million households, 2.0 million broadband internet subscribers, over 2.3 million digital television subscribers and 1.6 million fixed-line telephone subscribers. Ziggo provides standard TV, digital pay TV, high-speed broadband internet and telephony services to consumers and businesses.

Products and Services: Ziggo owns a next-generation network that currently provides 180 Mbps download speed throughout its service area. Ziggo believes download speeds, with the technology currently in place in the network, can be upgraded to 400 Mbps and possibly higher speeds.

Television: Ziggo offers customers three digital TV packages, all of which include interactive television and premium packages. With this offering, customers have access to digital and HD TV and interactive and recording facilities depending on the set top box they have selected. In addition to its TV packages, Ziggo offers subscriptions to premium channels such as HBO, Fox Sports, Film1, Sport1 and channels with a lifestyle angle. Ziggo has also developed a TV app to enable customers to watch live TV on smartphones and tablets, in and around the house and around its 1.2 million WifiSpots in the Netherlands.

Internet: Ziggo offers broadband internet over a hybrid fibre coaxial network with fibre close to the home.

Telephony: Ziggo fixed-line telephony subscribers can phone each other, other landlines and mobile numbers within the Netherlands, for an additional fixed fee of €9.95 per month.

All-in-1 bundles: Over half of Ziggo’s customers subscribe to its products in the triple-play product All-in-1, which includes video, internet and fixed-line telephone.

Business-to-business: Business-to-business customers use services such as data communication, telephony, television and internet. Ziggo provides these services over its network to business customers such as home offices, small and medium-sized businesses, hospitals, hotels, schools and student dorms. Ziggo has a range of different products and services bundled in ways particularly suited to the business sector. For home offices and small businesses, these services are provided through business bundles, such as Office Basis and Internet Plus.

Network. Ziggo owns a Hybrid Fibre Coaxial network, which is very dense and brings high-capacity fibre close (on average less than 300 metres) to the premises of its customers. As a result, Ziggo provides individual households in its service area with connections that are 98% fibre and have a constant capacity of 3-4 Gbps. As DOCSIS 3.0 is completely rolled out, Ziggo will deliver internet speeds up to 180 Mbps to all its customers, with the ability to increase speeds to 400 Mbps at Ziggo’s discretion using its current technology.

WiFi: As of June 30, 2014, Ziggo has rolled out approximately 1.2 million WifiSpots, using Ziggo Wi-Fi routers at the premises of its consumer and business customers as public hotspots for other Ziggo customers. Moreover, Ziggo started pilots in 2013 to further expand its Wi-Fi coverage in public areas for its customers by installing public hotspots on Ziggo’s existing street cabinets. The use of public hotspots using Wi-Fi routers and street cabinets permits a significant expansion of the accessibility of Ziggo’s high-capacity network for individual customers beyond the proximity of their homes.

Mobile: Ziggo complements its fixed and Wi-Fi coverage with a range of mobile solutions and infrastructures, such as an MVNO (mobile virtual network operator) and its 2.6 Ghz LTE license acquired in 2010. In September 2013, Ziggo launched its first mobile product, offering mobile voice and data to existing customers.

Cloud: In 2013, Ziggo launched its cloud-based user interface offering an interactive TV experience through a high-end user interface on its customers’ non-interactive set top boxes. Furthermore, Ziggo has rolled out the Interactive CI+1.3 CAM module; combined with its cloud-base UI this enables Ziggo to offer interactive services on over 260 CI-certified television sets, which eliminates the use of set top boxes altogether. Both innovations are expected to increase the penetration of Interactive Television amongst Ziggo’s customers and contribute to the realization of its TV Everywhere strategy enabling customers to watch interactive television on tablets and smartphones wherever they want, whenever they want.

EXECUTIVE OFFICERS AND DIRECTORS OF ZIGGO

Following the Settlement Date, the supervisory board of the Joint Dutch Operations will consist of four new members, Mr. Diederik Karsten, Mr. Ritchy Drost, Mr. Jim Ryan and Mr. Huub Willems (the Works Council nominee required under the mitigated large company regime under Dutch law), and one current member of the supervisory board of Ziggo, Rob Ruijter, who qualifies as independent within the meaning of the Dutch Corporate Governance Code.

Following the Settlement Date, the management board of the Joint Dutch Operations will consist of at least four members, including Baptiest Coopmans, who has been proposed by Liberty Global to be nominated and appointed to serve as CEO effective as of the Settlement Date, Bert Groenewegen, Ziggo’s current CFO, who will continue in such position and the remaining members, who will be determined in accordance with the integration process described in the merger protocol.

For more information regarding the composition of the management board and supervisory board of the Joint Dutch Operations following the Settlement Date, see “The Merger Protocol—Non-Financial Covenants— Composition and Other Matters regarding the Ziggo Boards and the Board of Directors of the Joint Dutch Operations.”

Interests of Members of the Ziggo Boards in the Offer

When you consider the Ziggo Boards’ recommendation that Ziggo shareholders tender their Ziggo ordinary shares into the Offer and vote in favor of all resolutions relating to the Offer at the EGM, you should be aware that some members of those boards may have interests in the Offer that may be different from, or in addition to, those of Ziggo’s shareholders generally. These interests include employment arrangements with the Joint Dutch Operations, severance payments, appointment to the management or supervisory board of the Joint Dutch Operations, indemnification arrangements and accelerated vesting of Ziggo conditional performance shares granted pursuant to the Ziggo LTIP. See “The Merger Protocol—Treatment of Ziggo Equity Awards” and “Beneficial Ownership.”

Payments to Members of the Ziggo Boards. If the Offer is declared unconditional, it will result in a change of control of Ziggo. If (i) René Obermann, Ziggo’s current CEO and a member of its management board, gives notice of termination to Ziggo within 12 months following the Settlement Date or (ii) Ziggo gives Mr. Obermann notice of termination in relation to the change in control as a result of the settlement of the Offer (other than for cause) within 12 months following the Settlement Date, then Mr. Obermann will become entitled to (a) a termination fee of €750,000 (gross of income taxes), (b) a signing bonus in the amount of €2.45 million (gross of income taxes), which was initially agreed with Mr. Obermann upon his appointment as CEO of Ziggo on January 1, 2014 (and which would otherwise be conditional upon his continued employment until December 31, 2016 and payable on such date), (c) a cash bonus at 100% target level (being €750,000 (gross of income taxes)) and (d), because the change in control will have occurred within the first three years after his appointment as CEO, any unvested LTIP award granted in 2014 at 100% target level, comprising 52,480 conditional performance shares. The purpose of the signing bonus was to cover the expected (partial) loss relating to rights under his contract with his previous employer, to the extent such loss occurs. In the event members of the management board (other than Mr. Obermann) resign and, in addition, their employment with Ziggo is terminated, they will receive a severance payment equal to one year’s base salary in accordance with the Dutch Corporate Governance Code, being €360,000 (gross of income taxes) in the case of Paul Hendriks and €300,000 (gross of income taxes) in the case of Hendrik de Groot. Mr. de Groot will also receive compensation for unvested LTIP performance shares with a value of €140,000. Mr. Hendriks, Chief Technology Officer, will step down as of September 1, 2014.

The members of the Ziggo supervisory board will not receive any severance payments in the event of their termination following completion of the Offer.

Equity Compensation Plans. Pursuant to the merger protocol, Liberty Global and Ziggo have agreed that the 2012 and 2013 Ziggo LTIP Awards as well as the 2014 and 2015 Ziggo LTIP Awards (if any) will be cancelled as of the Settlement Date without any compensation being due to the relevant person, provided that:

•	50% of the originally granted conditional shares under the 2012 and 2013 LTIP Awards will be treated as if they had vested on the Settlement Date in respect of which the members of the management board of Ziggo, former members of the management board whose awards have not yet vested, and other LTIP participants will be entitled to the Offer Consideration as if those persons had tendered those shares under the Offer; and

•	Liberty Global shall or shall ensure that its applicable subsidiary, shall, subject to the Liberty Global 2014 Incentive Plan (the Liberty Global Plan) and without reflecting any of the terms included in the plan rules applicable to the Ziggo LTIP Awards, replace 100% of the originally granted conditional shares under the 2014 Ziggo LTIP Awards per the first day of the month following the Settlement Date with Liberty Global Restricted Stock Units as defined in the Liberty Global Plan (the Liberty Global Award) on the basis of the Incentive Share Consideration Mechanism. Without prejudice to the rules of the Liberty Global Plan and the standard vesting arrangements as determined from time to time:

•	the Liberty Global Award will be subject to the following standard Liberty Global vesting schedule: (i) 12 1⁄2% of the Liberty Global Award vests after 6 months following the date of grant of the Liberty Global Award and (ii) the remaining 87 1⁄2% of the Liberty Global Award will vest quarterly during the following 3 1⁄2 year period in portions of 6 1⁄4% of the Liberty Global Award per quarter;

•	subject to applicable laws and regulations, no lock-up period applies in respect of Restricted Stock Units as described above or parts thereof following the respective vesting date; and

•	the relevant persons will not be entitled to dividend equivalents as further described in the Liberty Global Plan.

The above will not apply to any conditional performance shares granted under the LTIP to Mr. Obermann.

Ownership of Ziggo Ordinary Shares. As of June 23, 2014, members of the Ziggo Boards beneficially owned in the aggregate 1,191,233 Ziggo ordinary shares, which they have undertaken to tender in the Offer.

BENEFICIAL OWNERSHIP

Security Ownership of Certain Beneficial Owners

Pursuant to the Dutch Securities Giro Act, all Ziggo ordinary shares are registered shares and are entered into a collection deposit and/or giro deposit. Euroclear Nederland, the central institute for the purposes of the Dutch Securities Giro Act, is responsible for the management of the collection deposit. Therefore, as of June 23, 2014, there was one registered holder of Ziggo ordinary shares. The following table sets forth information, to the extent known by Ziggo, with respect to the estimated beneficial ownership of each person or entity who is the beneficial owner of more than 5% of Ziggo’s issued and outstanding ordinary shares as of June 23, 2014 and based on 199,998,194 Ziggo ordinary shares issued and outstanding as of such date. In general, “beneficial ownership” includes those shares a person has or shares the power to vote or transfer, and options to acquire Ziggo ordinary shares that are exercisable currently or become exercisable within 60 days. Unless otherwise indicated, the beneficial owner of the Ziggo ordinary shares listed below has sole investment and voting power with respect to these shares.

Name of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership		Percent of Class (%)
Liberty Global plc 38 Hans Crescent London SW1X 0LZ United Kingdom	Ordinary Shares	57,000,738	(1)	28.5

(1)	The Ziggo ordinary shares are held through Liberty Global’s indirect wholly-owned subsidiary, Liberty Global Incorporated Limited (Liberty Global Limited). Includes 19,965,600 Ziggo ordinary shares which are pledged under the Ziggo Collar described below.

In July 2013, Liberty Global Limited entered into a collar transaction with a financial institution as counterparty with respect to 24,957,000 Ziggo ordinary shares (the Ziggo Collar). The Ziggo Collar comprises: (i) cash-settled purchased put options exercisable by Liberty Global Limited and cash-settled sold call options exercisable by the counterparty with respect to that number of Ziggo ordinary shares and (ii) a borrowing by Liberty Global Limited to finance the acquisition of certain Ziggo ordinary shares (the Ziggo Collar Loan). Liberty Global Limited’s obligations under the Ziggo Collar and the Ziggo Collar Loan are secured by Ziggo ordinary shares in an amount equal to that covered by the Ziggo Collar, which have been placed in a custody account. The Ziggo Collar effectively hedges the value of a portion of Liberty Global’s investment in Ziggo ordinary shares from significant losses due to market price decreases below the put option price in return for giving up the gains thereon from market price increases above the call option price. In January 2014, Liberty Global Limited settled a portion of the Ziggo Collar, including a portion of the Ziggo Collar Loan, such that the number of Ziggo ordinary shares which are covered by the Ziggo Collar and are subject to the pledge was reduced to 19,965,600.

Under the terms of the Ziggo Collar, the counterparty has a limited right to borrow pledged Ziggo ordinary shares in certain circumstances. In addition, Liberty Global Limited is not entitled to receive and retain dividends on the number of Ziggo ordinary shares that the counterparty would need to borrow to hedge its exposure under the Ziggo Collar.

Liberty Global reserves the right at any time during or after the Offer Period to early terminate the Ziggo Collar and repay the Ziggo Collar Loan (in whole or in part) and/or to lend to the counterparty all or a portion of the Ziggo ordinary shares in the custody account pursuant to the counterparty’s right to borrow the pledged Ziggo ordinary shares in certain circumstances. Ziggo ordinary shares loaned to the counterparty may or may not be tendered under the Offer and therefore may or may not be included in the calculation of the Acceptance Level. To the extent required by applicable law, the Offeror will issue a press release if it undertakes any transactions involving Ziggo ordinary shares.

Security Ownership of Management

The following table sets forth information known to Ziggo with respect to the beneficial ownership of the Ziggo ordinary shares as of June 23, 2014 by the following:

•	each member of the supervisory board of Ziggo;

•	each member of the management board of Ziggo;

•	each of Ziggo’s named executive officers; and

•	all management board members, supervisory board members and named executive officers as a group.

Except as otherwise indicated, Ziggo believes that the beneficial owners of the ordinary shares listed below, based on the information furnished by these owners, have sole voting power and investment power with respect to these shares, subject to applicable community property laws.

In computing the number of ordinary shares beneficially owned by a person and the percent ownership of that person, Ziggo deemed outstanding ordinary shares subject to share options held by that person exercisable within 60 days of the commencement date of the exchange offer and/or that will accelerate or become fully exercisable as a result of the exchange offer. As of June 23, 2014, Ziggo had a total of 199,998,194 ordinary shares issued and outstanding.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class (%)
Management Board
René Obermann	—	(1)	—
Bert Groenewegen	274,960	(2)	*
Paul Hendriks	398,479	(3)	*
Hendrik de Groot	4,586	(4)	*

Supervisory Board
Andrew Sukawaty	513,208		*
David Baker	—		—
Joseph Schull	—		—
Dirk-Jan van den Berg	—		—
Anne Willem Kist	—		—
Rob Ruijter	—		—
Pamela Boumeester	—		—
All Management Board Members, Supervisory Board Members and named executive officers as a Group	1,191,233		*

*	Less than 1%.
(1)	Does not include 52,480 performance shares granted to Mr. Obermann pursuant to Ziggo’s Long Term Incentive Plan (LTIP), which, if, within 12 months following the Settlement Date, (i) Mr. Obermann gives notice of termination to Ziggo or (ii) Ziggo gives Mr. Obermann notice of termination in relation to the change in control as a result of the settlement of the Offer (other than for cause), will be treated as if they had vested.
(2)	Includes 23,414 performance shares granted to Mr. Groenewegen pursuant to the LTIP, which will be treated as if they had vested on the Settlement Date in respect of which Mr. Groenewegen will be entitled to receive the Offer Consideration.
(3)	Includes 21,900 performance shares granted to Mr. Hendriks pursuant to the LTIP, which will be treated as if they had vested on the Settlement Date in respect of which Mr. Hendriks will be entitled to receive the Offer Consideration.
(4)	Includes 3,983 performance shares granted to Mr. de Groot pursuant to the LTIP, which will be treated as if they had vested on the Settlement Date in respect of which Mr. de Groot will be entitled to receive the Offer Consideration.

Change of Control

Other than as contemplated by the Offer, Ziggo knows of no arrangements, including any pledge by any person of its securities, the operation of which may at a subsequent date result in a change in control of its company. For more information about the Offer, please see “The Offer.”

ZIGGO EQUITY COMPENSATION PLANS

The supervisory board of Ziggo introduced a Long Term Incentive Plan (LTIP) as part of the remuneration policy, under which the members of the management board are eligible to receive conditional performance shares in Ziggo. Allocation of the conditional performance shares is based on the performance of Ziggo versus its three-year plan.

At the start of each calendar year conditional performance shares have been granted to the CEO equal to 230% of base salary and to the other members of the management board of Ziggo equal to 140% of their base salaries. The allocation of shares based on the actual performance versus the targets can vary between 0% and 150%. The maximum number of performance shares conditionally awarded lies between 210%-345% of base salary divided by the value of one performance share (i.e. reflecting maximum achievement). Ziggo defines stretching targets, whereas for “on target” achievement, the value of performance shares will be 100% of 230% of base salary for CEO and 100% of 140% of base salary for the other members of the management board.

Performance is measured on an annual basis based on the achievement of Net Promoter Score (2013 and 2014 only), Turnover, Customer Satisfaction (2012 only), EBITDA and cash flow targets, as defined in the three year plan. Following the end of each year of the three year performance period, 50% of one-third of the conditional performance shares granted will be determined on the performance on the above mentioned criteria for each year. At the end of each year of the performance period, the Total Shareholder Return (TSR) of Ziggo is compared with the Peer Group. For this purpose, TSR is defined as the change in price of the shares of Ziggo plus the dividend paid in a year. The Peer Group consists of the following companies: Telenet Group Holding N.V., Kabel Deutschland Holding A.G. (excluded as of 2014), Liberty Global, Inc., Virgin Media (excluded as of 2014), Zon Multimedia SGPS S.A., KPN N.V., Belgacom N.V., BT Group P.L.C., Deutsche Telekom A.G. and Ziggo N.V. If the TSR in a year is in the lowest quartile compared to the Peer Group, the number of shares determined on the basis of the criteria test for that year will not vest at the end of the performance period. Following the end of each year of the three year performance period, the vesting of the other 50% of one-third of the conditional performance shares granted at the end of each performance period is determined on the basis of a targeted cash flow per share. Scenario analyses are used to estimate the possible outcomes of the value of the shares vesting in the coming years.

The performance shares will vest and be delivered to a member of the management board of Ziggo after the end of the performance period (three years), provided that the member of the management board is still employed by Ziggo. After vesting the performance shares still need to be retained for another year as a result of a lockup, except to the extent necessary to settle any tax obligation resulting from the LTIP. During the lock-up the shares may not be transferred, assigned to any third party, encumbered or otherwise disposed of.

Liberty Global and Ziggo have agreed that the 2012 and 2013 Ziggo LTIP Awards as well as the 2014 and 2015 Ziggo LTIP Awards (if any), other than any conditional performance shares granted under the LTIP to Mr. Obermann, will be cancelled on the Settlement Date without any compensation being due to the relevant person, provided that:

•	50% of the originally granted conditional performance shares under the 2012 and 2013 LTIP Awards will be treated as if they had vested on the Settlement Date in respect of which the members of the management board of Ziggo, former members of the management board whose awards have not yet vested, and other LTIP participants will be entitled to the Offer Consideration as if those persons had tendered those shares under the Offer;

•

Liberty Global shall or shall ensure that its applicable subsidiary, shall, subject to the Liberty Global Plan and without reflecting any of the terms included in the plan rules applicable to the Ziggo LTIP awards, replace 100% of the originally granted conditional shares under the 2014 Ziggo LTIP Awards per the first day of the month following the Settlement Date with the Liberty Global Award on the basis of the Incentive Share Consideration Mechanism. Without prejudice to the rules of the Liberty Global Plan and the standard vesting arrangements as determined from time to time:

•	the Liberty Global Award will be subject to the following standard Liberty Global vesting schedule: (i) 12 1⁄2% of the Liberty Global Award vests after 6 months following the date of grant of the Liberty Global Award and (ii) the remaining 87 1⁄2% of the Liberty Global Award will vest quarterly during the following 3 1⁄2 year period in portions of 6 1⁄4% of the Liberty Global Award per quarter;

•	subject to applicable laws and regulations, no lock-up period applies in respect of restricted stock units as described above or parts thereof following the respective vesting date; and

•	the relevant persons will not be entitled to dividend equivalents as further described in the Liberty Global Plan.

The foregoing will not apply to any of Mr. Obermann’s awards under the LTIP, which will be treated as described under “Executive Officers and Directors of Ziggo—Interest of Members of the Ziggo Board in the Offer—Payments to Members of the Ziggo Boards in the Offer.”

Securities Authorized for Issuance Under Ziggo Equity Compensation Plans

The following table sets forth certain information, as of December 31, 2013, concerning Ziggo ordinary shares authorized for issuance under Ziggo’s existing equity compensation plan. The data presented in the table has been adjusted to account for the treatment of the LTIP Awards pursuant to the merger protocol, as further described above in “Ziggo Equity Compensation Plans” and “The Merger Protocol—Treatment of Ziggo Equity Awards.”

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)(1)	Weighted average exercise price of outstanding options, warrants and rights	Number of securities available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders:
Long Term Incentive Plan	136,004	— (2)	0

Total	136,004		0

(1)	Pursuant to the merger protocol, 50% of the originally granted conditional performance shares under the 2012 and 2013 LTIP Awards will be treated as if they had vested on the Settlement Date.
(2)	Pursuant to the merger protocol, each holder of a conditional performance share granted under the LTIP and reflected in column (a) will be entitled to receive the Offer Consideration as if those holders had tendered those shares under the Offer.

COMPARISON OF SHAREHOLDERS’ RIGHTS

Ziggo shareholders who validly tender their Ziggo ordinary shares in the Offer and do not withdraw such shares will receive Liberty Global A Shares and Liberty Global C Shares following consummation of the Offer. Ziggo is organized under the laws of the Netherlands and Liberty Global is organized under the laws of the U.K. and Wales. Accordingly, differences in the rights of holders of Ziggo ordinary shares and Liberty Global ordinary shares arise both from differences between the articles of association, as amended, of Ziggo and the articles of association, which we refer to in this prospectus/offer to exchange as the articles, of Liberty Global and also from differences between Dutch law and English law. As holders of Liberty Global ordinary shares, your rights with respect thereto will be governed by applicable English law, including the U.K. Companies Act 2006, as well as Liberty Global’s constituent documents, including the articles. This section summarizes the material differences between the rights of Ziggo shareholders and the rights of Liberty Global shareholders.

The following summary is not a complete statement of the rights of shareholders of either of the two companies or a complete description of the specific provisions referred to below. This summary is qualified in its entirety by reference to the U.K. Companies Act, Dutch law and Ziggo’s and Liberty Global’s constituent documents, which you are urged to read carefully. There are a number of differences between Dutch law and English law, many (but not all) of which are summarized below. Copies of Liberty Global’s constituent documents have been filed with the SEC. Ziggo shareholders may find a copy of Ziggo’s articles of association on Ziggo’s website. To find out where you can get copies of these documents, please see the section of this prospectus/offer to exchange entitled “Where You Can Find More Information.” Under English law, holders of a company’s shares are referred to as “members,” but for clarity, they are referred to as “shareholders” in the following comparison and elsewhere in this prospectus/offer to exchange.

Liberty Global	Ziggo
Authorized Capital	Authorized Capital

There is no concept of authorized share capital under English law, however the Liberty Global articles provide the Liberty Global board of directors with the authority to allot and issue a specified amount of shares (free of statutory preemptive rights) for the first five years after adoption of the Liberty Global articles. See “Preemptive Rights” below for further information.

Ziggo has an authorized share capital amounting to €800,000,000 and divided into 800,000,000 ordinary shares, each with a nominal value of €1.

All Ziggo’s ordinary shares are registered shares and are entered into a collection deposit and/or giro deposit on the basis of the Dutch Securities Giro Act. The intermediaries, as defined in the Dutch Securities Giro Act, are responsible for the management of the collection deposit and Euroclear Nederland, being the central institute for the purposes of the Dutch Securities Giro Act, will be responsible for the management of the giro deposit.

Voting Rights	Voting Rights

Liberty Global A Shares and Liberty Global B Shares are the only voting shares of Liberty Global and vote together as a single class on all matters, except as otherwise required by English law.

Each Liberty Global A Share has one vote, and each Liberty Global B Share has ten votes, on all matters submitted to a vote of shareholders at any shareholders’ meetings, which we refer to in this prospectus/offer to exchange as general meetings.

Liberty Global C Shares are non-voting, except where otherwise required by English law. Liberty Global C

Each ordinary share confers the right on the holder to cast one vote at a general meeting of shareholders. Resolutions are passed by a simple majority of the votes cast, unless Dutch law or the Ziggo articles prescribe a larger majority (such as a resolution to reduce the issued share capital or a resolution to restrict or exclude pre-emptive rights, which requires at least two-thirds of the votes cast, in a meeting if less than half of the issued share capital is present or represented).

No voting rights may be exercised in respect of any ordinary share held by Ziggo or its subsidiary companies.

Liberty Global	Ziggo

Shares are also issued without the right to receive notice of general meetings, unless otherwise determined by the board of directors of Liberty Global.

Note that the process to amend the rights of any particular class of shares would, even in the case of Liberty Global C Shares that have no votes, require approval of the holders of that class of shareholders. See “Class Voting Rights” below for further details.

If issued, the voting rights of holders of preference shares will be determined by the Liberty Global board of directors, as specified in the documents memorializing the terms and conditions of the preference shares.

Under English law and the Liberty Global articles, certain matters require an “ordinary resolution”, which must be approved by the holders of at least a majority of the aggregate voting power of the outstanding Liberty Global shares that, being entitled to vote, vote on the resolution at the general meeting, and certain other matters require a “special resolution”, which requires the affirmative vote of the holders of at least 75 percent of the aggregate voting power of the outstanding Liberty Global shares that, being entitled to vote, vote on the resolution at the general meeting.

An ordinary resolution is required to (among other things): give, vary, revoke or renew a director’s authority to allot and issue shares and elect directors of the Liberty Global board of directors.

Where the election of a director is contested, (i.e., there is a general meeting at which it is proposed to vote on resolutions for the election of directors and the total number of proposed directors exceeds the total number of directors to be elected at such general meeting), the Liberty Global articles provide a form of “plurality voting” applicable to such contested elections of directors (i.e., the directors with the greatest number of votes are elected in descending order until the number of directors to be elected at such meeting is satisfied) instead of by ordinary resolution as would normally be required for the appointment of directors.

A special resolution is required to (amongst other things):

(1) approve an amendment to Liberty Global’s articles of association;

(2) exclude statutory preemptive rights on the allotment and issuance of securities for cash (for up to five years);

(3) reduce Liberty Global’s share capital;

Liberty Global	Ziggo
(4) re-register Liberty Global as a private company (or vice versa); and (5) liquidate Liberty Global.

Issue of Ordinary Shares	Issue of Ordinary Shares

The Liberty Global articles provide that the board of directors shall be generally authorized to allot shares and to grant rights to subscribe for or to convert any security into shares in Liberty Global up to an aggregate nominal amount of $20 million for five years from the date of adoption of the articles, unless renewed, varied or revoked by Liberty Global in a general meeting. The board of directors of Liberty Global is generally empowered to allot equity securities for cash.

Under the Ziggo articles, Ziggo may only issue new ordinary shares, or grant rights to subscribe for ordinary shares, pursuant to a resolution of the general meeting upon a proposal of the management board which has been approved by the supervisory board.

The Ziggo articles provide that the general meeting may delegate the authority to issue shares, or grant rights to subscribe for shares, to the management board, upon a proposal of the management board which has been approved by the supervisory board. Pursuant to Dutch law, the period of delegation may not exceed five years. Such authority may be renewed by a resolution of the general meeting for a subsequent period of up to five years each time. If not otherwise determined in the resolution, such authority is irrevocable. In the resolution authorizing the management board, the price and further terms of issue must be determined.

No resolution of the general meeting or the management board is required for an issue of shares pursuant to the exercise of a previously granted right to subscribe for shares.

Voting Record Date	Registration Date

The Liberty Global articles provide that, unless otherwise required by law, the record date for determining the shareholders entitled to attend and vote at any meeting shall be not more than 60 days and not less than ten days prior to the meeting date.

Persons entitled to attend the general meeting are those who at the registration date prescribed by law have these rights and have been registered as such in a register designated by the management board for that purpose.

The Ziggo management board shall set a registration date on the twenty-eighth day prior to the general meeting so as to establish which shareholders are entitled to attend and vote in the general meeting. Only holders of ordinary shares at such registration date are entitled to attend and vote in the general meeting, regardless of who would have been entitled to attend the general meeting if no registration date would apply. The convocation notice for the meeting shall state the registration date and the manner in which the persons entitled to attend the general meeting may register and exercise their rights.

Liberty Global	Ziggo

Those entitled to attend a general meeting may be represented at a general meeting by a proxy authorized in writing. Members of the management board and members of the supervisory board may attend a general meeting. In these general meetings, they have an advisory role.

Quorum	Quorum

Holders of a majority of the voting rights of all the shareholders entitled to vote at the general meeting shall be present in person or represented by proxy in order to constitute a quorum for the transaction of any business.	Under Dutch law, a quorum will be deemed present at a meeting of Ziggo shareholders if at least one ordinary share entitled to vote is present in person or by proxy.

Annual Meetings of Shareholders	Annual Meetings of Shareholders

The Liberty Global articles provide that annual shareholders’ meetings, which we refer to in this prospectus/offer to exchange as annual general meetings, are held and that the election and re-election of a relevant class of directors shall take place thereat. Meetings will take place at such date, time and place, as may be specified by the Liberty Global board of directors in the notice of meeting. English law requires that each annual general meeting must take place within the six month period beginning with the day following the end of the company’s fiscal year, but does not specify what business must be transacted at the annual general meeting, nor are there any restrictions on business (however, the annual general meeting is usually the meeting that is used for matters which must be dealt with each financial year, such as the re-election of directors, fixing the remuneration of auditors and consideration of the annual accounts, directors’ report and auditors’ report).	An annual general meeting of shareholders must be held within six months from the end of the preceding financial year of Ziggo. The purpose of the annual general meeting of shareholders is to discuss inter alia the annual report, the adoption of the annual accounts, allocation of profits (including the proposal to distribute dividends), release of members of the management board and members of the supervisory board from liability for their management and supervision, respectively, and other proposals brought up for discussion by the management board and the supervisory board.

Special Meetings of Shareholders	General Meetings of Shareholders

The Liberty Global board of directors can call general meetings at such date, time and place, as they may specify in the notice of meeting.

Under English law, one or more shareholders holding voting shares representing at least five percent of the paid-up capital of Liberty Global can require (or requisition) Liberty Global to call and hold a general meeting.

The only business that may be conducted at a general meeting is the business that is referred to in the relevant notice of such general meeting.

Other general meetings of shareholders will be held if requested by the Ziggo management board or the supervisory board or by the written request (stating the exact subjects to be discussed) of one or more shareholders representing in aggregate at least 10% of the issued share capital of Ziggo (taking into account the relevant provisions of Dutch law and the Ziggo articles). General meetings will be held in Amsterdam, Rotterdam, Utrecht, The Hague, Haarlemmermeer (Schiphol), Eindhoven, Groningen, Zwolle or Heerhugowaard, the Netherlands.

Liberty Global	Ziggo
Notice of Annual and Special Meetings of Shareholders	Convocation Notice and Agenda

The Liberty Global board of directors can call general meetings at such date, time and place, as they may specify in the notice of meeting.

The notice of the general meeting must state the date, time and place of the meeting and the general nature of the business to be dealt with, and where it is proposed to pass a particular resolution as a special resolution the notice should state as such (as well as include the text of the proposed special resolution). The notice of any annual general meeting should also identify the meeting as being an annual general meeting. A general meeting may be held within or outside the U.K. Business transacted at a general meeting of shareholders shall be limited to the purposes stated in the notice.

Under English law, an annual general meeting must be called by at least 21 clear days’ notice. This notice period can be shortened if all shareholders who are permitted to attend and vote agree to the shorter notice.

A general meeting other than the annual general meeting must be called by not less than 14 clear days’ notice. This notice period can be shortened if shareholders holding at least 95 percent of the voting rights in Liberty Global agree.

“Clear days” means calendar days and excludes: (i) the date of receipt or deemed receipt of the notice; and (ii) the date of the meeting itself.

Where the general meeting is properly required to be called by the shareholders of Liberty Global (see “Special Meetings of Shareholders” above), the Liberty Global board of directors must call the general meeting within 21 days, and the meeting itself should be held not more than 28 days, after the date of the notice convening the meeting.

General meetings of shareholders can be convened by the Ziggo management board or the supervisory board by a notice, specifying the subjects to be discussed, the place and the time of the meeting and admission and participation procedure, issued at least forty-two days before the meeting. All convocations, announcements, notifications and communications to shareholders have to be made in accordance with the relevant provisions of Dutch law and the convocation and other notices may also occur by means of sending an electronically transmitted legible and reproducible message to the address of those shareholders which consented to this method of convocation.

Each shareholder entitled to vote, and each usufructuary (i.e., the person or entity with the right to the voting and economic interests of the ordinary shares), to whom the right to vote on the ordinary shares accrues, shall be authorized to attend the general meeting, to address the general meeting and to exercise his/her voting rights.

Shareholder Proposals	Shareholder Proposals

Where a general meeting is properly required to be called by the shareholders of Liberty Global (see “Special Meetings of Shareholders” above), if the notice requesting the general meeting identifies a resolution intended to be properly moved (i.e., put to shareholders) at the meeting, the notice convening the meeting must include notice of the resolution, which would then form part of the business to be dealt with at the meeting.

Under English law, one or more shareholders holding at least five percent of the total voting rights of all

Other general meetings of shareholders will be held if requested by the Ziggo management board or the supervisory board or by the written request (stating the exact subjects to be discussed) of one or more shareholders representing in aggregate at least 10% of the issued share capital of Ziggo (taking into account the relevant provisions of Dutch law and the Ziggo articles).

The agenda for a general meeting of shareholders may contain the items requested by one or more

Liberty Global	Ziggo

shareholders who have the right to vote on a resolution or at least 100 shareholders who have a right to vote and hold (on average) at least £100 per shareholder of paid-up share capital can require Liberty Global to give notice of any resolutions that may, and are intended to, be properly moved (i.e., put to shareholders) at the next annual general meeting (including, for the avoidance of doubt, a resolution electing a director). The request must be received at least six weeks before the relevant annual general meeting or if later, the time at which notice of the meeting is given. If so requested, Liberty Global is required to give notice of the resolution in the same manner and at the same time (or as soon as reasonably practical thereafter) as the notice of the annual general meeting.

A resolution may be “properly moved” (i.e., put to the shareholders) at a general meeting or annual general meeting, unless:

(1) it would, if passed, be ineffective (whether by reason of inconsistency with any law or the Liberty Global articles);

(2) it is defamatory of any person; or

(3) it is frivolous or vexatious.

The Liberty Global articles impose further requirements on the content of any shareholder notice to either: (i) request a general meeting for the purposes of proposing a resolution; or (ii) propose a resolution for a general meeting. The provisions require the notice to include (without limitation) matters relating to the identity of the relevant shareholder(s) and certain associated persons (including those acting in concert), and their respective interests in Liberty Global. Additionally, the Liberty Global articles impose further requirements as to when such notices must be delivered. The provisions require (broadly, and subject to limited exceptions) the notices to be delivered to the company no earlier than the close of business on the 120th day, nor later than the close of business on the 90th day, prior to the anniversary of the previous annual general meeting. If these additional content and timing requirements are not complied with, then the relevant shareholder(s) who gave the notice, shall not be entitled to vote their shares in respect of the matters which are the subject of such notice.

shareholders, or other persons entitled to attend general meetings, alone or together representing at least 3%. Requests must be made in writing, substantiated or including a proposal for a resolution, and received by the management board and the supervisory board at least sixty days before the day of the meeting.

Shareholder Nominations of Directors	Shareholder Nominations of Directors

Shareholders, whether individually or collectively, who meet the relevant thresholds can requisition general	Shareholders, whether individually or collectively, who meet the relevant thresholds can requisition

Liberty Global	Ziggo

meetings and require certain resolutions to be proposed at general meetings, and these resolutions may include nominations of persons for election to the Liberty Global board of directors (see “Special Meetings of Shareholders” and “Shareholder Proposals” above).

The shareholders of Liberty Global also have the right in the Liberty Global articles to elect directors by ordinary resolution. The Liberty Global board of directors also has the right in the Liberty Global articles to elect and remove directors.

general meetings and require certain resolutions to be proposed at general meetings. These resolutions exclude nominations for appointment to Ziggo’s management board as Ziggo is subject to the full large company regime (volledig structuurregime) and the power to appoint the Ziggo management board members is as such vested in Ziggo’s supervisory board.

Sources of Dividends	Sources of Dividends

Liberty Global may declare and pay dividends on its issued share capital only out of its “distributable reserves”, defined as accumulated, realized profits less accumulated, realized losses, and not out of share capital. For this purpose, share capital includes any share premium, being an amount equal to the excess of the consideration for the issue of shares over the aggregate nominal amount (i.e., par value) of such shares.

In addition, under English law, Liberty Global will not be permitted to declare and pay a dividend if, at the time, the amount of its net assets is less than the aggregate of its issued and called-up share capital and undistributable reserves or to the extent that the dividend will reduce the net assets below such amount.

Ziggo may make distributions to the shareholders and other persons entitled to the distributable profits only to the extent that our shareholders’ equity exceeds the sum of the called-up and paid-in share capital and any statutory reserves.

Declaration of Dividends	Dividend Distributions

The shareholders may declare dividends by ordinary resolution, except that no dividend may exceed the amount recommended by the Liberty Global board of directors. Furthermore, the Liberty Global articles also provide that a general meeting declaring a dividend may, upon recommendation by the Liberty Global board of directors, direct by ordinary resolution that the dividend shall be satisfied wholly or partly by the distribution of assets, including (without limitation) paid up shares or debentures of another corporation.

The Liberty Global articles authorize the directors to declare interim dividends (including wholly or partly by the distribution of assets) if the Liberty Global board of directors considers that they are justified by the profits of Liberty Global available for distribution.

Ziggo may only make a distribution of dividends to the shareholders after the adoption of the statutory annual accounts demonstrating that such distribution is legally permitted. The management board is permitted however, subject to certain requirements and subject to approval of the supervisory board, to declare interim dividends.

Claims to dividends and other distributions not made within five years from the date that such dividends or distributions became payable will lapse and any such amounts will be considered to have been forfeited to Ziggo.

Liberty Global	Ziggo

Where the distribution includes securities issued by another corporation, these securities must be distributed on the basis that:

(1) the holders of Liberty Global A Shares, Liberty Global B Shares and Liberty Global C Shares receive the identical class of securities, on an equal per share basis; or

(2) the holders of Liberty Global A Shares, the holders of Liberty Global B Shares and the holders of Liberty

Global C Shares each receive a different class of securities or the holders of one or more classes of ordinary shares receives a different class of securities than the holders of all other classes of ordinary shares (in which case: (i) the holders of Liberty Global B Shares shall receive the securities having higher value voting rights and the holders of Liberty Global A Shares and Liberty Global C Shares will receive the securities having lower value voting rights, and (ii) if different classes of securities are being distributed to holders of the Liberty Global A Shares and the Liberty Global C Shares, then such securities shall be distributed either as determined by the Liberty Global board of directors or such that the relative voting rights of the securities of the class of securities to be received by the holders of Liberty Global A Shares and Liberty Global C Shares corresponds, to the extent practicable, to the relative voting rights of each such class of Liberty Global shares), on an equal per share basis.

The Liberty Global articles also provide that the Liberty Global board of directors may offer any shareholder the right to elect to receive fully paid shares instead of cash in respect of the whole or some part (to be determined by the Liberty Global board of directors) of all or any dividend specified by ordinary resolution. Each shareholder will be entitled to such number of new shares of the same class as they hold (or Liberty Global C Shares) as are together as nearly as possible equal in value to (but not greater than) the cash amount (disregarding any tax credit) of the dividend that such holder would have received by way of dividend but elects to forgo. For these purposes, the value of each new share shall be: (i) equal to the average of the closing prices for those shares on NASDAQ (or other exchange or quotation service on which Liberty Global’s shares are listed or quoted), on the day on which those shares are first quoted ex the relevant dividend and the four subsequent business days; or (ii) calculated in any other manner which the Liberty Global board of directors considers fit, provided that it is not less than its nominal amount (i.e., par value). Each holder of shares shall only be entitled to new shares of either (as the Liberty Global board of directors may

Liberty Global	Ziggo

determine) (i) the identical class to which the dividend relates or (ii) Liberty Global C Shares.

Subject to the U.K. Companies Act 2006, in exercising its authority to declare a bonus issue of shares, unless recommended by three-quarters of the Liberty Global board of directors and approved by an ordinary resolution of Liberty Global, the Liberty Global board of directors may only declare bonus issues of shares:

(1) consisting of Liberty Global C Shares to all holders of Liberty Global shares, on an equal per share basis; or

(2) consisting of the identical class of Liberty Global shares held by each shareholder of Liberty Global to holders of each class of Liberty Global shares, on an equal per share basis; or

(3) consisting of any other class of shares of Liberty Global to all holders of Liberty Global shares, on the basis referred to above for distributions of securities issued by another corporation.

Record Date of Dividends	Record Date of Dividends

The Liberty Global articles provide that the Liberty Global board of directors may set the record date for a dividend or other distribution, provided that it is not prior to the date falling 60 days prior to the date of payment of such dividend or other distribution.	On the recommendation of the Ziggo management board, subject to the approval of the supervisory board, the general meeting of shareholders may decide to make payments to holders of shares from the distributable part of the shareholders’ equity and Ziggo can make the distribution to the person in whose name the share is registered on the date as to be determined by the management board.

Purchase and Redemption of Stock	Purchase and Redemption of Stock

Liberty Global may engage in “off-market” purchases of its own shares subject to the shareholders’ prior approval, by special resolution, of the contract pursuant to which the purchase(s) are made.

Liberty Global may redeem outstanding redeemable shares, if any, subject to such conditions and procedures as the Liberty Global board of directors may have determined on or prior to the allotment and issuance of such shares. Liberty Global may redeem or purchase shares only if the shares are fully paid and only out of:

(1) distributable reserves; or

(2) the proceeds of a new issue of shares made for the purpose of the purchase or redemption.

Under English law, any shares (including redeemable shares) purchased by Liberty Global must then be canceled and cannot be resold by the company.

Ziggo may acquire its own fully paid up ordinary shares at any time for no consideration or, subject to certain provisions of Dutch law and the Ziggo articles, if: (i) the shareholders’ equity less the payment required to make the acquisition, does not fall below the sum of called-up and paid-in share capital and any statutory reserves, (ii) Ziggo and its subsidiaries would thereafter not hold shares or hold a pledge over Ziggo´s shares with an aggregate nominal value exceeding 50% of their issued share capital and (iii) the Ziggo management board has been authorized thereto by the general meeting.

The acquisition of ordinary shares by Ziggo other than for no consideration requires authorization by the general meeting. Such authorization may be granted for a period not exceeding 18 months and

Liberty Global	Ziggo

The Liberty Global articles permit Liberty Global to issue redeemable shares. Any redeemable shares which are redeemed by Liberty Global must be canceled, but pending redemption could be voted and deemed outstanding for the purpose of determining the total number of shares entitled to vote on any such matter unless the terms of issue provide otherwise.

shall specify the number of ordinary shares, the manner in which ordinary shares may be acquired and the price range within which ordinary shares may be acquired. The authorization is not required for the acquisition of ordinary shares for employees of Ziggo or another member of its group, under a scheme applicable to such employees.

Under the Ziggo articles, upon a proposal from the Ziggo management board, subject to the approval by the supervisory board, the general meeting may resolve to reduce Ziggo’s issued and outstanding share capital by cancelling the ordinary shares, or by amending the Ziggo articles to reduce the nominal value of the ordinary shares. Under Dutch law, the resolution to reduce the issued share capital of Ziggo must specifically state the shares concerned and lay down rules for the implementation of the resolution. The resolution to cancel ordinary shares may only concern ordinary shares which are held by Ziggo. A resolution to reduce the share capital requires a majority of at least two-thirds of the votes cast, if less than half of the issued share capital is present or represented at the general meeting.

Preemptive Rights	Preemptive Rights

Under English law, the issuance for cash of:

(1) equity securities (i.e., shares other than shares which, with respect to dividends or capital, carry a right to participate only up to a specified amount in a distribution); or

(2) rights to subscribe for, or convert securities into, such equity securities,

must be offered first to the existing ordinary shareholders in proportion to their respective nominal amounts of their holdings. English law permits a company’s shareholders by special resolution or a provision in a company’s articles of association to exclude preemptive rights for a period of up to five years.

Preemptive rights do not generally apply to a company’s issuance of shares in exchange for consideration other than cash.

Under Dutch law and the Ziggo articles, each shareholder has a pre-emptive right in proportion to the aggregate nominal value of its shareholding upon the issue of new ordinary shares (or the granting of rights to subscribe for ordinary shares). Exceptions to this pre-emptive right include the issue of new ordinary shares (or the granting of rights to subscribe for ordinary shares): (i) to employees of Ziggo or another member of its group, (ii) against payment in kind (contribution other than in cash) and (iii) to persons exercising a previously-granted right to subscribe for ordinary shares.

Upon a proposal of the Ziggo management board, the general meeting may resolve, with the prior approval of the supervisory board, to limit or exclude the pre-emptive rights, which resolution requires a majority of at least two-thirds of the votes cast, if less than half of the issued share capital is represented at the

Liberty Global	Ziggo

The Liberty Global articles provide that, for the first five years after their adoption, the Liberty Global board of directors will have authorization (without the need for further shareholder resolution) to allot and issue shares, or to grant rights to subscribe for, or to convert or exchange any securities into shares, up to an aggregate nominal amount (i.e., par value) of $20,000,000 for cash, free of these statutory preemptive rights. Renewal (by shareholder resolutions) of the authorization to allot and issue shares and exclusion of statutory preemptive rights is expected to be sought at least once every five years, and possibly more frequently.

general meeting. The general meeting may also designate the management board to resolve to limit or exclude the pre-emptive rights with the prior approval of the supervisory board. Pursuant to Dutch law, this designation may be granted to the management board for a specified period of time of not more than five years and only if the management board has also been designated or is simultaneously designated the authority to resolve to issue ordinary shares.

Amendment of the Constitutional Documents	Amendment of the Constitutional Documents

Under English law, a special resolution of the shareholders is required to amend any provision of the Liberty Global articles that is not “entrenched” or is not a right attached to a particular class of shares.

If a provision is “entrenched” that provision may only be amended or repealed if the stated conditions are met, or procedures are complied with, that are more restrictive than those applicable in the case of a special resolution. There is one “entrenched” provision in the Liberty Global articles, being the requirement for poll voting (i.e., where each vote is counted, as opposed to voting by a show of hands) on all resolutions at general meetings. This requirement is “entrenched”, as it may only be removed, amended or varied by a shareholders’ resolution passed unanimously at a general meeting.

See “Class Voting Rights” below for further information on how the rights attached to a particular class of shares may be amended.

The general meeting may resolve to amend the Ziggo articles, upon a proposal of the management board with the prior approval of the supervisory board. A resolution by the general meeting to amend the Ziggo articles requires a simple majority of the votes cast.

Preference Shares	Preference Shares

Preference shares can be issued by English companies, giving the holders rights of priority over ordinary shareholders.

Subject to the directors having sufficient authorization to allot and issue preference shares, the Liberty Global articles permit the directors to allot and issue preference shares with such rights (including voting rights), powers and preferences, if any, to be determined by the Liberty Global board of directors prior to allotment and issuance.

Preference shares can be issued by Dutch companies, giving the holders of such preference shares rights of priority over ordinary shareholders, provided that the company’s articles of association allow for them to exist. Ziggo’s articles of association only provide for ordinary shares.

Liberty Global	Ziggo
Class Voting Rights	Class Voting Rights

The Liberty Global articles provide that rights attached to a class of shares may only be varied: (i) in such manner (if any) as may be provided by those rights; (ii) with the written consent of the holders of three-quarters in nominal amount (i.e., par value) of the issued shares of that class; or (iii) by a special resolution passed at a separate meeting of the holders of that class.	There is no equivalent provision in Ziggo’s articles or under Dutch law.

Shareholder Votes on Mergers and Acquisitions	Resolutions Regarding an Important Change

A shareholder vote is not generally required, under English law, to approve the sale, lease or exchange of all or substantially all of a company’s assets.

Under English law, where Liberty Global proposes to acquire another company, approval of Liberty Global’s shareholders is not required.

Under English law, where another company proposes to acquire Liberty Global, the requirement for the approval of the shareholders of Liberty Global depends on the method of acquisition.

Under English law, a statutory merger (under Part 27 of the U.K. Companies Act 2006) of Liberty Global and another English public company, whether by the transfer by each company of their assets to a third company (a “merger by formation of a new holding company”) or a transfer of the assets of one public company to another (a “merger by absorption”) (in each case as opposed to an acquisition of one company of the other), will require, subject to exceptions, the approval of the shareholders of both Liberty Global and the other English public company (being, for each, a majority in number, representing 75% in value, of each class of members at a meeting).

By comparison, a takeover (i.e., the acquisition of one company by another) of an English public company may be carried out by a statutory scheme of arrangement (under Part 26 of the U.K. Companies Act 2006) between the target company and its shareholders. Part 26 schemes of arrangement are also used in certain types of compromises with creditors, amalgamations and capital reorganizations. In the context of an acquisition or takeover, such arrangements require the approval of: (i) a majority in number of shareholders representing 75 percent in value of the shareholders or class of shareholders present and voting either in person or by proxy at a special meeting convened by order of the court; and (ii) the English court. Once approved, sanctioned and becoming effective, all shareholders and

Pursuant to the Dutch Civil Code and the Ziggo articles, resolutions of the management board in respect of an important change in the identity or character of Ziggo or its business are subject to the approval of the supervisory board and the general meeting, which in any event include:

•     the transfer of the business or substantially all of the business to a third party;

•     the entry into or termination of a long-term cooperation by Ziggo or any of its subsidiaries with another legal entity or as a fully liable partner in a limited or general partnership, if such cooperation or the termination thereof is of far-reaching significance to Ziggo; and

•     the acquisition or disposal by Ziggo or by any of its subsidiaries of a participation in the capital of another company, the value of which equals at least one-third of Ziggo’s assets according to its consolidated balance sheet with explanatory notes included in Ziggo’s most recently adopted consolidated annual accounts.

The request for approval as referred to above shall be submitted to Ziggo’s general meeting only after its works council has been given a timely opportunity to determine a point of view in respect thereof. The point of view of the works council shall be submitted to the general meeting simultaneously with the request for approval of Ziggo’s general meeting. The chairman or a member of the works council designated by him may give an explanation at the general meeting of the point of view of the works council. The absence of a point of view shall not affect the adoption of a resolution in respect of the request for approval.

Without prejudice to sections 2:331 and 2:334ff of the Dutch Civil Code, the general meeting may only resolve to amend the Ziggo articles, to conclude a legal merger or a demerger, or to dissolve Ziggo on

Liberty Global	Ziggo

creditors of the relevant class are bound by the terms of a scheme.

English law also provides that where: (i) a takeover offer is made for shares (other than by way of a scheme of arrangement), and (ii) following the offer, the offeror has acquired or contracted to acquire not less than 90 percent in value of the shares to which the takeover offer relates, and not less than 90 percent of the voting rights carried by the shares to which the offer relates, the offeror may require the other shareholders who did not accept the offer to transfer their shares on the terms of the offer. A dissenting shareholder may object to the transfer on the basis that the bidder is not entitled to acquire shares or to specify terms of acquisition different from those in the offer by applying to the court within six weeks of the date on which notice of the transfer was given. In the absence of fraud or oppression, the court is unlikely to order that the acquisition shall not take effect, but it may specify terms of the transfer that it finds appropriate. A minority shareholder is also entitled in similar circumstances to require the offeror to acquire his or her shares on the terms of the offer.

proposal of the management board which has been

approved by the supervisory board.

The full proposal shall be available at the offices of Ziggo from the day of the convocation to the general meeting until the close of same for inspection by those who are entitled to attend meetings; the copies of this proposal shall be made available free of charge to those who are entitled to attend meetings.

Related Party Transactions	Related Party Transactions

Under English law, certain transactions between a director (or a person connected with a director) and a related company are prohibited unless approved by the shareholders, such as loans, quasi-loans, credit transactions and substantial property transactions.

Directors who have an interest in a proposed transaction or arrangement with Liberty Global are required to declare the nature of their interest at a meeting of the Liberty Global board of directors or by notice (see “Standard of Conduct for Directors; Composition of the Board” below). Furthermore, pursuant to the Liberty Global articles (and subject to certain specified exceptions) a director is not permitted to vote on any matter in which he or she has an interest that can reasonably be regarded as giving rise to a conflict of interests with Liberty Global. This restriction may be suspended or relaxed, either generally or in respect of a particular matter, by an ordinary resolution of the shareholders or, in respect of a particular matter, by a resolution of the Liberty Global board of directors.

In the event of a conflict of interest, Ziggo’s management board as a whole as well as two (other) members of the management board acting jointly are still authorized to represent Ziggo. In all events in which Ziggo has a conflict of interest with a member of the management board in his or her private capacity, the board resolution regarding that relevant legal act requires the approval of the supervisory board.

Rights of Inspection	Shareholders Register

Under English law, the register and index of names of shareholders of Liberty Global may be inspected at any	Subject to Dutch law and the Ziggo articles, Ziggo must keep its shareholders’ register. Ziggo’s

Liberty Global	Ziggo

time (1) for free, by its shareholders, and (2) for a fee by any other person. The inspecting shareholder or other person has to show he or she has a proper purpose in inspecting the register. Such documents may be copied for a fee.

The Liberty Global articles contain provisions stating that a complete list of the shareholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each shareholder and the number of shares registered in the name of each shareholder shall be open to the examination of any shareholder, for any purpose germane to a shareholder meeting, during ordinary business hours, for a period of at least ten days prior to the meeting. The list shall also be produced and kept at the meeting and may be inspected by any shareholder who is present.

The service contracts of Liberty Global’s directors can be inspected without charge and during business hours. In this and certain other contexts under applicable English law, a “director” includes certain executive officers and a “service contract” includes any contract under which such a director or executive officer undertakes personally to provide services to Liberty Global or a subsidiary company, whether in that person’s capacity as a director, an executive officer or otherwise. Where service contracts are not in writing, a written memorandum setting out the terms must be provided by Liberty Global.

The shareholders of Liberty Global may also inspect, without charge and during business hours, the minutes of meetings of the shareholders for the previous ten years and obtain copies of the minutes for a fee.

In addition, the annual accounts of Liberty Global are required by English law to be made available to shareholders at a general meeting and a shareholder is entitled to a copy of such accounts. The accounts must also be made available on Liberty Global’s website and remain available until the accounts for the next financial year are placed on the website.

Under English law, the shareholders of Liberty Global do not have the right to inspect the corporate books of a subsidiary of Liberty Global.

shareholders’ register must be kept accurate and up-to-date. The management board keeps the Ziggo’s shareholders’ register up-to-date and records names and addresses of all holders of ordinary shares, showing the date on which the ordinary shares were acquired, the date of the acknowledgement by or notification of the company as well as the amount paid on each ordinary share. If ordinary shares are transferred to an intermediary for inclusion in a collection deposit or to the central institute for inclusion in the giro depot, the name and address of the intermediary, respectively the central institute, will be entered in Ziggo’s shareholders’ register, mentioning the date on which the ordinary shares concerned were included in a collection deposit, respectively the giro deposit, the date of acknowledgement or service, as well as the amount paid on each ordinary share. The register also includes the names and addresses of those with a right of usufruct or a pledge in respect of such ordinary shares. Only shareholders, as well as the usufructuaries and pledgees of such ordinary shares, are entitled to access to the shareholders’ register.

Standard of Conduct for Directors; Composition of the Board	Supervisory Board and Management Board Generally

English law imposes certain specific obligations on the directors of Liberty Global. In addition to certain common law and equitable principles, there are statutory	Supervisory Board The Ziggo supervisory board is responsible for the supervision of the activities of the management board

Liberty Global	Ziggo

director duties, including seven codified duties as follows:

(1) to act in a way he or she considers, in good faith, would be most likely to promote the success of the company for the benefit of its shareholders as a whole;

(2) to act in accordance with the company’s constitution and exercise powers only for the purposes for which they are conferred;

(3) to exercise independent judgment;

(4) to exercise reasonable care, skill and diligence;

(5) to avoid conflicts of interest;

(6) not to accept benefits from third parties; and

(7) to declare an interest in a proposed transaction with the company. The Liberty Global articles provide that the number of directors shall not be less than two nor, unless otherwise determined by a majority of the directors, more than fifteen.

and the general course of Ziggo’s affairs and its business. The supervisory board may also, on its own initiative, provide the management board with advice and may request any information from the management board that it deems appropriate. In performing their duties, the supervisory board members must act in accordance with Ziggo’s interests and those of its business. The members of the supervisory board are generally not authorized to represent Ziggo in dealing with third parties. The supervisory board is collectively responsible for carrying out its duties.

Management Board

The Ziggo management board is responsible for the day-to-day management of the operations and is supervised by the supervisory board. The Ziggo management board is required to keep the supervisory board informed, consult with the supervisory board on important matters and submit certain important decisions to the supervisory board for its approval.

Classification of the Board of Directors	Composition of the Boards

English law permits a company to provide for terms of different lengths for its directors. However, it also requires that, in the case of officers who are considered directors under English law, employment agreements with a guaranteed term of more than two years be subject to the prior approval of shareholders at a general meeting.

The Liberty Global articles provide that the Liberty Global board of directors will be divided into three classes of directors, which we refer to in this prospectus/offer to exchange as class A directors, class B directors and class C directors, and directors shall be assigned to each class by resolution(s) of the Liberty Global board of directors and disclosed in its proxy statement for its annual general meeting. Each class is elected to serve for a term ending at the conclusion of the third annual general meeting after their appointment (save that the initial term of the class A directors and class B directors shall expire at the first and second annual general meetings of Liberty Global, respectively).

Supervisory Board

The Ziggo articles provide that the number of members of the supervisory board will be determined by the supervisory board and will consist of a minimum of three members. Only natural persons can be supervisory board members. The following persons cannot be appointed as supervisory board members: (i) persons employed by Ziggo or a dependent company of Ziggo and (ii) members of the Ziggo management board and persons employed by an employee organization that is regularly involved in the determination of the employment conditions of the persons referred to under (i).

Supervisory board members are in principle appointed for a term of four years and unless such member resigns earlier, his or her appointment shall end on the day of the first annual general meeting of shareholders to be held four years after his or her appointment. The supervisory board has prepared a profile of its size and composition, which takes into account the character of Ziggo’s business, its activities and the desired expertise and background of the supervisory board members. Each modification of the profile will be discussed with the general meeting and with Ziggo’s works council. With each

Liberty Global	Ziggo

appointment of a member of the supervisory board, the profile must be taken into account.

The general meeting appoints the supervisory board members in accordance with nominations by the supervisory board. The supervisory board must announce its nomination simultaneously to the general meeting and to Ziggo’s works council. A proposal for a nomination by the supervisory board must be submitted to the general meeting only after Ziggo’s works council has been given a timely opportunity to determine a point of view in respect thereof. The chairman or a member of Ziggo’s works council designated by him may give an explanation at the general meeting of the point of view of Ziggo’s works council. The absence of a point of view shall not affect the adoption of a resolution in respect of the proposal for the appointment. The nomination must give reasons justifying the nomination. The supervisory board appoints a chairperson and a vice-chairperson from among its members. The general meeting and Ziggo’s works council may recommend candidates to the supervisory board to be nominated as supervisory board members. The supervisory board is required to nominate one third of the supervisory board members on the enhanced recommendation of Ziggo’s works council unless the supervisory board objects to the recommendation because of an expectation that the recommended person will be not suitable to fulfil the duties of a supervisory board member or that the supervisory board will not be of a proper composition if the appointment is made as recommended. If the supervisory board objects to the recommendation on these grounds, it shall inform Ziggo’s works council of its objection, stating its reasons. If no agreement can be reached between the supervisory board and Ziggo’s works council, the Enterprise Chamber of the Amsterdam Court of Appeal will decide on the matter.

Management Board

The management board must consist of at least one member, with the total number of members of the management board determined by the supervisory board. The members of the management board are appointed by the supervisory board. Prior to appointing a member of the management board, the supervisory board must inform the general meeting of the proposed appointment. The Ziggo articles provide that members of the management board will

Liberty Global	Ziggo

be appointed for a maximum term of four years, provided, however, that unless such member of the management board has resigned at an earlier date, his or her term of office shall lapse on the day of the general meeting to be held when four years after his or her appointment have lapsed. An appointment can be renewed for a term of not more than four years at a time.

Removal of Directors	Dismissal of Board Members

Under English law, shareholders in Liberty Global may remove a director of Liberty Global without cause by ordinary resolution, irrespective of any provisions in the Liberty Global articles, provided that notice of such proposal is given to Liberty Global by the shareholder making such proposal at least 28 days’ prior to the general meeting at which such proposal is to be put to shareholders. A director subject to any such procedure has a right to: (i) make reasonable written representations (which the company must circulate to shareholders) as to why he or she should not be removed, and (ii) be heard orally at the general meeting.

A majority of the other directors of Liberty Global acting by board resolution or otherwise may also remove a director, by request in writing (or using electronic communications). The Liberty Global board of directors acting by board resolution may also remove a director where such director either: (i) holds an executive office that has terminated or expires; or (ii) is absent (without permission) for more than six consecutive months from board meetings.

Supervisory Board

A Ziggo supervisory board member can be suspended by the Ziggo supervisory board. The suspension shall lapse by law if Ziggo has not submitted a petition to the Enterprise Chamber within one month after commencement of the suspension. The general meeting can, by an absolute majority of the votes cast, representing at least one-third of the issued share capital, dismiss the supervisory board in its entirety for lack of confidence. A resolution to dismiss the supervisory board for lack of confidence cannot be adopted until the management board has notified Ziggo’s works council of the proposal for the resolution and the reasons therefor. If the general meeting dismisses the supervisory board members for lack of confidence, the management board must request the Enterprise Chamber to temporarily appoint one or more supervisory board members.

Management Board

The Ziggo supervisory board is entitled to temporarily suspend and to dismiss members of the management board. However, the supervisory board is only entitled to dismiss a member of the management board after the general meeting has been heard in respect of the intended dismissal.

Vacancies on the Board of Directors	Vacancies on the Board of Directors

The Liberty Global articles provide that vacancies on the board of directors may be filled by the Liberty Global board of directors or may be filled by an ordinary resolution of the shareholders. Any directors appointed by the Liberty Global board of directors or by ordinary resolution to fill a vacancy will be designated as the same class of director and subject to re-election at the same time as his or her predecessor.	In the event that one or more members of Ziggo’s management board are absent or prevented from acting, the remaining members of the management board or the sole remaining member of the management board shall be entrusted with the management of the company. In the event that all the members of the management board or the sole member of the management board is absent or prevented from acting, a person to be appointed for that purpose by the supervisory board, whether or not

Liberty Global	Ziggo
from among its members, shall be temporarily entrusted with the management of the company.

Liability of Directors and Officers	Liability of Directors and Officers

English law does not permit Liberty Global to exempt any director from any liability arising from negligence, default, breach of duty or breach of trust in relation to Liberty Global. However, despite this prohibition, Liberty Global is permitted to purchase and maintain limited insurance for a director of the company.

Shareholders can ratify by ordinary resolution a director’s conduct amounting to negligence, default, breach of duty or breach of trust in relation to Liberty Global.

Under Dutch law, members of the Ziggo management board and the supervisory board may be liable to Ziggo for damages in the event of improper or negligent performance of their duties. They may be jointly and severally liable for damages to Ziggo and to third parties for infringement of the Ziggo articles or of certain provisions of the Dutch Civil Code. In certain circumstances, they may also incur additional specific civil and criminal liabilities.

Indemnification of Directors and Officers	Indemnity and Insurance

Subject to certain exceptions, English law does not permit Liberty Global to indemnify a director against liability in connection with any negligence, default, breach of duty or breach of trust by him or her in relation to Liberty Global. The exceptions allow Liberty Global to:

(1) purchase and maintain director and officer insurance against any liability attaching in connection with any negligence, default, breach of duty or breach of trust owed to the company. Director and officer insurance generally covers costs incurred in defending allegations and compensatory damages that are awarded. However, director and officer insurance will not cover damages awarded in relation to criminal acts, intentional malfeasance or other forms of dishonesty, regulatory offences or excluded matters such as environmental liabilities. In relation to these matters, director and officer insurance generally only covers defense costs, subject to the obligation of the director or officer to repay the costs if an allegation of criminality, dishonesty or intentional malfeasance is subsequently admitted or found to be true;

(2) provide a qualifying third party indemnity provision, which we refer to in this prospectus/offer to exchange as a QTPIP. This permits Liberty Global to indemnify its directors (and directors of an “associated company” (i.e., a company that is a parent, subsidiary or sister company of Liberty Global)) in respect of proceedings brought by third parties (covering both legal costs and the amount of any adverse judgment), except for: (i) the legal costs of an unsuccessful defense of criminal proceedings or civil proceedings brought by the

The liability of the Ziggo management board members, the supervisory board members and persons in other senior management positions of Ziggo has been covered by a directors’ and officers’ liability insurance policy. This policy contains limitations and exclusions, such as for wilful misconduct or intentional recklessness.

The Ziggo articles provide for an indemnity for any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) in his or her current or former capacity as member of the management board or the supervisory board, provided that such person acted in good faith and in a manner which he/she reasonably believed to be in or not opposed to our best interests. However, this indemnification shall not apply in the case of (i) the management board’s or the supervisory board’s members’ gross negligence or wilful misconduct as determined by a non-appealable judgment, unless a court determines that, in view of all circumstances, an indemnification against such liabilities and expenses is fair and reasonable or (ii) reimbursement of the costs and losses by our insurance company under any insurance.

Liberty Global	Ziggo

company itself; (ii) fines imposed in criminal proceedings; and (iii) penalties imposed by regulatory bodies. Liberty Global can therefore indemnify directors against such third party actions as class actions or actions following mergers and acquisitions or share issues;

(3) indemnify a director in respect of defense costs in relation to civil and criminal proceedings against him or her (even if the action is brought by the company itself). This is subject to the requirement for the director or officer to reimburse the company if the defense is unsuccessful. However, if the company has a QTPIP in place whereby the director or officer is indemnified in respect of legal costs in civil proceedings brought by third parties, then the director or officer will not be required to reimburse the company in such cases; and

(4) provide a qualifying pension scheme indemnity provision, which we refer to in this prospectus/offer to exchange as a QPSIP. This permits Liberty Global to indemnify a director of a company (whether Liberty Global or an associated company) that is a trustee of an occupational pension scheme against liability incurred in connection with such company’s activities as a trustee of the scheme, except for: (i) the legal costs of an unsuccessful defense of criminal proceedings; (ii) fines imposed in criminal proceedings; and (iii) penalties imposed by regulatory bodies.

The Liberty Global articles include a provision that allows the Company to exercise all powers to indemnify, subject to the provisions of English law, any person who is or was a director of Liberty Global or an associated company against any loss or liability, whether: (i) in connection with any negligence, default, breach of duty or breach of trust by him or her or otherwise, in relation to Liberty Global or any associated company; or (ii) in connection with that company’s activities as a trustee of an occupational pension scheme. The Liberty Global articles also include a provision that allows the company to exercise all powers to purchase and maintain insurance for the benefit of any person who is or was a director, officer or employee of the company or any related company or for the trustee of any pension fund in which the employees of the company or any related company are or have been interested.

In addition to the provisions of the articles, it is common to set out the terms of the QTPIP and any QPSIP in the form of a deed of indemnity between the company and the relevant director or executive officer which indemnifies the director or executive officer against

Liberty Global	Ziggo
claims brought by third parties to the fullest extent permitted under English law. Liberty Global expects to enter into new deeds of indemnity with directors, executive officers and certain other officers and employees (including directors, officers and employees of subsidiaries and other affiliates) in due course.

Shareholders’ Suits	Shareholders’ Suits

While English law only permits a shareholder to initiate a lawsuit on behalf of the company in limited circumstances, it does permit a shareholder to bring a claim against Liberty Global:

(1) when Liberty Global’s affairs are being or have been conducted in a manner unfairly prejudicial to the interests of all or some shareholders, including the shareholder making the claim; or

(2) when any act or omission of Liberty Global is or would be so prejudicial.

The Liberty Global articles provide that English courts will have exclusive jurisdiction with respect to any suits brought by shareholders against Liberty Global or its directors.

There is no equivalent provision in Ziggo’s articles or under Dutch law.

Takeover Matters	Takeover Matters

Liberty Global is not subject to the U.K. Takeover Code. Consequently, the Liberty Global board of directors will be permitted to adopt certain anti-takeover measures provided that such measures are consistent with their general duties (as described above under “Standard of Conduct of Directors; Composition of the Board”).	There is no equivalent provision in Ziggo’s articles or under Dutch law.

Approval of Director Compensation	Approval of Director Compensation

Directors must prepare a directors’ remuneration report. The directors’ remuneration report must form part of the annual financial statements, and must be presented to the shareholders for approval at a general meeting. With effect from October 1, 2013, English law requires Liberty Global to hold a binding shareholder vote on remuneration policy at least once every three years (this requirement first applies at the annual general meeting to be held on June 26, 2014). Remuneration payments made to directors and former directors would need to be consistent with the terms of the approved remuneration policy or otherwise approved by shareholder resolution. In addition, Liberty Global is required to hold a non-binding advisory shareholder vote annually on an implementation report, detailing how the approved remuneration policy was implemented in the previous year.

There is no equivalent provision in Ziggo’s articles or under Dutch law.

Liberty Global	Ziggo
English law requires, in the case of officers who are considered directors under English law, that employment agreements with a guaranteed term of more than two years be subject to the prior approval of shareholders.

Notice	Notice

The Liberty Global articles provide that any notice given by Liberty Global to any shareholder be in writing, and be given, sent or supplied by Liberty Global: (i) personally; (ii) by post in a pre-paid envelope to such holder’s registered address; (iii) in electronic form to a person who has agreed (and not revoked such agreement) to that supply of the notice in that form; or (iv) by website notification (subject to various conditions prescribed by English law and the Liberty Global articles).

Subject to English law, Liberty Global may also give any notice, document or information to the shareholders (other than, subject to a limited exception for where there has been a suspension or curtailment of postal services, a notice of a general meeting) by: (i) a public filing with the SEC; (ii) a press release reported by Reuters, Dow Jones News Service, Associated Press or another comparable news service; or (iii) other method of public announcement as the board of directors deems appropriate.

There is no equivalent provision in Ziggo’s articles or under Dutch law.

LEGAL MATTERS

Allen & Overy LLP has provided an opinion regarding the validity of the Liberty Global A Shares and Liberty Global C Shares to be issued pursuant to the Offer.

INDEPENDENT ACCOUNTANTS

The consolidated financial statements and schedules of Liberty Global plc and subsidiaries (Liberty Global) as of December 31, 2013 and 2012, and for each of the years in the three-year period ended December 31, 2013, and Liberty Global management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2013, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

With respect to the unaudited financial information of Liberty Global for the three-month periods ended March 31, 2014 and 2013 incorporated by reference herein, KPMG LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report dated May 6, 2014 incorporated by reference herein states that they did not audit and they do not express an opinion on that unaudited financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. KPMG LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited financial information because that report is not a “report” or a “part” of the registration statement (of which this prospectus/offer to exchange forms a part) prepared or certified by KPMG LLP within the meaning of Sections 7 and 11 of the Securities Act of 1933.

The consolidated financial statements of Ziggo N.V., Utrecht, the Netherlands, and subsidiaries as of and for the year ended December 31, 2013 have been incorporated by reference herein in reliance upon the report of Ernst & Young Accountants LLP, independent auditor, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information and reporting requirements of the Exchange Act and, in accordance with the Exchange Act, file periodic reports and other information with the SEC. This information is available to you without charge upon your written or oral request. You may read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street, NE, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330. You may also inspect such filings on the Internet web site maintained by the SEC at www.sec.gov. Information contained in any web site referenced in this prospectus/offer to exchange is not incorporated by reference in this prospectus/offer to exchange. Copies of documents filed by us with the SEC are also available by writing or telephoning our office of Investor Relations:

Liberty Global plc

12300 Liberty Boulevard

Englewood, CO 80112

Telephone: (303) 220-6600

We have filed a registration statement on Form S-4 as amended by Amendment No. 1 and Amendment No. 2 thereto to register with the SEC the offer and sale of the shares of Liberty Global A Shares and Liberty Global C Shares to be issued in the Offer and forming the Share Consideration. This prospectus/offer to exchange forms a part of that registration statement. We may also file additional amendments to that registration statement. We have filed as an exhibit to the registration statement a copy of the Dutch Offering Memorandum. A copy of the Dutch Offering Memorandum is also available on the website of Liberty Global at http://www.libertyglobal.com/ir-ziggo-offer.html. Information contained on Liberty Global’s website is not incorporated by reference in this prospectus/offer to exchange. You may obtain copies of the registration statement on Form S-4 filed with the SEC on June 27, 2014, Amendment No. 1 and Amendment No. 2 thereto and any additional amendments thereto and the Dutch Offer Memorandum by contacting the information agent as directed on the back cover of this prospectus/offer to exchange. You may also request that the information agent send you all future documents, announcements and information in relation to the Offer in hard copy form.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus/offer to exchange, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is an important part of this prospectus/offer to exchange and is deemed to be part hereof except for any information superseded by this prospectus/offer to exchange or by information contained in a later dated document incorporated by reference herein. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than any report or portion thereof furnished or deemed furnished under any Current Report on Form 8-K) prior to the date we terminate the offering of securities under this prospectus/offer to exchange:

•	Liberty Global’s Annual Report on Form 10-K/A, as amended by Amendment No. 1 and Amendment No. 2 thereto, for the fiscal year ended December 31, 2013, filed on February 13, 2014, April 3, 2014 and June 4, 2014, respectively;

•	Liberty Global’s Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2014, filed on May 6, 2014, as amended by Amendment No.1 thereto, filed on June 4, 2014 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2014, filed on August 5, 2014;

•	Liberty Global’s Current Reports on Form 8-K, filed on February 14, 2014 (excluding any information furnished pursuant to Item 2.02 or Item 7.01), February 24, 2014, March 13, 2014, March 19, 2014, March 20, 2014 (as amended by the Current Report on Form 8-K/A filed on April 3, 2014), March 24, 2014, April 4, 2014, April 15, 2014, April 23, 2014, April 30, 2014 and June 27, 2014; and

•	The description of Liberty Global’s ordinary shares contained in Liberty Global’s Registration Statement on Form S-4, as amended (File No. 333-187100), under the heading “Description of New Liberty Global Shares.”

We have not authorized anyone to give any information about our company or the securities offered hereby that is different from, or in addition to, the information contained in this prospectus or in any of the materials that we have incorporated into this document by reference. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this prospectus is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this prospectus does not extend to you. The information contained in this prospectus or incorporated by reference herein speaks only as of the date of such document unless the information specifically indicates that another date applies.

You may obtain any of these documents, without charge, upon written or oral request to the information agent as directed on the back cover of this prospectus/offer to exchange or from the SEC at the SEC’s Internet web site at www.sec.gov.

IF YOU WOULD LIKE TO REQUEST DOCUMENTS FROM LIBERTY GLOBAL OR THE OFFEROR, PLEASE CONTACT THE INFORMATION AGENT NO LATER THAN FIVE BUSINESS DAYS BEFORE THE ACCEPTANCE CLOSING DATE, AS IT MAY BE EXTENDED, TO RECEIVE THEM BEFORE THE EXPIRATION OF THE OFFER PERIOD. If you request any incorporated documents, the information agent will mail them to you by first-class mail, or other equally prompt means, within one business day of receipt of your request.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS/OFFER TO EXCHANGE, OR TO WHICH WE HAVE REFERRED YOU, IN MAKING YOUR DECISION WHETHER TO TENDER YOUR ZIGGO ORDINARY SHARES. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT DIFFERS FROM THAT CONTAINED IN THIS PROSPECTUS/OFFER TO EXCHANGE. THIS PROSPECTUS/OFFER TO EXCHANGE IS DATED [—], 2014. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS/OFFER TO EXCHANGE IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, UNLESS WE OTHERWISE NOTE IN THIS PROSPECTUS/OFFER TO EXCHANGE.

ANNEX A

MERGER PROTOCOL

27 JANUARY 2014

BETWEEN

LGE HOLDCO VII B.V.

AND

ZIGGO N.V.

AND

LIBERTY GLOBAL PLC

9.	Interim Period
	Part 1	Ziggo Interim period
	Part 2	Liberty Global Interim Period
10.	Articles of Association
	Part 1	Amended Articles of Association after settlement
	Part 2	Amended Articles of Association after Delisting
11.	Liberty Global Stock Event
12.	Cash Distribution and Latam Distribution Offer Price Adjustments

The Registrant hereby undertakes to furnish supplementally a copy of any omitted exhibit or schedule to the Securities and Exchange Commission upon request.

THIS MERGER PROTOCOL IS DATED 27 JANUARY 2014

BETWEEN:

(1)	LGE Holdco VII B.V., a private limited company (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands with its corporate seat in Amsterdam, and its office address at Boeing Avenue 53, 1119 PE Schiphol-Rijk, the Netherlands, the Netherlands (BidCo);

(2)	ZIGGO N.V., a public limited liability company (naamloze vennootschap) incorporated under the laws of the Netherlands with its corporate seat in Utrecht, the Netherlands and its office address at Atoomweg 100, 3542AB Utrecht, the Netherlands (Ziggo); and

(3)	Liberty Global plc., a public limited company incorporated under the laws of England with its corporate seat in London, and its office address at 38 Hans Crescent, London SW1X 0LZ, United Kingdom (Liberty Global),

the parties above together the Parties and each also a Party.

WHEREAS:

(A)	Ziggo is listed on the stock exchange of NYSE Euronext Amsterdam, a regulated market of Euronext Amsterdam N.V. (Euronext Amsterdam).

(B)	BidCo is an (indirect) Affiliate of Liberty Global, whose ordinary shares classes A and C are listed on NASDAQ under the ticker symbols LBTYA and LBTYK respectively (Liberty Global, together with its Affiliates the Liberty Global Group).

(C)	BidCo intends to acquire Ziggo by way of a recommended public offer (openbaar bod) to be made by BidCo for all shares of Ziggo not already held by the Liberty Global Group, as further described in this Merger Protocol (the Offer and, together with the transactions contemplated in connection therewith, including, to the extent applicable, the Asset Sale and Liquidation, the Merger).

(D)	On 12 September 2013, Liberty Global and Ziggo entered into a confidentiality agreement (the Confidentiality Agreement) which agreement was modified on 17 December 2013 by Parties entering into a supplemental agreement to the Confidentiality Agreement (the Supplemental Agreement).

(E)	Liberty Global and its advisors have performed a due diligence investigation into certain financial, operational, legal and tax aspects of the Ziggo Group and its businesses and were given the opportunity to attend various presentations and expert meetings and ask further questions (the Liberty Global Pre-Announcement Due Diligence).

(F)	Ziggo and its advisors have performed a due diligence investigation into certain financial, operational, legal and tax aspects of the Liberty Global Group and its businesses (the Ziggo Pre-Announcement Due Diligence).

(G)	At the date of this Merger Protocol, the authorised share capital of Ziggo amounts to €800,000,000, divided into 800,000,000 ordinary shares with a nominal value of €1.- each.

(H)	At the date of this Merger Protocol, the issued share capital of Ziggo amounts to €200,000,000, divided into 200,000,000 ordinary shares, which are listed on Euronext Amsterdam (the Shares).

(I)	At the date of this Merger Protocol, Ziggo holds 1,806 Shares.

(J)	At the date of this Merger Protocol, Liberty Global indirectly holds 57,000,738 Shares, representing approximately 28.5% of the Shares.

(K)	BidCo and Ziggo have discussed their intentions in relation to the Merger, and their intentions regarding the possible steps to be taken after declaring the Offer unconditional (gestanddoening) as further set out in this Merger Protocol.

(L)	Liberty Global has presented its vision with respect to the combined businesses to the Boards (as defined below) on 23 January 2014.

(M)	The management board (raad van bestuur) of Ziggo (the Management Board) and the supervisory board (raad van commissarissen) of Ziggo (the Supervisory Board) (together the Boards) have in connection with the Offer received fairness opinions (the Management Board from J.P. Morgan Limited and Perella Weinberg Partners UK LLP and the Supervisory Board from ABN AMRO Bank N.V.) to the effect that, as of the date of this Merger Protocol, the Offer Price is fair from a financial point of view to the holders of Shares (other than BidCo and its Affiliates and Ziggo), and the purchase price for the entire Ziggo business under the Asset Sale is fair from a financial point of view to Ziggo, in each case in form and substance satisfactory to the Boards and in support of their recommendation of the Offer.

(N)	The Boards have approved the terms of this Merger Protocol and intend to unanimously recommend the Offer for acceptance by the holders of Shares, subject to the terms and conditions of this Merger Protocol.

(O)	The Parties have discussed and agreed the manner and timing of (i) disclosure of the Merger and (ii) communications with the relevant authorities and employee representatives. The notification and consultation procedure with respect to the Offer pursuant to the SER Fusiegedragsregels 2000 (the Dutch code in respect of informing and consulting of trade unions), the Dutch Works Council Act (Wet op de Ondernemingsraden; the WOR) and any other similar laws and regulations of any jurisdiction other than the Netherlands have been initiated or will be initiated immediately after execution of this Merger Protocol.

(P)	The Parties wish to lay down their respective rights and obligations with respect to the Offer and the Merger in this Merger Protocol.

HEREBY AGREE as follows:

1.	INTERPRETATION

1.1	Capitalised words and expressions used in this Merger Protocol, including those used in the preamble to this Merger Protocol, shall have the meaning ascribed to such words and expressions in Schedule 1.

1.2	References in this Merger Protocol to:

(a)	any gender shall include all genders, and words importing a singular number only shall include the plural and vice versa, unless otherwise specified;

(b)	statutes, acts and the like of whatever jurisdiction shall include any modification, re-enactment or extension thereof and any orders, regulations, instruments or other subordinate legislation made thereunder in force from time to time;

(c)	persons shall include corporate bodies, corporate entities, firms, unincorporated or incorporated associations, foundations and partnerships;

(d)	Clauses shall be to clauses of this Merger Protocol;

(e)	Schedules shall be to schedules to this Merger Protocol; and

(f)	paragraphs shall be to paragraphs of Schedules.

1.3	The Schedules comprise schedules to this Merger Protocol and shall have the same force and effect as if set out in the body of this Merger Protocol and any reference to this Merger Protocol shall include the Schedules.

1.4	The headings in this Merger Protocol are inserted for convenience only and shall not affect its interpretation.

2.	THE OFFER

Offer

2.1	BidCo undertakes to Ziggo to prepare and make or designate a wholly-owned subsidiary to make (uitbrengen), declare unconditional (gestand doen) and settle the Offer on the terms and subject to the conditions set out in this Merger Protocol.

2.2	The Parties shall use their respective reasonable best efforts to ensure that the Offer will be completed as soon as possible following the date of this Merger Protocol, subject to the terms and conditions of this Merger Protocol.

2.3	The Parties shall comply with all applicable laws and regulations, including without limitation, the applicable provisions of the Dutch Act on Financial Supervision (Wet op het Financieel Toezicht; the Wft), the Decree on Public Takeovers (Besluit Openbare Biedingen; the Decree), the rules and regulations promulgated pursuant to the Wft and the Decree, the policy guidelines and instructions of the Netherlands Authority for the Financial Markets (Stichting Autoriteit Financiële Markten; the AFM), the WOR, the SER Fusiegedragsregels 2000, the rules and regulations of Euronext Amsterdam, NASDAQ and any other applicable stock exchange, the Dutch Civil Code (Burgerlijk Wetboek) (the DCC), the relevant securities and employee consultation rules and regulations in other applicable jurisdictions including, without limitation, the applicable US securities laws and the rules and regulations of the SEC, and the relevant Antitrust Laws applicable to the Offer (collectively, the Applicable Rules).

2.4	The Parties will co-operate in ensuring that all filings and notices required by the Applicable Rules, or as otherwise required by the AFM, Euronext Amsterdam, NASDAQ or SEC are timely and properly made.

Offer Price

2.5	Provided that this Merger Protocol is not terminated pursuant to Clause 22 and subject to the satisfaction or waiver of the Commencement Conditions and the Offer Conditions, the Offer shall commit BidCo to acquire each Share validly tendered under the Offer and not withdrawn for a consideration per Share consisting of:

(a)	0.2282 of a Liberty Global A Share (the Class A Exchange Ratio) and 0.1674 of a Liberty Global C Share (the Class C Exchange Ratio, and together the Share Consideration); and

(b)	an amount of €11.- in cash (the Cash Consideration and, together with the Share Consideration, the Offer Price).

2.6	Ziggo will not declare or pay any (interim) dividend or make or agree to make any distribution in kind, whether from capital, profits or reserves in the period between the date of this Merger Protocol and the earlier of the Settlement Date and the date that is fifteen (15) months after the date of this Merger Protocol (the Long Stop Date). In the event Ziggo does not comply with its obligation in the previous sentence, BidCo may, in addition to any other remedies available to it, reduce the Cash Consideration accordingly.

2.7	The Offer Price will be adjusted for any dividends or other distributions by Liberty Global during the period until Settlement, as detailed in Schedule 3 and Schedule 12.

2.8	In connection with the Offer, BidCo will only deliver whole Liberty Global shares. To the extent holders of the Shares would otherwise be entitled to a fractional Liberty Global share as a result of the application of the exchange ratio of the Share Consideration, each such holder shall receive instead of a fractional Liberty Global share an amount in cash (in euro, rounded down to the nearest eurocent) equal to the product of the fraction of the Liberty Global share it would be entitled to receive and the price (net of related fees and expenses) at which such shareholder’s tendering admitted institution on Euronext Amsterdam or Euroclear Netherlands sells the entitlements to the Liberty Global Shares on the third Business Day preceding the Settlement Date. BidCo may include in the Offer Memorandum another settlement mechanism that is appropriate for shares in companies listed on NASDAQ or as may be proposed by the Settlement Agent.

Initial Announcement

2.9	The execution of this Merger Protocol will be announced immediately following its execution and in any event prior to the opening of the first trading day on Euronext Amsterdam following the execution of this Merger Protocol by way of a press release issued jointly by the Liberty Global Group and Ziggo (the Initial Announcement). The AFM and Euronext Amsterdam will be provided with a copy of the Initial Announcement immediately upon its release, and NASDAQ will be provided with a copy of the Initial Announcement at least 30 minutes prior to its release. The relevant (international) press-agents, the Socio-Economic Council (Sociaal-Economische Raad), the relevant Dutch trade unions, and the Works Council will also receive a copy. A copy of the Initial Announcement is attached hereto as Schedule 2.

2.10	BidCo will make the certain funds announcement in relation to the Offer as required by article 7 paragraph 4 of the Decree in the Initial Announcement.

Offer Memorandum and Position Statement

2.11	BidCo shall prepare the offer memorandum (biedingsbericht) (together with all amendments and supplements thereto, the Offer Memorandum) and file the Offer Memorandum with the AFM for approval as soon as reasonably possible and in any event within the applicable timetable pursuant to the Decree.

2.12	The Offer Memorandum (and all transactions contemplated thereby) shall comply as to form and substance in all respects with the Applicable Rules. BidCo will draft the Offer Memorandum and give Ziggo sufficient opportunity to review, comment upon and, for any sections solely relating to and being under the sole responsibility of Ziggo, approve the Offer Memorandum (which approval shall not be unreasonably delayed or withheld). Ziggo, acting reasonably, undertakes to timely provide all such information and data relating to Ziggo and the Ziggo Group as may reasonably be requested by BidCo to be included in the Offer Memorandum or as may be otherwise required by the Applicable Rules.

2.13	The Offer Memorandum shall contain one or more provisions to the effect that those shareholders of Ziggo tendering Shares under the Offer automatically cease to have and—by tendering their Shares under the Offer—waive any and all rights or entitlements they may have in their capacity as shareholders of Ziggo or otherwise in connection with their shareholding in Ziggo vis-à-vis any member of the Ziggo Group and all the supervisory and management board members of the companies mentioned in this paragraph.

2.14

As soon as reasonably possible after the date hereof (and in any event no later than the Commencement Date), BidCo will file a registration statement on Form S-4 with the SEC for the purpose of registering the securities issued as part of the Share Consideration with the SEC (this registration statement, including without limitation any pre- or post-effective amendment thereto or any prospectus or prospectus supplement in respect thereof, the Registration Statement). BidCo and Liberty Global will use reasonable best efforts to ensure that the Registration Statement shall have been declared effective by the SEC under the Securities Act and that the Liberty Global A Shares and Liberty Global C Shares to be issued as part of the Share Consideration will have been approved for listing on NASDAQ in each case prior to the Closing Date. If, for any reason (other than a breach by Ziggo of its obligations hereunder), the Registration Statement is not declared effective by the SEC under the Securities Act and/or the Liberty Global A Shares and Liberty Global C Shares to be issued as part of the Share Consideration have not been approved for listing on NASDAQ prior to the Closing Date, this will constitute a material breach by BidCo for purposes of this Merger Protocol entitling Ziggo to terminate this Merger Protocol and receive the termination fee under Clause 23.3(a).

2.15	Ziggo will prepare the position statement pursuant to article 18 of the Decree (the Position Statement), which shall be consistent with this Merger Protocol, shall comply as to form and substance in all respects with the Applicable Rules and may include such additional information as Ziggo reasonably determines should be included therein. Ziggo will give BidCo sufficient opportunity to review and comment on and, for any sections solely relating to BidCo or Liberty Global, approve the Position Statement.

2.16	If Works Council Clearance is obtained prior to the Commencement Date, Ziggo will issue the Position Statement concurrently with the publication of the Offer Memorandum to holders of Shares. In the event that Works Council Clearance is not obtained prior to the Commencement Date, Ziggo will postpone the issuance of the Position Statement until such later time that (i) Works Council Clearance is obtained; or (ii) the Works Council renders a negative advice (which is deemed to include an advice with conditions not reasonably acceptable to Ziggo, and the case where the Works Council does not render advice within a reasonable period of time) and either (a) the Works Council has unconditionally and irrevocably waived its right to initiate the legal proceedings set out in section 26 of the WOR in writing; or (b) the applicable waiting period pursuant to section 25 paragraph 6 of the WOR has expired without the Works Council having initiated legal proceedings as set out in the WOR; or (c) following the initiation of legal proceedings as set out in section 26 of the WOR, Ziggo is reasonably comfortable that the Enterprise Chamber of the Amsterdam Court of Appeal (Ondernemingskamer) will dismiss the Works Council’s claims.

2.17	Ziggo will in any event issue the Position Statement four (4) Business Days prior to the EGM in accordance with article 18 paragraph 2 of the Decree. If Ziggo does not issue the Position Statement concurrently with the publication of the Offer Memorandum as per Clause 2.16, then it will issue a press release reconfirming its intent to issue the Recommendation upon and subject only to completion of the process set out in the first sentence of this Clause.

2.18	Both the Offer Memorandum and the Position Statement shall set forth the Recommendation referred to in Clause 3.1(b). The Fairness Opinions referred to in Clause 3.5 will be included in the Position Statement.

2.19	The arrangements and agreements set out in this Merger Protocol shall be included in comprehensive summary form in the Initial Announcement and in the Offer Memorandum, with the exception of the Non-Financial Covenants (as defined in Clause 13.1) which shall be included in full in the Offer Memorandum.

2.20	Each Party will provide all information as may reasonably be required by the other Parties to ensure that the Offer Memorandum, the Position Statement and the Registration Statement (i) do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) are in compliance with all Applicable Rules in all material respects. Each Party shall be responsible for the information provided by it.

Offer Period

2.21	BidCo shall make the Offer (bod uitbrengen) no later than on the Ultimate Launch Date, subject to all Commencement Conditions being satisfied or waived by BidCo and/or Ziggo, as the case may be, by making the Offer Memorandum generally available in the Netherlands and in those other jurisdictions in which the Parties agree or are obliged to make the Offer pursuant to the Applicable Rules (the date on which the Offer is made, the Commencement Date). BidCo and Ziggo shall jointly announce the availability of the Offer Memorandum and shall disseminate the Offer Memorandum in the jurisdictions where the Offer is made in accordance with the Applicable Rules.

2.22	BidCo may, in its sole discretion, determine the duration of the acceptance period (aanmeldingstermijn) of the Offer (the Offer Period), provided that the initial Offer Period shall be no less than eight (8) weeks and no longer than ten (10) weeks (the last day of the Offer Period hereinafter the Closing Date).

2.23	Immediately prior to the Commencement Date, Ziggo must provide a written confirmation to BidCo that, to the best knowledge of the members of the Management Board, after having made reasonable enquiries, the Commencement Conditions set forth in Clause 4.1(b) (no breach by Ziggo) and Clause 4.1(i) (no breach of public offer regulations) have been satisfied (or not, in which case reasonable details as to the non-satisfaction shall be included in the written confirmation) as of that time. Immediately prior to the expiration of the Offer Period, Ziggo must provide the same confirmation with regard to the Offer Conditions set forth in Clause 4.5(d) (no breach by Ziggo) and Clause 4.5(k) (no breach of public offer regulations).

2.24	Immediately prior to the Commencement Date, BidCo must provide a written confirmation to Ziggo that, to the best knowledge of the members of its board, after having made reasonable enquiries, the Commencement Conditions set forth in Clause 4.1(c) (no breach by Liberty Global or BidCo) and Clause 4.1(i) (no breach of public offer regulations) have been satisfied (or not, in which case reasonable details as to the non-satisfaction shall be included in the written confirmation) as of that time. Immediately prior to the expiration of the Offer Period, BidCo must provide the same confirmation with regard to the Offer Conditions set forth in Clause 4.5(e) (no breach by Liberty Global or BidCo) and Clause 4.5(k) (no breach of public offer regulations).

2.25	If any Offer Condition is not satisfied or waived on the initial Closing Date, BidCo may, subject to prior consultation with Ziggo, extend the Offer Period once, provided that:

(a)	such extension of the Offer Period shall be no less than two (2) weeks and no more than ten (10) weeks after the initial Closing Date; and

(b)	if the Offer Condition relating to Competition Clearance set out in Clause 4.5(b) is not satisfied or waived on the Closing Date, BidCo must extend the Offer Period for one or more periods of time (subject to, in respect of an extension by more than one period, receipt of an exemption granted by the AFM, to be requested by BidCo) until such time as the Parties reasonably believe is necessary to cause such Offer Condition to be satisfied.

Ziggo shall support and cooperate with BidCo’s request to the AFM for an exemption to extend the Offer Period more than once.

If, at any point in time prior to the Long Stop Date (i) the AFM does not grant an exemption to extend the Offer Period as a consequence of which the Offer Period has lapsed without the Offer having been declared unconditional (gestand gedaan) and (ii) the Offer Condition relating to Competition Clearance set out in Clause 4.5(b) is not yet satisfied or waived, but no decision has yet been made or deemed to have been made by the Antitrust Authorities in respect of Phase II Competition Clearance, BidCo will promptly request the AFM to be granted an exemption enabling it to immediately launch a new public offer on the same terms and conditions as the Offer (and such new offer will then be deemed to be the “Offer” for purposes of this Merger Protocol) with an offer period not expiring beyond the Long Stop Date.

In case of one or more extensions of the Offer Period, all references to the Closing Date shall, unless the context requires otherwise, be deemed to refer to the latest date and time to which the Offer Period has been so extended.

2.26	If the Offer Conditions have been satisfied or waived in accordance with this Merger Protocol, BidCo must publicly declare the Offer unconditional no later than the third (3rd) Business Day after the Closing Date (the Unconditional Date). Transfer of the Shares tendered under the Offer against payment of the Offer Price (the Settlement) is expected to occur at the latest on the fifth (5th) Business Day after the Unconditional Date (the Settlement Date).

2.27	In the event that BidCo declares the Offer unconditional (gestand doet), it will also publicly announce a post-acceptance period (na-aanmeldingstermijn) of no less than three (3) Business Days and no more than two (2) weeks (the Post Acceptance Period) and accept, against payment of the Offer Price, each Share that is validly tendered and not withdrawn within such period.

2.28	In the event a third party makes or announces a competing offer prior to the expiry of the Offer Period, BidCo may extend the Offer Period at its own discretion in accordance with article 15 paragraph 5 of the Decree.

3.	RECOMMENDATION AND SUPPORT

3.1	On the basis that the Offer, the Merger and the related actions as contemplated in this Merger Protocol are in the best interest of Ziggo and its stakeholders (including its shareholders), Ziggo confirms that:

(a)	the Boards have unanimously approved and consented to the entering into by Ziggo of this Merger Protocol, the Asset Sale and Liquidation and execution and performance of Ziggo’s obligation thereunder and confirm that no other internal approval is necessary, except for (i) the adoption of the Asset Sale and Liquidation Resolutions and (ii) a resolution of the Boards with respect to the Asset Sale and Liquidation in the event that BidCo and its Affiliates, alone or together with Ziggo, shall hold less than 80% of the Shares immediately after settlement of all the Shares tendered in the Post Acceptance Period;

(b)	the Boards have duly considered the Offer and shall, subject to Clause 3.3, unanimously support and unanimously recommend the Offer for acceptance to holders of Shares in the Initial Announcement, any further press releases in connection with the Offer, the Offer Memorandum and the Position Statement, and shall unanimously recommend the Shareholders to vote in favour of the Resolutions at the EGM (the Recommendation);

(c)	subject to Clause 3.3, neither the Boards nor any of their members shall revoke or modify, amend or qualify their respective recommendation nor make any public contradictory statements as to their position with respect to the Offer nor for the avoidance of doubt fail to announce or reaffirm their Recommendation

(d)	the Boards have resolved that Ziggo will take all necessary actions within its power to effect the Merger.

3.2	Except if the Boards publicly reaffirm their Recommendation upon BidCo’s request, any action by any member of the Boards in deviation from or inconsistent with the Recommendation which could cause uncertainty as to the status of the Recommendation will constitute a material breach by Ziggo for purposes of this Merger Protocol entitling BidCo to terminate this Merger Protocol and, subject to Clause 23.2, receive the termination fee under Clause 23.1, subject to Clause 3.2.

3.3	The Boards, acting jointly, may revoke, modify, amend or qualify the Recommendation if there shall have been any material event, development, circumstance or change in circumstances or facts (including any material change in probability or magnitude of circumstances) which first occurred (or of which the Boards became first aware) after the date hereof, which was not foreseen by the Boards, and they determine, acting in good faith and having consulted their financial and legal advisers, that failure to do so would be a breach of their fiduciary duties under Dutch law, it being understood that, in making their determination to revoke, modify, amend or qualify the Recommendation, the Boards will ignore:

(a)	any Alternative Proposal, except if they determine it to be a Competing Offer pursuant to and in accordance with Clause 21, and Clause 21.5(d) applies; and

(b)	any depreciation in value of the Liberty Global A Shares and the Liberty Global C Shares, except to the extent that any such depreciation in value constitutes a Liberty Global Stock Event pursuant to and in accordance with Schedule 11, and Clause 23.2 applies.

3.4	If the Boards withdraw their Recommendation pursuant to Clause 3.3 and BidCo continues with the Offer, Ziggo, the Boards and each of their members individually shall, subject to the terms of the Asset Sale agreement referred to in Clause 7.3, continue to cooperate with the Merger if BidCo and its Affiliates, alone or together with Ziggo, immediately after settlement of all the Shares tendered in the Post Acceptance Period hold at least 80% of Ziggo’s aggregate issued and outstanding ordinary share capital (geplaatst en uitstaand kapitaal) (excluding any Shares then held by Ziggo) on a fully diluted basis.

3.5	The Boards have obtained, inter alia, the opinions, addressed to the Management Board by J.P. Morgan Limited and Perella Weinberg Partners UK LLP and to the Supervisory Board by ABN AMRO Bank N.V., in each case, to the effect that, as of the date of this Merger Protocol, the Offer Price is fair, from a financial point of view, to the holders of Shares (other than BidCo, its Affiliates and Ziggo) and the purchase price for the entire Ziggo business under the Asset Sale is fair from a financial point of view to Ziggo (such opinions hereinafter: the Fairness Opinions).

4.	CONDITIONS

Commencement Conditions

4.1	The obligation of BidCo to make the Offer (het bod uitbrengen) shall be subject to the satisfaction or waiver, as the case may be, in accordance with this Merger Protocol, of the conditions set forth in this Clause 4.1 (the Commencement Conditions):

(a)	all competition filings or, as applicable, statements of no objections of domestic and international authorities required in connection with the Offer and the intended change of control having been made or requested;

(b)	Ziggo not having breached the terms of this Merger Protocol to the extent that any such breach (i) has or could reasonably be expected to have material adverse consequences for Ziggo, BidCo or the Offer; and (ii) is incapable of being remedied within ten (10) Business Days after receipt by Ziggo of a written notice from BidCo (or, if earlier, before the Ultimate Launch Date) or has not been remedied by Ziggo within ten (10) Business Days after receipt by Ziggo of a written notice from BidCo (or, if earlier, before the Ultimate Launch Date);

(c)	BidCo or Liberty Global not having breached the terms of this Merger Protocol to the extent that any such breach (i) has or could reasonably be expected to have material adverse consequences for Ziggo, BidCo, Liberty Global or the Offer; and (ii) is incapable of being remedied within ten (10) Business Days after receipt by BidCo of a written notice from Ziggo (or, if earlier, before the Ultimate Launch Date) or has not been remedied by BidCo within ten (10) Business Days after receipt by BidCo of a written notice from Ziggo (or, if earlier, before the Ultimate Launch Date);

(d)	neither of the Boards having revoked, modified, amended or qualified the Recommendation and neither of the Boards having taken or authorised any action that prejudices or frustrates the Offer;

(e)	no Material Adverse Effect having occurred;

(f)	the AFM having approved the Offer Memorandum;

(g)	no public announcement having been made of a Competing Offer;

(h)	trading in the Shares on Euronext Amsterdam not having been suspended or ended as a result of a listing measure (noteringsmaatregel) taken by Euronext Amsterdam in accordance with Article 6901/2 or any other relevant provision of the Euronext Rulebook I (Harmonised Rules);

(i)	no notification having been received from the AFM stating that pursuant to article 5:80 paragraph 2 of the Wft investment firms will not be allowed to cooperate with the Offer; and

(j)	no order, stay, judgment or decree having been issued by any court, arbitral tribunal, government, governmental authority or other regulatory or administrative authority that remains in force and effect, and no statute, rule, regulation, governmental order or injunction having been enacted, which in any such case prohibits making the Offer in accordance with this Merger Protocol in any material respect.

Waiver of Commencement Conditions

4.2	The Commencement Conditions set out in Clauses 4.1(a), 4.1(b), 4.1(d), 4.1(e), 4.1(g) and 4.1(h) are for the sole benefit of BidCo and may be waived (either in whole or in part) by BidCo at any time by written notice to Ziggo.

4.3	The Commencement Condition set out in Clause 4.1(c) is for the sole benefit of Ziggo and may be waived by Ziggo (either in whole or in part) at any time by written notice to BidCo.

4.4	The Commencement Conditions in Clauses 4.1(f), 4.1(i) and 4.1(j) cannot be waived.

Offer Conditions

4.5	The obligation of BidCo to declare the Offer unconditional (bod gestand doen) shall be subject to the satisfaction or waiver by BidCo and/or Ziggo, as the case may be, in accordance with this Merger Protocol, of the conditions set forth in this Clause 4.5 (the Offer Conditions):

(a)	the number of Shares having been tendered for acceptance on the Closing Date, together with (i) any Shares directly or indirectly held by BidCo or any of its Affiliates at the Closing Date; (ii) any Shares committed to BidCo, or any of its Affiliates, in writing and (iii) any Shares to which BidCo is entitled, representing at least the Acceptance Threshold;

where Acceptance Threshold means either (i) 95% of Ziggo’s aggregate issued and outstanding ordinary share capital (geplaatst en uitstaand kapitaal) (excluding any Shares held by Ziggo at the Closing Date) on a fully diluted basis as at the Closing Date or (ii) 80% of Ziggo’s aggregate issued and outstanding ordinary share capital (geplaatst en uitstaand kapitaal) (excluding any Shares held by Ziggo at the Closing Date) on a fully diluted basis as at the Closing Date if the Offer Condition in Clause 4.5(c) is satisfied and not waived pursuant to Clause 4.7;

(b)	Competition Clearance having been obtained;

(c)	on or prior to the Closing Date, the Asset Sale and Liquidation Resolutions having been adopted at the EGM and being in full force and effect;

(d)	Ziggo not having breached the terms of this Merger Protocol to the extent that any such breach (i) has or could reasonably be expected to have material adverse consequences for Ziggo, BidCo or the Offer; and (ii) is incapable of being remedied within ten (10) Business Days after receipt by Ziggo of a written notice from BidCo (or, if earlier, before the Closing Date) or has not been remedied by Ziggo within ten (10) Business Days after receipt by Ziggo of a written notice from BidCo (or, if earlier, before the Closing Date);

(e)	BidCo or Liberty Global not having breached the terms of this Merger Protocol to the extent that any such breach (i) has or could reasonably be expected to have material adverse consequences for Ziggo, BidCo, Liberty Global or the Offer; and (ii) is incapable of being remedied within ten (10) Business Days after receipt by BidCo of a written notice from Ziggo (or, if earlier, before the Closing Date) or has not been remedied by BidCo within ten (10) Business Days after receipt by BidCo of a written notice from Ziggo (or, if earlier, before the Closing Date);

(f)	no Material Adverse Effect having occurred;

(g)	no public announcement having been made of a Competing Offer;

(h)	neither of the Boards having revoked, modified, amended or qualified the Recommendation and neither of the Boards having taken or authorised any action that prejudices or frustrates the Offer;

(i)	the Registration Statement having been declared effective by the SEC under the Securities Act, no stop order suspending the effectiveness of the Registration Statement having been issued by the SEC and no proceedings for that purpose having been initiated, and the Liberty Global A shares and Liberty Global C Shares to be issued as part of the Share Consideration having been approved for listing on NASDAQ;

(j)	on or prior to the Unconditional Date, trading in the Shares on Euronext Amsterdam not having been suspended or ended as a result of a listing measure (noteringsmaatregel) taken by Euronext Amsterdam in accordance with Article 6901/2 or any other relevant provision of the Euronext Rulebook I (Harmonised Rules);

(k)	on or prior to the Unconditional Date, no notification having been received from the AFM stating that pursuant to article 5:80 paragraph 2 of the Wft, investment firms are not allowed to cooperate with the Offer;

(l)	no order, stay, judgment or decree having been issued by any court, arbitral tribunal, government, governmental authority or other regulatory or administrative authority that remains in force and effect, and no statute, rule, regulation, governmental order or injunction having been enacted, which in any such case prohibits the making and/or consummation of the Offer in accordance with this Merger Protocol in any material respect; and

(m)	no order, stay, judgment or decree having been issued by any court, arbitral tribunal, government, governmental authority or other regulatory or administrative authority that remains in force and effect, and no statute, rule, regulation, governmental order or injunction having been enacted, which in any such case prohibits the execution, implementation and/or consummation of the Asset Sale and Liquidation in accordance with this Merger Protocol in any material respect.

Non-satisfaction and waiver of Offer Conditions

4.6

The Offer Conditions set out in Clauses 4.5(a), 4.5(b), 4.5(c), 4.5(d), 4.5(f), 4.5(g), 4.5(h), 4.5(j) and 4.5(m) are for the sole benefit of BidCo and may be waived (either in whole or in part) by BidCo at any time by written notice to Ziggo. BidCo may however only waive the Offer Condition set out in Clause 4.5(a) with the consent of Ziggo, if the number of Shares having been tendered for acceptance on the Closing Date, together with (i) any Shares directly or indirectly held by BidCo or any of its Affiliates at the Closing Date; (ii) any Shares committed to BidCo, or any of its Affiliates, in writing and (iii) any Shares to which BidCo is entitled, represent less than 65% of Ziggo’s aggregate issued and outstanding ordinary share capital (geplaatst en uitstaand kapitaal) (excluding any Shares held by Ziggo at the Closing Date) on a fully diluted basis as at the Closing Date.

4.7	BidCo will waive the Offer Condition set out in Clauses 4.5(c) and 4.5(m) if the number of Shares having been tendered for acceptance on the Closing Date, together with (i) any Shares directly or indirectly held by BidCo or any of its Affiliates at the Closing Date; (ii) any Shares committed to BidCo, or any of its Affiliates, in writing and (iii) any Shares to which BidCo is entitled, represent at least 95% of Ziggo’s aggregate issued and outstanding ordinary share capital (geplaatst en uitstaand kapitaal) (excluding any Shares held by Ziggo at the Closing Date) on a fully diluted basis as at the Closing Date.

4.8	The Offer Conditions set out in Clause 4.5(e) is for the sole benefit of Ziggo and may be waived (either in whole or in part) by Ziggo at any time by written notice to BidCo.

4.9	The Offer Conditions set out in Clauses 4.5(i), 4.5(k) and 4.5(l) cannot be waived.

Announcement of non-satisfaction or waiver

4.10	In accordance with the Applicable Rules, either Party must make a public announcement if it ascertains that an Offer Condition is not, or is incapable of being satisfied and it has decided not to use its right to waive the relevant Offer Condition.

Binding advice in relation to Material Adverse Effect

4.11	If BidCo considers that the Commencement Condition set out in Clause 4.1(e) or the Offer Condition set out in Clause 4.5(f), as the case may be, has not been satisfied, BidCo may give written notice to Ziggo, together with its explanations and, where practicable, supported by documentation.

4.12	If, following such notice, Ziggo disagrees with BidCo’s position, Ziggo shall respond within three (3) Business Days in writing stating, in detail and supported by documents where possible, that it disagrees with such Commencement Condition or such Offer Condition, as the case may be, not having been satisfied (a Notice of Disagreement).

4.13	If Ziggo has sent a Notice of Disagreement to BidCo in accordance with Clause 4.12, BidCo shall reply within three (3) Business Days in writing thereto responding to the arguments raised by Ziggo in its Notice of Disagreement (a Counter-Notice of Disagreement).

4.14	Either Party shall be entitled upon lapse of three (3) Business Days from the Counter-Notice of Disagreement to submit the dispute in writing, with a copy to the other Parties, to a binding advisor (Binding Advisor) who shall settle the matter by way of binding advice (bindend advies) (Binding Advice) under articles 7:900 et seq. of the DCC and in accordance with the terms as set out in Schedule 4.

4.15	The Binding Advisor shall be the President of the Enterprise Chamber (Ondernemingskamer) of the Court of Appeals of Amsterdam. If such agreed Binding Advisor is not able (for whatever reason) to provide the Binding Advice within ten (10) Business Days, each Party shall be entitled to request the President of the District Court of Amsterdam to appoint another independent lawyer from an international law firm of repute as a Binding Advisor within two (2) Business Days. The Binding Advisor shall decide as binding advisor, not as arbitrator. The Parties shall fully cooperate with the Binding Advisor and shall provide him promptly with all information that he reasonably requires. The Binding Advice shall be rendered within ten (10) Business Days after the dispute having been referred to the Binding Advisor or such shorter period as the Parties may agree. Notwithstanding the previous sentence, if the Binding Advice relates to an Offer Condition, the Binding Advice shall be rendered no later than noon CET on the Business Day before the Unconditional Date. The Binding Advice shall be final and binding upon the Parties and each of the Parties shall fully comply with the Binding Advice and the content thereof.

Reasonable best efforts

4.16	Without prejudice to Clauses 19.5, 19.6, 19.9 and 19.10, BidCo and Ziggo shall consult with each other and each of BidCo and Ziggo undertakes to use its reasonable best efforts to procure the fulfilment of the Commencement Conditions and the Offer Conditions as soon as reasonably practicable. If at any time a Party becomes aware of a fact or circumstance that might prevent a Commencement Condition or an Offer Condition from being satisfied, it shall immediately inform the other Parties in writing. Each of the Parties shall make all applications and notifications required by the Commencement Conditions and the Offer Conditions and shall use its reasonable best efforts to procure that all such information as is requested by the relevant authorities in connection with any such applications and notifications is provided as promptly as reasonably practicable.

5.	FINANCING

5.1	Following the Initial Announcement, Ziggo shall implement the refinancing plan set out in Schedule 5.

5.2	At the Settlement Date, following completion of the refinancing steps set out in Schedule 5, BidCo anticipates that Ziggo will have a total debt divided by last two quarters annualized end of December 2013 EBITDA ratio (on a synergy adjusted basis, including a maximum of 50% of the attributable Opex synergies) of approximately 5.0x. The Offer Definitive Financing Agreements entered into pursuant to Schedule 5 contain a covenant restriction requiring Ziggo to maintain a 5.5x ratio for total net debt divided by last two quarters annualized EBITDA (on a synergy adjusted basis, including a maximum of 50% of the attributable Opex synergies) for every quarter.

5.3	BidCo agrees, subject to Clause 5.4 below, that during the Restricted Period, it will not make distributions of profit or capital to shareholders and not to initiate or pursue a financial restructuring if, and to the extent, such distributions or such restructuring result in a Consolidated Leverage Ratio of the Joint Dutch Operations exceeding 5.5x when tested on the notional total net debt of the Joint Dutch Operations on a pro forma basis across both businesses.

5.4	If at any time during the Restricted Period, BidCo has breached Clause 5.3 (a Covenant Event), then BidCo undertakes to remedy such breach within 12 months.

5.5	BidCo undertakes to set up a financial framework, including sufficient levels of cash, that supports the realization of the Dutch Business Strategy. The Joint Dutch Operations will continue to be a state of the art media and communications service provider (in terms of core values, quality, infrastructure, technology, commercial services amongst other things). BidCo will respect the Ziggo Group’s commitment to invest in its networks and services in the Netherlands at a level which, in terms of quality and service levels, is consistent with Ziggo’s current operational business plans.

5.6	In line with statements made in Liberty Global’s public filings, it is Liberty Global’s current policy to seek to maintain a consolidated group debt balance that is between four and five times its consolidated group operating cash flow, although no commitment can be given that this policy will not be changed in the future.

5.7	For purposes of this Clause 5,

5.8	Consolidated Leverage Ratio shall have the meaning given to it in the Offer Definitive Financing Agreements (in summary, this term refers to a ratio for total net debt divided by the last two quarters’ annualised EBITDA, on a synergy-adjusted basis, for every quarter and excludes inter-company debt);

(a)	Restricted Period means the date commencing on the Settlement Date and ending on the Covenant Long Stop Date;

(b)	Covenant Long Stop Date means the date falling two years after the Settlement Date, or, in case of a Covenant Event during the second year of such two year period, the earlier of (i) the date falling 12 months after the relevant Covenant Event and (ii) the date on which the relevant Covenant Event has been remedied.

6.	CORPORATE GOVERNANCE

Composition of the Supervisory Board

6.1	BidCo and Ziggo, including the Supervisory Board and all respective members thereof individually, will use their respective reasonable best efforts, including through their vote in favour of any (proposal for the) agreed amendment of the articles of association of Ziggo or any other constitutional document, vote in favour of any agreed (proposal for the) nomination or appointment of any person to the Supervisory Board, their (vote in favour of any) resignation from the Supervisory Board, to ensure that the Supervisory Board will as soon as possible following the Settlement Date be composed as follows:

(a)	three (3) new members of the Supervisory Board will be identified by BidCo, at its sole discretion, prior to the Commencement Date; and

(b)	two (2) current members of the Supervisory Board, qualifying as independent within the meaning of the Dutch Corporate Governance Code, being Rob Ruijter and another current member to be identified by Ziggo prior to the Commencement Date, who will also be the Works Council nominee required under the mitigated large company regime, will continue to serve on the Supervisory Board (the Continuing Members).

The composition of the Supervisory Board will be disclosed in the Offer Memorandum.

6.2	It is acknowledged and agreed that, to the extent applicable in deviation of the Dutch Corporate Governance Code, after the Settlement Date, persons that are employed by, or otherwise related to, the Liberty Global Group can be appointed as members of the Supervisory Board, provided that the Continuing Members (or after their replacement any other person who (i) qualifies as independent director within the meaning of the Dutch Corporate Governance Code and (ii) is reasonably acceptable to the other supervisory directors including the Continuing Member) shall continue to serve on the Supervisory Board for at least the duration of the Non Financial Covenants.

6.3	At least two members of the Supervisory Board shall have the Dutch nationality. It is furthermore agreed that, for the duration of the Non-Financial Covenants, one (1) Continuing Member shall be a member of the Supervisory Board’s audit committee and one (1) Continuing Member shall be a member of the Supervisory Board’s remuneration/ nomination committee.

6.4	In their position as members of the Supervisory Board, the Continuing Members shall monitor and protect the interests of the Joint Dutch Operations and all of their stakeholders, including, in particular, monitoring compliance with the Non-Financial Covenants (as defined in Clause 13.1) and, when transactions between Ziggo and a Liberty Global Affiliate are considered, including the fair treatment of minority shareholders of Ziggo (if any).

6.5

As from the Settlement Date, the Supervisory Board members who are not Continuing Members will resign from their positions as members of the Supervisory Board and each such member will confirm that he has no claim whatsoever against Ziggo in respect of loss of office or otherwise, except with respect to compensation duly accrued under any remuneration arrangement to the extent disclosed in the Liberty Global Pre-Announcement Due Diligence, in respect of services rendered to Ziggo during the relevant financial year and as to be otherwise agreed separately between Ziggo and Liberty Global. Liberty Global shall allow Ziggo to pay such compensation to the respective members of the Supervisory Board. BidCo shall procure that on the date of his or her resignation becoming effective each resigning member of the Supervisory Board (i) is fully released from any duties in respect of his or her position as member of the Supervisory Board and (ii) will be granted full and final discharge and release from any and all liabilities in respect of his or her position as (former) member of the Supervisory Board, provided that by the time of such resignation, no fraud, gross negligence or wilful misconduct or criminal behaviour of such member has become apparent.

6.6	The provisions of Clauses 6.1-6.5 shall equally apply to the supervisory board of the Joint Dutch Operations.

Composition of the Management Board

6.7	BidCo and Ziggo, including the Boards and all respective members thereof individually, will use their respective best efforts, including through their vote in favour of any (proposal for the) agreed amendment of the articles of association of Ziggo or any other constitutional document, their (vote in favour of any) agreed nomination or appointment of any person to the Management Board, their (vote in favour of any) resignation from the Management Board, to ensure that the Management Board will as soon as possible following the Settlement Date consist of at least four (4) members and will be composed as follows:

(a)	the CEO and the CFO of the Management Board will be identified by BidCo prior to the Settlement, at its sole discretion; and

(b)	the other initial composition of the Management Board will be determined in accordance with the integration process set out in Clauses 11.1, 11.2 and 11.3.

6.8	Once all of the members of the Management Board will have been selected, the Parties will (i) make a joint announcement with respect to the future composition of the Management Board and (ii) initiate the applicable formal corporate procedures for the appointment of the relevant individuals, subject to the Offer being declared unconditional and effective as per the Settlement Date. Taking into account the selection and assessment process as referred to in Clauses 11.1, 11.2 and 11.3, such announcement will not be made before the Commencement Date.

6.9	Any current member of the Management Board who will not be member of the Management Board as determined in accordance with Clause 6.7, will resign from his or her position as member of the Management Board as per the Settlement Date (or such later date as will be agreed with BidCo) and each such member will confirm that he or she has no claim whatsoever against Ziggo in respect of loss of office or otherwise, other than his or her contractual redundancy or termination entitlement in the amount as agreed prior to the date of this Merger Protocol but only to the extent disclosed in the Liberty Global Pre-Announcement Due Diligence. BidCo shall allow Ziggo to pay such compensation to the respective members of the Management Board. BidCo will procure that any resigning member of the Management Board is fully released from any duties in respect of his or her position as member of the Management Board as per the date of resignation and that such member will be granted full and final discharge and release from any and all liabilities in respect of his or her position as (former) member of the Management Board, provided that by the time of such resignation, no fraud, gross negligence, wilful misconduct or criminal behaviour of such member has become apparent.

7.	POST-CLOSING RESTRUCTURING

Delisting

7.1	As soon as possible after completion of the Offer, the Parties will seek to:

(a)	procure the delisting of the Shares from Euronext Amsterdam and the termination of the listing agreement between Ziggo and Euronext Amsterdam in relation to the listing of the Shares; and

(b)	have BidCo, or any of its Affiliates, acquire all Shares not yet owned by it and cause Ziggo to operate as a wholly-owned subsidiary within the Liberty Global Group.

As long as it remains listed on Euronext Amsterdam, Ziggo shall continue to comply with the Dutch Corporate Governance Code (except for (i) current and future deviations from the aforementioned code in accordance with the “explain” requirement in respect of such deviations, (ii) deviations from the aforementioned code that find their basis in this Merger Protocol, it being understood that deviation from the best practices in respect of conflict of interest as set out in the Dutch Corporate Governance Code shall not be permitted).

Statutory squeeze-out proceedings

7.2	If, following the Settlement Date and the Post Acceptance Period, BidCo and its Affiliates, alone or together with Ziggo, hold at least 95% of the Shares, BidCo will commence a compulsory acquisition procedure (uitkoopprocedure) in accordance with article 2:92a or 2:201a of the DCC or the takeover buy-out procedure in accordance with article 2:359c of the DCC to buy out the holders of Shares that have not tendered their Shares under the Offer. Ziggo shall provide BidCo with any assistance as may be required, including, if needed, joining such proceedings as co-claimant.

Asset Sale and Liquidation

7.3	Ziggo acknowledges that BidCo’s willingness to pay the Offer Price and pursue the Merger is predicated on the acquisition of 100% of the Shares. The Parties anticipate that full integration of Ziggo and the Dutch Liberty Global Business will deliver substantial operational, commercial, organizational, financial and tax benefits as further described in Schedule 6. Such benefits could not, or only partially, be achieved if Ziggo were to continue as a standalone entity with a minority shareholder base. Therefore, and subject only to (i) the number of Shares having been tendered for acceptance during the Offer Period and the Post Acceptance Period, together with (x) any Shares directly or indirectly held by BidCo or any of its Affiliates, (y) any Shares committed to BidCo or any of its Affiliates, in writing and (z) any Shares to which BidCo is entitled representing less than 95% but at least 80% of Ziggo’s aggregate issued and outstanding ordinary share capital (geplaatst en uitstaand kapitaal) (excluding any Shares then held by Ziggo) and (ii) the Asset Sale and Liquidation Resolutions set out in Clause 16.2 having been adopted, the Parties have, subject to the terms of the Asset Sale agreement referred to below, agreed to a restructuring of the Combined Group in order to ensure full integration of the businesses of Ziggo and Liberty Global, as set out in more detail in Schedule 6 (the Asset Sale and Liquidation). In such case, Parties will as soon as possible after the EGM, enter into the asset sale agreement on BidCo’s request in conformity with the draft attached as Schedule 7 (the Asset Sale), and perform their respective obligations thereunder.

7.4	In the event that BidCo and its Affiliates, alone or together with Ziggo, shall hold less than 80% of Ziggo’s aggregate issued and outstanding ordinary share capital (geplaatst en uitstaand kapitaal) (excluding any Shares then held by Ziggo) immediately after settlement of all the Shares tendered in the Post Acceptance Period, the Boards shall have the right to re-evaluate the Asset Sale and Liquidation in light of the then prevailing circumstances and the Boards and the individual members of the Boards shall no longer be under the obligation to cooperate with the Asset Sale and Liquidation.

7.5	BidCo hereby undertakes to indemnify and hold harmless, by way of irrevocable third party stipulation for no consideration, each current and future member of the Boards (each of them an Indemnified Party) against any damages, liabilities, losses, costs (including reasonable adviser fees) and fines (collectively Losses) actually incurred by such Indemnified Party in that capacity arising directly or indirectly from the Asset Sale and Liquidation and any acts or omissions in connection with preparing, proposing or implementing the Asset Sale and Liquidation, in each case:

(a)	excluding any Losses arising, accruing or incurred as a result of a breach of his obligations under this Merger Protocol or the asset sale agreement, as referred to in Clause 7.3, or fraud by such Indemnified Party, as finally established by a court decision or settlement agreement; and

(b)	except to the extent covered by insurance and actually paid out pursuant to any insurance taken out for the benefit of an Indemnified Party; and

(c)	excluding any Losses incurred by such Indemnified Party in his or her capacity as a holder of Shares, including without limitation any withholding taxes and other taxes on any liquidation distributions to such Indemnified Party as part of the Liquidation, provided that the Indemnified Party will not take any action that may prejudice or affect his or her or BidCo’s position in litigation without BidCo’s consent.

7.6	BidCo will have sole control over any litigation relating to any Losses for which the Indemnified Party is seeking to be indemnified hereunder, including over any correspondence, negotiations and other communications with third parties that could potentially result in litigation. If so requested, BidCo shall keep the Indemnified Party properly informed and provide the Indemnified Party the opportunity to review and comment upon any correspondence, negotiations and other communications by BidCo with third parties.

7.7	Ziggo will procure that a D&O insurance policy is maintained (including coverage for claims from Shareholders) for the benefit of the Indemnified Parties providing for run-off cover for a period of up to five years after the Asset Sale and Liquidation, which policy provides in all other respects substantially equivalent cover as Ziggo’s D&O insurance policy in force as at the date of this Merger Protocol.

Other Post-Closing Measures

7.8	If BidCo declares the Offer unconditional, then it shall be entitled to effect or cause to effect any other restructuring of the Ziggo Group for the purpose of achieving an optimal operational, legal, financial and/or fiscal structure in accordance with the Merger Rules and Dutch law in general, some of which may have the (side) effect of diluting the shareholding of any remaining minority shareholders of Ziggo (Post-Closing Measures), including:

(a)	a sale of all, or substantially all, of the assets and liabilities of Ziggo to BidCo or an Affiliate of BidCo;

(b)	a subsequent public offer for any Shares held by minority shareholders;

(c)	a statutory cross-border or domestic (bilateral or triangular) legal merger (juridische (driehoeks-)fusie) in accordance with article 2:309 et seq of the DCC between Ziggo, BidCo, the Dutch Liberty Global Business and/or any other Affiliate of BidCo;

(d)	a statutory legal demerger (juridische splitsing) of Ziggo in accordance with article 2:334a et seq of the DCC;

(e)	a contribution of cash and/or assets by BidCo or by any Affiliate of BidCo in exchange for ordinary shares or preference shares in Ziggo’s share capital, in which circumstances the pre-emptive rights (voorkeursrechten), if any, of minority shareholders of Ziggo may be excluded;

(f)	a distribution of proceeds, cash and/or assets to the shareholders of Ziggo or share buybacks;

(g)	a sale and transfer of assets and liabilities by BidCo or any of its Affiliates to any member of the Ziggo Group, or a sale and transfer of assets and liabilities by any member of the Ziggo Group to BidCo or any of its Affiliates;

(h)	the conversion of Ziggo into a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid);

(i)	any transaction between Ziggo and BidCo or their respective Affiliates at terms that are not at arm’s length;

(j)	any transaction, including a sale and/or transfer of any material asset, between Ziggo and its Affiliates or between Ziggo and BidCo or their respective Affiliates with the objective of utilising any carry forward tax losses available to Ziggo, BidCo or any of their respective Affiliates;

(k)	any combination of the foregoing; or

(l)	any transactions, restructurings, share issues, procedures and/or proceedings in relation to Ziggo and/or one or more of its Affiliates required to effect the aforementioned objectives.

7.9	In the implementation of any Post-Closing Measure, due consideration will be given to the requirements of Dutch law and Applicable Rules, including the requirement to consider the interests of all stakeholders including any minority shareholders of Ziggo, and the requirement for the members of the Supervisory Board to form their independent view of the relevant matter. In this respect, the Supervisory Board shall continue to have the right to engage, for the account of Ziggo, their own financial and legal advisors, if and to the extent they believe that the advice of such advisors is necessary to assist them in reviewing and assessing any matter that comes before the Supervisory Board.

7.10	If any proposed Post-Closing Measure could reasonably be expected to lead to a dilution of the shareholdings of the remaining minority shareholders in Ziggo, other than pursuant to a rights issue or any other share issue where they have been offered a reasonable opportunity to subscribe pro rata to their then existing shareholding, or any shares issued to a third party not being an Affiliate of a Party, a compulsory acquisition procedure (uitkoopprocedure) in accordance with article 2:92a or 2:201a of the DCC or the takeover buy-out procedure in accordance with article 2:359c of the DCC, or any other form of unequal treatment which could prejudice or negatively affect the value of the Shares held by the remaining minority shareholders or their reasonable interests, then the affirmative vote of at least one Continuing Member shall be required prior to the implementation of any such Post-Closing Measure.

8.	STRATEGY

8.1	The joint strategy underpinning the business rationale of the Merger (the Dutch Business Strategy) will focus, amongst others, on:

(a)	serving a large retail customer base in the fields of information, communication and entertainment, offering digital television, broadband internet and telephony;

(b)	serving business markets and business to business, offering telephony, data communications and electronic payment systems;

(c)	development of the current product offering to new solutions, including mobile functionality and convergence;

(d)	realising maximum synergies and cost efficiencies by combining certain business operations of the Parties; and

(e)	aligning with Liberty Global’s long term strategy, which includes as one of its core pillars the delivery of organic growth through continued innovation and a commitment to ongoing investment.

8.2	BidCo shall support Ziggo and, after the Settlement Date, the Joint Dutch Operations, as the case may be, with the pursuit of their realisation of the Dutch Business Strategy.

8.3	The Ziggo Group or the Joint Dutch Operations, as the case may be, will continue to be a state-of-the-art media and communications services provider (in terms of core values, quality, infrastructure, technology, commercial services among other things) in the Netherlands and the Joint Dutch Operations will retain their material licences (including its operating licences) and will continue to fulfil the conditions necessary to maintain such licences.

9.	ORGANISATION

9.1	As soon as possible after Settlement Date, the Ziggo Group and the Dutch Liberty Global Business will be managed by a single management team which will maintain the following organisational and commercial principles and arrangements.

9.2	The composition of the management board and the management team of the Joint Dutch Operations will be identical to the Management Board and the management team of Ziggo as determined in accordance with the terms of this Merger Protocol.

9.3	Following the Settlement Date, Ziggo will adopt the mitigated large company regime (gemitigeerd structuurregime). If Ziggo ceases to exist after a corporate restructuring (including, for the avoidance of doubt, a transfer of the Z business to Liberty Global or any of its Affiliates) or a holding company is interposed above both the Ziggo and the Dutch Liberty Global Business, the mitigated large company regime (gemitigeerd structuurregime) shall be established at the holding level of the Joint Dutch Operations. Ziggo or such holding company or successor company where the mitigated large company regime applies shall therefore continue to have a supervisory board, whereby one-third of the supervisory board members shall be appointed on the basis of a nomination made by the Works Council, and otherwise the composition of such supervisory board will be in accordance with Clauses 6.1 up to and including 6.5.

9.4	Ziggo’s head office and relevant head office functions will remain in Utrecht, the Netherlands, which shall, following integration with the Dutch Liberty Global Business, be the head office for the Joint Dutch Operations. The Ziggo head office will be fully equipped with such functions and resources as will be necessary to implement and further develop and execute the strategy and to manage the Joint Dutch Operations, in line with the operating model used within the Liberty Global Group, where the Joint Dutch Operations will use certain group-wide functions as shared services and may provide shared services to other companies in the Liberty Global Group.

9.5	The Ziggo brand shall be the brand for the Joint Dutch Operations.

10.	INTEGRATION

10.1	The Parties intend to integrate and align their respective Dutch businesses to fully benefit from their combined reach, scale and resources, in order to provide a compelling growth platform, maximise the growth potential of the two businesses and enhance the Parties’ capabilities to service customers.

10.2	Until Settlement, the integration of the Dutch Liberty Global Business and Ziggo will be the responsibility of the respective boards of BidCo and Ziggo. In order to facilitate such integration, an integration committee will be established as soon as possible following the date of this Merger Protocol consisting of six members, three of which will be senior executives of Ziggo and three will be senior executives of the Liberty Global Group (the Integration Committee). One of the Liberty Global nominees will act as chairman and have the casting vote. Until the Settlement Date, the Integration Committee will report to the boards of BidCo and Ziggo, and after the Settlement Date, to selected members of the Liberty Global executive committee.

10.3	During the integration planning phase, the Parties will, subject to compliance with applicable Antitrust Laws restrictions, set up various workstreams to discuss the relevant topics (including, but not limited to HR, finance, tax, IT and technology). As part of this process, the Parties will, for instance, make their senior technology staff available to discuss the technical aspects of platform and IT alignment and integration after the Settlement Date and the implications of the Parties’ current IT and platform strategy on such alignment and integration, and make their senior tax staff available to discuss the best means of structuring the tax planning and affairs of the Joint Dutch Operations and tax aspects of the Merger and the Offer Debt Financing.

10.4	The Parties will strive to realise the synergies of the Merger as soon as reasonably possible after Settlement. Ziggo confirms that the Boards unanimously subscribe to the joint strategic vision underlying the Merger and support the realisation of those synergies.

10.5	As soon as possible following the date of this Merger Protocol, and subject to restrictions under the Applicable Rules, the Integration Committee will start developing a detailed integration plan. The integration plan will describe the desired organisational structure and processes as well as the detailed steps required to effect the integration. The Integration Committee will develop an integration plan for the Joint Dutch Operations, which shall be consistent with the Dutch Business Strategy. The integration plan, the business plan and the strategy for the Joint Dutch Operations will, before they are finalised, be presented by the Integration Committee to the boards of both BidCo and Ziggo with the objective to obtain their endorsement. The Integration Committee will take into account all comments received from both boards, with a view to presenting the finalised plan to the boards of both BidCo and Ziggo. Immediately after the Settlement Date, the board of BidCo will formally approve the integration plan, the business plan and the strategy for the Joint Dutch Operations.

10.6	The Integration Committee will be assisted by a consulting firm, that will be appointed by BidCo and Ziggo jointly as soon as practically possible following the Initial Announcement. The costs of the consulting firm will be shared equally between BidCo and Ziggo.

10.7	Following the Settlement Date, the Integration Committee will continue to be in place and will be responsible for the implementation of the integration plan and do all things necessary to optimise the integration of the businesses of BidCo and Ziggo.

10.8	Prior to the Settlement Date, BidCo and Ziggo will determine the interim reporting structure for the Ziggo Group within the Combined Group. The final reporting structure will be described in the integration plan for the Joint Dutch Operations.

11.	EMPLOYEES

Selection

11.1	The Parties agree that, following the Settlement Date, the nomination, selection and appointment of staff for functions within the integrated Combined Group will, subject to the Applicable Rules, be based on the “best person for the job” principle, or, where not feasible or appropriate, on non-discriminatory, fair and business-oriented transparent set of criteria.

11.2	Subject to Clause 6.7(a) the Parties agree that the senior management team and the direct reports to the senior management team (the “top 75”) of the Joint Dutch Operations will be selected under the supervision of the Integration Committee on the basis of an individual assessment, taking into account the new structure and new processes of the Joint Dutch Operations.

11.3	The individual assessment process will be organized and conducted by the Integration Committee, assisted by a specialised professional advisory firm.

Employment policies

11.4

BidCo and Ziggo acknowledge that the integration of their businesses may have potential consequences for the employees of the Joint Dutch Operations. The Parties shall assume responsibility for the related measures and costs thereof and shall honour the redundancy arrangements, social plans and applicable contractual arrangements already made or to be made with the relevant employees. Any future social plans to be agreed in connection with the combination of the businesses of Liberty Global and Ziggo shall be consistent with the social plans agreed and applied by Ziggo and the Dutch Liberty Global Business (as applicable) in connection with recent restructurings, subject to additional arrangements to address specific issues resulting from the combination and integration of the businesses of Liberty Global and Ziggo.

11.5	The Works Council and the trade unions will be given the opportunity to exercise all of its rights pursuant to Applicable Rules and the covenants entered into with them in relation to any redundancies and specific integration plans, including, if applicable, their right to provide advice. Furthermore, all other applicable employee information and consultation requirements in relation to any redundancies and specific integration plans will also be complied with at the relevant time.

11.6	Subject to Clause 11.1, the Parties will ensure that the determination and choice of the redundancies arising from the integration will be made in a transparent and non-discriminatory manner (and therefore not making a distinction on the basis of current employer), irrespective whether such redundancy occurs in connection with an integration with Liberty Global’s operations in Schiphol-Rijk, the Netherlands, or the Dutch Liberty Global Business.

11.7	To the extent required pursuant to existing or future social plans and/or redundancy plans, the Parties will ensure that any vacancies that arise during the integration phase within the Combined Group and within the same geographical area are first offered to employees of the Combined Group who have or would have become redundant in connection with the Offer and the contemplated transactions, subject to such employees having the relevant skills and experience.

11.8	Liberty Global shall offer outplacement services to any employees of the Ziggo Group that become redundant in connection with the Offer and the contemplated transactions, to the extent required pursuant to existing or future social plans and/or redundancy plans.

11.9	After the Settlement Date and, if applicable, for the agreed duration of the respective arrangements, BidCo will respect and continue the current Ziggo employee consultation structure (i.e. Works Council and other existing employee representative bodies) until such time that the integration process of the Joint Dutch Operations merits a unified employee consultation structure.

11.10	After the Settlement Date, BidCo shall respect any and all existing rights and benefits of employees of the Ziggo Group, including under any existing social plans, profit sharing schemes, covenants (including covenants with the Works Council) and collective labour agreements (including the employee benefits included in the terms thereof), as well as the terms of the individual employment agreements between the Ziggo Group and its employees, for the agreed duration of these arrangements and agreements or, if earlier, as soon as any new harmonisation or redundancy plans have been negotiated.

11.11	Liberty Global shall respect any and all existing pension rights of the Ziggo Group’s current and former employees. The current financial obligations with respect to the funding of Ziggo’s pension funds will be respected.

12.	SECURITY AND PRIVACY

12.1	BidCo recognizes the relevance of the Joint Dutch Operations to the national security of the Netherlands and the importance to the safety, well-being and privacy of persons in the Netherlands in maintaining the continuity, integrity and security of the cable infrastructure and cable services in the Netherlands. Therefore, BidCo is fully committed to Ziggo, and, after the Settlement Date, to the Joint Dutch Operations, to maintain all required and commercially reasonable measures to protect against the unauthorized disclosure of the contents of electronic communications, and to safeguard and warrant the continuity, integrity and security of its communication systems and networks and its compliance with all applicable laws and regulations in this respect.

12.2	BidCo will ensure that all domestic communications infrastructure of the Joint Dutch Operations will (i) continue to be operated and controlled by the Joint Dutch Operations; (ii) continue to be located in the Netherlands (to the extent currently located in the Netherlands) and (iii) continue to be directed, controlled, supervised and managed by the Joint Dutch Operations, all in accordance with the requirements of applicable Dutch law and as otherwise necessary or conducive to conduct the Ziggo business in the Netherlands.

12.3	BidCo will ensure that the viability, integrity and security of Ziggo’s communication systems and networks will be maintained as well as appropriate security policies and procedures, each at a level which is at least equal to the current level, so as to ensure that all applicable laws, rules and regulations in this respect will continue to be complied with, including, but not limited to, those relating to privacy and to the retention, preservation or production of information and data.

13.	DURATION, BENEFIT AND ENFORCEMENT NON-FINANCIAL COVENANTS

Duration

13.1	Although BidCo currently has no intention to deviate from the covenants, confirmations and commitments set out in Clauses 5.2 up to and including 5.7 (Financing), 6 (Corporate Governance), 7.10 (Post-Closing Restructuring), 8 (Strategy), 9 (Organisation), 10 (Integration), 11 (Employees) and 12 (Security and Privacy) (the Non-Financial Covenants), the Parties agree that the Non-Financial Covenants will expire on the third (3rd) anniversary of the Settlement Date, except to the extent expressly provided otherwise in this Merger Protocol.

13.2	The Parties agree that, in the event that Ziggo ceases to exist during the duration set out in Clause 13.1 as a result of the integration of the businesses of Ziggo and the Dutch Liberty Global Business or for any other reason (such as pursuant to the Asset Sale and Liquidation), the Non-Financial Covenants shall continue to apply to the holding company of the Joint Dutch Operations. In such case, all references to Ziggo in the Non-Financial Covenants shall be deemed to refer to such holding company of the Joint Dutch Operations, its subsidiaries and its businesses.

Benefit and Enforcement

13.3	Any deviation from the Non-Financial Covenants shall require the prior approval of the Supervisory Board, including the affirmative vote of at least one Continuing Member.

13.4	The Non-Financial Covenants are made to Ziggo as well as, by way of irrevocable third party undertaking for no consideration (onherroepelijk derdenbeding om niet), to each of the two Continuing Members in their capacity as members of the Supervisory Board, it being understood that the Non-Financial Covenants may only be enforced by Ziggo represented by the Continuing Members, acting jointly. BidCo hereby agrees in advance to the assignment of the benefit of this undertaking by any Continuing Member to its successor.

13.5	Ziggo will bear all costs and expenses relating to the enforcement of the Non-Financial Covenants by the Continuing Members.

14.	WARRANTIES

14.1	Ziggo hereby represents and warrants to BidCo that each of the statements in Schedule 8 Part 1 is true and accurate.

14.2	BidCo and Liberty Global hereby represent and warrant to Ziggo that each of the statements in Schedule 8 Part 2 is true and accurate.

15.	INCENTIVE PLANS

15.1	At the date of this Merger Protocol, Ziggo has granted conditional performance shares to members of the Management Board and ten other employees of the Ziggo Group (the other employees are referred to as Other Participants) pursuant to the Ziggo Long Term Incentive Plan as approved by the general meeting of shareholders of Ziggo on 20 March 2012 (LTIP), as disclosed in the Liberty Global Pre-Announcement Due Diligence (the 2012 and 2013 Awards). Any conditional performance shares granted by Ziggo pursuant to the LTIP to former members of the Management Board at the date of this Merger Protocol which have not yet vested at the date of this Merger Protocol qualify as 2012 and/or 2013 Awards for the purpose of this Clause 15. Furthermore, it is expected that conditional performance shares will also be granted to the Management Board and the Other Participants in respect of the years 2014 and, if applicable, 2015, pursuant to a long term incentive plan 2014 and, if applicable, 2015 to be adopted by the Supervisory Board (the 2014 and 2015 Awards). Ziggo guarantees that no conditional performance shares have been or will be granted to former members of the Management Board in respect of the years 2014 and 2015. The 2014 and 2015 Awards, to the extent applicable, shall be in line with the current remuneration policy of Ziggo and the long term incentive plans 2012 and 2013 (the 2012 and 2013 Awards and the 2014 and 2015 Awards together, the LTIP Awards) and the value of each of the 2014 and 2015 Awards (if any) shall not exceed the value of the 2013 Awards, unless agreed otherwise by Ziggo and Liberty Global. Such value shall be determined and compared on an individual basis. The above will not apply to Mr. Obermann, whose management service arrangements will be settled in accordance with his existing terms.

15.2	The Parties acknowledge that all rights in respect of the LTIP Awards will be respected, subject to the provisions set out below.

15.3	The Parties agree that the 2012 and 2013 Awards as well as the 2014 and 2015 Awards (if any) will be cancelled per the Settlement Date without any compensation being due to the relevant person, provided that:

(a)	50% of the originally granted conditional shares under the 2012 and 2013 Awards will be treated as if they had vested on the Settlement Date in respect of which the members of the Management Board, and former members of the Management Board, to the extent applicable pursuant to Clause 15.1, and the Other Participants will be entitled to the Offer Price as if those persons had tendered those vested shares under the Offer;

(b)	Liberty Global shall or shall ensure that the relevant company within the Liberty Global Group, shall, subject to the Liberty Global 2014 Incentive Plan (effective on or around 1 March 2014) (the Liberty Global Plan) and without reflecting any of the terms included in the plan rules applicable to the LTIP Awards, replace 100% of the originally granted conditional shares under the 2014 Awards (if any) per the first day of the month following the Settlement Date with Liberty Global Restricted Stock Units as defined in the Liberty Global Plan (the Liberty Global Award) on the basis of the Incentive Share Consideration Mechanism. Without prejudice to the rules of the Liberty Global Plan and the standard vesting arrangements as determined from time to time:

(i)	the Liberty Global Award will be subject to the following standard Liberty Global vesting schedule: (i) 12 1⁄2% of the Liberty Global Award vests after 6 months following the date of grant of the Liberty Global Award and (ii) the remaining 87 1⁄2% of the Liberty Global Award will vest quarterly during the following 3 1⁄2 year period in portions of 6 1⁄4% of the Liberty Global Award per quarter;

(ii)	subject to applicable laws and regulations, no lock-up period applies in respect of Restricted Stock Units as set out above or parts thereof following the respective vesting date;

(iii)	the relevant persons will not be entitled to Dividend Equivalents as defined in the Liberty Global Plan;

“Incentive Share Consideration Mechanism” means the conversion of each originally granted conditional share under the 2014 LTIP Awards into: (i) a Restricted Stock Unit comprising 0.3339 Liberty Global A Share (or in the event that Liberty Global implements the Liberty Global Share Split, 0.3339 Liberty Global A Share) and (ii) a Restricted Stock Unit comprising 0.2450 Liberty Global C Share (or in the event that Liberty Global implements the Liberty Global Share Split, 0.8239 Liberty Global C Share), both subject to rounding down to whole share units without further satisfaction. In the event that Liberty Global implements the Latam Distribution, each number of Restricted Stock Units in both (i) and (ii) shall be multiplied by the applicable In Kind Adjustment Factor (as defined in Schedule 11).

15.4	Any such payments made under this Clause 15 will be made through regular payroll and after deduction of wage tax and social premiums (if applicable).

15.5	This Clause 15 overrules any arrangements to the contrary between any member of the Ziggo Group and each member (or former member) of the Management Board or relevant Other Participant.

16.	EXTRAORDINARY SHAREHOLDERS MEETING

16.1	On the Commencement Date, Ziggo undertakes to BidCo to convene an extraordinary shareholders meeting of Ziggo, in conformity with section 2:110 DCC, to be held at least 6 (six) Business Days prior to the initial Closing Date, in order to provide the shareholders of Ziggo with the necessary information concerning the Offer and, subject to Clause 3.2, recommend the Offer to Ziggo’s shareholders for acceptance, in accordance with article 18, paragraph 1 of the Decree, and to recommend the meeting to vote in favour of the Resolutions (the EGM).

16.2	At the EGM, the Shareholders shall be requested to, subject to (i) the Offer being declared unconditional (gestanddoening) and the number of Shares having been tendered for acceptance during the Offer Period and the Post Acceptance Period, together with (x) any Shares directly or indirectly held by BidCo or any of its Affiliates, (y) any Shares committed to BidCo or any of its Affiliates, in writing and (z) any Shares to which BidCo is entitled alone or together with Ziggo, represent less than 95% but more than 80% of Ziggo’s aggregate issued and outstanding ordinary share capital (geplaatst en uitstaand kapitaal) (excluding any Shares then held by Ziggo):

(a)	approve the Asset Sale as required under section 2:107a DCC; and

(b)	upon the transfer of all assets and liabilities to BidCo or its Affilates pursuant to the Asset Sale, dissolve (ontbinden) and liquidate (vereffenen) Ziggo in accordance with section 2:19 of the DCC (the Liquidation), and appoint the liquidator (vereffenaar) of Ziggo in accordance with section 2:19 of the DCC (the Liquidator),

(the Asset Sale and Liquidation Resolutions).

16.3	At the EGM, the shareholders shall also be requested to, subject to (i) the Offer being declared unconditional (gestanddoening) and effective as per the Settlement Date:

(a)	appoint the persons identified by BidCo in accordance with Clause 6.1(a) as Supervisory Board member(s);

(b)	accept the resignation of, and, in accordance with this Merger Protocol, give discharge to, all resigning Supervisory Board members; and

(c)	resolve on the amendment of the articles of association of Ziggo substantially in accordance with the drafts of the amended Articles attached as Schedule 10 Part 1 (Amended Articles of Association after Settlement) and Schedule 10 Part 2 (Amended Articles of Association after delisting).

16.4

Ziggo shall reasonably do, and procure to be done, all those things necessary to ensure that the proposed resolutions set out in Clauses 16.2 and 16.3 (the Resolutions) are passed. If, however, one or more of the Resolutions is not approved at the EGM, Ziggo will at BidCo’s request convene a new extraordinary meeting of shareholders of Ziggo, to take place after and subject to Settlement, at which the relevant Resolution(s) will be put to a vote.

16.5	BidCo shall procure that any Liberty Global Affiliate owning Shares at the EGM record date, votes in favour of the Resolutions on all of those Shares.

17.	ZIGGO UNDERTAKINGS

17.1	Subject to the terms and conditions of this Merger Protocol, Ziggo shall:

(a)	not tender the Shares held by it under the Offer (if any);

(b)	ensure that each member of the Boards shall, for as long as the Boards support and recommend the Offer, (i) tender in the Offer any Shares such member directly or indirectly holds, (ii) vote in favour of the Resolutions and (iii) act and vote in their capacity as member of the Boards in such a manner so as to give full effect to the completion of the Merger;

(c)	use its reasonable best efforts to ensure that any employee of Ziggo or the Ziggo Group who is or becomes a holder of Shares, tenders such Shares under the terms and conditions of the Offer; and

(d)	take all actions that are reasonably necessary to consummate the Merger and to make it effective.

Transaction Planning

17.2	Subject to any limitation pursuant to applicable Antitrust Laws or other Applicable Rules, Ziggo will, upon reasonable written notice and during normal business hours, provide, and will procure that its Affiliates will provide, BidCo and its advisors reasonable access to their directors, senior employees, premises, documents and advisors, and provide as soon as reasonably practicable BidCo and its advisors with regular updates on financial results and operational developments material to Ziggo and the Ziggo Group (including the monthly management accounts), and all such information and documentation as may reasonably be requested by BidCo in connection with the Offer and the Merger. In particular, and subject to any limitation pursuant to applicable Antitrust Laws, Ziggo shall give BidCo and its advisors access to such information and shall give such management and expert presentations as may reasonably be required by BidCo or Liberty Global (i) to determine the acquisition and financing structure of the Merger, (ii) to complete any necessary filings and notifications, (iii) to allow its financing banks to obtain the necessary comfort and prepare the necessary financing and security documentation in connection with the Offer, (iv) to facilitate discussions with credit rating agencies in connection with the financing of the Offer (v) for integration planning, benchmarking and preparation purposes and (vi) otherwise to progress the Merger.

17.3	Without prejudice to the generality of Clause 17.2, pending until the Settlement Date, to the extent permitted by Applicable Rules, Ziggo shall, and shall cause its Affiliates (and the employees and the external auditors of those Affiliates) to, provide BidCo or Liberty Global thereof (each such entity, the Applicable Reporting Company) sufficient access to the information of Ziggo and its Affiliates and their personnel to obtain all of the information such Applicable Reporting Company reasonably requires to obtain (if available) or develop historical and/or pro forma financial information and other disclosures legally required to be included by such Applicable Reporting Company in the Registration Statement on Form S-4 and generally to comply with its public reporting obligations under the Securities Act and the Exchange Act and the rules and regulations of the SEC promulgated thereunder, including but not limited to the requirements of the Public Company Accounting Oversight Board, Form 8-K, Form S-4, Rule 3-05 of Regulation S-X, Article 11 of Regulation S-X and any related interpretive guidance promulgated by the SEC, provided that:

(a)	in each case BidCo has provided prior written notice to Ziggo of such reporting obligation:

(i)	sufficiently in advance of the due date for any report required to be filed under the Exchange Act (each, an Exchange Act Report) or the desired filing date of any Registration Statement; and

(ii)	with sufficient detail of the information requirements from Ziggo to be included in such Exchange Act Report or Registration Statement,

in each case to provide Ziggo with a reasonable opportunity to assist with such request under the circumstances;

(b)	the audited financial statements provided by Ziggo pursuant to this Clause 17.3 will be prepared under International Financial Reporting Standards as issued by the Internal Accounting Standards Board, audited under U.S. generally accepted auditing standards and will include audited reconciliations to U.S. generally accepted accounting principles for the most recent annual and interim periods presented, prepared in accordance with SEC rules and regulations under Item 17 of Form 20-F; and

(c)	BidCo undertakes to reimburse Ziggo for all auditor’s fees reasonably incurred in connection with its assistance pursuant to this Clause 17.3.

17.4	Ziggo will use its reasonable best efforts to ensure that none of the information specifically supplied or to be supplied in writing by Ziggo for inclusion or incorporation by reference in the Offer Memorandum or the Registration Statement will, at the time they are published, mailed to Ziggo’s shareholders, filed with the SEC, or at the time of any amendment or supplement thereto and at the time it (or any post-effective amendment or supplement) becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

18.	BIDCO UNDERTAKINGS

18.1	For the sole purpose of the preparation of the integration and subject to any limitation pursuant to applicable Antitrust Laws or other Applicable Rules, BidCo will, upon reasonable written notice and during normal business hours, provide, and will procure that its Affiliates will provide, Ziggo and its advisors through the Integration Committee reasonable access to the directors, senior employees, premises, documents and advisors of the Dutch Liberty Global Business and all such information and documentation as may reasonably be required by Ziggo in connection with the integration planning in connection with the Merger.

19.	INTERIM PERIOD

Consultation and Cooperation

19.1	As from the date of this Merger Protocol until the earlier of (i) the Settlement Date or (ii) the date on which this Merger Protocol is terminated in accordance with Clause 22 (the Interim Period), BidCo and Ziggo shall:

(a)	consult each other in respect of any relevant matters in pursuance of the Offer, including on publicity and investor relations, subject to the terms and provisions of this Merger Protocol; and

(b)	notify each other promptly (and supply copies of all relevant information) of any event or circumstance it may become aware of and which would be likely to have material adverse consequences for the Offer, including any significant adverse impact on the satisfaction of the Commencement Conditions and/or the Offer Conditions, provided that any delay in or absence of such notification by BidCo shall not prejudice any of BidCo’s rights under or pursuant to this Merger Protocol and that any delay in or the absence of such notification by Ziggo shall not prejudice any of Ziggo’s rights under or pursuant to this Merger Protocol.

Conduct of Ziggo business during Interim Period

19.2	Subject to applicable Antitrust Laws, during the Interim Period Ziggo shall:

(a)	conduct its business, and shall procure that each of its Affiliates conducts its business, in the ordinary course of business and consistent with past practice;

(b)	inform BidCo on a monthly basis about its financial performance;

(c)	manage its business along key performance indicators that are customary in the cable and telecommunications sector (including EBITDA), and sensibly consider and consult with BidCo on possible adjustments of its capital and operational expenditure plans if the Ziggo financial performance measured by those key performance indicators falls below those budgeted in the budget for 2014 or 2015, as the case may be; and

(d)	refrain, and shall procure that its Affiliates shall refrain, from taking any of the actions set out in Schedule 9 Part 1, without the prior written consent of BidCo, it being understood that with respect to the Interim Period, BidCo shall be deemed to have given its prior written consent with respect to the following:

(i)	any actions that Ziggo or any of its Affiliates is obligated to do by applicable law; and

(ii)	any actions expressly contemplated by this Merger Protocol.

19.3	With respect to the various references in this Clause 19 and Schedule 9 Part 1 to the budget for 2015, it is acknowledged between the Parties that this budget shall be prepared by Ziggo on the basis of, and consistent with, the long range plan for 2015, taking into account the development of the Ziggo business during the year 2014 and other relevant business and market circumstances.

19.4	Subject to applicable Antitrust Laws, during the Interim Period, BidCo shall:

(a)	conduct its business, and shall procure that the Liberty Global Group conducts its business, in the ordinary course of business and consistent with past practice; and

(b)	refrain, and shall procure that its Affiliates shall refrain, from taking any of the actions set out in Schedule 9 Part 2, without the prior written consent of Ziggo, it being understood that with respect to the Interim Period, Ziggo shall be deemed to have given its prior written consent with respect to the following:

(i)	any actions that BidCo or any of its Affiliates is obligated to do by applicable law; and

(ii)	any actions expressly contemplated by this Merger Protocol.

Competition Clearance

19.5	BidCo shall have the primary responsibility for liaising with the Antitrust Authorities in relation to the Merger, and with the assistance of its advisors, will make all necessary filings to obtain the Competition Clearance as soon as permitted and practicably feasible under the relevant competition laws and shall use its reasonable best efforts to obtain the approvals of the relevant Antitrust Authorities. In particular and without prejudice to the generality of the foregoing, BidCo shall procure the filing with the Antitrust Authorities of the Form CO as set out in Annex I to the Commission Regulation (EC) No 802/2004 as soon as practicable after signing of the Merger Protocol and in any event within forty-five (45) Business Days after signing of the Merger Protocol or such longer period which is reasonably acceptable to, and approved by, Ziggo.

19.6	Without prejudice to the generality of Clause 19.5 and subject to Applicable Rules relating to the exchange of information:

(a)	Ziggo shall furnish to BidCo such necessary information and assistance as BidCo may reasonably request in connection with obtaining Competition Clearance;

(b)	BidCo will allow Ziggo and its outside counsel to review in advance submissions, notifications and filings to be submitted by it to any Antitrust Authority, will consider any of Ziggo’s comments in relation thereto, acting reasonably, and provide Ziggo and its outside counsel with final copies of all such communications (save that in relation to all disclosure under this sub-clause to Ziggo but not to outside counsel, business secrets and other confidential material may be redacted by BidCo, acting reasonably in identifying such material for redaction);

(c)	BidCo will promptly provide Ziggo and its outside counsel with communication (whether written or oral) received from any Antitrust Authority;

(d)	BidCo will timely consult with Ziggo before scheduling any call or meeting with any Antitrust Authority and reasonably schedule timeslots with any Antitrust Authority for such calls or meetings taking into account the availability of Ziggo and its outside counsel; and

(e)	BidCo will consult with Ziggo in advance of any pre-scheduled calls or meetings with any Antitrust Authority and, to the extent not prohibited by such Antitrust Authority, give one representative from Ziggo’s regulatory team and one from its outside counsel the opportunity to observe such calls and meetings, and also to participate in order to answer questions or seek clarifications but in all cases Ziggo shall not (and shall procure that its outside counsel shall not) raise or discuss any matters or topics (or take any position on such matters or topics) at such prescheduled calls or meetings which have not been expressly pre-agreed by BidCo in advance of the call or the meeting.

Employees Clearances

19.7	The Offer will require the obtaining of the advice from the works council of Ziggo B.V. (the Works Council), which shall be deemed to have been received in case the Works Council renders any of:

(a)	an unconditional advice (which is deemed to include a neutral advice); or

(b)	an advice with conditions, reasonably acceptable to BidCo and Ziggo; or

(c)	an unconditional and irrevocable waiver in writing of its right to render advice,

(in each case the Works Council Clearance).

19.8	In addition to the Works Council Clearance, the Offer will require the obtaining of a number of approvals, clearances and other forms of consent or non-objection and the seeking and/or obtaining of a number of (formal or informal) advices, opinions or points of view from employee representatives and trade unions (together with the Works Council Clearance, the Employee Clearances).

19.9	Ziggo shall use its reasonable best efforts to ensure that the Employee Clearances are obtained as soon as possible following the date of this Merger Protocol. Without prejudice to the generality of the foregoing, the Parties agree that Ziggo shall have the primary responsibility for, and take all steps necessary, in consultation with BidCo and its advisors, as soon as practicably possible following the date of this Merger Protocol, to file for and obtain all Employee Clearances. Ziggo agrees that it shall keep BidCo and its advisors informed on the preparation of the filings necessary to obtain the Employee Clearances. In the context of obtaining Employee Clearances in connection with the Offer, Ziggo shall not make any commitments to the relevant employee representatives without BidCo’s prior consent, which shall not unreasonably be withheld.

19.10

Without limiting the generality of Clause 19.9, Ziggo will take all action reasonably necessary to initiate, conduct and finalise the consultations with the Works Council and obtain the advice from the Works Council in respect of the Offer prior to the Commencement Date, resolving such outstanding issues in connection therewith as may reasonably be required to accept the advice of the Works Council, in a manner satisfactory to Ziggo and BidCo, acting reasonably. Ziggo and BidCo will consult with each other closely with a view to seeking and obtaining the Works Council’s advice and Ziggo will keep BidCo informed on a continuing basis on all material correspondence and consultations in respect thereof. Ziggo will give (representatives of) BidCo the opportunity to give a presentation to the Works Council about Liberty Global Group, its general strategy and its general views on the position of employees within the Liberty Global Group, and BidCo will attend meetings with (representatives of) the Works Council if requested by the Works Council.

20.	EXCLUSIVITY

20.1	For the purposes of this Merger Protocol, the Exclusivity Period shall mean the period commencing on the date of execution of this Merger Protocol and ending on the date of termination of this Merger Protocol, unless the Offer has been made, in which case the Exclusivity Period shall end on the earlier of the Settlement Date and the date of termination of this Merger Protocol.

20.2	During the Exclusivity Period:

(a)	except as permitted pursuant to Clause 20.4 and Clause 21.2, Ziggo shall not, and shall ensure that none of its Affiliates, nor any of their respective directors, officers, employees, agents, advisers or representatives, including without limitation, the members of the Boards, shall, directly or indirectly, initiate, enter into or continue discussions or negotiations with, or provide any non-public information relating to the Ziggo Group or its business or assets or personnel to, or otherwise approach, solicit, encourage, induce or assist any third party with respect to a potential offer or proposal for a potential offer for all or part of the Shares or for the whole or part of the businesses or assets of the Ziggo Group or any proposal involving the potential acquisition of a substantial interest in the Ziggo Group, a legal merger or demerger involving Ziggo, a reverse takeover of Ziggo or a reorganisation or re-capitalisation of Ziggo and/or the Ziggo Group (each an Alternative Proposal); and

(b)	Ziggo will notify BidCo promptly (and in any event within 24 (twenty-four) hours) if any communication, invitation, approach or enquiry, or any request for information is received by Ziggo any of its Affiliates or any of their respective directors, officers, employees, agents, advisers or representatives, from any third party in relation to an Alternative Proposal.

20.3	By their acceptance of the terms of this Merger Protocol, Ziggo and the members of the Boards confirm that at the date of signing of this Merger Protocol they are not in discussions and/or negotiations with any third party about any Alternative Proposal.

20.4	Notwithstanding Clauses 20.2(a) and 20.2(b), Ziggo is permitted to engage in discussions or negotiations with, and provide information to, a bona fide third party that makes an unsolicited approach to Ziggo and to investigate such approach and enter into discussions or negotiations with such third party, provided that Ziggo keeps BidCo regularly updated on the status of those discussions or negotiations. Ziggo may however not provide non-public information to such third party.

21.	COMPETING OFFER

21.1	A Potential Competing Offer is an unsolicited written proposal to make a (public) offer for all Shares or all or substantially all of the assets of the Ziggo Group or a merger or reverse takeover of Ziggo, made by a party who, in the reasonable opinion of Ziggo (including the Supervisory Board), is a bona fide third party and which proposal in the reasonable opinion of Ziggo (including the Supervisory Board), having consulted its financial and legal advisors and considering, among others, level and character of consideration, certainty of financing, conditionality, integrity of the business and position of employees, could reasonably be expected to become a Competing Offer.

21.2	In the event a Potential Competing Offer is made:

(a)	Ziggo shall be permitted to provide non-public information to the third party making the offer, but only if (a) the information was requested by such third party on its own initiative, (b) the information is reasonably required for such third party to conduct a due diligence investigation for the purpose of the proposed transaction and (c) such third party has entered into a confidentiality and standstill agreement with Ziggo on customary terms, provided that Ziggo shall not provide more information to a third party than it has provided to BidCo;

(b)	Ziggo will notify BidCo promptly (and in any event within 24 (twenty-four) hours) if any Potential Competing Offer is received by Ziggo any of its Affiliates or any of their respective directors, officers, employees, agents, advisers or representatives, from any third party, and provide full details, to the extent available to it, of such Potential Competing Offer, it being understood that, as a minimum, Ziggo shall notify BidCo of the identity of the third party, the proposed consideration and other key terms of such Potential Competing Offer (including, without limitation the financing terms and structure and the antitrust and other regulatory requirements that need to be complied with), so as to enable BidCo to consider its position in light of such Potential Competing Offer and to assess the (possible) effects of such Potential Competing Offer on the Offer and the Offer’s chances of success. Furthermore, Ziggo shall keep BidCo informed of any material developments in relation to such Potential Competing Offer;

(c)	Ziggo shall be permitted to consider such Potential Competing Offer and engage in discussions or negotiations regarding such Potential Competing Offer; and

(d)	Ziggo shall be permitted to make any public announcements in relation to the Potential Competing Offer to the extent required by the Applicable Rules.

21.3	A Potential Competing Offer will be a Competing Offer if:

(a)	it is launched, or is binding on the offering party concerned in the sense that such offering party has (i) committed itself under customary conditions to Ziggo to launch a Competing Offer within eight (8) weeks and (ii) has publicly announced its intention to launch a Competing Offer, which announcement includes the proposed price per Share and the relevant conditions precedent in relation to such offer and the commencement thereof;

(b)	the consideration offered per Share is valued at an amount exceeding the Offer Price (whereby the Share Consideration will be calculated on the basis of the Liberty Global Blended Price) by eight per cent. (8%) or more and is in cash or in publicly traded equity securities (for these purposes valued at the date of the commitment under (a) above). To the extent that the Potential Competing Offer is an offer for all or substantially all of the assets of the Ziggo Group, the calculation shall be made on the basis of the net proceeds to be distributed to the shareholders of Ziggo resulting from such a transaction calculated on a per Share basis; and

(c)	it is determined by the Boards, in accordance with Clause 3.3, to be substantially more beneficial to Ziggo and its stakeholders than the Offer as contemplated in this Merger Protocol, specifically taking into account the identity and track record of such third party, the consideration to be received by shareholders, the likelihood of completion, the other terms and conditions of the Potential Competing Offer and the interests of all stakeholders of Ziggo; and

(d)	Ziggo has promptly (and in any event within 24 hours) notified BidCo in writing and provided full details, to the extent available to it, of such offer.

21.4

If BidCo has matched any Competing Offer in accordance with Clause 21.5, the consideration per Share of any other, consecutive or amended offer made by any bona fide third party for all of the outstanding Shares or all or substantially all of the assets of the Ziggo Group or a merger of Ziggo (a Subsequent Higher Offer) must exceed the most recently offered consideration per Share by BidCo after having exercised its

Matching Right by at least eight per cent. (8%), in order for any such Subsequent Higher Offer to qualify as a Competing Offer for the purpose of this Merger Protocol.

21.5	In the event of a Competing Offer, the following shall apply:

(a)	Ziggo shall keep BidCo informed of any material developments in relation to such Competing Offer;

(b)	BidCo shall have a period of ten (10) Business Days following announcement of the Competing Offer to decide whether or not it wants to revise its Offer and match the Competing Offer (the Matching Right);

(c)	if BidCo exercises its Matching Right and its revised Offer is determined by the Boards, having consulted their financial and legal advisors and acting in good faith and observing their obligations under Dutch law, to be at least equally beneficial to Ziggo and its stakeholders as the Competing Offer within the aforementioned period of five (5) Business Days (a Matching Revised Offer), Ziggo shall not be entitled to accept the Competing Offer and/or to terminate this Merger Protocol, except if permitted by this Clause 21 in respect of any consecutive Competing Offer; and

(d)	if BidCo has failed to timely inform Ziggo in accordance with Clause 21.5(b), or if BidCo has not made a Matching Revised Offer or if BidCo has informed Ziggo that it does not wish to exercise its Matching Right, Ziggo shall be entitled to accept the Competing Offer and the Boards shall have the right, but shall not be obliged, to withdraw or, as applicable, modify the Recommendation and the Position Statement. If Ziggo accepts the Competing Offer and this is communicated to BidCo within ten (10) Business Days from the last day of the aforementioned period of ten (10) Business Days, each Party shall be entitled, but shall not be obliged, to terminate this Merger Protocol in accordance with Clause 22. If in such scenario neither Party exercises its right to terminate this Merger Protocol, this Merger Protocol shall remain in full force and effect, save for the provisions of Clause 4.5(h) and Clauses 20.1 and 20.2, which shall then no longer apply in relation to the Competing Offer and the third party having made such Competing Offer.

21.6	This Clause 21 (including but not limited to the Matching Right) applies mutatis mutandis to any Subsequent Higher Offer constituting a Competing Offer.

22.	TERMINATION

22.1	Subject to Clause 22.2, this Merger Protocol and the rights and obligations thereunder may be terminated:

(a)	if the Parties so agree in writing;

(b)	by notice in writing given by any of the Parties (the Terminating Party) to the other Party if (i) any of the Commencement Conditions has not been satisfied or waived by the relevant Party in accordance with this Merger Protocol by the Ultimate Launch Date, and (ii) the non-satisfaction of the relevant Commencement Condition(s) is not due to a breach by the Terminating Party of any of its obligations under this Merger Protocol or any agreement resulting from it;

(c)	by notice in writing given by the Terminating Party to the other Party if (i) any of the Offer Conditions has not been satisfied or waived by the relevant Party in accordance with this Merger Protocol by the Long Stop Date, and (ii) the non-satisfaction of the relevant Offer Condition(s) is not due to a breach by the Terminating Party of any of its obligations under this Merger Protocol or any agreement resulting from it;

(d)	by notice in writing given by the Terminating Party to the other Party in case of the other Party having breached the terms of this Merger Protocol to the extent that any such breach:

(i)	has or could reasonably be expected to have material adverse consequences for Ziggo or the Offer; and

(ii)	is incapable of being remedied within ten (10) Business Days after receipt by the other Party of a written notice from the Terminating Party (or, if earlier, before the Long Stop Date) or has not been remedied by the other Party within ten (10) Business Days after receipt by the other Party of a written notice from the Terminating Party (or, if earlier, before the Long Stop Date);

(e)	by notice in writing by either Ziggo or BidCo to the other Party pursuant and subject to the terms and conditions set forth in Clause 21.5(d);

(f)	by notice in writing by BidCo to the other Party if Clause 3.3 applies.

22.2	Any termination in accordance with this Merger Protocol shall not take effect until the expiry of ten (10) Business Days following receipt of the written termination notice by the non-terminating Party. The Parties acknowledge that during the period referred to in the previous sentence, they shall be entitled to seek remedies in accordance with Clause 35.2, including but not limited to seeking provisional measures in summary proceedings (kort geding) to prevent such termination from taking effect.

22.3	Clauses 22 up to and including 35 shall survive termination of this Merger Protocol.

22.4	For purposes of this Clause 22, BidCo and Liberty Global will be deemed to be one Party.

23.	TERMINATION FEES

23.1	To induce BidCo to enter into this Merger Protocol and to compensate BidCo and its Affiliates for loss of management time and other costs and expenses it has already incurred and will continue to incur in connection with the (preparation of the) Offer, Ziggo shall pay to BidCo a termination fee of €69.5 million in cash, immediately upon first written request thereto from BidCo and without defences or set-off of any kind, as liquidated damages, if this Merger Protocol is terminated:

(a)	by BidCo as Terminating Party pursuant to Clause 22.1(d), it being understood that BidCo’s entitlement to the termination fee pursuant to this Clause 23 is without prejudice to any other rights or remedies of BidCo, including a claim for specific performance (nakoming) or damages if these exceed the amount of that termination fee; or

(b)	pursuant to Clause 22.1(e) or 22.1(f).

23.2	Ziggo will however have no liability to BidCo under Clause 23.1 if BidCo terminates the Merger Protocol because the Boards have revoked, modified, amended or qualified the Recommendation in accordance with Clause 3.3 as the result of the occurrence of a Liberty Global Stock Event, and the Boards have served a written notice on BidCo (such notice the Liberty Global Stock Event Notice) of the revocation, modification, amendment or qualification of the Recommendation as a result of the occurrence of a Liberty Global Stock Event.

23.3	To induce Ziggo to enter into this Merger Protocol and to compensate Ziggo for loss of management time and other costs and expenses it has already incurred and will continue to incur in connection with the (preparation of the) Offer, (in)direct loss and damages to Ziggo’s business due to the announcement of the (potential) Offer and its effects on, among other things, employees, customers and suppliers, BidCo shall pay to Ziggo immediately upon first written request thereto from Ziggo:

(a)	a termination fee of €69.5 million in cash, if this Merger Protocol is terminated by Ziggo as Terminating Party pursuant to Clause 22.1(d) and no termination fee under Clause 23.3(b) is payable, it being understood that Ziggo’s entitlement to the termination fee pursuant to this Clause 23 is without prejudice to any other rights or remedies of Ziggo, including a claim for specific performance (nakoming) or damages, if these exceed the amount of that termination fee; or

(b)	a termination fee of €200 million in cash, if this Merger Protocol is terminated by either Party pursuant to Clause 22.1(c) because Competition Clearance is not obtained, it being understood that in the event that Liberty Global has failed to use its reasonable best efforts to obtain Competition Clearance in accordance with Clause 19.5, Ziggo’s entitlement to the termination fee pursuant to this Clause 23 is without prejudice to any other rights or remedies of Ziggo, including a claim for damages, if these exceed the amount of that termination fee.

23.4	Except as set out in Clauses 23.1(a), 23.3(a) and 23.3(b), no Party may claim any damages or losses in excess of the termination fees as set out in this Clause 23, save in respect of accrued rights and/or liabilities arising from the prior breach of this Merger Protocol. The provisions of article 6:92, paragraphs 1 and 3 of the DCC shall, to the maximum extent possible, not apply. Each Party hereby waives any (potential) right it might have to request mitigation of its liability under this Clause 23 in any manner (in legal proceedings or otherwise).

24.	LIBERTY GLOBAL GUARANTEE

24.1	Liberty Global guarantees as its own direct, primary, unconditional and irrevocable obligation to Ziggo, and in respect of Clause 7.5 to each Indemnified Party, the payment and performance when due of all amounts and obligations by BidCo under this Merger Protocol. This guarantee shall remain in full force and effect until all such amounts and obligations have been irrevocably paid and discharged.

25.	PUBLIC ANNOUNCEMENTS

25.1	The substance of this Merger Protocol will be disclosed in the Initial Announcement, subsequent PR communications in respect of the Offer, the Offer Memorandum, the Position Statement and furthermore as required by the Applicable Rules.

25.2	Notwithstanding Clause 25.1, no Party shall, without the written approval of the other Parties, disclose or provide this Merger Protocol to anyone, except to the extent that it is obliged to make such a disclosure pursuant to the Applicable Rules or order of a court or other governmental authority (such as the requirement on Liberty Global to file the Merger Protocol or any relevant part thereof with the SEC). Where possible, the disclosing Party shall, prior to disclosure, consult the other Parties about the form and contents of such disclosure.

25.3	BidCo and Ziggo agree to consult with each other with respect to any and all further press releases and meetings with journalists in connection with the Offer, if and to the extent reasonably possible.

25.4	The Confidentiality Agreement agreed between the Parties will remain in full force and effect.

26.	ASSIGNMENT

26.1	With the exception of Clause 26.2, none of the Parties may assign or transfer any of its rights or obligations under this Merger Protocol without the prior written consent of the other Parties.

26.2	BidCo is entitled to assign any and all of its rights and obligations under this Merger Protocol to any of its wholly-owned subsidiaries. In the event of such assignment, this Merger Protocol shall, insofar as it refers to BidCo, apply mutatis mutandis to the designated assignee. BidCo shall remain jointly and severally liable with the designated assignee for the proper performance of any obligations assigned to the designated assignee under this Clause 26.2.

26.3

If after the Settlement Date Ziggo is liquidated or dissolved, Ziggo will, immediately prior to such liquidation or dissolution, be entitled to assign any and all of its rights and obligations under this Merger

Protocol to any of its Affiliates. BidCo shall cause the relevant members of the board of BidCo and of the management boards of the relevant wholly-owned Affiliates to execute and perform all such deeds, documents, assurances, acts and things and to exercise all powers and rights available to them, in whatever capacity, including the giving of all waivers and consents and the passing of all resolutions reasonably required to ensure that the Parties and their representatives (if any) give effect to the provisions of this clause.

27.	COSTS

Except where this Agreement provides otherwise, each Party shall pay its own costs relating to the negotiation, preparation, execution and performance of this Merger Protocol and any documents executed pursuant thereto.

28.	NO WAIVER

The rights of any Party shall not be prejudiced or restricted by any indulgence or forbearance extended to any other Parties and no waiver by any Party in respect of any breach shall operate as a waiver in respect of any subsequent breach.

29.	NO RESCISSION

To the extent permitted by law, the Parties waive their rights, if any, to (i) in whole or in part annul, rescind or dissolve (including any gehele dan wel partiële ontbinding en vernietiging) this Agreement, and (ii) invoke section 6:228 of the DCC in the sense that an error (dwaling) shall remain for the risk and account of the Party in error as referred to in section 6:228, subsection 2 of the DCC.

30.	FURTHER ASSURANCES

The Parties undertake to each other to execute and perform all such deeds, documents, assurances, acts and things and to exercise all powers and rights available to them, in whatever capacity, including the giving of all waivers and consents and the passing of all resolutions reasonably required to ensure that the Parties and their representatives (if any) give effect to the provisions of this Merger Protocol.

31.	INVALIDITIY

If any provision of this Merger Protocol is or is held to be invalid or unenforceable, then so far as it is invalid or unenforceable it has no effect and is deemed not to be included in this Merger Protocol. This shall not invalidate any of the remaining provisions of this Merger Protocol. The Parties shall use their respective reasonable best efforts to replace any invalid or unenforceable provision by a valid provision the effect of which is as close as possible to the intended effect of the invalid or unenforceable provision.

32.	THIRD PARTY RIGHTS

Except as set out in Clause 13.4, this Merger Protocol does not contain any stipulation in favour of any third party (derdenbeding) and nothing in this Merger Protocol, express or implied, is intended to confer upon any person other than the Parties to this Merger Protocol.

33.	ENTIRE AGREEMENT; AMENDMENT

33.1	Without prejudice to Clause 25.1, the Confidentiality Agreement and the Supplemental Agreement agreed between the Parties will remain in full force and effect.

33.2	With the exception of the Confidentiality Agreement and the Supplemental Agreement, this Merger Protocol constitutes the entire agreement between and understanding of the Parties in respect of the Offer and the Merger and any preceding or concurrent oral or written agreements or arrangements between the Parties in relation to thereto are hereby superseded. A variation to this Merger Protocol is valid only if it is in writing and signed by each of the Parties

34.	NOTICES

34.1	Any notice or other formal communication to be given under this Merger Protocol shall be in writing and signed by or on behalf of the Party giving it. It shall be:

(a)	sent by e-mail to the relevant e-mail address set out in Clause 34.3; or

(b)	delivered by hand or sent by prepaid recorded delivery, special delivery or registered post to the relevant address in Clause 34.3.

34.2	In each case it shall be marked for the attention of the relevant Party set out in Clause 34.3 (or as otherwise notified from time to time under this Merger Protocol). Any notice given by hand delivery post or e-mail shall be deemed to have been duly given:

(a)	if hand delivered, when delivered;

(b)	if sent by e-mail, twelve (12) hours after the time of despatch; or

(c)	if sent by recorded delivery, special delivery or registered post on the second Business Day from the date of posting,

unless there is evidence that it was received earlier than this and provided that, where (in the case of delivery by hand or by e-mail) the delivery or transmission occurs after 6 p.m. on a Business Day or on a day which is not a Business Day, service shall be deemed to occur at 9 a.m. on the next following Business Day. References to time in this Clause are to local time in the country of the addressee.

34.3	The (email) addresses of the Parties for the purpose of Clause 34.1 are.

To BidCo:

Attention:	Graham King (Senior Commercial Counsel) and Jeremy Evans (Deputy General Counsel)
Address:	Boeing Avenue 53, 1119 PE Schiphol-Rijk, the Netherlands
E-mail:	provided separately

To Liberty Global:

Attention:	Andrea Salvato (Chief Development Officer) and Jeremy Evans (Deputy General Counsel)
Address:	38 Hans Crescent, London SW1X 0LZ, United Kingdom
E-mail:	provided separately

With a written copy to:

Name:	Allen & Overy LLP
Attention:	Annelies van der Pauw
Address:	Apollolaan 15, 1077 AB Amsterdam, the Netherlands
E-mail:	annelies.vanderpauw@allenovery.com

To Ziggo:

Attention:	Bert Groenewegen and Jan Pieter Witsen Elias
Address:	Atoomweg 100, 3542 AB Utrecht, the Netherlands
E-mail:	provided separately

With a written copy to:

To:	Freshfields Bruckhaus Deringer LLP
Attention:	Jan Willem van der Staay
Address:	Strawinskylaan 10, 1077 XZ Amsterdam, the Netherlands
E-mail:	janwillem.vanderstaay@freshfields.com

34.4	All notices or formal communications under or in connection with this Merger Protocol shall be in the English language or, if in any other language, accompanied by a translation into English. In the event of any conflict between the English text and the text in any other language, the English text shall prevail.

35.	GOVERNING LAW AND FORUM

35.1	This Merger Protocol is construed in accordance with and shall be governed exclusively by the laws of the Netherlands.

35.2	Without prejudice to Clauses 4.11 through 4.15, all disputes in connection with this Merger Protocol (including any request for injunctive relief, any dispute as to the validity of this Merger Protocol, any questions in respect of the authority of the arbitrators and any dispute about whether a particular dispute should be referred to arbitration) shall be finally settled in accordance with the arbitration rules of the Netherlands Arbitration Institute (Nederlands Arbitrage Instituut). The arbitral tribunal shall be composed of three arbitrators, to be appointed in accordance with such arbitration rules. The place of the arbitration will be Amsterdam, the Netherlands. The arbitral procedure will be conducted in the English language. The arbitrators will decide according to the rules of law.

35.3	Clause 35.2 shall also apply to disputes arising out of or in connection with agreements which are connected with this Merger Protocol, unless the relevant agreement expressly provides otherwise.

35.4	Consolidation of arbitral proceedings with other proceedings as provided for in article 1046 of the Dutch Code of Civil Procedure is excluded.

[Intentionally left blank]

IN WITNESS WHEREOF this Merger Protocol is signed by the Parties (or their duly authorised representatives) on 27 January 2014.

For and on behalf of BidCo

/s/ Andrea Salvato		/s/ Jeremy Evans
By:		By:
Name:	Andrea Salvato	Name:	Jeremy Evans
Title:	Senior Vice President, Chief Development Officer	Title:	Deputy General Counsel

For and on behalf of Ziggo

/s/ Bert Gronewegen		/s/ Marcel J. Nijhoff
By:		By:
Name:	Bert Gronewegen	Name:	Marcel J. Nijhoff
Title:	Chief Financial Officer	Title:	Chief Commercial Officer

For and on behalf of Liberty Global

/s/ Andrea Salvato		/s/ Jeremy Evans
By:		By:
Name:	Andrea Salvato	Name:	Jeremy Evans
Title:	Senior Vice President, Chief Development Officer	Title:	Deputy General Counsel

SCHEDULE 1

DEFINITIONS AND INTERPRETATION

1.	In the Merger Protocol, the following words and expressions shall have the following meanings:

Acceptance Threshold has the meaning given to it in Clause 4.5(a).

Accounts means the audited balance sheet as at (per) the Accounts Date and audited profit and loss account for the year ended on that date of Ziggo and its Affiliates (including the audited consolidated balance sheet as at (per) at that date and the audited consolidated profit and loss account for that/those period) and the notes and directors’ reports relating to them.

Accounts Date means 31 December 2012.

Affiliates means in relation to any Party, any person belonging to the same group as such Party as defined in section 2:24b DCC from time to time, provided that at no time will Ziggo be considered an Affiliate of Liberty Global or of BidCo (or vice versa).

AFM has the meaning given to it in Clause 2.3.

Alternative Proposal has the meaning given to it in Clause 20.2.

Announcement Date means the date on which the Initial Announcement is published.

Antitrust Authorities means the European Commission or the competent authorities of a Member State if the European Commission makes a referral in whole or in part under Article 9 of the EC Merger Regulation, as well as any other competent authority of any jurisdiction whose laws prohibit the parties from completing the consummation of the Offer before clearance is obtained under such national merger control.

Antitrust Laws means the Dutch Competition Act (Mededingingswet), the HSR Act, the EU Merger Regulation and any other law, regulation or decree (whether national, international, federal, state or local) designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade or the significant impediment of effective competition.

Applicable Reporting Company has the meaning given to it in Clause 17.3.

Applicable Rules has the meaning given to it in Clause 2.3.

Asset Sale has the meaning given to it in Schedule 6.

Asset Sale and Liquidation has the meaning given to it in Clause 7.3.

Asset Sale and Liquidation Resolutions has the meaning given to it in Clause 16.2(b).

BidCo has the meaning given to it in the preamble of this Merger Protocol.

Binding Advice has the meaning given to it in Clause 4.14.

Binding Advisor has the meaning given to it in Clause 4.14.

Boards means the management board (raad van bestuur) of Ziggo and the supervisory board (raad van commissarissen) of Ziggo together.

Business Day means a day (other than a Saturday or Sunday) on which banks, Euronext Amsterdam and NASDAQ are generally open in the Netherlands and in the United States of America for normal business.

Cash Consideration has the meaning given to it in Clause 2.5(b).

Class A Exchange Ratio has the meaning given to it in Clause 2.5(a).

Class C Exchange Ratio has the meaning given to it in Clause 2.5(a).

Closing Date means the last day of the Offer Period.

Combined Group means the combined Liberty Global Group and Ziggo Group following the Settlement Date.

Commencement Conditions has the meaning given to it in Clause 4.1.

Commencement Date means the date on which the Offer is launched.

Competing Offer has the meaning given to it in Clause 21.3.

Competition Clearance means Phase I Competition Clearance or Phase II Competition Clearance, as the case may be.

Confidentiality Agreement has the meaning given to it Recital (D).

Continuing Members has the meaning given to it in Clause 6.1(b).

Counter-Notice of Disagreement has the meaning given to it in Clause 4.13.

DCC means the Dutch Civil Code (Burgerlijk Wetboek).

Decree means the Decree on Public Takeovers (Besluit Openbare Biedingen).

Dutch Business Strategy has the meaning given to it in Clause 8.1.

Dutch Competition Act means the Dutch competition act (Mededingingswet), dated 22 May 1997, as amended from time to time.

Dutch Corporate Governance Code means the Dutch corporate governance code, dated 1 January 2009 as established under article 2:391, paragraph 5 of the DCC.

Dutch Liberty Global Business means the operations of UPC Nederland B.V. and its subsidiaries.

EGM means the extraordinary shareholders meeting of Ziggo in connection with the Offer to be held at least six (6) Business Days before the Closing Date in accordance with article 18 paragraph 1 of the Decree.

Employee Clearances has the meaning given to it in Clause 19.8.

Enquiries has the meaning given to it in Schedule 4.

EU Merger Regulation means Council Regulation (EC) No. 139/2004.

Euronext Amsterdam has the meaning given to it in Recital (A).

Exchange Act means the U.S. Securities Exchange Act of 1934, as amended.

Exchange Act Report has the meaning given to it in Clause 17.3(a)(i).

Exchangeable Bonds has the meaning given to it in Schedule 6.

Exclusivity Period means the period commencing on the date of this Merger Protocol and ending on the date of termination of this Merger Protocol, unless the Offer has been made, in which case the Exclusivity Period shall end on the earlier of the Settlement Date and the date of termination of this Merger Protocol.

Fairness Opinions has the meaning given to it in Clause 3.5.

Indemnified Party has the meaning given to it in Clause 7.5.

Initial Announcement has the meaning given to it in Clause 2.9.

Initial 2020 Tender Offer has the meaning given to it in paragraph 2.1 of Schedule 5.

Initial 2020 Tender Offer Document has the meaning given to it in paragraph 2.1 of Schedule 5.

Integration Committee has the meaning given to it in Clause 10.2.

Interim Period means the period from the date of this Merger Protocol until the earlier of (i) the Settlement Date or (ii) the date on which this Merger Protocol is terminated.

Joint Dutch Operations has the meaning given to it in Clause 8.2.

Liberty Global has the meaning given to it in the preamble of this Merger Protocol.

Liberty Global A Share means a class A ordinary share of US$0.01 nominal value in the share capital of Liberty Global.

Liberty Global B Share means a class B ordinary share of US$0.01 nominal value in the share capital of Liberty Global.

Liberty Global Blended Price has the meaning given to it in Schedule 3.

Liberty Global C Share means a class C ordinary share of US$0.01 nominal value in the share capital of Liberty Global.

Liberty Global Group has the meaning given to it in Recital (B).

Liberty Global Pre-Announcement Due Diligence has the meaning given to it in Recital (E).

Liberty Global SEC Documents has the meaning given to it in paragraph 8 of Schedule 8 Part 2.

Liberty Global Stock Event has the meaning given to it in Schedule 11.

Liberty Global Stock Event Notice has the meaning given to it in Clause 23.2.

Liquidation has the meaning given to it in Schedule 6.

Liquidator has the meaning given to it in Schedule 6.

LTIP has the meaning given to it in Clause 15.1.

LTIP Awards has the meaning given to it in Clause 15.1.

Long Stop Date means the date 15 months after the date of signing of this Merger Protocol.

Losses has the meaning given to it in Clause 7.5.

Management Board means the management board (raad van bestuur) of Ziggo.

Matching Revised Offer has the meaning given to it in Clause 21.5(c).

Matching Right has the meaning given to it in Clause 21.5(b).

Material Adverse Effect means any event, change, circumstance, discovery, announcement, occurrence, effect or state of facts (any such item an Effect) that, individually or in the aggregate,

(i) is or would reasonably be expected to be materially adverse to the business, assets, liabilities, financial condition or results of operations of Ziggo and its Affiliates, taken as a whole, or

(ii) would or would reasonably be expected to prevent or materially delay the ability of Ziggo or BidCo to consummate the Merger but, for purposes of paragraph (i) only, except to the extent any such Effect results from:

changes or conditions generally affecting the industries in which Ziggo and its Affiliates operate, or the economy or the financial or securities markets in the Netherlands,

the outbreak or escalation of war, armed hostilities or acts of terrorism,

changes in law or generally accepted accounting principles or the interpretation or enforcement of either,

the execution, performance (including the taking of any action required hereby or the failure to take any action prohibited hereby) or announcement of this Merger Protocol and the Offer, provided however that the exceptions in this subparagraph (d) shall not apply to any representation or warranty to the extent the express purpose of such representation or warranty (or any portion thereof) is to address the consequences resulting from the execution of this Merger Protocol or the performance by Ziggo of its obligations hereunder, fluctuations in the price or trading volume of the Shares, except that this subparagraph (e) shall not prevent or otherwise affect a determination that any Effect underlying such fluctuation (unless otherwise excluded under the other provisions of this definition) has resulted in, or contributed to, a Material Adverse Effect, or the failure of Ziggo to meet any published analyst estimates or expectations of revenue, earnings or other financial performance or results of operations for any period or any failure by Ziggo to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, except that this subparagraph (f) shall not prevent or otherwise affect a determination that any Effect underlying such failure (unless otherwise excluded under the other provisions of this definition) has resulted in, or contributed to, a Material Adverse Effect, provided, however, that the impact of any adverse Effect described in subparagraphs (a), (b) and (c) shall be included for purposes of determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur if such Effect has or would reasonably be expected to have a materially disproportionate adverse effect on Ziggo and its Affiliates, taken as a whole, as compared to similarly situated companies in the industries in which Ziggo and its Affiliates operate.

Matters in Dispute has the meaning given to it in Schedule 4.

Member States means the states that are party to the Treaty on European Union and to the Treaty on the Functioning of the European Union.

Merger means the Offer, the Asset Sale and Liquidation and all transactions contemplated therewith.

Moody’s has the meaning as given in paragraph 1.2 of Schedule 5.

NASDAQ means the Nasdaq Global Select Market.

New Ziggo Facilities has the meaning as given in paragraph 2.1 of Schedule 5.

New 2018 Notes has the meaning as given in paragraph 2.1 of Schedule 5.

Non-Financial Covenants has the meaning given to it in Clause 13.1.

Notice of Disagreement has the meaning given to it in Clause 4.12.

Offer has the meaning given to it in Recital (C).

Offer Conditions means the conditions precedent to the Offer, as set out in Clause 4.5.

Offer Debt Financing has the meaning set out in paragraph 1 of Schedule 5.

Offer Definitive Financing Agreements has the meaning set out in paragraph 1 of Schedule 5.

Offer Financing Borrowers has the meaning set out in paragraph 1 of Schedule 5.

Offer Financing Commitments has the meaning set out in paragraph 1 of Schedule 5.

Offer Financing Parties has the meaning set out in paragraph 1 of Schedule 5.

Offer Memorandum means the offer memorandum (biedingsbericht) to be made available by BidCo in connection with the Offer (together with all amendments and supplements thereto).

Offer Period means the acceptance period (aanmeldingstermijn) of the Offer.

Offer Price has the meaning set out in Clause 2.5(b).

Parties has the meaning given to it in the preamble.

Phase I Competition Clearance means that the transactions contemplated by this Merger Protocol are declared by the European Commission to be compatible with the common market, whether unconditionally or subject to any such conditions, obligations, undertakings or modifications as the decision may identify, pursuant to Article 6(1)(a), 6(1)(b) or 6(2) of the EU Merger Regulation or deemed to have been declared compatible with the common market pursuant to Article 10(6) of the EU Merger Regulation or, in case the European Commission makes a referral in whole or in part under article 4 or 9 of the EU Merger Regulation, a declaration or deemed declaration by the Dutch Competition Authority pursuant to Article 37(4) or 37(5) of the Dutch Competition Act, respectively, and, if applicable, other Regulatory Authorities of Member State(s) to which the transaction may be referred pursuant to the applicable phase I rules in the relevant jurisdictions.

Phase II Competition Clearance means that the transactions contemplated by this Merger Protocol are declared by the European Commission to be compatible with the common market, whether unconditionally or subject to any such conditions, obligations, undertakings or modifications as the decision may identify, pursuant to Article 8(1) or 8(2) of the EU Merger Regulation or deemed to have been declared compatible with the common market pursuant to Article 10(6) of the EU Merger Regulation, or, in case the European Commission makes a referral in whole or in part under article 4 or 9 of the EU Merger Regulation, a clearance declaration or deemed clearance declaration by the Dutch Competition Authority pursuant to Article 44(1) of the Dutch Competition Act and, if applicable, other Regulatory Authorities of Member State(s) to which the transaction may be referred pursuant to the applicable phase II rules in the relevant jurisdictions.

Phase II Investigation means the in-depth investigation by the European Commission pursuant to Article 6(1)(c) of the EU Merger Regulation, or, in case the European Commission makes a referral in whole or in part under article 4 or 9 of the EU Merger Regulation, an in-depth investigation by the Dutch Competition Authority pursuant to Article 37(2) of the Dutch Competition Act and, if applicable, a similar in-depth investigation by other Regulatory Authorities of Member State(s) to which the transaction may be referred.

Position Statement means the position statement of the Boards to be issued in connection with the Offer.

Post Acceptance Period has the meaning given to it in Clause 2.27.

Post-Closing Measures has the meaning given to it in Clause 7.8.

Potential Competing Offer has the meaning given to it in Clause 21.1.

Principles has the meaning given to it in paragraph 18 of Schedule 8Part 1.

Recommendation has the meaning given to it in Clause 3.1(b).

Registration Statement has the meaning given to it in Clause 2.14.

Resolutions has the meaning given to it in Clause 16.4.

Schedules means all schedules to this Merger Protocol.

SEC means the U.S. Securities and Exchange Commission.

Second 2020 Tender Offer has the meaning given to it in paragraph 2.5 of Schedule 5.

Second 2020 Tender Offer Document has the meaning given to it in paragraph 2.5 of Schedule 5.

Securities Act means the U.S. Securities Act of 1933, as amended.

Settlement has the meaning given to it in Clause 2.26.

Settlement Date means the date on which, in accordance with the terms of the Offer, BidCo will pay the Offer Price to the holders of Shares.

Share Consideration has the meaning given to it in Clause 2.5(a).

Share Exchange Ratio means any of the Class A Exchange Ratio and the Class C Exchange Ratio.

Shares means the 200,000,000 ordinary shares in the share capital of Ziggo with a nominal value of €1 each, issued and outstanding as at the date hereof, and Share means any single one of them.

S&P has the meaning given to it in paragraph 1.2 of Schedule 5.

Subsequent Higher Offer has the meaning given to it in Clause 21.4.

Supervisory Board means the supervisory board (raad van commissarissen) of Ziggo.

Supplemental Agreement has the meaning given to it in Recital (D).

Terminating Party has the meaning given to it in Clause 22.1(b).

Ultimate Launch Date means the ultimate date on which the Offer must be launched under Applicable Rules.

Unconditional Date means the day on which BidCo publicly declares the Offer unconditional, which shall be no later than the third Business Day after the Closing Date.

Undrawn Portion I has the meaning given to it in paragraph 2.1 of Schedule 5.

Wft means the Dutch Act on Financial Supervision (Wet op het Financieel Toezicht).

WOR means the Dutch Works Council Act (Wet op de Ondernemingsraden).

Works Council means the works council of Ziggo B.V. that serves as the works council of the Ziggo Group.

Works Council Clearance has the meaning given to it in Clause 19.7.

Ziggo means Ziggo N.V., a public limited liability company (naamloze vennootschap) incorporated under the laws of the Netherlands, having its corporate seat in Utrecht, the Netherlands and its office address at Atoomweg 100, 3542 AB Utrecht, the Netherlands.

Ziggo Financing Transactions has the meaning given to it in paragraph 2.1 of Schedule 5.

Ziggo Group means Ziggo and its Affiliates.

Ziggo Pre-Announcement Due Diligence has the meaning given to it in Recital (F).

Ziggo RCF has the meaning given to it in paragraph 2.1 of Schedule 5.

Ziggo Term Loan Facilities has the meaning given to it in paragraph 2.3 of Schedule 5.

2018 Exchange Offer has the meaning given to it in paragraph 2.1 of Schedule 5.

2017 Notes has the meaning given to it in paragraph 2.1 of Schedule 5.

2017 Redemption has the meaning given to it in paragraph 2.1 of Schedule 5.

2018 Notes has the meaning given to it in paragraph 2.1 of Schedule 5.

2020 Change of Control Offer has the meaning given to it in paragraph 2.5 of Schedule 5.

2020 Notes has the meaning given to it in paragraph 2.1 of Schedule 5.

AGREED FORM

SCHEDULE 7

FORM OF AGREEMENT FOR THE SALE AND PURCHASE OF

THE BUSINESS OF ZIGGO N.V.

[DATE]

BETWEEN

LGE HOLDCO V B.V.

AND

ZIGGO N.V.

AND

LIBERTY GLOBAL PLC

CONTENTS

Clause		Page

1.	Interpretation	A-49
2.	Sale and Purchase	A-49
3.	Purchase Price	A-49
4.	Completion	A-50
5.	Conditions to Completion	A-51
6.	Tax	A-51
7.	Subsidiary Shares	A-51
8.	Contracts	A-51
9.	Business Intellectual Property Rights and Business Know-How	A-52
10.	Employees	A-53
11.	Loans and Guarantees	A-53
12.	Amounts Received In Error	A-54
13.	Withdrawal of Parent Guarantee	A-54
14.	Purchaser’s Indemnity	A-54
15.	Third Party Claims	A-55
16.	Covenants	A-55
17.	Liquidation	A-55
18.	Disclosure	A-56
19.	Value Added Tax	A-56
20.	Parent Guarantee	A-57
21.	Miscellaneous	A-57

Schedule

1.	Subsidiaries	A-61
	Part 1 The Subsidiary Shares	A-61
	Part 2 List of Subsidiaries	A-61
2.	Business Intellectual Property Rights and Business Know-How Certificate of Transfer	A-62
3.	Exchangeable Bonds	A-63
4.	Interpretation	A-65
5.	Completion	A-69
6.	Deed(s) of Transfer	A-70
7.	Tax Matters	A-72

Signatories		A-60

THIS AGREEMENT (this Agreement) is made on [Date]

BETWEEN

(1)	LGE HOLDCO V B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands with its corporate seat in Amsterdam and its offices at Boeing Avenue 53, 1119 PE Schiphol-Rijk, Netherlands (the Purchaser);

(2)	ZIGGO N.V., a public company with limited liability (naamloze vennootschap) incorporated under the laws of the Netherlands with its corporate seat in Utrecht and its offices at Atoomweg 100, 3542 AB Utrecht, Netherlands (the Seller); and

(3)	LIBERTY GLOBAL PLC, a public limited company (registered number 08379990) incorporated under the laws of England with its registered office at 38 Hans Crescent, London SW1X 0LZ, United Kingdom (the Guarantor).

The parties to this Agreement are hereinafter collectively referred to as the Parties and individually also as a Party.

BACKGROUND

(A)	The Seller, the Guarantor and LGE Holdco VII B.V. have entered into a merger protocol dated 26 January 2013 (the Merger Protocol), pursuant to which the LGE Holdco VII B.V. has made a public offer for all the outstanding ordinary shares with a nominal value of EUR1 each of the Seller (the Shares), in exchange for 0.2282 of one Liberty Global A Share and 0.1674 of one Liberty Global C Share (the Share Consideration) plus an amount in cash equal to EUR11 per Share (the Cash Consideration and, together with the Share Consideration, the Offer Price, such public offer, the Offer).

(B)	Simultaneously with the entering into by the Seller of the Merger Protocol, the management board of the Seller (the Management Board) and the supervisory board of the Seller (the Supervisory Board and, together with the Management Board, the Boards) have resolved to approve the sale and transfer of the Business (as defined below) to the Purchaser under the terms and conditions of this Agreement, and the entry into this Agreement on the Purchaser’s request.

(C)	The shareholders of the Seller have approved, among other things, the sale and transfer of the assets and liabilities of the Seller to the Purchaser and the liquidation (vereffenen) and dissolution (ontbinden) of the Seller in accordance with article 2:19 of the DCC, subject to certain conditions, in connection with the Transaction.

(D)	The Seller wishes to sell and transfer and the Purchaser wishes to purchase and accept the Business on the terms and subject to the conditions set out in this Agreement.

(E)	The Parties wish to set forth in this Agreement their respective rights and obligations in respect of the Transaction.

(F)	The Seller has complied with its obligations under the Dutch Works Council Act (Wet op de Ondernemingsraden) and SER Merger Code (SER Fusiegedragsregels) and any similar laws or regulations of any jurisdiction other than the Netherlands (to the extent applicable).

IT IS AGREED AS FOLLOWS:

1.	INTERPRETATION

1.1	This Agreement shall include the recitals and Schedules to this Agreement, each of which constitutes an integral part of this Agreement.

1.2	References in this Agreement to:

(a)	Clauses, subclauses and Schedules are to the clauses and subclauses of, and Schedules to, this Agreement and include the matters referred to in such clauses, subclauses and Schedules;

(b)	statutes, acts and the like of whatever jurisdiction shall include any amendment, modification, re-enactment or extension thereof and any orders, regulations, instruments or other subordinate legislation made there under in force from time to time, except as otherwise specified;

(c)	the masculine gender shall include the feminine gender and neuter and vice versa;

(d)	the singular shall include the plural and vice versa; and

(e)	persons shall include individuals and corporate entities, firms, unincorporated or incorporated associations, co-operatives, co-operations, foundations, partnerships and other legal entities.

1.3	The headings in this Agreement are inserted for convenience only and shall not affect the construction of this Agreement.

1.4	Whenever the words “include”, “includes”, or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

1.5	Capitalised words and expressions used in this Agreement, including those used in the recitals to this Agreement, shall have the meaning ascribed to such words and expressions in 0 (Interpretation) and if not set forth there, in the Merger Protocol.

2.	SALE AND PURCHASE

2.1	By and subject to the terms of this Agreement, the Seller hereby sells and agrees to transfer or assign (as the case may be) to the Purchaser, at Completion, and the Purchaser hereby purchases and agrees to accept or assume (as the case may be) at Completion, the Business, with a view to the Purchaser carrying on the Business from Completion as a going concern in succession to the Seller.

2.2	Subject to and at Completion, the economic benefit and risk of the Business will pass to the Purchaser, without any carve-outs or exceptions (other than expressly provided for in this Agreement).

3.	PURCHASE PRICE

3.1	The aggregate purchase price for the Business (the Purchase Price) shall be an amount equal to the Offer Price multiplied by the total number of Shares issued and outstanding immediately prior to Completion.

3.2	Any liabilities that are part of the Business and that cannot be transferred, will remain with the Seller, and will increase the Purchase Price by an amount equal to the cash amount needed to satisfy those liabilities.

3.3	The Purchaser shall procure, if necessary by making adjustments to the Purchase Price, that the Purchase Price shall be sufficient to pay to the Shareholders, for each issued and outstanding Share held by each such Shareholder, an amount of cash, Liberty Global A Shares and Liberty Global C Shares that is equal to the Offer Price, without interest and subject to the deduction and withholding of dividend withholding tax or other Taxes, if any.

3.4	The Purchase Price shall be payable or satisfied at Completion as follows:

(a)	an amount in cash equal to (x) the Cash Consideration, multiplied by (y) the total number of Shares issued and outstanding immediately prior to Completion and held beneficially or of record by Shareholders other than the Purchaser or any of its Affiliates (such Shareholders, the Minority Shareholders and such amount, the Aggregate Minority Cash Amount) which will be paid or satisfied (as the case may be):

(i)	in respect of the portion of the Aggregate Minority Cash Amount that is equal to the amount of available unrestricted cash of the Seller as set forth on the Seller’s balance sheet as of immediately prior to Completion (the Seller Net Cash Amount), if any, by way of set-off against the Seller’s obligation to deliver the Seller Net Cash Amount to the Purchaser at Completion as part of the Business; and

(ii)	in respect of the remainder of the Aggregate Minority Cash Amount, if any, in cash.

If and to the extent the Seller Net Cash Amount exceeds the Aggregate Minority Cash Amount (the Seller Excess Cash), the Seller shall transfer the Seller Excess Cash to the Purchaser as part of the transfer of the Business pursuant to this Agreement.

(b)	an amount equal to (x) the Cash Consideration multiplied by (y) the total number of Shares issued and outstanding immediately prior to Completion and held beneficially or of record by Purchaser or any of its Affiliates (such amount, the Purchaser Cash Amount), to be satisfied by the Purchaser’s execution and delivery of a loan note (which shall include the provisions set out in Clause 3.5 and otherwise be in mutually agreeable form) to the Seller in an aggregate principal amount equal to the Purchaser Cash Amount (the Purchaser Note); and

(c)	such number of Liberty Global A Shares and Liberty Global C Shares as is equal to (x) the Share Consideration per Share multiplied by (y) the total number of Shares issued and outstanding immediately prior to Completion, through the delivery of an equal number of Exchangeable Bonds A and Exchangeable Bonds C, respectively.

3.5	The Purchaser Note shall be on same terms as the Exchangeable Bonds, mutatis mutandis, including with respect to redemption but excluding those provisions which relate to the exchange. In particular, the Purchaser Note shall provide that all payments of principal to be made by the Purchaser to the Seller (as holder of the Purchaser Note) shall be made without any set off or counterclaim and free and clear of, and without deduction or withholding for or on account of, tax (whether of the UK or elsewhere), unless the Purchaser is required by law to make payment subject to the deduction or withholding of such tax, in which event, the relevant payment of principal shall be grossed-up to reflect any such deduction or withholding. For the avoidance of doubt, this provision shall not extend to any deduction or withholding on the Shareholder Distribution.

4.	COMPLETION

4.1	Completion shall take place at the offices of the Purchaser’s Lawyers. Subject to Clause 4.2, Completion shall take place as soon as practicable and in any event no later than [the Business Day following] the end of the Post Acceptance Period (as defined in the Merger Protocol) or at such other time and on such other date as the Seller and the Purchaser may agree.

4.2	At Completion each party shall do, or procure to be done, those things respectively listed in relation to it or its Group in Schedule 5 (Completion). Parties shall use their best efforts to procure that each of the steps set out in Schedule 5 (Completion) occurs on the same Business Day. In the event that not all of the steps set out in Schedule 5 (Completion) can be completed on the same Business Day, Completion shall be postponed to the next Business Day.

4.3	None of the parties shall be obliged to complete the sale and purchase of the Business unless all things set out in Schedule 5 (Completion) have been done on or prior to Completion. This subclause shall not, however, prejudice any rights or remedies available to any party in respect of any default on the part of the other party.

4.4	The Notary is a civil law notary with the Purchaser’s Lawyers. The Seller acknowledges that it is aware of the provisions of the Ordinance Containing Rules of Professional Conduct and Ethics (Verordening beroeps-en gedragsregels) of the Royal Professional Organisation of Civil Law Notaries (Koninklijke Notariële Beroepsorganisatie). The Seller and the Purchaser acknowledge and agree that Allen & Overy LLP may advise and act on behalf of the Purchaser and its Group with respect to the Deed of Transfer, this Agreement, and any agreements and/or any disputes related thereto.

5.	CONDITIONS TO COMPLETION

5.1	The obligations of the Parties to proceed to Completion are subject to the fulfilment of the following conditions precedent:

(a)	the number of Shares having been tendered for acceptance during the Offer Period and the Post-Acceptance Period, together with (x) any Shares directly or indirectly held by the Purchaser or any of its Affiliates, (y) any Shares committed to the Purchaser or any of its Affiliates, in writing and (z) any Shares to which the Purchaser is entitled representing less than 95% but at least 80% of the Seller’s aggregate issued and outstanding ordinary share capital (geplaatst en uitstaand kapitaal) (excluding any Shares then held by the Seller); and

(b)	the Settlement Agent having confirmed to the Parties that the Shareholder Distributions can and will be made immediately upon receipt of the Purchase Price.

5.2	Each of the conditions in Clauses 5.1 may be waived by written agreement between the Seller and the Purchaser

5.3	The Seller may terminate this Agreement with immediate effect if the Boards have revoked the Recommendation before the Closing Date in conformity with Clause 3.3 of the Merger Protocol, for any reason other than a Competing Offer or a Liberty Global Stock Event, and if the Seller gives notice of such termination to the Purchaser concurrently with such revocation of the Recommendation.

5.4	The Parties shall consult and co-operate with each other in relation to planning for and scheduling Completion.

6.	TAX

Subject to Completion occurring, the provisions of Schedule 7 (Tax Matters) will apply.

7.	SUBSIDIARY SHARES

At Completion, the Seller shall transfer (leveren) and the Purchaser, or a (newly incorporated) wholly owned subsidiary of the Purchaser (in accordance with Clause 21.4), shall accept the Subsidiary Shares, which transfer shall be effected by execution of a deed of transfer or deeds of transfer or other similar instruments required under Applicable Laws, substantially in the form attached hereto in Schedule 6 (Deed(s) of Transfer).

8.	CONTRACTS

8.1

Subject to the provisions of this Clause 8, the Seller shall assign to the Purchaser at Completion, and the Purchaser shall accept or assume (as the case may be) at Completion, all of the present and future rights, benefits and obligations of the Seller under the Contracts by way of transfer of contract (contractsoverneming) in accordance with article 6:159 of the DCC or the equivalent thereof under the relevant law governing such Contract.

8.2	The Parties will inform the counterparties to the Contracts (the Counterparties or a Counterparty) of the sale by the Seller of the Business.

8.3	If and to the extent a Counterparty has notified the Seller of its objections against the transfer of its rights and obligations under the relevant Contract:

(a)	to the extent permitted under the relevant Contract, the Seller shall assign the rights under the relevant Contract to the Purchaser in consideration of the Purchaser acting as the Seller’s subcontractor, and performing all the obligations of the Seller under the Contract to be discharged after Completion;

(b)	until the obligations under the Contract may be transferred, the Seller shall (so far as it lawfully may):

(i)	give all reasonable assistance to the Purchaser (at the Purchaser’s request and expense) to enable the Purchaser to enforce its rights under the Contract;

(ii)	at the Purchaser’s request, use commercially reasonable efforts with the cooperation of the Purchaser to obtain the consent of the Counterparty to transfer the obligations under the relevant Contract; and

(iii)	promptly transfer to the Purchaser any amounts received under the relevant Contract; and

(c)	to the extent it is not permitted under the relevant Contract for the Purchaser to act as the Seller’s subcontractor, the Seller shall be entitled to terminate the relevant Contract, provided that in each case the Purchaser shall indemnify the Seller Indemnified Parties against any and all liabilities, costs, claims and damages made after Completion arising from or in connection with such Contracts.

8.4	The Seller shall promptly refer to the Purchaser all enquiries relating to the Business and assign to the Purchaser all orders relating to the Business which the Seller may receive after Completion.

8.5	The obligations of the Seller under this Clause 8 shall in any event end upon the end of the Liquidation, if any.

9.	BUSINESS INTELLECTUAL PROPERTY RIGHTS AND BUSINESS KNOW-HOW

9.1	At Completion, the Seller shall sign the certificate of transfer in the Agreed Form, as set forth in Schedule 2 (Certificate of Transfer), which certificate of transfer can be used by the Purchaser after Completion to ensure that the Purchaser is registered as owner of the Business Intellectual Property Rights in the appropriate registers.

9.2	To the extent that any Business Intellectual Property and Business Know-How is used in connection to the operation of the Business under license or other agreement from a third party and such license or other agreement cannot be effectively assigned to the Purchaser except by an agreement with or consent to the assignment of the third party concerned:

(a)	the Seller shall use reasonable efforts to take all action necessary to procure that before Completion a new agreement is entered into with the appropriate third parties to ensure that the Purchaser and not the Seller is entitled to use the relevant Business Intellectual Property Rights and Business Know-How; and

(b)	until such new agreement has been entered into, the Seller shall (if and to the extent allowed under the license or other agreement):

(i)	continue to perform the obligations of the relevant agreement for the Purchaser; and

(ii)	give all reasonable assistance to the Purchaser to enable the Purchaser to enforce its rights under the relevant agreements.

9.3	The Purchaser shall assume as per Completion the obligations in respect of the Business Intellectual Property Rights and Business Know-How from the Seller and shall indemnify and hold harmless the Seller Indemnified Parties against any and all liabilities, costs, claims and damages arising from or in connection with such Business Intellectual Property Rights and Business Know-How.

9.4	The Seller shall provide the Purchaser within 10 Business Days after the signing of the Certificate of Transfer by Seller and Purchaser with the possession (bezitsverschaffing) of any documentation and carriers belonging to the Business Know-How.

9.5	The Seller acknowledges that the Business Know-How is confidential and secret; it shall keep such strictly confidential and shall not disclose it to any third party.

9.6	The obligations of the Seller under this Clause 9 shall in any event end upon the end of the Liquidation, if any.

10.	EMPLOYEES

The Purchaser shall assume as per Completion the obligations, liabilities and costs in respect of employees from the Seller and shall indemnify and hold harmless the Seller Indemnified Parties against any and all liabilities, costs, claims and damages arising in respect of such employees.

11.	LOANS AND GUARANTEES

Debtor and creditor balances in the ordinary course of trade

11.1	Following Completion, all debtor and creditor balances arising in the ordinary course of trade between the Seller and any Subsidiary shall be settled in the ordinary course of business.

Guarantees and indemnities

11.2	The Purchaser shall procure that on or as soon as practicable after Completion the Seller is released from:

(a)	the guarantees and indemnities given by it in respect of obligations of any Subsidiary and, pending such release, the Purchaser shall indemnify the Seller Indemnified Parties against all liabilities under those guarantees and indemnities; and

(b)	any claims, liabilities (whether contingent or not), contracts, commitments or arrangements, with any Subsidiary, and the Purchaser shall indemnify the Seller against all liabilities the Seller may incur in respect hereof.

Set-off

11.3	Any payment obligations under this Clause 11 shall, to the extent possible, be discharged by way of set-off (verrekening).

12.	AMOUNTS RECEIVED IN ERROR

All amounts received by the Seller after Completion in respect of the Business, including any repayment of Taxes, and which are not otherwise transferred to the Purchaser pursuant to this Agreement shall be paid by the Seller to the Purchaser (or as the Purchaser so directs) as soon as possible after they are received by the Seller.

13.	WITHDRAWAL OF PARENT GUARANTEE

13.1	The Seller shall, as soon as possible after the date hereof, rescind the statements of joint liability issued under article 2:403 of the DCC relating to each Subsidiary and shall file a statement in respect of article 2:404 of the DCC to terminate any residual liability (overblijvende aansprakelijkheid) in this respect subject to the condition precedent (opschortende voorwaarde) of Completion.

13.2	The Purchaser shall indemnify, defend and hold the Seller Indemnified Parties harmless for and against any Losses resulting from any claims made by third parties under such liability statement for the period prior to its withdrawal, including any residual liability after the date hereof as referred to in article 2:404 of the DCC. To the extent any creditor of the Seller’s Group objects to the termination of such residual liability, the Purchaser shall ensure that as soon as possible the security referred to in article 2:404 DCC shall at the Seller’s first request be provided to such creditor, provided the kind or type of security to be provided shall be at the reasonable discretion of the Purchaser.

14.	PURCHASER’S INDEMNITY

14.1	Subject to Completion occurring, the Purchaser hereby undertakes to indemnify and hold harmless the Seller for and against any damages, liabilities, losses, costs (including adviser fees) and fines (collectively, Losses) actually incurred by the Seller arising directly or indirectly from any asset or liability that is related to the Business (including, for the purposes of this indemnity, the Euronext contract excluded from the definition of Contracts), provided that in relation to Taxes such indemnity shall be on the terms and conditions set out in Schedule 7 (Tax Matters).

14.2	The Purchaser hereby undertakes to indemnify and hold harmless, by way of irrevocable third party stipulation for no consideration, each current and future member of the management and supervisory boards of the Seller (each of them an Indemnified Party) against Losses actually incurred by such Indemnified Party in that capacity arising directly or indirectly from the performance of the Seller’s obligations hereunder, in each case:

(a)	excluding any Losses arising, accruing or incurred as a result of a breach of its obligations under this Agreement or the Merger Protocol, or fraud by such Indemnified Party, as finally established by a court decision or settlement agreement; and

(b)	except to the extent covered by insurance and actually paid out pursuant to any insurance taken out for the benefit of an Indemnified Party; and

(c)	excluding any Losses incurred by such Indemnified Party in his capacity as a holder of Shares, including without limitation any withholding taxes and other taxes on any liquidation distributions to such Indemnified Party as part of the Liquidation, provided that the Purchaser will have sole control over any litigation relating to any Losses for which the Indemnified Party is seeking to be indemnified hereunder, including over any correspondence, negotiations and other communications with third parties that could potentially result in litigation, and provided that the Indemnified Party will not take any action that may prejudice or affect the position in litigation without the Purchaser’s consent.

15.	THIRD PARTY CLAIMS

If a third party initiates a claim against the Seller, issues attachments (beslag) on assets of the Seller or otherwise takes actions against the Seller in respect of any claim which the Purchaser assumed or for which the Purchaser indemnified the Seller hereunder, then the Purchaser will as soon as practically possible following a first written notice by the Seller assume the defence of and liability in respect of such claim and exclusively be responsible for the conduct of any appeal, dispute, compromise or defence of such claim.

16.	COVENANTS

Covenants of the Seller

16.1	The Seller covenants with the Purchaser that:

(a)	it will execute and do, or use its commercially reasonable efforts to procure to be executed and done by any other relevant party, as the case may be, all such deeds, documents, acts and things as the Purchaser may from time to time require in order to transfer the Business and/or any individual Asset and/or Contract to the Purchaser, or as otherwise may be necessary to give full effect to this Agreement; and

(b)	it will use its reasonable best efforts to procure the convening of all meetings, the giving of all waivers and consents and the passing of all resolutions as may be necessary to give effect to this Agreement.

Covenants of the Purchaser

16.2	The Purchaser covenants with the Seller that:

(a)	it will execute and do, or use its commercially reasonable efforts to procure to be executed and done by any other relevant party, as the case may be, all such deeds, documents, acts and things as the Seller may from time to time require in order to accept and assume the Business and/or any individual Asset, liability, obligation, exposure and/or Contract from the Purchaser, or as otherwise may be necessary to give full effect to this Agreement;

(b)	it shall retain for such period ending on the earlier of (i) five years from Completion, or such longer period as may be prescribed by applicable law, or (ii) if applicable, the Liquidation, all books, records and other written information relating to the Business and, to the extent reasonably required by the Seller or the members of the Seller’s Boards for the fulfilment of their legal obligations under applicable law, upon reasonable written notice, reasonable access during normal office hours to such books, records and other information; and

(c)	following and subject to Completion, it shall arrange for adequate steps and/or a transaction or a series of transactions as specified by the Purchaser to result in the payment to the then-existing Minority Shareholders of a Minority Exit pursuant to a Liquidation.

17.	LIQUIDATION

17.1	In accordance with Schedule 5 (Completion) paragraphs 4 and 5, at Completion, the Seller shall make one or more advance liquidation distributions within the meaning of article 2:23b paragraph 6 of the DCC, whereby the initial advance distribution will (subject to any withholding in accordance with Clause 17.2) result in a cash payment per Share equal to the Cash Consideration and, upon conversion of the Exchangeable Bonds, a transfer of such number of Liberty Global A Shares and Liberty Global C Shares per Share as equals the Share Consideration, prior to filing a final distribution plan with the competent court in accordance with paragraph 4 of the article 2:23b of the DCC in the manner contemplated by the Liquidator (such advance liquidation distributions collectively: the Shareholder Distribution).

17.2	To the extent that the Shareholder Distribution is subject to withholding or similar Taxes, the Seller shall withhold the required amounts from the Shareholder Distribution and remit such amounts to the DTA as required by the relevant Tax laws. To the extent possible, the Shareholder Distribution shall be imputed to paid-in capital (nominaal aandelenkapitaal en agioreserve) and not to retained earnings (winstreserve), as each such term is used under applicable accounting principles.

17.3	The Seller shall also, as promptly as practicable following the Shareholder Distribution, with the assistance of the Purchaser, wind up its affairs, satisfy all valid claims of creditors and others having claims against the Seller and effectuate liquidation, all in full compliance with applicable laws.

17.4	The Purchaser shall:

(a)	assist the Seller and the Liquidator to effect the Liquidation and take all actions reasonably requested by the Seller for such purpose, including by granting Seller and the Liquidator reasonable access to the Business and providing such other assistance as the Seller or the Liquidator may reasonably request;

(b)	assist the Seller to effect the Shareholder Distribution as soon as practicable after the Completion and prior to the commencement of the opposition period related to the Liquidation, including by undertaking to pay or discharge all outstanding debts, liabilities and claims that are assumed by the Purchaser under this Agreement;

(c)	give certain statements and explanations to the Liquidator regarding (inter alia) the Purchaser’s financial position and the Purchaser’s obligations vis-à-vis the Seller Indemnified Parties after Completion; and

(d)	assist the Seller and the Liquidator with any other reasonable requests and requirements.

18.	DISCLOSURE

The Seller and the Purchaser acknowledge and agree that the full terms and provisions of this Agreement shall be disclosed in the Offer Memorandum.

19.	VALUE ADDED TAX

19.1	The Seller and the Purchaser intend that article 37d of the DVATA shall apply to the Transaction and agree to use all commercially reasonable efforts to ensure that the Transaction is treated as neither a supply of goods, nor a supply of services under the DVATA.

19.2	Purchaser represents and warrants (garandeert) to the Seller that on the date hereof and at Completion, it is considered a taxable person for VAT purposes. If and to the extent article 37d of the DVATA applies to the Transaction, the Purchaser will conduct the Business after Completion in a manner that will not impair the application of article 37d of the DVATA to the Transaction.

19.3	If any VAT is payable in connection with the Transaction and the DTA have confirmed this in writing:

(a)	the Seller shall deliver to the Purchaser a proper VAT invoice (or equivalent, if any) in respect thereof together with a copy of the written confirmation from the DTA;

(b)	the Purchaser shall pay this VAT to the Seller within five Business Days following receipt of such invoice;

(c)	upon receipt of such payment from the Purchaser, the Seller shall pay this VAT to the DTA; and

(d)	in the event that the Seller had already delivered to the Purchaser an invoice without VAT on the basis of Clause 19.1 above, in relation to the sale of the Business, deliver a credit-invoice to the

Purchaser and replace this invoice with a new valid VAT invoice(s) or issue an additional invoice(s) which refer(s) to the original invoice for the amount of the VAT payable.

19.4	The Seller shall in connection with the Liquidation at the Seller’s sole discretion be entitled to obtain certainty by means of entering into an arrangement with the DTA on its obligations to retain and preserve any VAT records relating to the period during which the Seller owned the Business, including a request that the Seller is entitled to transfer such obligations to the Purchaser. The Purchaser shall be kept informed by the Seller of the negotiations with the DTA, such that any observations and suggestions by the Purchaser, to the extent they are reasonable, can be reflected in time in the negotiations and agreement with the DTA. Upon approval from the DTA, the Purchaser shall preserve such VAT records in accordance with this arrangement for a period of seven years from Completion, or such longer period as may be prescribed by applicable law, regulations, orders and statutes and in such a manner that the Seller meets its obligations to retain and preserve VAT records and permit the Seller and the Liquidator, on the Seller or the Liquidator giving reasonable notice, access during normal office hours to them where reasonably required for Taxation purposes. If the Seller does not elect to enter into such arrangement with the DTA, the Seller shall retain the records referred to in article 34 and 34a of the DVATA and accordingly the Seller shall:

(a)	preserve the records in the Netherlands for such period as may be required by law;

(b)	so long as it preserves the records permit the Purchaser reasonable access to them to inspect or make copies of them; and

(c)	not at any time cease to preserve the records without giving the Purchaser a reasonable opportunity to inspect and remove such of them as the Purchaser wishes.

20.	PARENT GUARANTEE

The Guarantor guarantees as its own direct, primary, unconditional and irrevocable obligation to the Seller and each Indemnified Party the payment and performance when due of all amounts and obligations by the Purchaser under this Agreement, and undertakes to indemnify the Seller and each Indemnified Party, as the case may be, against any costs or losses suffered or incurred by it as a result of the Purchaser’s failure to comply properly and punctually with its obligations under this Agreement. This guarantee shall remain in full force and effect until all such amounts and obligations have been irrevocably paid and discharged.

21.	MISCELLANEOUS

Cost and expenses

21.1	Except as explicitly stated otherwise in this Agreement, the Purchaser shall bear all costs and expenses incurred by any of the Parties in respect of the preparation and execution of this Agreement and the preparation and implementation of the Transaction (including the costs of carrying out the Liquidation and advisers’ fees in connection therewith).

Notices

21.2	All notices, consents, waivers and other communications under this Agreement must be in writing in English and delivered by hand or sent by registered mail, express courier or a PDF-document sent by e-mail to the appropriate addresses and email addresses set out below. A notice shall be effective upon receipt and shall be deemed to have been received at the time of delivery, if delivered by hand, registered mail or express courier, or at the time of successful transmission, if delivered by email.

To the Purchaser:

Attention:	Graham King (Senior Commercial Counsel)
and Jeremy Evans (Deputy General Counsel)
Address:	Boeing Avenue 53, 1119 PE Schiphol-Rijk, Netherlands
Email:	provided separately

with a written copy to Allen & Overy LLP:

Attention:	Annelies van der Pauw
Address:	Apollolaan 15, 1077 AB Amsterdam, Netherlands
Email:	annelies.vanderpauw@allenovery.com

To the Seller:

Attention:	Bert Groenewegen and Jan Pieter Witsen Elias
Address:	Atoomweg 100, 3542 AB Utrecht, Netherlands
Email:	provided separately

with a written copy to Freshfields Bruckhaus Deringer LLP:

Attention:	Jan Willem van der Staay
Address:	Strawinskylaan 10, 1077 XZ Amsterdam, Netherlands
Email:	janwillem.vanderstaay@freshfields.com

To the Guarantor:

Attention:	Andrea Salvato (Chief Development Officer) and Jeremy Evans (Deputy General Counsel)
Address:	38 Hans Crescent, London SW1X 0LZ, United Kingdom
Email:	provided separately

with a written copy to Allen & Overy LLP:

Attention:	Annelies van der Pauw
Address:	Apollolaan 15, 1077 AB Amsterdam, Netherlands
Email:	annelies.vanderpauw@allenovery.com

Assignment

21.3	Except as permitted under Clause 21.4, none of the Parties may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the other Parties.

21.4	The Purchaser is entitled to assign any and all of its rights and obligations under this Agreement to any of its Affiliates. In the event of such assignment, this Agreement shall, insofar as it refers to the Purchaser, apply mutatis mutandis to the designated assignee. The Purchaser shall remain jointly and severally liable with the designated assignee for the proper performance of any obligations assigned to the designated assignee under this Clause 21.4. Furthermore, any such assignment will be subject to the Guarantor confirming that the parent guarantee as set out in Clause 20, will cover all of the obligations of the designated assignee.

No Rescission

21.5	To the extent permitted by applicable law, the Parties waive their right to rescind (ontbinden) this Agreement or to request the nullification (vernietiging) amendment (wijziging) or rescission (ontbinding) of this Agreement in legal proceedings.

Partial Invalidity

21.6	The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. Any such invalid or unenforceable provision shall be replaced or be deemed to be replaced by a provision that is considered to be valid and enforceable. The interpretation of the replacing provisions shall be as close as possible to the intent of the invalid or unenforceable provision.

Entire Agreement; Amendment; No Third Party Rights

21.7	This Agreement constitutes the entire agreement between the Parties with respect to the Transaction. This Agreement supersedes any and all earlier agreements, either verbally or in writing, between the Parties in relation to the Transaction. This Agreement shall only be amended or supplemented in writing. Nothing in this Agreement, express or implied, is intended to confer upon any person other than the Parties any rights under or by reason of this Agreement and this Agreement does not create any third party stipulation (derdenbeding).

Further Assurances

21.8	Each Party shall, at its own cost and expense, execute and do (or procure to be executed and done) all such deeds, documents, acts and things as the other Party may from time to time reasonably require in order to give full effect to this Agreement.

Counterparts

21.9	This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each Party and delivered (by electronic communication, facsimile or otherwise) to the other Party.

Governing Law and Jurisdiction

21.10	This Agreement is governed by the laws of the Netherlands.

21.11	All disputes arising in connection with this Agreement shall be finally settled in accordance with the Arbitration Rules of the Netherlands Arbitration Institute, including the possibility of arbitral summary proceedings (arbitraal kort geding). The place of arbitration shall be Amsterdam. The arbitral tribunal shall be composed of three arbitrators. The arbitral tribunal shall decide in accordance with the rules of law. The arbitral procedure shall be conducted in English.

SIGNATORIES

This agreement has been signed by the Parties (or their duly authorised representatives) on the date stated at the beginning of this agreement.

SIGNED by:	)

For and on behalf of	)

LGE HOLDCO V B.V.	)

SIGNED by:	)

For and on behalf of	)

ZIGGO N.V.	)

SIGNED by:	)

For and on behalf of	)

LIBERTY GLOBAL PLC	)

SCHEDULE 1

SUBSIDIARIES

PART 1

THE SUBSIDIARY SHARES

[Particulars of Subsidiary Shares to be added prior to signing.]

PART 2

LIST OF SUBSIDIARIES

[List of Subsidiaries to be added prior to signing.]

SCHEDULE 2

BUSINESS INTELLECTUAL PROPERTY RIGHTS AND BUSINESS KNOW-HOW

CERTIFICATE OF TRANSFER

BETWEEN

(1)	[Purchaser], a [public/private] limited company incorporated under the laws of the Netherlands with its corporate seat in [●], the Netherlands (the Transferee); and

(2)	Ziggo N.V., a public company with limited liability (naamloze vennootschap) incorporated under the laws of the Netherlands with its corporate seat in Utrecht, the Netherlands (the Transferor).

STATE THE FOLLOWING:

Through a written agreement for the sale and purchase of the business of the business of the Transferor dated [—], Transferor has agreed to transfer or assign (as the case may be) to Transferee, the Business Intellectual Property Rights and Business Know-How, which has been accepted by Transferee in the same agreement. Transferor hereby transfers or assign (as the case may be) to Transferee, the Business Intellectual Property Rights and Business Know-How, which include but are not limited to those listed below, which transfer and assignment Transferee hereby accepts. This transfer and assignment includes where applicable priority rights pertaining to the rights concerned and registrations ensuing from any applications, as well as the right to take legal action – included but not limited to claiming damages – against any infringement, whether it occurred or started prior to or subsequent to the date of this Certificate of Transfer.

Rights to be transferred:

[Insert list / description]

SIGNED by:    )

For and on behalf of    )

Transferee        )

SIGNED by:    )

For and on behalf of     )

Transferor        )

SCHEDULE 3

EXCHANGEABLE BONDS

Summary of exchangeable instrument to be entered into between Purchaser and Liberty Global plc (Parent) in respect of Subordinated Unsecured Exchangeable Stock 20● (the Exchangeable Instrument)

1.	Purchaser will create up to EUR● in nominal amount of Subordinated Unsecured Exchangeable Stock 20● to be issued in connection with the acquisition of the entire issued share capital of Seller.[1]

2.	Exchangeable Stock – The principal amount of the Exchangeable Stock is limited to EUR●. The Exchangeable Stock will rank pari passu (a) between itself and (b) as an unsecured obligation and with all other unsecured indebtedness of Purchaser. Payments of principal shall be made without any set off or counterclaim and free and clear of, and without deduction or withholding for or on account of, tax (whether of the UK or elsewhere), unless Purchaser is required by law to make payment subject to the deduction or withholding of such tax, in which event, the relevant payment of principal shall be grossed-up to reflect any such deduction or withholding. For the avoidance of doubt, this provision shall not extend to any deduction or withholding on the Shareholder Distribution.

3.	Terms of issue – The Exchangeable Stock will be issued fully paid and held subject to and with the benefit of certain conditions which include the following:

(a)	Purchaser will redeem at par the Exchangeable Stock no later than 24 hours following issue (unless previously redeemed or purchased).

(b)	Any redeemed Exchangeable Stock will be cancelled immediately and not available for reissue.

(c)	The Exchangeable Stock is not transferable save with the prior consent of Purchaser and will accrue for the benefit of the successors in title of any Stockholder on death.

(d)	No application will be made to any stock or investment exchange for the Exchangeable Stock to be listed or dealt in.

4.	Redemption – As and when some or all of the Exchangeable Stock falls to be repaid, Purchaser will repay to Stockholders the principal amount of the Exchangeable Stock. There will be no coupon or other interest accruing or payable in respect of the Exchangeable Stock.

5.	Mandatory Exchange – Upon a transfer of legal title to the Exchangeable Stock, pursuant to a distribution, dividend, liquidation or otherwise by Seller to any person who is not a subsidiary undertaking of Parent (an Exchange Event), all Exchangeable Stock will become mandatorily redeemable against Purchaser’s undertaking to Stockholders to procure the delivery by Parent of Ordinary Shares[2] in exchange for the Exchangeable Stock OTHER THAN any Exchangeable Stock which continues on the Exchange Date to be held by a subsidiary undertaking of Parent.

6.	Process of Exchange – Purchaser will give Stockholders written notice of an Exchange Event, within ● days of occurrence. Each eligible Stockholder will be issued Ordinary Shares by Parent on the basis of 0.2282 of one A Ordinary Share and 0.1674 of one C Ordinary Share, for each ordinary share in Seller held by the Stockholder at the Exchange Event date. Purchaser will upon such issuance be unconditionally and irrevocably released and discharged from all obligations relating to such Exchangeable Stock.

1 The nominal value shall be equal to the market value of the Ordinary Shares that will be issued pursuant to the Exchange. The market value will be calculated on the basis of the closing price of those shares immediately prior to completion of the asset purchase agreement (i.e. following approval of the advance liquidation payment.

2 Ordinary Shares means A ordinary shares of US$0.01 each and C ordinary shares of US$0.01 each in the capital of Parent.

7.	Parent Ordinary Shares – Ordinary Shares issued as a result of an Exchange Event will be credited as fully paid and will carry the right to receive all dividends and other distribution declared, made or paid in the relevant share capital of Parent pari passu with all other Ordinary Shares then in issue.

8.	Parent undertaking – Parent undertakes and covenants to Stockholders that, pending Exchange, Parent will maintain sufficient authorised but unissued share capital to permit Exchange in full.

9.	Stockholders – Holders of Exchangeable Stock will have the right to rely on and enforce the provisions of the Exchangeable Instrument.

SCHEDULE 4

INTERPRETATION

1.	In this Agreement:

Accounts Receivable means the rights to (a) any amounts due or payable to the Seller relating to the period before Completion, (b) any amounts which become due or payable to the Seller after Completion in connection with goods supplied or services performed prior to Completion, (c) any interest payable on such amounts and (d) the benefit of all securities, guarantees, indemnities and rights relating to those amounts.

Accounts Payable means the liability for (a) any amounts due or payable by the Seller relating to the period before Completion, (b) any amounts which become due or payable by the Seller after Completion in connection with goods supplied or services performed prior to Completion, (c) any interest payable on such amounts and (d) all securities, guarantees, indemnities and rights relating to those amounts.

Affiliates means in relation to any Party, any person belonging to the same group as such Party as defined in article 2:24b DCC from time to time, provided that at no time will Seller be considered an Affiliate of the Guarantor or the Purchaser (or vice versa).

Aggregate Minority Cash Amount has the meaning ascribed to it in Clause 3.4.

Agreed Form means, in relation to any document, the form of that document which has been initialled for the purpose of identification by the Seller and the Purchaser with such changes as the Seller and the Purchaser may agree in writing before Completion.

Applicable Laws means any and all applicable laws (whether civil, criminal or administrative) including common law, statutes, subordinate legislation, treaties, regulations, rules, directives, decisions, by-laws, , orders, notices, demands, decrees, injunctions, guidance, judgments or resolutions of a parliamentary government, quasigovernment, federal, state or local government, statutory, administrative or regulatory body, securities exchange, court or agency in any part of the world which are in force or enacted and are, in each case, legally binding as at the relevant time, and the term Applicable Law will be construed accordingly.

Asset means any part of the Business.

Boards has the meaning ascribed to it in Recital (B).

Business means the business of the Seller including all assets and liabilities of the Seller as at Completion including for the avoidance of doubt, any such liabilities arising, accruing or incurred after Completion to the extent they relate to and/or arise from the business as conducted in the period up to and including Completion, including: (i) the Subsidiary Shares; (ii) any TLCF and Actual Tax Liabilities; (iii) the Business Intellectual Property Rights; (iv) the Contracts; (v) any properties owned by the Seller; (vi) the benefits and liabilities under the Insurance Policies; (vii) the Accounts Receivable and Accounts Payable; (viii) the Claims Receivable and Claims Payable; and (ix) all other assets and liabilities of the Seller (including inter-company receivables of the Seller from any member of its Group and inter-company payables of the Seller to any other member of the Seller’s Group), other than (a) the Purchaser Note and Exchangeable Bonds, (b) any Seller Excess Cash (until payment thereof to the Purchaser in accordance with this Agreement), (c) any shares held by the Seller in its own capital, (d) the rights and obligations of the Seller under or in connection with this Agreement, (e) any records that must remain with the Seller under statutory (including Tax) obligations, and (f) the engagement letter with the Liquidator, if any.

Business Day means a day (other than a Saturday or Sunday) on which banks, Euronext Amsterdam and NASDAQ are generally open in the Netherlands and in the United States of America for normal business, except where it is used to refer to terms set out in the Decree on Public Takeovers (Besluit Openbare Biedingen Wft), in which case it means any working day designated as such in the Algemene Bank-CAO.

Business Intellectual Property Rights means the Intellectual Property Rights owned by the Seller used in connection with, and as of Completion required and/or useful for the operation of, the Business.

Business Know-How means all factual knowledge and expertise relating to the products and services developed and produced by it, which has been accumulated by and under the control of the Seller and is not protected by any Intellectual Property Rights, including product data information consisting of technical descriptions sufficient to allow consistent duplication. This includes process descriptions and any other documentation that define the composition, performance characteristics, production and acceptance procedures, technical descriptions, manufacturing process and quality assurance requirements necessary for manufacture or duplication, in addition to the principles of operation. It also includes all carriers containing such documentation, meaning all movable things (roerende zaken), such as CD-roms and DVDs.

Claims Receivable means any claims of the Seller vis-à-vis third parties as at the Closing Date.

Claims Payable means any claims of third parties vis-à-vis the Seller as at the Closing Date.

Completion means completion of the sale and purchase of the Business in accordance with this Agreement.

Contracts means:

(a)	all agreements and binding arrangements of the Seller other than this Agreement and the [Euronext Agreement]; [Note: Description to be added.]

(b)	the agreements and binding and other arrangements relating to the Business as at Completion; and

(c)	all offers made by the Seller or by third parties in favour of or to the Seller as at Completion relating to the Business,

including, for the avoidance of doubt, (i) any service contracts and/or management agreements between the Seller and any Board member; and (ii) the Insurance Policies.

Counterparty or Counterparties has the meaning set out in Clause 8.2.

Deed(s) of Transfer means (i) the notarial deed to be executed by the Notary and (ii) other transfer instruments for the relevant Subsidiary Shares, the Agreed Form of which is attached as Schedule 6 (Deed(s) of Transfer).

DCITA means the Dutch Corporate Income Tax Act 1969 (Wet op de vennootschapsbelasting 1969).

DTA means the Dutch Tax Authorities.

DCC means the Civil Code of the Netherlands (Burgerlijk Wetboek).

DVATA means the Dutch Value Added Tax Act 1968 (Wet op de omzetbelasting 1968).

Exchangeable Bonds means the Exchangeable Bonds A and the Exchangeable Bonds C.

Exchangeable Bonds A means the Exchangeable bonds the terms of which are set out in Schedule 3 (Exchangeable Bonds).

Exchangeable Bonds C means the Exchangeable bonds the terms of which are set out in Schedule 3 (Exchangeable Bonds).

Government Entity means any international, European Union, national, provincial or local governmental body, regulatory body or authority exercising an executive, legislative, judicial, regulatory, administrative or other governmental function with jurisdiction in respect of the relevant matter.

Group means, in relation to any person or entity, such person or entity and its Affiliates.

Guarantor means Liberty Global plc.

Insurance Policies means the insurance policies taken out by, or for the benefit of, the Seller or any of its Affiliates, including, for the avoidance of doubt, all director and officer (D&O) insurance policies.

Intellectual Property Rights means copyrights, design rights, trademarks, trade names, service marks, domain names, patents, data base rights, supplementary protection certificates, moral rights (to the extent assignable) and any other intellectual property rights (whether registered or unregistered) and all applications for any of them, anywhere in the world, or otherwise, as the context may require.

Losses has the meaning ascribed to it in Clause 14.

Management Board has the meaning as set out in Recital (B).

Merger Protocol has the meaning ascribed to it in Recital (A).

Minority Shareholders has the meaning ascribed to it in Clause 3.4.

Notary means a civil law notary (notaris) of Purchaser’s Lawyers.

Notification has the meaning set out in Clause 8.2.

Offer has the meaning set out in Recital (A).

Offer Price has the meaning set out in Recital (A).

Purchase Price has the meaning ascribed to it in Clause 3.1.

Purchaser means LGE Holdco V B.V. or its permitted assignee.

Purchaser Cash Amount has the meaning ascribed to it in Clause 3.4.

Purchaser’s Group means the Purchasers and its Affiliates, including, after Completion, the Subsidiaries;

Purchaser’s Lawyers means Allen & Overy LLP of Apollolaan 15, 1077 AB Amsterdam, the Netherlands.

Purchaser Note has the meaning ascribed to it in Clause 3.4.

Relief means any loss, relief allowance (including amortisation or depreciation), credit, deduction, exemption or set-off in respect of any Tax or relevant to the computation of any income, profits or gains for the purposes of any Tax, or any right to repayment of or savings of Tax.

Seller means Ziggo N.V.

Seller Excess Cash has the meaning ascribed to it in Clause 3.4.

Seller Net Cash Amount has the meaning ascribed to it in Clause 3.4.

Seller’s Group means the Seller and its Group but excluding the Purchaser’s Group.

Settlement Agent means the settlement agent appointed by the Purchaser in the Offer.

Shareholder Distribution has the meaning ascribed to it in Clause 17.1.

Shares has the meaning ascribed to it in Recital (A).

Subsidiaries means the legal entities listed in Schedule 1Part 2 (List of Subsidiaries).

Subsidiary Shares means all shares in Subsidiaries held by the Seller as set out in Schedule 1Part 1 (The Subsidiary Shares).

Supervisory Board has the meaning ascribed to it in Recital (B).

Tax Authority means, any Government Entity, taxing authority or other authority competent to impose or collect any Tax.

Tax or Taxes means all forms of tax, duties, imposts and levies, of any country or jurisdiction, whether arising by way of a primary liability or by way of a secondary liability, including income tax (including income tax or amounts equivalent to or in respect of income tax required to be deducted or withheld from or accounted for in respect of any payment), corporation tax, advance corporation tax, corporate income tax, advance corporation tax, capital gains tax, capital tax, dividend (withholding) tax, environmental tax, inheritance tax, value added tax, real estate transfer tax, any liability for repayment of unlawful state aid in relation to Tax, customs and other import or export duties, excise duties, stamp duty, reserve tax, bank levy, wage tax, social security or other similar contributions, and any interest, penalty, surcharge or fine relating thereto.

Tax Claim means any notice, enquiry, demand, assessment, determination, letter or other document issued by a Tax Authority from which it appears that the addressee of such notive may be required to make an actual or suffer a deemed payment of Tax or may suffer the non-availability, loss, reduction or cancellation of a Relief.

Transaction means the sale and transfer of the Business by and from the Seller to the Purchaser.

TLCF means any available tax loss carry forward of the Seller and the Subsidiaries.

VAT means value added taxation or its equivalent in any relevant jurisdiction.

SCHEDULE 5

COMPLETION

1.	The Seller shall give the Purchaser (and the Purchaser shall accept) possession of those Assets which are transferable by delivery with the intention that title to those Assets should pass to the Purchaser by such delivery.

2.	The Seller shall procure the transfer to the Purchaser of all assets and liabilities (to the extent any such assets and liabilities can be so transferred) used in connection with the Business as at Completion, including:

(a)	transferring (to the account nominated by the Purchaser no later than [three] Business Days prior to the date of Completion) the Seller Excess Cash Amount, if any, as contemplated in Clause 3.4(a);

(b)	assigning to the Purchaser all Contracts entered into in the period up to Completion;

(c)	executing the Certificate of Transfer; and

(d)	executing the Deed(s) of Transfer.

3.	The Purchaser shall satisfy its obligation to pay the Aggregate Minority Cash Amount, Purchaser Cash Amount and Share Consideration by:

(a)	paying the Aggregate Minority Cash Amount, if any, to the Settlement Agent (who shall receive such amount on behalf of the Seller);

(b)	executing and delivering to the Seller the Purchaser Note; and

(c)	delivering such number of Exchangeable Bonds as is required under Clause 3.4(c) to satisfy the Share Consideration and procuring the delivery to the Settlement Agent of the number of Liberty Global A Shares and Liberty Global C Shares as will be required to be delivered by the Guarantor to the Minority Shareholders upon the occurrence of an Exchange Event (as defined in Schedule 3) (Exchangeable Bonds).

4.	Immediately following receipt of the Purchase Price, the Seller shall:

(a)	where not already done prior to Completion, procure that the Liquidator files a notice of the proposed liquidation and dissolution of the Seller in the registers where the Seller is registered as required under article 2:19(2) of the DCC (and for the period during which the Seller continues to exist for the purposes of the liquidation of its property, proprietary rights and interests, procure that in all documents and announcements of the Seller the words ‘in liquidatie’ are added to the Seller’s name in accordance with article 2:19(5) of the DCC);

(b)	procure the making of the Shareholder Distribution to the Minority Shareholders by the Settlement Agent, to effect:

(i)	the payment to the Minority Shareholders of the Aggregate Minority Cash Amount; and

(ii)	the delivery to the Minority Shareholders of the Exchangeable Bonds (which, upon such delivery shall trigger an Exchange Event (as defined in Schedule 3 (Exchangeable Bonds)) resulting in the Guarantor issuing the corresponding Liberty Global A Shares and Liberty Global C Shares), in accordance with the terms of the Exchangeable Bonds.

5.	Immediately following receipt of the Purchase Price, the Seller shall deliver to the Purchaser the Purchaser Note and all Exchangeable Bonds other than those which are to be delivered to the Minority Shareholders as referred to in paragraph 4(b)(ii) above.

SCHEDULE 6

DEED(S) OF TRANSFER

DEED OF TRANSFER OF SHARES

(● [B.V./N.V.])

This ● day of ● two thousand and ●, there appeared before me, ●, civil law notary in Amsterdam, the Netherlands:

●,

in this respect acting as [attorney-in-fact] of:

1.	Ziggo N.V., a [private limited liability company under Dutch law (besloten vennootschap met beperkte aansprakelijkheid) / public company under Dutch law (naamloze vennootschap) / company incorporated under the laws of ●], having [its official seat in ●, the Netherlands, its office address at ●, the Netherlands, / its registered office at ●, ●], and registered in the [Dutch Commercial Register / [naam buitenlandse equivalent van het handelsregister]] under number ● (the Transferor);

2.	[Purchaser], a [private limited liability company under Dutch law (besloten vennootschap met beperkte aansprakelijkheid) / public company under Dutch law (naamloze vennootschap) / company incorporated under the laws of ●], having [its official seat in ●, the Netherlands, its office address at ●, the Netherlands, / its registered office at ●, ●], and registered in the [Dutch Commercial Register / [naam buitenlandse equivalent van het handelsregister]] under number ● (the Transferee); and

3.	[Parties will insert similar references to Subsidiaries of Transferor]

[The aforementioned proxies appear from three written powers of attorney attached to this deed (Annexes).]

The person appearing declared the following:

RECITALS:

(A)	On the ● day of ● two thousand and ● the Transferor and the Transferee entered into an agreement (the [Purchase] Agreement) regarding the [sale] and transfer of ● (●) shares [aantal en soort vermelden] in the capital of the Company (the Shares) with a nominal value of ● euro (EUR ●) each, numbered ● through ● [, jointly representing the entire issued capital of the Company]; [a copy of] the [Purchase] Agreement [(without annexes)] is attached to this deed (Annex).

(B)	In complying with the transfer obligation arising pursuant to the [Purchase] Agreement, the Transferor and the Transferee shall hereby effect the transfer of the Shares by the Transferor to the Transferee on the terms set out below.

NOW THEREFORE, THE TRANSFEROR AND THE TRANSFEREE HAVE AGREED AS FOLLOWS:

1.	Transfer.

(a)	The Transferor hereby transfers the Shares to the Transferee and the Transferee hereby accepts the same from the Transferor, all on the terms set out in the [Purchase] Agreement and in this deed.

(b)	[The share transfer restrictions referred to in Article ● of the Company’s Articles of Association (also referred to as the ‘blocking clause’) have been complied with, which is evidenced by ●.]

(c)	The Shares are registered and no share certificates have been issued for the Shares.

(d)	[Article 2:94c of the Dutch Civil Code does not apply to the transfer in question.]

2.	[Purchase Price.

The Transferee has paid the purchase price for the Shares to the Transferor. The Transferor hereby gives full discharge for the payment made.]

3.	Previous Acquisition of the Shares.

The Transferor has declared to have acquired the Shares by ●.

4.	Dissolution (ontbinding).

The Transferor and the Transferee waive the right to dissolve the agreement laid down in this deed or to demand dissolution thereof.

5.	Civil Law Notary.

The civil law notary who executes this deed is a civil law notary holding office with Allen & Overy LLP, the [Transferor’s / Transferee’s] legal adviser. The Transferor and the Transferee hereby acknowledge that they have been informed of the existence of the Ordinance Containing Rules of Professional Conduct and Ethics (Verordening beroeps- en gedragsregels) of the Royal Professional Organisation of Civil Law Notaries (Koninklijke Notariële Beroepsorganisatie) and explicitly agree and acknowledge (i) that Allen & Overy LLP may advise and act on behalf of the [Transferor / Transferee] with respect to this deed, and any agreements or any disputes related to or resulting from this deed, and (ii) that the civil law notary holding office with Allen & Overy LLP executes this deed.

6.	Finally, the Company has declared:

The Company hereby acknowledges the transfer of the Shares effected by this deed and shall register the same in its register of shareholders.

7.	Close.

The person appearing is known to me, civil law notary.

This deed was executed in Amsterdam, the Netherlands, on the date first above written. Before reading out, a concise summary and an explanation of the contents of this deed were given to the person appearing. The person appearing then declared that he had taken note of and agreed to the contents of this deed and did not want the complete deed to be read to him. Thereupon, after limited reading, this deed was signed by the person appearing and by me, civil law notary.

SCHEDULE 7

TAX MATTERS

1.	INTERPRETATION

1.1	This Schedule, unless such words or expressions are defined in this Schedule or the contrary intention otherwise appears, words and expressions defined elsewhere in this Agreement have the same meaning and:

Actual Tax Liability means a payment of Tax for which Seller is liable;

Relevant Period means any period ended prior to Completion in respect of which the Seller or a Subsidiary is required to make a Tax Return or a payment to a Tax Authority; and

Tax Return means any correspondence, notice, claim, return, declaration, report and computation relating to Tax.

In this Schedule, unless the contrary intention appears, a reference to a paragraph or subparagraph is to a paragraph or subparagraph of this Schedule and a reference to a Clause or subclause is to a clause or subclause of this Agreement.

2.	PURCHASER’S TAX INDEMNITY

2.1	The Purchaser and the Seller agree that Purchaser shall indemnify and hold the Seller harmless (schadeloos stellen) from and against any Actual Tax Liability including Dutch corporate income tax for which the Seller is liable as a result of the Transaction (but excluding, for the avoidance of doubt, any dividend withholding tax in respect of the Shareholder Distribution).

2.2	In the event any Tax or any damages, liabilities, losses, costs and expenses in relation to Tax would be due as described in subparagraph 2.1, the payment by the Purchaser, shall be increased to an amount which (after deduction of such Tax) leaves the Seller in the same position as if no Tax had been due. No payment is due under this subparagraph to the extent the Seller has been paid under another Clause of the Agreement for the same liability.

2.3	A payment to be made by the Purchaser under this Schedule 7 (Tax Matters), if any, shall be made ultimately on the date which is five Business Days prior to the last date on which that payment of Tax may be made in order to avoid incurring a liability to interest or penalties.

3.	CONDUCT OF TAX AFFAIRS

3.1	The Purchaser and the Seller have agreed that (i) the Seller shall have the conduct of the Tax affairs of the Seller and the Subsidiaries for the Relevant Periods, and (ii) the Purchaser shall have the sole conduct of the Tax affairs of the Seller and the Subsidiairies for all periods that are not Relevant Periods.

3.2	The Seller shall procure that in relation to the Tax affairs of the Seller and the Subsidiaries for the Relevant Periods:

(a)	there are submitted to the Purchaser copies of all correspondence and other documents to be submitted to the relevant Tax Authority in relation to Tax Returns for the Relevant Periods (together with all such other information as may be necessary to enable the Purchaser to consider the correspondence and other documents in light of all material facts) in sufficient time before submission to the relevant Tax Authority to enable the Purchaser to comment on such correspondence or documents;

(b)	all reasonable comments of the Purchaser or its advisers received by the Seller or its advisers are incorporated in the documents to be submitted to the relevant Tax Authority;

(c)	the Purchaser is kept fully informed about the status of any negotiations relating to the Tax affairs of the Seller and each Subsidiary for the Relevant Periods, including by way of meeting and telephone call notes where appropriate, and is consulted on any matters relating to the Tax affairs of the Seller or a Subsidiary for the Relevant Periods which the Purchaser may specify in writing to the Seller;

(d)	without prejudice to the foregoing, upon written request of the Purchaser, the Seller will on the basis of article 15af DCITA elect in its relevant Dutch corporate income tax return to surrender any TLCF that is attributable to a Dutch Subsidiary such that it will be available to that relevant Dutch Subsidiary after Completion;

(e)	the Seller shall ensure that agreements with or rulings obtained from a Tax Authority by the Seller or any of the Subsidiaries in respect of the Business relating to any period ending after Completion shall continue to apply to the relevant Subsidiaries following Completion; and

(f)	any Tax Returns are agreed with the relevant Tax Authority as quickly as reasonably possible.

3.3	If the Purchaser considers that the Seller is not complying with its obligations under this paragraph in relation to any Relevant Period, it shall notify the Seller of that fact in writing. If within five Business Days of receiving the written notice the Seller fails to provide an explanation which is satisfactory to the Purchaser the Purchaser shall be entitled to take over the Tax affairs of any Subsidiary for Relevant Period(s) as specified in the Purchaser’s notice (whether that be the Relevant Period in respect of which the Seller is failing to comply with its obligations under this Clause or any other Relevant Period).

3.4	The Seller shall retain and preserve its Tax records and relevant financial information, but shall deliver copies of any such Tax records and relevant financial information in connection with the Transaction to the Purchaser as soon as reasonably practical. The Seller shall permit the Purchaser and its advisors, on the Purchaser giving reasonable notice, access during normal office hours to them where required reasonable required for Tax purposes.

4.	CONDUCT OF TAX CLAIM

4.1	If the Seller receives any Tax Claim for any period that is not a Relevant Periods, for whatever reason, it shall notify the Purchaser in writing as soon as reasonably practicable.

4.2	The Purchaser and the relevant Subsidiary shall be free to pay or settle any Tax Claim referred to in subparagraph 4.1, in the name of the Seller or as the case may be in the name of the Subsidiaries, on such terms as they may in their absolute discretion think fit and without prejudice to their rights and remedies under this Schedule.

4.3	If the Purchaser does not elect to resist a Tax Claim of the Seller, the Seller shall give the Purchaser drafts of all communications it intends to make in relation to such Tax Claim at least five Business Days before the communication is made, shall make such amendments as the Purchaser shall request before it makes such communication, shall promptly provide the Purchaser with copies of all correspondence relating to the Tax Claim and shall not agree nor settle the relevant Tax Claim without the prior written consent by the Purchaser.

5.	GROUP TAX ARRANGEMENTS

5.1	The Seller agrees, and agrees to procure, that no Subsidiary shall have a liability after Completion to make a payment or repayment to any member of the Seller’s Tax Group in respect of group tax arrangements, a consolidation or fiscal unity, or under any tax sharing or tax allocation arrangement.

5.2	Prior to Completion, the Seller will notify the relevant Tax Authority in writing that the fiscal unity for Dutch VAT purposes between the Seller and the Dutch Subsidiaries will be terminated as per Completion and the Seller will provide a copy of such notification to the Purchaser within five Business Days after Completion.

The Exchange Agent for the Offer is:

ING BANK N.V.

(Attention: Sjoukje Hollander/Remko Los)

Bijlmerdreef 888

1102 MG Amsterdam

The Netherlands

Telephone: +31 20 563 6546/+31 20 563 6619

Fax: +31 20 563 6959

E-mail: iss.pas@ing.nl

Any questions or requests for assistance may be directed to the information agent at the address or telephone numbers set forth below. Additional copies of this prospectus/offer to exchange and the Letter of Transmittal may be obtained from the information agent at its address and telephone numbers set forth below. Holders of Ziggo ordinary shares may also contact their broker, dealer, commercial bank or trust company or other nominee for assistance concerning the offer.

The Information Agent for the Offer is:

GEORGESON

Westplein 11, 3016 BM, Rotterdam, Netherlands

480 Washington Boulevard, 26th Floor, Jersey City, NJ 07310 USA

Toll-Free Number for European Retail Shareholders: 00 800 3814 3814

European Bank and Broker Helpline: +44 (0) 870 703 6357

Toll-Free Number for Institutional and U.S. Shareholders: (877) 507-1756

Email: ziggo@georgeson.com

PART II—INFORMATION NOT REQUIRED IN PROSPECTUS/OFFER TO EXCHANGE

Item 20.	Indemnification of Directors and Officers

Liberty Global plc is a public limited company.

The following is only a general summary of certain aspects of English law and Liberty Global’s articles of association that are related to the indemnification of directors and officers, and it does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of the U.K. Companies Act 2006 and of Liberty Global’s articles of association.

English law does not, subject to certain exemptions, permit a company to exempt any director from any liability arising from negligence, default, breach of duty or breach of trust against the company. However, despite this prohibition, an English company is permitted to purchase and maintain insurance for a director or executive officer of the company against any such liability. Shareholders can ratify by ordinary resolution a director’s or certain officer’s conduct amounting to negligence, default, breach of duty or breach of trust in relation to the company. Sections 205, 206 and Chapter 7 of Part 10 of the U.K. Companies Act 2006 contain provisions protecting directors from liability.

All statutory references in this Item 6 are to the U.K. Companies Act 2006.

Section 205 provides that a company can provide a director with funds to meet expenditures incurred or to be incurred by him in defending any criminal or civil proceedings in connection with any alleged negligence, default, breach of duty or breach of trust by him in relation to the company or an associated company, or in connection with any application for relief under Section 661(3) or (4) (relief in case of acquisition of shares by innocent nominee) or Section 1157 (relief in case of honest and reasonable conduct). The terms on which such loan or other assistance is given must include a requirement that the loan be repaid or the liability discharged if the director is convicted, judgment is given against him or the court refuses to grant the relief on the application and such repayment or discharge must occur not later than the date on which the conviction becomes final, the judgment becomes final or the refusal of relief becomes final (as applicable).

Section 206 provides that a company can provide a director with funds to meet expenditures incurred or to be incurred by him in defending any investigation by a regulatory authority or against action proposed to be taken by a regulatory authority in connection with any alleged negligence, default, breach of duty or breach of trust in relation to the company or an associated company.

Section 232(1) makes void any provision that purports to exempt a director from any liability that would otherwise attach to him in connection with any negligence, default, breach of duty or breach of trust by him or her in relation to the company.

Section 232(2) makes similar provisions to Section 232(1) in respect of indemnities directly or indirectly provided for a director, subject to three permitted types of indemnity, each discussed more fully below:

(a) provision of insurance within Section 233;

(b) qualifying third-party indemnity provisions falling within Section 234; and

(c) qualifying pension scheme indemnity provisions within Section 235.

Section 233 permits insurance, commonly known as directors’ and officers’ liability insurance, to be purchased and maintained by a company for a director of the company or of an associated company against liability for negligence, default, breach of duty or breach of trust in relation to the company or any associated company.

Section 234 allows for a company to provide an indemnity against liability incurred by a director to someone other than the company or an associated company. Such an indemnity does not permit indemnification against a director’s liability to pay fines imposed in criminal proceedings or civil penalties payable to a regulatory authority in respect of non-compliance with any requirement of a regulatory nature or the costs of an unsuccessful defense of a director in defending criminal or civil proceedings or application for relief under Section 661 (relief in case of acquisition of shares by innocent nominee) or Section 1157 (general power of court to grant relief in case of honest and reasonable conduct).

Section 235 allows a company to provide an indemnity against liability incurred by a director that is a trustee of an occupational pension scheme in connection with the company’s activities as trustee of the scheme. Such an indemnity does not permit indemnification against liability by a director to pay fines imposed in criminal proceedings or civil penalties payable to a regulatory authority or the costs of an unsuccessful defense by a director of criminal or civil proceedings.

Any indemnity provided under Section 234 or Section 235 must be disclosed in the directors’ report of the company’s annual report in accordance with Section 236, copies of such indemnification provisions must be made available for inspection in accordance with Section 237 and every member has a right to inspect and request such copies under Section 238.

Conduct of a director amounting to negligence, default, breach of duty or breach of trust in relation to the company can be ratified, in accordance with Section 239, by a resolution of the members of the company, disregarding the votes of the director (if a member) and any connected member.

Under Liberty Global’s articles of association, subject to the provisions of the U.K. Companies Act 2006, Liberty Global may, broadly, (i) indemnify to any extent any person who is or was a director, or a director of any associated company, directly or indirectly against any loss or liability incurred by him whether in connection with negligence, default, breach of duty or breach of trust or otherwise by him or her in relation to Liberty Global or any associated company, or in connection with that company’s activities as a trustee of an occupational pension scheme and (ii) purchase and maintain insurance for any person who is or was a director, or a director of an associated company, against any loss or liability or any expenditure he or she may incur, whether in connection with any proven or alleged negligence, default, breach of duty or breach of trust by him or otherwise, in relation to Liberty Global or any associated company.

Liberty Global enters into deeds of indemnity with directors, executive officers and certain other officers and employees (including directors, officers and employees of subsidiaries and other affiliates). These deeds of indemnity require that Liberty Global indemnify such persons, to the fullest extent permitted by applicable law, against all losses suffered or incurred by them in the event that they are a party to or involved in any claim arising in connection with their appointment as director, officer, employee, agent or fiduciary of Liberty Global or its subsidiary undertakings or another corporation at the request of Liberty Global.

Liberty Global has in place appropriate insurance cover in respect of legal action against its directors and consolidated subsidiaries. Liberty Global provides protections for its and its consolidated subsidiaries’ directors against personal financial exposure they may incur in their capacity as such. These include qualifying third party indemnity provisions for the benefit of directors of Liberty Global and other such persons, including, where applicable, in their capacity as directors of Liberty Global’s consolidated subsidiaries.

Item 21.	Exhibits and Financial Statement Schedules

(a) Exhibits.

Listed below are the exhibits which are filed as a part of this Registration Statement (according to the number assigned to them in Item 601 of Regulation S-K):

Exhibit Number	Exhibit Description

2.1	Merger Protocol, dated January 27, 2014, between LGE Holdco VII B.V. and Ziggo N.V. and Liberty Global plc (incorporated by reference to Annex A to the prospectus/offer to exchange which forms a part of this Registration Statement on Form S-4).

4.1	The Registrant undertakes to furnish to the Securities and Exchange Commission, upon request, a copy of all instruments with respect to long-term debt not filed herewith.

5.1	Opinion of Allen & Overy LLP as to the legality of the securities being registered.*

15.1	KPMG LLP Letter Regarding Unaudited Interim Financial Information.**

23.1	Consent of KPMG LLP.**

23.2	Consent of Ernst & Young Accountants LLP.**

23.3	Consent of Allen & Overy LLP (included in Exhibit 5.1).*

24.1	Power of Attorney.*

99.1	Dutch Offering Memorandum, dated June 27, 2014.*

99.2	Form of Instruction Form.*

99.3	Summary Advertisement, published August 11, 2014 in The New York Times.**

99.4	Form of Letter to Admitted Institutions.**

*	Previously filed.
**	Filed herewith.

(b) Financial Statement Schedules.

None.

(c) Reports, Opinions and Appraisals.

None.

Item 22.	Undertakings

(a) The undersigned registrant hereby undertakes:

(a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(g) (1) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) That every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado on this 11th day of August, 2014.

LIBERTY GLOBAL PLC

By:	/s/ Bryan H. Hall
Name: Bryan H. Hall
Title: Executive Vice President, General Counsel and Secretary

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

* John C. Malone	Chairman of the Board	*

* Michael T. Fries	President, Chief Executive Officer (Principal Executive Officer) and Director	*

* Andrew J. Cole	Director	*

* John P. Cole	Director	*

* Miranda Curtis	Director	*

* John W. Dick	Director	*

* Paul A. Gould	Director	*

* Richard R. Green	Director	*

* David E. Rapley	Director	*

* Larry E. Romrell	Director	*

Name	Title	Date

* J.C. Sparkman	Director	*

* J. David Wargo	Director	*

* Charles H.R. Bracken	Executive Vice President and Co-Chief Financial Officer (Principal Financial Officer)	*

* Bernard G. Dvorak	Executive Vice President and Co-Chief Financial Officer (Principal Accounting Officer)	*

*By:	/s/ Bryan H. Hall Bryan H. Hall Attorney-in-fact	August 11, 2014

EXHIBIT INDEX

Exhibit Number	Exhibit Description

2.1	Merger Protocol, dated January 27, 2014, between LGE Holdco VII B.V. and Ziggo N.V. and Liberty Global plc (incorporated by reference to Annex A to the prospectus/offer to exchange which forms a part of this Registration Statement on Form S-4).

4.1	The Registrant undertakes to furnish to the Securities and Exchange Commission, upon request, a copy of all instruments with respect to long-term debt not filed herewith.

5.1	Opinion of Allen & Overy LLP as to the legality of the securities being registered.*

15.1	KPMG LLP Letter Regarding Unaudited Interim Financial Information.**

23.1	Consent of KPMG LLP.**

23.2	Consent of Ernst & Young Accountants LLP.**

23.3	Consent of Allen & Overy LLP (included in Exhibit 5.1).*

24.1	Power of Attorney.*

99.1	Dutch Offering Memorandum, dated June 27, 2014.*

99.2	Form of Instruction Form.*

99.3	Summary Advertisement, published August 11, 2014 in The New York Times.**

99.4	Form of Letter to Admitted Institutions.**

*	Previously filed.
**	Filed herewith.